      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 16, 1995


                                                       REGISTRATION NO. 33-88894

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                AMENDMENT NO. 1
                                       ON
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                           FOOD 4 LESS HOLDINGS, INC.
           (EXACT NAME OF CO-REGISTRANT AS SPECIFIED IN ITS CHARTER)

          CALIFORNIA                         5411                       95-4407768
(STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL       (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)     IDENTIFICATION NUMBER)

                           FOOD 4 LESS HOLDINGS, INC.
           (EXACT NAME OF CO-REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                          5411                       33-0642810
(STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL       (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)     IDENTIFICATION NUMBER)

                           777 SOUTH HARBOR BOULEVARD
                           LA HABRA, CALIFORNIA 90631
                                 (714) 738-2000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANTS' PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                            As to both Registrants:
                              MARK A. RESNIK, ESQ.
                          VICE PRESIDENT AND SECRETARY
                           FOOD 4 LESS HOLDINGS, INC.
                           777 SOUTH HARBOR BOULEVARD
                           LA HABRA, CALIFORNIA 90631
                                 (714) 738-2000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:
                             PAMELA B. KELLY, ESQ.
                             ROBERT A. KOENIG, ESQ.
                                LATHAM & WATKINS
                             633 WEST FIFTH STREET
                         LOS ANGELES, CALIFORNIA 90071
                                 (213) 485-1234

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

              FOOD 4 LESS HOLDINGS, INC., A CALIFORNIA CORPORATION


               FOOD 4 LESS HOLDINGS, INC., A DELAWARE CORPORATION


                             CROSS-REFERENCE SHEET

           PURSUANT TO RULE 404(A) AND ITEM 501(B) OF REGULATION S-K

ITEM NO.               FORM S-4 CAPTION                          PROSPECTUS CAPTION
- --------               ----------------                          ------------------
    1.     Forepart of the Registration Statement
           and Outside Front Cover Page of
           Prospectus...............................  Facing Page; Cross Reference Sheet;
                                                        Outside Front Cover Page
    2.     Inside Front and Outside Back Cover Pages
           of Prospectus............................  Inside Front Cover Page; Outside Back
                                                        Cover Page
    3.     Risk Factors, Ratio of Earnings to Fixed
           Charges and Other Information............  Summary; Risk Factors; Business; Selected
                                                        Historical Financial Data of Ralphs;
                                                        Selected Historical Financial Data of
                                                        Holdings
    4.     Terms of the Transaction.................  The Merger and the Financing; The
                                                        Solicitation; The Proposed Mergers;
                                                        Certain Federal Income Tax Consequences
    5.     Pro Forma Financial Information..........  Unaudited Pro Forma Combined Financial
                                                        Statements
    6.     Material Contracts with the Company Being
           Acquired.................................  *
    7.     Additional Information Required for
           Reoffering by Person and Parties Deemed
           to Be Underwriters.......................  *
    8.     Interests of Named Experts and Counsel...  Legal Matters; Experts
    9.     Disclosure of Commission Position on
           Indemnification for Securities Act
           Liabilities..............................  *
   10.     Information with Respect to S-3
           Registrants..............................  *
   11.     Incorporation of Certain Information by
           Reference................................  *
   12.     Information with Respect to S-2 or S-3
           Registrants..............................  *
   13.     Incorporation of Certain Information by
           Reference................................  *
   14.     Information with Respect to Registrants
           Other than S-3 or S-2 Registrants........  Inside Front Cover Page; Summary; Pro
                                                        Forma Capitalization; Selected Historical
                                                        Financial Data of Ralphs; Selected
                                                        Historical Financial Data of Holdings;
                                                        Management's Discussion and Analysis of
                                                        Financial Condition and Results of
                                                        Operations; Business; Consolidated
                                                        Financial Statements of Ralphs;
                                                        Consolidated Financial Statements of
                                                        Holdings; Consolidated Financial
                                                        Statements of New Holdings
   15.     Information with Respect to S-3
           Companies................................  *

ITEM NO.               FORM S-4 CAPTION                          PROSPECTUS CAPTION
- --------               ----------------                          ------------------
   16.     Information with Respect to S-2 or S-3
           Companies................................  *
   17.     Information with Respect to Companies
           Other than S-2 or S-3 Companies..........  *
   18.     Information If Proxies, Consents or
           Authorizations Are to Be Solicited.......  The Solicitation; Management; Executive
                                                        Compensation; Principal Stockholders;
                                                        Certain Relationships and Related
                                                        Transactions
   19.     Information If Proxies, Consents or
           Authorizations Are Not to Be Solicited,
           or in an Exchange Offer..................  *

- ---------------
* Inapplicable

PROSPECTUS AND SOLICITATION STATEMENT

                           FOOD 4 LESS HOLDINGS, INC.

[FOOD 4 LESS LOGO]                 PROSPECTUS                      [RALPHS LOGO]

                         ------------------------------

                               FOOD 4 LESS, INC.
                           FOOD 4 LESS HOLDINGS, INC.

                            SOLICITATION OF CONSENTS
                                OF STOCKHOLDERS

                         ------------------------------

     This Prospectus and Solicitation Statement is being furnished in connection with the solicitation (the "Solicitation") of consents (the "Consents") by Food 4 Less, Inc., a Delaware corporation ("FFL"), and its majority-owned subsidiary, Food 4 Less Holdings, Inc., a California corporation ("Holdings"), to certain proposed mergers and to the replacement of certain existing stockholders' and related agreements, including:



     (i) a proposed merger between FFL and Holdings, pursuant to which FFL will merge (the "FFL Merger") with and into Holdings, with Holdings being the surviving corporation, and each outstanding share of common stock, par value $.01 per share, of FFL ("FFL Common Stock") will be converted into the right to receive 2.082 shares of common stock, par value $.01 per share, of Holdings ("Holdings Common Stock");



     (ii) a proposed merger (the "Reincorporation Merger" and, together with the FFL Merger, the "Proposed Mergers") of Holdings with and into a newly-formed, wholly-owned subsidiary of Holdings, Food 4 Less Holdings, Inc., incorporated in Delaware ("New Holdings"), to take place immediately following the FFL Merger, pursuant to which each outstanding share of Holdings Common Stock will be converted into the right to receive one share of common stock, par value $.01 per share, of New Holdings ("New Holdings Common Stock"); and



     (iii) a proposal (the "Stockholders Agreement Proposal") to amend or terminate certain existing agreements to which FFL stockholders are parties and to which Holdings warrantholders are parties, and to have FFL stockholders and Holdings warrantholders become party to (a) a new stockholders agreement (the "1995 Stockholders Agreement") which will be entered into by New Holdings and certain other parties who are investing in newly-issued preferred stock of New Holdings and (b) in the case of FFL stockholders, a related registration rights agreement (the "1995 Registration Rights Agreement"). The 1995 Stockholders Agreement and 1995 Registration Rights Agreement will replace the FFL Holdings Corporation Stock Purchase and Shareholders' Agreement dated as of May 23, 1987 (the "1987 Stockholders Agreement"), the Food 4 Less, Inc. Stockholders Agreement and related Registration Rights Agreement, each dated as of June 17, 1991 (the "1991 Stockholders Agreement" and "1991 Registration Rights Agreement," respectively), and the Food 4 Less Holdings, Inc. Warrantholders Agreement dated as of December 31, 1992 (the "Warrantholders Agreement").



     The Proposed Mergers and the Stockholders Agreement Proposal are being undertaken at the request of certain investors who will purchase a minimum of $140 million of preferred stock of New Holdings in connection with New Holdings' acquisition of Ralphs Supermarkets, Inc. ("RSI"). The Proposed Mergers will simplify the holding company structure of the combined entities by consolidating all of the existing stockholders of FFL and Holdings, as well as the new preferred stockholders, at the same corporate level. This streamlining of the corporate structure will serve to facilitate the acquisition of RSI. In addition, approval of the Stockholders Agreement Proposal will eliminate conflicting contractual obligations of New Holdings and provide significant benefits to existing stockholders and warrantholders. Following its acquisition of RSI, New Holdings will operate the largest supermarket chain in Southern California, consisting of 332 stores with combined pro forma annual sales in excess of $5 billion.



     THE SOLICITATION WITH RESPECT TO THE FFL MERGER AND THE STOCKHOLDERS PROPOSAL WILL EXPIRE AT 5:00 P.M., LOS ANGELES TIME, ON JUNE 6, 1995, UNLESS EXTENDED, AND THE SOLICITATION WITH RESPECT TO THE REINCORPORATION MERGER WILL EXPIRE AT 5:00 P.M., LOS ANGELES TIME, ON THE DATE OF EFFECTIVENESS OF THE FFL MERGER, UNLESS EXTENDED (IN EITHER CASE, THE "EXPIRATION DATE"). CONSENTS MAY BE REVOKED AT ANY TIME PRIOR TO THE APPLICABLE EXPIRATION DATE.

                         ------------------------------

   SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED IN
                        EVALUATING THE PROPOSED MERGERS.

     The proposed acquisition of RSI will be effected through the merger (the "RSI Merger") of Holdings' subsidiary Food 4 Less Supermarkets, Inc. ("Food 4 Less") with and into RSI, and the immediately subsequent merger (the "RGC Merger," and together with the RSI Merger, the "Merger") of Ralphs Grocery Company ("RGC"), a wholly-owned subsidiary of RSI, with and into RSI, after which RSI will change its name to Ralphs Grocery Company ("Ralphs Grocery Company" or the "Company"). A detailed description of the Merger is set forth in this Prospectus and Solicitation Statement.


     The FFL Merger and the Reincorporation Merger will require approval by at least a majority of the outstanding shares of the parent corporation in each such merger (i.e. by FFL stockholders in the FFL Merger and by Holdings stockholders in the Reincorporation Merger). Accordingly, this Prospectus and Solicitation Statement, together with the accompanying Consent Form, is being sent to persons and entities who are registered stockholders of FFL as of May 15, 1995, which has been fixed as the record date for determining the stockholders entitled to consent to the FFL Merger. As of May 15, 1995, there were outstanding 10,634,357 shares of FFL Common Stock entitled to voting rights and held by approximately 50 stockholders of record. This Prospectus and Solicitation Statement, together with the accompanying Consent Form, also is being sent to persons and entities (including the current registered stockholders of FFL) who are expected to be registered stockholders of Holdings as of the date of effectiveness of the FFL Merger, which has been fixed as the record date for determining the stockholders entitled to consent to the Reincorporation Merger. Holdings expects that, upon completion of the FFL Merger, and after giving effect to an anticipated stock split which has been approved by the Board of Directors of Holdings, there will be outstanding 22,991,126 shares of Holdings Common Stock entitled to voting rights and held by approximately 110 stockholders of record.



     The Consents solicited by this Prospectus and Solicitation Statement contemplate that each holder of outstanding FFL Common Stock and each holder of outstanding warrants to purchase common stock of Holdings will approve the Stockholders Agreement Proposal. Accordingly, in addition to being sent to all record stockholders of FFL, this Prospectus and Solicitation Statement, together with the accompanying Consent Form, is being sent to all registered holders of Holdings warrants as of May 15, 1995, which has been fixed as the record date for determining the holders entitled to consent to the Stockholders Agreement Proposal.



     Holdings and New Holdings jointly have filed a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission covering 22,356,042 shares of Holdings Common Stock which may be issued in connection with the FFL Merger and 23,318,682 shares of New Holdings Common Stock which may be issued in connection with the Reincorporation Merger. This Prospectus and Solicitation Statement constitutes the Solicitation Statement of FFL and Holdings being used to solicit Consents to the Proposed Mergers and the Stockholders Agreement Proposal and the Prospectus of Holdings and New Holdings filed as part of the Registration Statement. See "Available Information."


     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND SOLICITATION STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS AND SOLICITATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROSPECTUS AND SOLICITATION STATEMENT, OR THE SOLICITATION OF A CONSENT, BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER, OR SOLICITATION OF AN OFFER, OR CONSENT SOLICITATION. NEITHER DELIVERY OF THIS PROSPECTUS AND SOLICITATION STATEMENT NOR ANY DISTRIBUTION OF THE SECURITIES BEING OFFERED PURSUANT TO THIS PROSPECTUS AND SOLICITATION STATEMENT SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN SINCE THE DATE OF THIS PROSPECTUS AND SOLICITATION STATEMENT.

                         ------------------------------


THE HOLDINGS COMMON STOCK TO BE ISSUED IN THE FFL MERGER AND THE NEW HOLDINGS
  COMMON STOCK TO BE ISSUED IN THE REINCORPORATION MERGER HAS NOT BEEN
    APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR
     ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
       COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
        ACCURACY OR ADEQUACY OF THIS PROSPECTUS AND SOLICITATION
          STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A
            CRIMINAL OFFENSE.


                         ------------------------------



     The date of this Prospectus and Solicitation Statement is May 18, 1995

                             AVAILABLE INFORMATION


     Holdings and New Holdings have filed a Registration Statement (the "Registration Statement") on Form S-4 with the Securities and Exchange Commission (the "Commission") under the Securities Act, with respect to the Holdings Common Stock to be issued in connection with the FFL Merger and the New Holdings Common Stock to be issued in connection with the Reincorporation Merger. Each of Holdings, Food 4 Less and RGC is subject to the reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, and in accordance therewith files reports and other information with the Commission. Such reports and other information filed by Holdings, Food 4 Less or RGC with the Commission can be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following regional offices of the
Commission: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60601. Copies of such materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.



     New Holdings intends to furnish to each of its stockholders, upon their request, annual reports containing audited financial statements and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year. Any such request should be directed to Jan Charles Gray, Esq., Senior Vice President, General Counsel and Secretary of Ralphs Grocery Company at 1100 West Artesia Boulevard, Compton, California 90220, telephone number (310) 884-4000.



     This Prospectus and Solicitation Statement summarizes the contents and terms of documents not included herewith. These documents are available upon request from, as applicable, Holdings and Food 4 Less at 777 South Harbor Blvd., La Habra, California 90631, telephone number (714) 738-2000, Attn: Linda McLoughlin Figel, Investor Relations; or RGC at 1100 West Artesia Blvd., Compton, California 90220, telephone number (310) 884-4000, Attn: Jan Charles Gray, Esq., Senior Vice President, General Counsel and Secretary. In order to ensure timely delivery of the documents, any request for such documents should be made at least five business days prior to the Expiration Date.


     Neither FFL nor Holdings is subject to Regulations 14A or 14C under the Exchange Act governing the solicitation of proxies and distribution of information statements, and therefore this Prospectus and Solicitation Statement does not contain all of the information which would be required if it had been prepared in accordance with the requirements of such Regulations.

                               TABLE OF CONTENTS


                                                                                        PAGE
                                                                                        ----
AVAILABLE INFORMATION.................................................................   iii
SUMMARY...............................................................................     1
RISK FACTORS..........................................................................    24
THE MERGER AND THE FINANCING..........................................................    28
PRO FORMA CAPITALIZATION..............................................................    32
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS.....................................    34
SELECTED HISTORICAL FINANCIAL DATA OF RALPHS..........................................    43
SELECTED HISTORICAL FINANCIAL DATA OF HOLDINGS........................................    45
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS..........................................................................    47
BUSINESS..............................................................................    62
MANAGEMENT............................................................................    77
EXECUTIVE COMPENSATION................................................................    79
PRINCIPAL STOCKHOLDERS................................................................    85
DESCRIPTION OF CAPITAL STOCK..........................................................    86
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS........................................    89
THE SOLICITATION......................................................................    93
THE PROPOSED MERGERS..................................................................    97
THE STOCKHOLDERS AGREEMENT PROPOSAL...................................................   103
THE EXCHANGE OFFERS AND THE PUBLIC OFFERING...........................................   108
DESCRIPTION OF THE NEW CREDIT FACILITY................................................   116
DESCRIPTION OF OTHER INDEBTEDNESS.....................................................   118
CERTAIN FEDERAL INCOME TAX CONSEQUENCES...............................................   122
LEGAL MATTERS.........................................................................   124
EXPERTS...............................................................................   124
INDEX TO FINANCIAL STATEMENTS.........................................................   F-1
ANNEX A: THE 1995 STOCKHOLDERS AGREEMENT..............................................   A-1
ANNEX B: THE 1995 REGISTRATION RIGHTS AGREEMENT.......................................   B-1

                                    SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial data, including the Financial Statements and notes thereto appearing elsewhere in this Prospectus and Solicitation Statement. Unless the context otherwise requires,
(i) the terms "Food 4 Less" and "Ralphs," as used herein, refer to Food 4 Less and RSI and their consolidated subsidiaries, respectively, prior to the consummation of the Merger, (ii) the term "Holdings," as used herein, refers to Holdings and its consolidated subsidiaries (including Food 4 Less) prior to the consummation of the Reincorporation Merger, (iii) the term "FFL," as used herein, refers to FFL and its consolidated subsidiaries prior to the consummation of the FFL Merger, and (iv) the term "New Holdings," as used herein, refers to New Holdings (which will be the successor to Holdings following the consummation of the Reincorporation Merger) and its consolidated subsidiaries. The "Company" refers to Ralphs Grocery Company as the surviving and renamed subsidiary corporation of New Holdings following the consummation of the Merger and includes, unless the context otherwise requires, all of its consolidated subsidiaries. As used herein, "Southern California" means Los Angeles, Orange, Ventura, San Bernardino, Riverside and San Diego counties. Except as otherwise stated, references in this Prospectus and Solicitation Statement to numbers of stores prior to the consummation of the Merger are as of October 1, 1994. References to the "pro forma" number of stores to be operated by the Company following the consummation of the Merger are based on October 1, 1994 totals, but give effect to certain anticipated store conversions, divestitures and closings.

     Holdings was incorporated in California on December 8, 1992, under the direction of its parent corporation, Food 4 Less, Inc. Holdings does not have any business operations of its own and its assets consist solely of all of the outstanding capital stock of Food 4 Less. Following the Merger, the FFL Merger and the Reincorporation Merger, New Holdings, as successor by merger to Holdings, will own all of the outstanding stock of the Company.


     New Holdings was incorporated in Delaware on December 19, 1994, under the direction of Holdings, its parent corporation. Prior to the consummation of the Reincorporation Merger, New Holdings will have neither any business operations nor any material assets of its own.


                                   THE COMPANY


     The combination of Ralphs Grocery Company and Food 4 Less Supermarkets, Inc. will create the largest food retailer in Southern California. Pro forma for the Merger, the Company will operate approximately 332 Southern California stores with an estimated 26% market share among the area's supermarkets. The Company will operate the second largest conventional supermarket chain in the region under the "Ralphs" name and the largest warehouse supermarket chain under the "Food 4 Less" name. In addition, the Company will operate approximately 24 conventional format stores and 39 warehouse format stores in Northern California and the Midwest. Management believes that by the end of the fourth full year of combined operations, approximately $90 million in net annual cost savings will be achieved as a result of the Merger. Pro forma for the Merger, Holdings would have had sales of approximately $5.1 billion and $2.8 billion, operating income of approximately $183 million and $90 million and EBITDA (as defined) of approximately $343 million and $189 million for the 52 weeks ended June 25, 1994 and the 28 weeks ended January 7, 1995, respectively. Management believes the Merger will enhance the growth and profitability of Ralphs and Food 4 Less by providing the Company with the following benefits:


- - TWO LEADING COMPLEMENTARY FORMATS. The Company will operate its conventional supermarkets in Southern California under the "Ralphs" name and all of its price impact warehouse format stores in Southern California under the "Food 4 Less" name. Pro forma for the Merger and certain planned store conversions, the Company will operate 264 Ralphs conventional format stores and 68 Food 4 Less warehouse format stores in the region. The Ralphs stores will continue to emphasize a broad selection of merchandise, high quality fresh produce, meat and seafood and service departments, including bakery and delicatessen departments in most stores. The Company's conventional stores will also benefit from Ralphs' strong private label program and its strengths in merchandising, store operations and systems. Passing on format-related efficiencies, the price impact warehouse format stores will continue to offer consumers the lowest overall prices while providing product selections comparable to conventional supermarkets. Management believes the Food 4 Less warehouse format has demonstrated its appeal to a wide range of demographic groups in Southern California and offers a significant opportunity for future growth. The Company plans to open nine new Food 4 Less warehouse stores and 21 new Ralphs stores over the next two years.


- - SUBSTANTIAL COST SAVINGS OPPORTUNITIES. Management believes that approximately $90 million of net annual cost savings (as compared to such costs for the pro forma combined fiscal year ended June 25, 1994) will be achieved by the end of the fourth full year of combined operations. It is also anticipated that approximately $117 million in Merger-related capital expenditures and $50 million of other non-recurring costs will be required to complete store conversions, integrate operations and expand warehouse facilities over the same period. Although a portion of the anticipated cost savings is premised upon the completion of such capital expenditures, management believes that over 70% of the cost savings could be achieved without making any Merger-related capital expenditures.



     The following anticipated savings are based on estimates and assumptions made by the Company that are inherently uncertain, though considered reasonable by the Company, and are subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of management. There can be no assurance that such savings will be achieved. The sum of the components of the estimated annual cost savings exceeds $90 million; however, management's estimate of $90 million in net annual cost savings gives effect to an offsetting adjustment to reflect its expectation that a portion of the savings will be reinvested in the Company's operations. See "Risk Factors -- Ability to Achieve Anticipated Cost Savings."



  -- REDUCED ADVERTISING EXPENSES. Consolidating the conventional format stores in Southern California under the "Ralphs" name will eliminate most of the separate advertising associated with Food 4 Less' existing Alpha Beta, Boys and Viva formats. Since Ralphs' current advertising program covers the Southern California region, the Company will be able to advertise for all of its Southern California stores under the existing Ralphs program. Management estimates that there will be annual advertising cost savings of approximately $28 million as compared to such costs for the pro forma combined fiscal year ended June 25, 1994. Because of reductions in certain advertising expenses that Food 4 Less has already begun to implement and certain refinements in the post-Merger advertising plan, actual cost savings related to advertising expenses are presently expected to be $19 million in the first full year of combined operations following the Merger as compared to the current annualized costs.


  -- REDUCED STORE OPERATIONS EXPENSE. Management expects to reduce store operations costs as a result of both reduced labor and benefit costs and reduced non-labor expenses. Store-level labor savings will be achieved when Ralphs' labor scheduling, computerized record keeping and other advanced store systems are applied to the Food 4 Less store base. In addition, management believes that the adoption of Ralphs' store systems in non-labor areas, such as energy management, safety programs and pooled supply purchasing, will produce further annual cost savings. Management estimates that annual store operations cost savings of approximately $21 million will be achieved by the fourth full year of combined operations after certain required capital expenditures are made.

  -- INCREASED VOLUME PURCHASING EFFICIENCIES. The combined volume requirements and leading market position of the Company should generally allow the Company to obtain improved terms from vendors, including suppliers of products carried on an exclusive or promoted basis, and to convert some less-than-truckload shipping quantities to full truckload quantities. Management estimates that annual purchasing cost savings of approximately $19 million will be achieved by the second full year of combined operations.

  -- WAREHOUSING AND DISTRIBUTION EFFICIENCIES. Consolidating the Company's warehousing and distribution operations into Ralphs' two primary facilities located in Compton, California and in the Atwater district of Los Angeles and Food 4 Less' primary facility located in La Habra, California will result in lower outside storage, transportation and labor costs. In addition, occupancy costs will be reduced as a result of the closure of certain existing facilities. Management estimates that annual warehousing and distribution cost savings of approximately $16 million will be achieved by the third full year of combined operations after certain capital expenditures on existing facilities are completed.


  -- CONSOLIDATED MANUFACTURING. Ralphs and Food 4 Less operate manufacturing facilities that produce similar products or have excess capacity. Management believes that consolidating meat, bakery, dairy, and other manufacturing and processing operations, and discontinuing external purchases of certain goods that can be manufactured internally, will achieve annual cost savings of approximately $10 million by the second full year of combined operations.


  -- CONSOLIDATED ADMINISTRATIVE FUNCTIONS. The Company expects to achieve savings from the elimination of redundant administrative staff, the consolidation of management information systems and a decreased reliance on certain outside services and consultants. Management estimates that annual savings of approximately $15 million associated with consolidating administrative functions will be achieved by the second full year of combined operations.


- - TECHNOLOGICALLY ADVANCED WAREHOUSING AND DISTRIBUTION. The Company will utilize Ralphs' technologically advanced warehousing and distribution systems, which include a 17 million cubic foot high-rise automated storage and retrieval system warehouse (the "ASRS") for non-perishable items and a
   5.4 million cubic foot perishable service center (the "PSC") designed for processing, storing and distributing all perishable items. These facilities will provide the Company with substantial operating benefits, including: (i) enhanced turnover to further improve the freshness and quality of in-store products, (ii) added opportunities in forward buying programs and (iii) an increased percentage of inventory supplied by the Company's own warehousing and distribution system. Management believes the utilization of these facilities and Food 4 Less' La Habra warehouse will enable the Company to meet the combined inventory requirements of all stores with fewer employees and lower operating and occupancy-related expenses.


- - STORE LOCATIONS. As a result of Ralphs' 122-year history and Alpha Beta Company's ("Alpha Beta") 91-year history in Southern California, the Company will have valuable and well established store locations, many of which are in densely populated metropolitan areas.

- - RECENTLY REMODELED AND NEW STORE BASE. The Company will have a modern, technologically advanced store base. During the five years ended June 25, 1994, on a combined basis, Ralphs and Food 4 Less opened 74 new stores and remodeled 211 stores. Approximately 84% of the Company's stores have been opened or remodeled during the last five years.

- - EXPERIENCED MANAGEMENT TEAM. The executive officers of the Company have extensive experience in the supermarket industry. The strength of Ralphs management expertise is evidenced by Ralphs' reputation for quality and service, technologically advanced systems, strong store operations and high historical EBITDA margins. The Food 4 Less management team will provide valuable experience in operating warehouse supermarkets and in effectively integrating companies into a combined operation. Following the acquisition of Alpha Beta in 1991, Food 4 Less management successfully integrated Alpha Beta with its existing Southern California operations and (within three years) achieved annual cost savings in excess of $40 million (compared to a pre-acquisition estimate of approximately $33 million).

                             THE YUCAIPA COMPANIES


     Food 4 Less was organized in 1989 by its sponsor, The Yucaipa Companies ("Yucaipa"), a private investment group which specializes in the supermarket industry. Yucaipa has a successful track record in acquiring, integrating and improving the cash flow of supermarket companies. Since 1986, Yucaipa and its affiliated companies have completed eleven acquisition transactions, including five acquisitions by Food 4 Less and its subsidiaries. Following completion of the Merger, Yucaipa and its affiliates will control the Board of Directors of New Holdings and the Company.

                          THE MERGER AND THE FINANCING


     On September 14, 1994, Food 4 Less, Inc. ("FFL"), Food 4 Less Supermarkets, Inc. ("Food 4 Less") and Food 4 Less Holdings, Inc. ("Holdings"), entered into a definitive Agreement and Plan of Merger (the "Merger Agreement") with Ralphs Supermarkets, Inc. ("RSI") and its stockholders. Pursuant to the terms of the Merger Agreement, Food 4 Less will be merged with and into RSI (the "RSI Merger"). Immediately following the RSI Merger, RGC, which is currently a wholly-owned subsidiary of RSI, will merge with and into RSI (the "RGC Merger," and together with the RSI Merger, the "Merger"), and RSI will change its name to Ralphs Grocery Company ("Ralphs Grocery Company" or the "Company"). Prior to the Merger, FFL will merge with and into Holdings, which will be the surviving corporation (the "FFL Merger"). Immediately following the FFL Merger, Holdings will change its jurisdiction of incorporation by merging into a newly-formed, wholly-owned subsidiary ("New Holdings"), incorporated in Delaware (the "Reincorporation Merger"). As a result of the Merger, the FFL Merger and the Reincorporation Merger, the Company will become a wholly-owned subsidiary of New Holdings. See "-- Corporate Structure." Conditions to the consummation of the RSI Merger include the receipt of regulatory approvals and other necessary consents and the completion of financing. The purchase price for RSI is approximately $1.5 billion, including the assumption of debt. The consideration payable to the stockholders of RSI consists of $375 million in cash, $131.5 million principal amount of 13 5/8% Senior Subordinated Pay-in-Kind Debentures due 2007 (the "Seller Debentures") and $18.5 million initial accreted value of 13 5/8% Senior Discount Debentures due 2005 (the "New Discount Debentures") to be issued by New Holdings. New Holdings will use $100 million of the cash received from the issuance of new preferred stock (the "New Equity Investment"), together with the Seller Debentures and such New Discount Debentures, to acquire approximately 48% of the capital stock of RSI immediately prior to consummation of the RSI Merger. New Holdings will then contribute the $250 million of purchased shares of RSI stock to Food 4 Less, and pursuant to the RSI Merger the remaining shares of RSI stock will be acquired for $275 million in cash.


     As currently contemplated, the Merger will be financed through the following transactions (collectively, the "Financing"):


     - Borrowings of up to $750 million aggregate principal amount pursuant to the New Term Loans (as defined) under a senior bank facility (the "New Credit Facility") to be provided by a syndicate of banks in a senior financing (the "Bank Financing") led by Bankers Trust Company ("Bankers Trust"). The New Credit Facility will also provide for a $325 million revolving credit facility (the "New Revolving Facility"), $16.4 million of which is anticipated to be drawn at closing.



     - The issuance of up to $295 million principal amount of new Senior Notes due 2004 (the "New F4L Senior Notes") pursuant to a public offering (the "Senior Note Public Offering") registered under the Securities Act.



     - The issuance of up to $200 million principal amount of new Senior Subordinated Notes due 2005 (the "New RGC Notes") pursuant to a public offering (the "Subordinated Note Public Offering," and together with the Senior Note Public Offering, the "Public Offerings") registered under the Securities Act.



     - The issuance of preferred stock in a private placement by New Holdings to a group of investors (the "New Equity Investors") led by Apollo Advisors, L.P. and Apollo Advisors II, L.P. (on behalf of one or more managed entities) or their respective affiliates and designees ("Apollo") and including affiliates of BT Securities Corporation ("BT Securities"), CS First Boston Corporation ("CS First Boston") and Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") and other institutional investors, yielding cash proceeds of $140 million pursuant to the New Equity Investment. Concurrently with the New Equity Investment, the New Equity Investors will purchase outstanding shares of New Holdings capital stock from a stockholder of New Holdings for a purchase price of $57.8 million. See "Description of Capital
        Stock -- New Equity Investment."



     - The offers by Food 4 Less to exchange (a) up to $175 million aggregate principal amount of its 10.45% Senior Notes due 2000 (the "Old F4L Senior Notes") for up to $175 million aggregate principal amount of additional New F4L Senior Notes (which will be part of the same issue as the New F4L Senior Notes offered pursuant to the Senior Note Public Offering) plus $5.00 in cash per $1,000 principal amount exchanged and (b) up to $145 million aggregate principal amount of its 13.75% Senior Subordinated Notes due 2001 (the "Old F4L Senior Subordinated Notes," and together with the Old F4L Senior Notes, the "Old F4L Notes") for up to $145 million aggregate principal amount of new 13.75% Senior Subordinated Notes due 2005 (the "New F4L Senior Subordinated Notes," and together with the New F4L Senior Notes, the "New F4L Notes") plus $20.00 in cash per $1,000 principal amount exchanged, together with the solicitation of consents from the holders of the Old F4L Notes to certain amendments to the indentures (collectively, the "Old F4L Indentures") under which the Old F4L Notes were issued (such transactions being referred to herein collectively as the "F4L Exchange Offers"). It is a condition to the F4L Exchange Offers that at least 80% of the outstanding principal amount of the Old F4L Notes are exchanged pursuant to the F4L Exchange Offers.



     - The offers by Food 4 Less to (a) exchange up to $450 million aggregate principal amount of the 9% Senior Subordinated Notes due 2003 of RGC (the "Old RGC 9% Notes") and the 10 1/4% Senior Subordinated Notes due 2002 of RGC (the "Old RGC 10 1/4% Notes," and together with the Old RGC 9% Notes, the "Old RGC Notes") for up to $450 million aggregate principal amount of additional New RGC Notes (which will be part of the same issue as the New RGC Notes offered pursuant to the Subordinated Note Public Offering) plus $20.00 in cash per $1,000 principal amount of Old RGC Notes exchanged and (b) purchase Old RGC Notes for $1,010.00 in cash per $1,000 principal amount of Old RGC Notes accepted for purchase, together with the solicitation of consents from the holders of the Old RGC Notes to certain amendments to the indentures (collectively, the "Old RGC Indentures") under which the Old RGC Notes were issued (such transactions being referred to herein as the "RGC Offers," and together with the F4L Exchange Offers, the "Exchange Offers"). It is a condition to the RGC Offers that at least a majority of the outstanding principal amount of the Old RGC Notes are exchanged for New RGC Notes pursuant to the RGC Offers (the "RGC Minimum Exchange").



     - The purchase by New Holdings of approximately 48% of the outstanding common stock of RSI for an aggregate consideration of $250 million, consisting of $100 million of the cash proceeds from the New Equity Investment, $131.5 million principal amount of the Seller Debentures and $18.5 million initial accreted value of the New Discount Debentures, followed by the contribution of such common stock of RSI to Food 4 Less. Pursuant to the RSI Merger, the remaining shares of RSI stock will be acquired for $275 million in cash.



     - The placement by New Holdings (the "New Discount Debenture Placement") of $100 million initial accreted value of New Discount Debentures to a partnership including Yucaipa, the selling stockholders of Ralphs, an affiliate of George Soros, Apollo, and an affiliate of each of BT Securities, CS First Boston and DLJ. The $100 million initial accreted value of New Discount Debentures includes (a) $18.5 million that will be issued to the RSI stockholders, (b) $15 million, $5 million and $2.5 million that will be issued to Yucaipa, BT Securities and Apollo, respectively, in satisfaction of fees otherwise payable by the Company and New Holdings in connection with the Merger and the Financing and (c) $59 million that will be issued for cash to the partnership described above. The $41 million initial accreted value of New Discount Debentures to be issued to the RSI stockholders, Apollo, BT Securities and Yucaipa will be contributed to such partnership by the recipients thereof.



     - The assumption by the Company, pursuant to the Merger, of approximately $166.8 million of other indebtedness of RGC and Food 4 Less.



     - The offer by Holdings to holders of its 15.25% Senior Discount Notes due 2004 (the "Discount Notes") to purchase such Discount Notes for $785.00 in cash, plus accrued cash interest thereon at a rate of 15.25% per annum from and after March 15, 1995 until the Closing Date (as defined) for every $1,000 principal amount (at maturity) of Discount Notes (which, as of May 1, 1995 had an accreted value of $680.26 per $1,000) accepted for purchase, together with the solicitation of consents from the holders of the Discount Notes to certain amendments to the indenture (the "Discount Note Indenture") under which the Discount Notes were issued (such transactions being referred to herein collectively as the "Holdings Offer to Purchase"). The Public Offerings, the F4L Exchange Offers, the RGC Offers, the New Discount Debenture Placement and the Holdings Offer to Purchase are sometimes hereinafter referred to as the "Other Debt Financing Transactions."



     Standard & Poor's Ratings Group ("Standard & Poor's") has publicly announced that, upon consummation of the Merger, it intends to assign a new rating to the Old RGC Notes. Such new rating assignment, if implemented, would constitute a Rating Decline (as defined) under the Old RGC Indentures. The consummation of the Merger (which is conditioned on, among other things, successful consummation of the Other Debt Financing Transactions, the New Equity Investment and the Bank Financing) and the resulting change in composition of the Board of Directors of RGC, together with the anticipated Rating Decline would constitute a Change of Control Triggering Event (as defined) under the Old RGC Indentures. Although Food 4 Less does not anticipate that there will be a significant amount of Old RGC Notes outstanding following consummation of the RGC Offers, upon such a Change of Control Triggering Event, the Company would be obligated to make a change of control purchase offer following the consummation of the Merger for all outstanding Old RGC Notes at 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase (the "Change of Control Offer"). The Merger will not constitute a change of control under the Old F4L Indentures or the Discount Note Indenture and no change of control purchase offer will be made with respect to the Old F4L Notes or the Discount Notes.

     The following table illustrates the sources and uses of funds to consummate the Merger, assuming the transaction occurs as of May 30, 1995. This presentation assumes that $225.5 million principal amount of Old RGC Notes is tendered into the RGC Offers in exchange for New RGC Notes (representing 50.1% of the outstanding aggregate principal amount of Old RGC Notes), $224.5 million principal amount of Old RGC Notes is tendered into the RGC Offers for cash (representing 49.9% of the outstanding aggregate principal amount of Old RGC Notes), $256 million principal amount of Old F4L Notes is tendered into the F4L Exchange Offers (representing 80% of the outstanding aggregate principal amount of Old F4L Notes) and $103.6 million principal amount (at maturity) of Discount Notes is tendered into the Holdings Offer to Purchase (representing 100% of the outstanding aggregate principal amount (at maturity) of Discount Notes). This presentation assumes the use of the maximum amount of cash proceeds that could be necessary to consummate the Merger (if holders representing more than 49.9% of the outstanding principal amount of Old RGC Notes tender into the RGC Offers in exchange for New RGC Notes, rather than for cash (i.e. the RGC Minimum Exchange is exceeded), the non-cash sources and cash uses would be correspondingly adjusted). Although management believes such assumptions are reasonable under the circumstances, actual sources and uses may differ from those set forth below depending upon the outcome of the Holdings Offer to Purchase, the F4L Exchange Offers and the RGC Offers.


     For additional information regarding the Financing, see "The Merger and the Financing."

                                SOURCES AND USES
                                 (in millions)


                CASH SOURCES                                        CASH USES
- ---------------------------------------------     ---------------------------------------------
  New Term Loans(a)...............  $   750.0     Purchase RSI Common Stock(j)......  $   375.9
  New Revolving Facility(b).......       16.4     Purchase Old RGC Notes(k).........      226.8
  New F4L Senior Notes(c).........      295.0     Purchase Discount Notes...........       83.9
  New RGC Notes(d)................      200.0     Repay Ralphs 1992 Credit
  New Equity Investment(e)........      140.0       Agreement.......................      255.1
  New Discount Debentures(f)......       59.0     Repay F4L Credit Agreement........      161.5
                                                  Pay Accrued Interest(l)...........       29.3
                                                  EAR Related Payments(m)...........       22.8
                                                  Repay Mortgage Indebtedness(n)....      191.5
                                                  Purchase New Holdings Common
                                                    Stock(o)........................        3.7
                                                  Fees and Expenses(p)..............      109.9
                                    ---------                                         ---------
     Total Cash Sources...........  $ 1,460.4     Total Cash Uses...................  $ 1,460.4
                                    =========                                         =========
             NON-CASH SOURCES                                   NON-CASH USES
- ---------------------------------------------     ---------------------------------------------
  New F4L Senior Notes(g).........  $   140.0     Old F4L Senior Notes Exchanged....  $   140.0
  Assumed Old F4L Senior Notes....       35.0     Assumed Old F4L Senior Notes......       35.0
  New F4L Senior Subordinated                     Old F4L Senior Subordinated Notes
     Notes........................      116.0       Exchanged.......................      116.0
  Assumed Old F4L Senior                          Assumed Old F4L Senior
     Subordinated Notes...........       29.0       Subordinated Notes..............       29.0
  New RGC Notes(h)................      225.5     Old RGC Notes Exchanged...........      225.5
  New Discount Debentures(f)......       41.0     Fees and Expenses(p)..............       22.5
  Assumed Capital Leases and Other                Assumed Capital Leases and Other
     Debt.........................      166.8       Debt............................      166.8
  Seller Debentures(i)............      131.5     Purchase RSI Common Stock(i)......      150.0
                                    ---------                                         ---------
     Total Non-Cash Sources.......  $   884.8     Total Non-Cash Uses...............  $   884.8
                                    =========                                         =========


- ---------------


(a) Food 4 Less has accepted a commitment letter from Bankers Trust pursuant to which Bankers Trust has agreed, subject to certain conditions, to provide the Company up to a maximum aggregate amount of $1,075 million of financing under the New Credit Facility. It is anticipated that the New Credit Facility will be syndicated to a number of financial institutions for whom Bankers Trust will act as agent. The New Credit Facility will provide for
     (i) term loans in the aggregate amount of up to $750 million, comprised of a $375 million tranche with a six year term (the "Tranche A Loan"), a $125 million tranche with a seven year term (the "Tranche B Loan"), a $125 million tranche with an eight year term (the "Tranche C Loan"), and a $125 million tranche with a nine year term (the "Tranche D Loan," and, together with the Tranche A Loan, Tranche B Loan and Tranche C Loan, the "New Term Loans"); and (ii) a $325 million revolving credit facility (the "New Revolving Facility"). The New Term Loans and the New Revolving Facility are referred to collectively as the "New Credit Facility." The Tranche A Loan may not be fully funded at the Closing Date. The New Credit Facility will provide that the portion of the Tranche A Loan not funded at the Closing Date will be available for a period of 91 days following the Closing Date to fund the Change of Control Offer. See "Description of the New Credit Facility."

(b) The New Revolving Facility will provide for a $325 million line of credit which will be available for working capital requirements and general corporate purposes. Up to $150 million of the New Revolving Facility may be used to support standby letters of credit. The letters of credit will be used to cover workers' compensation contingencies and for other purposes permitted under the New Revolving Facility. The Company anticipates that letters of credit for approximately $92.6 million will be issued under the New Revolving Facility at closing, in replacement of existing letters of credit, primarily to satisfy the State of California's requirements relating to workers compensation self-insurance.



(c) Represents New F4L Senior Notes issued pursuant to the Senior Note Public Offering. If Food 4 Less receives tenders in excess of the RGC Minimum Exchange in the RGC Offers, Food 4 Less may elect to decrease the amount of New F4L Senior Notes being offered pursuant to the Senior Note Public Offering.



(d) Represents New RGC Notes issued pursuant to the Subordinated Note Public Offering. If Food 4 Less receives tenders in excess of the RGC Minimum Exchange in the RGC Offers, Food 4 Less may elect to decrease the amount of New RGC Notes being offered pursuant to the Subordinated Note Public Offering. It is not anticipated that the amount of New RGC Notes offered pursuant to the Subordinated Note Public Offering will be reduced below $100 million principal amount.



(e) Does not include the $10 million equity contribution by Ralphs management. See note (m) below. Concurrently with the New Equity Investment, certain existing stockholders of New Holdings (formerly stockholders of FFL), including affiliates of George Soros, will sell outstanding shares of New Holdings stock to CLH Supermarket Corp. ("CLH"), a corporation owned by certain Yucaipa partners, which in turn will sell such shares to the New Equity Investors for an aggregate purchase price of $57.8 million (which represents the same price per share as will be paid in the New Equity Investment). In connection with the New Equity Investment, the New Equity Investors will contribute the common stock so acquired to New Holdings in consideration for newly-issued preferred shares. See "Description of Capital Stock -- New Equity Investment."



(f) Represents $100 million initial accreted value of New Discount Debentures, $59 million of which will be issued for cash, $18.5 million of which will be issued to the RSI stockholders as Merger consideration and $15 million, $5 million and $2.5 million of which will be issued to Yucaipa, BT Securities and Apollo, respectively, in satisfaction of fees otherwise payable by the Company and New Holdings in connection with the Merger and the Financing.



(g) Represents New F4L Senior Notes issued pursuant to the F4L Exchange Offers, which will be part of the same issue as the New F4L Senior Notes issued pursuant to the Senior Note Public Offering.



(h) Represents New RGC Notes issued pursuant to the RGC Offers, which will be part of the same issue as the New RGC Notes issued pursuant to the Subordinated Note Public Offering.



(i) In connection with the RSI Merger, New Holdings will issue $131.5 million principal amount of the Seller Debentures as part of the purchase price for the RSI common stock, up to $10 million of which may be put to Yucaipa on the closing date of the Merger at a purchase price equal to their principal amount pursuant to the Put Agreement (as defined). In addition, Yucaipa will be reimbursed by the Company for (i) any losses incurred upon the resale of the $10 million principal amount of Seller Debentures which may be put to it pursuant to the Put Agreement and (ii) its expenses in connection with the Merger and the related transactions. See "The Merger and the Financing" and "Description of Other Indebtedness -- The Seller Debentures."



(j) Includes $375 million to be paid in cash to stockholders of RSI and $0.9 million to be paid in cash to holders of RSI management stock options. See "Executive Compensation -- New Management Stock Option Plan and Management Investment."



(k) Represents the purchase of Old RGC Notes tendered for cash pursuant to the RGC Offers. In addition, to the extent any Old RGC Notes remain outstanding following consummation of the RGC Offers, a portion of the Tranche A Loan not fully funded at the Closing Date will be available to fund the purchase of Old RGC Notes pursuant to the Change of Control Offer. See "The Exchange Offers and the Public Offerings."



(l) Represents accrued interest payable on all debt securities assumed to be tendered pursuant to the F4L Exchange Offers and the RGC Offers.



(m) Represents payments to or for the benefit of Ralphs management with respect to outstanding equity appreciation rights (the "EARs" or "Equity Appreciation Rights") in connection with the Merger. Ralphs management will receive New Holdings stock options in exchange for the cancellation of the remaining EAR liability of $10 million. See "Executive
    Compensation -- Equity Appreciation Rights Plan" and "Certain Relationships and Related Transactions -- Food 4 Less and Holdings."



(n) Represents the repayment of outstanding mortgage indebtedness of Ralphs in the principal amount of $174.1 million, plus the estimated amount of the prepayment fees payable with respect thereto.



(o) Represents the purchase of shares of New Holdings common stock from stockholders who have exercised statutory dissenters' rights in connection with the FFL Merger. There are no other shares subject to statutory dissenters' rights.



(p) Includes advisory fees of $19 million to be paid to Yucaipa, other fees of $5 million to be paid to BT Securities and commitment fees of $5 million to be paid to Apollo, upon closing of the Merger. Of such amounts, $15 million of Yucaipa's advisory fee, $2.5 million of Apollo's commitment fee and BT Securities' $5 million fee will be paid through the issuance of New Discount Debentures in lieu of cash. Such New Discount Debentures will be contributed by them to the partnership that will acquire all of the New Discount Debentures. Yucaipa anticipates that it in turn will pay a cash fee of approximately $3.5 million to Soros Fund Management in consideration for advisory services which Soros Fund Management has rendered since 1991. See "Certain Relationships and Related Transactions -- Food 4 Less and Holdings."

                              CORPORATE STRUCTURE


     The following tables illustrate (i) the corporate structures of FFL, Holdings, Food 4 Less and Ralphs immediately prior to the RSI Merger, the RGC Merger, the FFL Merger and the Reincorporation Merger and (ii) the corporate structure of New Holdings and the Company and the anticipated outstanding indebtedness of New Holdings and the Company, immediately after such mergers. Prior to the RSI Merger, FFL will merge with and into Holdings, and Holdings (which will be the surviving corporation) will reincorporate in Delaware as New Holdings. Pursuant to the terms of the Merger Agreement, Food 4 Less will merge with and into RSI and RSI will be the surviving corporation in the RSI Merger. Immediately following the RSI Merger, RGC will merge with and into RSI and RSI will be the surviving corporation in the RGC Merger and will change its name to Ralphs Grocery Company.


                                 BEFORE MERGER

                             [See Edgar Appendix]

              AFTER MERGER, FFL MERGER AND REINCORPORATION MERGER


                             [See Edgar Appendix]

                                THE SOLICITATION


Purpose of the Solicitation...   The Solicitation is being undertaken (i) at the
                                 direction of the FFL Board of Directors for purposes of obtaining Consents from the holders of FFL Common Stock to approve the FFL Merger, pursuant to which FFL will merge with and into Holdings, with Holdings being the surviving corporation, and each outstanding share of FFL
                                 Common Stock will be converted into the right to receive 2.082 shares of Holdings Common
                                 Stock; and (ii) at the direction of the
                                 Holdings Board of Directors for purposes of obtaining Consents from the holders of Holdings
                                 Common Stock and FFL Common Stock to approve the Reincorporation Merger, pursuant to which Holdings will change its jurisdiction of incorporation from California to Delaware by merging into New Holdings, which is a newly-formed wholly-owned subsidiary of
                                 Holdings, incorporated in Delaware, and
                                 pursuant to which each outstanding share of Holdings Common Stock will be converted into the right to receive one share of New Holdings
                                 Common Stock. The Reincorporation Merger will take place immediately following the FFL
                                 Merger.



                                 An additional purpose of the Solicitation is to obtain Consents to a proposal (the "Stockholders Agreement Proposal") to amend or terminate certain existing agreements to which FFL stockholders are parties and to which Holdings warrantholders are parties, and to have FFL stockholders and Holdings warrantholders become party to (a) the 1995 Stockholders Agreement which will be entered into by New Holdings and the New Equity Investors, and (b) in the case of FFL stockholders, the 1995 Registration Rights Agreement. The 1995 Stockholders Agreement and 1995 Registration Rights Agreement will replace the FFL Holdings Corporation Stock Purchase and Shareholders' Agreement dated as of May 23, 1987 (the "1987 Stockholders Agreement"), the Food 4 Less, Inc. Stockholders Agreement and related Registration Rights Agreement, each dated as of June 17, 1991 (the "1991 Stockholders Agreement" and "1991 Registration Rights Agreement," respectively), and the Food 4 Less Holdings, Inc. Warrantholders Agreement dated as of December 31, 1992 (the "Warrantholders Agreement," and together with the 1987 Stockholders Agreement, the 1991 Stockholders Agreement and the 1991 Registration Rights Agreement, the "Existing Stockholders Agreements").



                                 The FFL Merger and the Reincorporation Merger (collectively, the "Proposed Mergers") and the Stockholders Agreement Proposal are being undertaken at the request of the New Equity Investors, who will purchase a minimum of $140 million of preferred stock of New Holdings as part of the Financing for the RSI Merger. The Proposed Mergers will simplify the holding company structure of the combined entities by consolidating all of the existing stockholders of FFL and Holdings, as well as the new preferred stockholders, at the same corporate level. This streamlining of the corporate structure will serve to facilitate the acquisition of RSI. In addition, approval of the Stockholders Agreement Proposal will eliminate conflicting contractual obligations of New

                                 Holdings and provide significant benefits to existing stockholders and warrantholders. Following the RSI Merger, New Holdings will operate the largest supermarket chain in Southern California, consisting of 332 stores with combined pro forma annual sales in excess of $5 billion.



The Proposed Mergers..........   Pursuant to the FFL Merger, FFL will be merged
                                 with and into its subsidiary, Holdings, and Holdings will be the surviving corporation.
                                 Upon effectiveness of the FFL Merger, (a) each outstanding share of FFL Common Stock will be converted into the right to receive 2.082 shares of Holdings Common Stock (the "FFL
                                 Merger Ratio"), rounded to the nearest whole share, (b) each outstanding share of Holdings
                                 Common Stock held by FFL will be cancelled and
                                 (c) each other outstanding share of Holdings
                                 Common Stock and each outstanding Holdings common stock purchase warrant will remain outstanding and will be unaffected by the FFL
                                 Merger. Upon consummation of the FFL Merger,
                                 FFL's stockholders will receive, in the
                                 aggregate, a number of shares of Holdings
                                 Common Stock equal to the number of shares of Holdings Common Stock owned by FFL immediately prior thereto (after giving effect to an anticipated stock split with respect to Holdings Common Stock). Such shares will be received pro rata by the FFL stockholders in proportion to their respective ownership interests.



                                 Pursuant to the Reincorporation Merger,
                                 Holdings will be merged with and into its wholly-owned Delaware subsidiary, New Holdings, and New Holdings will be the surviving corporation. The Reincorporation Merger is expected to become effective immediately following effectiveness of the FFL Merger. The principal effect of the Reincorporation Merger will be to change the jurisdiction of incorporation of Holdings from California to Delaware. Upon effectiveness of the Reincorporation Merger, (a) each outstanding share of Holdings Common Stock will be converted into the right to receive one share of New Holdings Common Stock, (b) each outstanding warrant to purchase Holdings Common Stock will become a warrant to purchase an equivalent amount of New Holdings Common Stock and (c) each share of New Holdings Common Stock outstanding immediately prior to effectiveness of the Reincorporation Merger will be cancelled.



Termination of Existing
  Stockholders Agreements.....   By consenting to the Stockholders Agreement
                                 Proposal, each FFL stockholder and each
                                 Holdings warrantholder will be deemed to consent to the termination of its rights and obligations (except as described below) under any Existing Stockholders Agreement to which it is subject. Except for certain limited covenants contained therein, the 1987
                                 Stockholders Agreement (but not the 1991
                                 Stockholders Agreement, the 1991 Registration
                                 Rights Agreement or the Warrantholders
                                 Agreement) will terminate by its terms in connection with the FFL Merger. IN ADDITION,
                                 CONSENT TO THE STOCKHOLDERS AGREEMENT PROPOSAL
                                 BY HOLDERS SUBJECT TO THE 1991 STOCKHOLDERS
                                 AGREEMENT, THE 1991 REGISTRATION RIGHTS
                                 AGREEMENT

                                 OR THE WARRANTHOLDERS AGREEMENT WILL CONSTITUTE CONSENT TO THE AMENDMENT OF EACH OF THOSE AGREEMENTS TO ELIMINATE ALL CONTRACTUAL OBLIGATIONS OF NEW HOLDINGS AND ITS STOCKHOLDERS OR WARRANTHOLDERS THEREUNDER (OTHER THAN CERTAIN OBLIGATIONS OF SUCH HOLDERS TO PARTICIPATE IN A SALE OF NEW HOLDINGS). Accordingly, any FFL stockholder formerly subject to the 1987 Stockholders Agreement, and (if the Stockholders Agreement Proposal is approved by the holders of the requisite shares and warrants required for amendment under each of the 1991 Stockholders Agreement and the Warrantholders Agreement) any FFL stockholder subject to the 1991 Stockholders Agreement and any Holdings warrantholder will have no substantial rights under any stockholders agreement unless such holder consents to the Stockholders Agreement Proposal.



                                 Holdings warrantholders should note that the Registration Rights Agreement dated December 31, 1992, by and among Holdings and the original purchasers of the Holdings warrants, will continue in effect for the benefit of current warrantholders following the Closing Date of the RSI Merger, and will not be amended by the Stockholders Agreement Proposal. In addition, the current management stockholders of Holdings should note that their Management Stockholders Agreements will continue in effect following the Closing Date of the RSI Merger and the New Equity Investment, subject to any amendments that may be agreed upon by them. Accordingly, the Stockholders Agreement Proposal does not provide for Holdings warrantholders to become parties to the 1995 Registration Rights Agreement, or for the current stockholders of Holdings to become parties to the 1995 Stockholders Agreement or the 1995 Registration Rights Agreement.



                                 Finally, all FFL stockholders and Holdings warrantholders should note that under the Existing Stockholders Agreements they have certain "preemptive rights" to purchase New Holdings preferred stock being offered in the New Equity Investment. Because the New Equity Investment is being effected as a private placement, New Holdings has determined that it cannot legally extend the right to participate in the New Equity Investment to such holders. Notwithstanding the amendment or termination of the Existing Stockholders Agreements as described above, New Holdings will extend to all of such holders to whom it is legally permitted to do so, at the earliest time it is permitted to do so, the right to purchase shares of New Holdings preferred stock at the same price paid by the New Equity Investors, and in the amounts and upon the other terms applicable under the "preemptive right" provisions of the Existing Stockholders Agreements.



The 1995 Stockholders
  Agreement and 1995
  Registration Rights
  Agreement...................   The 1995 Stockholders Agreement will provide
                                 significant rights and benefits to the FFL stockholders and Holdings warrantholders (who will become stockholders and warrantholders, respectively, of New Holdings following the FFL
                                 Merger and Reincorporation Merger)
                                 (collectively, the "Investors"). The terms of the 1995

                                 Stockholders Agreement include, without
                                 limitation: (a) certain "tag-along" rights allowing Investors the opportunity (subject to certain exceptions) to participate in sales by Yucaipa and its affiliates (the "Controlling Stockholders") of a pecuniary interest in any New Holdings equity securities, (b) certain "drag-along" rights of the Controlling Stockholders to require Investors to include their equity securities of New Holdings (subject to certain exceptions) in a cash sale of all outstanding New Holdings equity, (c) certain obligations of New Holdings to provide financial and other information to Investors,
                                 (d) certain "preemptive rights" of the
                                 Investors to participate (subject to certain exceptions) in issuances of capital stock of New Holdings, (e) an obligation of the Investors to vote their New Holdings shares to elect persons nominated by Yucaipa and the New Equity Investors as the Boards of Directors of New Holdings and RGC, (f) prohibitions on the taking of certain actions by New Holdings or its subsidiaries without the approval of the members of the Board of Directors who have been nominated by the New Equity Investors, and (g) prohibitions on public disclosures by New Holdings (subject to certain exceptions) regarding the Investors. In addition, the 1995 Registration Rights Agreement will provide to FFL stockholders certain "piggyback" rights to have their New Holdings shares included in registration statements, relating to New Holdings equity securities, proposed to be filed under the Securities Act by New Holdings. The foregoing summary is not complete, and for more information, see "The Stockholders Agreement Proposal -- Terms of the 1995 Stockholders Agreement" and "-- Terms of the 1995 Registration Rights Agreement," and the forms of 1995 Stockholders Agreement and 1995 Registration Rights Agreement included as Annexes A and B to this Prospectus and Solicitation Statement.



Recommendation of the Board of
  Directors of FFL; Possible
  Conflicts of Interest.......   The members of the Boards of Directors of FFL,
                                 Holdings and New Holdings, as applicable, have unanimously approved the terms of the Proposed
                                 Mergers and the Stockholders Agreement
                                 Proposal. THE BOARDS OF DIRECTORS OF FFL AND
                                 HOLDINGS RECOMMEND THAT THEIR STOCKHOLDERS AND
                                 WARRANTHOLDERS APPROVE THE PROPOSED MERGERS AND
                                 THE STOCKHOLDERS AGREEMENT PROPOSAL (AS
                                 APPLICABLE), WHICH WILL PROVIDE SEVERAL
                                 IMPORTANT BENEFITS TO SUCH STOCKHOLDERS. The benefits of the Proposed Mergers include: (1) simplification of the holding company structure of Food 4 Less and the consolidation of all of the existing stockholders of FFL and Holdings, as well as the new preferred stockholders, at the same corporate level; (2) facilitation of the RSI Merger, which the Boards of Directors believe will provide the Company, New Holdings and New Holdings' stockholders with enhanced potential for long-term growth; and (3) retention by the surviving corporation, New
                                 Holdings, of the same state of incorporation as the current parent corporation (FFL), and as the principal operating subsidiaries of New
                                 Holdings following the RSI Merger. The benefits of the Stockholders Agreement Proposal include:
                                 (1) the elimination of
                                 multiple, conflicting contractual obligations of New Holdings (as the successor by operation of merger to FFL and Holdings) under the Existing Stockholders Agreements, (2) the replacement of the Existing Stockholders
                                 Agreements with the 1995 Stockholders Agreement and the 1995 Registration Rights Agreement, which will provide significant rights and benefits to the New Equity Investors as well as to the existing FFL stockholders and Holdings warrantholders, and (3) the satisfaction of a material condition precedent to completion of the Financing for the RSI Merger. The Boards of
                                 Directors have also considered identifiable negative factors in their deliberations concerning the RSI Merger and the Proposed
                                 Mergers, including the costs of completing the RSI Merger, the high degree of Company leverage following the RSI Merger, and other factors described under "Risk Factors."



                                 For a description of possible conflicts of interest of FFL, Holdings and New Holdings directors in approving the Proposed Mergers and the Stockholders Agreement Proposal, see "The Solicitation -- Possible Conflicts of Interest of Certain Officers and Directors."



Consents Required.............   Consents to the Proposed Mergers are being
                                 solicited hereby from the holders of FFL Common
                                 Stock and Holdings Common Stock, respectively, in lieu of any meeting of such holders. This
                                 Prospectus and Solicitation Statement and the Consent forms (the "Consent Forms") are being sent to all persons who are holders of record of FFL Common Stock as of May 15, 1995 (the
                                 "FFL Record Date") and to all persons
                                 (including the FFL stockholders) who are expected to be holders of record of Holdings
                                 Common Stock as of the date of effectiveness of the FFL Merger (the "Holdings Record Date." In addition, Consents to the Stockholders
                                 Agreement Proposal are being solicited hereby from the holders of FFL Common Stock and the holders of Holdings warrants. Accordingly, in addition to being sent to all record stockholders of FFL and Holdings, this Prospectus and Solicitation Statement and
                                 Consent Forms are being sent to all persons who are holders of record of Holdings warrants as of May 15, 1995 (the "Warrant Record Date," and together with the FFL Record Date and the Holdings Record Date, the "Record Date").



                                 In order to consummate the FFL Merger, FFL must receive from the holders of at least a majority of the outstanding shares of FFL Common Stock, as of the FFL Record Date, a properly completed and executed Consent approving the FFL Merger. In order to consummate the Reincorporation Merger, Holdings must receive from the holders of at least a majority of the outstanding shares of Holdings Common Stock, as of the Holdings Record Date, a properly completed and executed Consent approving the Reincorporation Merger. Although FFL is not a party to the Reincorporation Merger, Consents to the Reincorporation Merger are being solicited hereby from the holders of FFL Common Stock because upon consummation of the FFL Merger, FFL's stockholders will become the holders of more than 90% of the outstanding Holdings Common Stock. The Board of Directors of Holdings has fixed the date of effectiveness of the FFL Merger as the Holdings Record Date so that FFL stockholders may have the opportunity to consent or to withhold their consent to the Reincorporation Merger.


                                 FFL and Holdings expect to receive Consents sufficient to approve the Proposed Mergers inasmuch as affiliates of Yucaipa (the Company's investment sponsor) and Apollo (which is leading the New Equity Investment) together own or control a majority of the outstanding shares of FFL Common Stock and, as of the Holdings Record Date, are expected to own a majority of the outstanding shares of Holdings Common Stock.



                                 Approval of the Stockholders Agreement Proposal (including the termination of each of the Existing Stockholders Agreements and their replacement by the 1995 Stockholders Agreement) by requisite majorities of certain stockholder groups is a condition to completion of the Financing for the RSI Merger. The 1995 Stockholders Agreement will be binding on, and inure to the benefit of, only those FFL stockholders and Holdings warrantholders who deliver Consents to the Stockholders Agreement Proposal hereunder.



Procedures for Delivering
  Consents....................   In responding to the Solicitation, holders of
                                 shares of FFL Common Stock, Holdings Common
                                 Stock or Holdings warrants should complete, sign and date the Consent Form (or a facsimile thereof) in accordance with the instructions set forth therein and forward or hand deliver the same to FFL at the address set forth below.
                                 To be valid, a properly completed, signed and dated Consent Form must be received by FFL on or prior to the Expiration Date and must not be revoked on or prior to the Expiration Date.


                                 Executed Consent Forms as well as all inquiries or correspondence relating to the Solicitation should be directed to:

                                     Food 4 Less, Inc.
                                     c/o 10000 Santa Monica Boulevard
                                     Fifth Floor
                                     Los Angeles, CA 90067
                                     Attention: Mark A. Resnik, Esq.
                                     Telephone: (310) 789-7200
                                     Telecopy: (310) 789-7201


                                 IT IS NOT NECESSARY IN CONNECTION WITH THE
                                 SOLICITATION FOR ANY HOLDER OF FFL COMMON
                                 STOCK, HOLDINGS COMMON STOCK OR HOLDINGS
                                 WARRANTS TO TENDER OR DELIVER CERTIFICATES
                                 EVIDENCING HIS OR HER SHARES OF FFL COMMON
                                 STOCK, HOLDINGS COMMON STOCK OR HOLDINGS
                                 WARRANTS. UPON EFFECTIVENESS OF THE PROPOSED
                                 MERGERS, HOLDERS OF FFL COMMON STOCK AND
                                 HOLDINGS COMMON STOCK WILL BE ASKED TO SUBMIT THEIR FFL SHARE CERTIFICATES AND/OR HOLDINGS SHARE CERTIFICATES TO NEW HOLDINGS

                                 SO THAT SUCH HOLDERS MAY BE ISSUED CERTIFICATES REPRESENTING THE SHARES OF NEW HOLDINGS COMMON STOCK INTO WHICH THEIR FFL SHARES OR HOLDINGS SHARES (AS APPLICABLE) HAVE BEEN CONVERTED. HOLDINGS WARRANTS WILL NOT BE REISSUED FOLLOWING THE PROPOSED MERGERS BUT INSTEAD WILL REPRESENT, FOLLOWING THE PROPOSED MERGERS, WARRANTS TO PURCHASE AN EQUIVALENT NUMBER OF SHARES OF NEW HOLDINGS COMMON STOCK.



Expiration Date...............   The Solicitation with respect to the FFL Merger
                                 and the Stockholders Agreement Proposal will expire at 5:00 p.m. Los Angeles time on June 6, 1995, and the Solicitation with respect to the Reincorporation Merger will expire at 5:00 p.m.
                                 Los Angeles time on the date of effectiveness of the FFL Merger, unless FFL, New Holdings or
                                 Holdings, as the case may be, in its sole discretion extends the Solicitation, in which case the term "Expiration Date" shall mean the latest time and date to which the Solicitation is extended.



Holders Entitled to Deliver
  Consents; Revocation of
  Consents....................   ONLY REGISTERED HOLDERS OF SHARES OF FFL COMMON
                                 STOCK, HOLDINGS COMMON STOCK OR HOLDINGS
                                 WARRANTS (OR THEIR LEGAL REPRESENTATIVES OR
                                 ATTORNEYS-IN-FACT) MAY DELIVER A CONSENT. ANY
                                 BENEFICIAL OWNER OF FFL COMMON STOCK, HOLDINGS
                                 COMMON STOCK OR HOLDINGS WARRANTS WHO IS NOT
                                 THE REGISTERED HOLDER OF SUCH FFL COMMON STOCK,
                                 HOLDINGS COMMON STOCK OR HOLDINGS WARRANTS MUST
                                 ARRANGE WITH THE REGISTERED HOLDER TO EXECUTE
                                 AND DELIVER THE CONSENT ON HIS OR HER BEHALF.



                                 Consents may be revoked at any time on or prior to the Expiration Date. Only a holder of FFL Common Stock, Holdings Common Stock or Holdings warrants as of the applicable Record Date (or his or her duly designated proxies) is entitled to revoke a Consent previously given regardless of whether such holder continues to hold such FFL Common Stock, Holdings Common Stock or Holdings warrants after the applicable Record Date. The delivery of a Consent will not affect a holder's right to sell or transfer FFL Common Stock, Holdings Common Stock or Holdings warrants.


Conditions to the Proposed
  Mergers.....................   The consummation of the Proposed Mergers is not
                                 expressly subject to any particular conditions.
                                 However, neither of the Proposed Mergers will be consummated unless both are consummated. In addition, even if the requisite Consents are obtained by FFL and Holdings with respect to each Proposed Merger, their consummation is subject to the continuing discretion of the Boards of Directors of FFL and Holdings to modify the terms of or to abandon such mergers prior to their consummation. Any modification of the terms of either Proposed Merger will be submitted to FFL and Holdings stockholders for their approval to the extent required by the Delaware General Corporation Law (the "Delaware
                                 GCL") or the California General Corporation Law
                                 (the "California GCL"). However, the Proposed
                                 Mergers may be
                                 abandoned at any time after the date hereof, if such mergers have not previously been consummated, by the Boards of Directors of FFL and Holdings without further action by the stockholders of either corporation.


Conditions to the Stockholders
  Agreement Proposal..........   Adoption of the Stockholders Agreement Proposal
                                 is conditioned upon consummation of the RSI
                                 Merger. In addition, New Holdings reserves the right not to make any particular FFL stockholder or Holdings warrantholder a party to the 1995 Stockholders Agreement unless requisite Consents have been obtained to amend the Existing Stockholders Agreement to which such holder currently is subject. Even if the requisite Consents are obtained by New Holdings to amend or terminate the Existing Stockholders
                                 Agreements, as described above, their amendment or termination, as well as the adoption of the 1995 Stockholders Agreement and the 1995
                                 Registration Rights Agreement, is subject to the continuing discretion of the Boards of Directors of FFL, Holdings, and New Holdings to abandon such actions.


Certain Federal Income Tax
  Consequences................   In general, holders of FFL Common Stock should
                                 not recognize gain or loss upon the conversion of their FFL Common Stock solely into Holdings
                                 Common Stock pursuant to the FFL Merger or upon the conversion of their Holdings Common Stock solely into New Holdings Common Stock pursuant to the Reincorporation Merger. In addition, holders of Holdings Common Stock in general should not recognize gain or loss upon the conversion of their Holdings Common Stock solely into New Holdings Common Stock pursuant to the Reincorporation Merger. See "Certain
                                 Federal Income Tax Consequences."

Dissenters' Rights............   The holders of FFL Common Stock are not
                                 entitled to statutory dissenters' rights under the Delaware GCL or the California GCL with respect to either the FFL Merger or the Reincorporation Merger. The holders of Holdings
                                 Common Stock are not entitled to statutory dissenters' rights under the California GCL with respect to the Reincorporation Merger. The holders of Holdings Common Stock (other than
                                 FFL) are entitled to dissenters' rights under the California GCL with respect to the FFL
                                 Merger, as described herein. See "The Proposed
                                 Mergers -- Dissenters' Rights."

              SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA


     The following table sets forth summary unaudited pro forma combined financial data for the 52 weeks ended June 25, 1994 and for the 28 weeks ended January 7, 1995, after giving effect to the Merger, the FFL Merger, the Reincorporation Merger and the Financing (and certain related assumptions), as if such transactions had occurred on June 27, 1993 with respect to the pro forma operating and other data, and as of January 7, 1995, with respect to the pro forma balance sheet data. Such pro forma information combines the results of operations of Holdings for the 52 weeks ended June 25, 1994 and the results of operations and balance sheet data as of and for the 28 weeks ended January 7, 1995, with the results of operations of Ralphs for the 52 weeks ended July 17, 1994 and the results of operations and balance sheet data as of and for the 28 weeks ended January 29, 1995, respectively. See "The Merger and the Financing." Prior to consummation of the Merger, FFL will merge with and into Holdings, and Holdings (which will be the surviving corporation) will reincorporate in Delaware as New Holdings. FFL is a holding company and the assets of FFL consist solely of its investment in the capital stock of Holdings. For purposes of the pro forma financial presentation set forth below, the minority ownership interest in Holdings that existed prior to the FFL Merger has been classified with the majority ownership interest in Holdings as a result of its elimination in the FFL Merger. The merger of FFL into Holdings has no effect on Holdings. The pro forma financial data set forth below is not necessarily indicative of the results that actually would have been achieved had such transactions been consummated as of the dates indicated, or that may be achieved in the future. The following pro forma financial data should be read in conjunction with the "Unaudited Pro Forma Combined Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements of Holdings and Ralphs and related notes thereto, included elsewhere in this Prospectus and Solicitation Statement.



                                                                 52 WEEKS ENDED         28 WEEKS ENDED
                                                                 JUNE 25, 1994         JANUARY 7, 1995
                                                             ----------------------   ------------------
                                                             (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
OPERATING DATA:
  Sales....................................................         $5,053.5               $2,767.6
  Gross profit.............................................          1,048.2                  553.0
  Selling, general and administrative expenses.............            833.1                  442.1
  Interest expense:
     Cash..................................................            224.3                  122.5
     Non-cash..............................................             47.8                   27.4
     Amortization of debt issuance costs...................             13.4                    6.9
                                                                    --------               --------
  Total interest expense...................................            285.5                  156.8
  Net loss(a)..............................................           (119.5)                 (67.3)
  Net loss per common share(b).............................         $  (5.22)              $  (2.94)
  Ratio of earnings to fixed charges(c)....................               --                     --
BALANCE SHEET DATA (END OF PERIOD):
  Working capital..................................................................        $   18.4
  Total assets.....................................................................         3,096.2
  Total debt.......................................................................         2,228.8
  Stockholders' equity.............................................................            52.5
OTHER DATA:
  Depreciation and amortization............................         $  150.8               $   76.4
  Capital expenditures(d)..................................            123.2                   78.1
  Stores open at end of period(e)..........................               --                    395
  EBITDA (as defined)(a)(f)(g).............................         $  342.5               $  189.3
  EBITDA margin(h).........................................              6.8%                   6.8%


- ---------------


(a) The summary unaudited pro forma combined financial data and the results of operations and EBITDA (as defined) for the 52 weeks ended June 25, 1994 and the 28 weeks ended January 7, 1995 do not include certain one-time non-recurring costs related to (i) severance payments under certain employment contracts with Food 4 Less management totaling $1.4 million that are subject to change of control provisions and the achievement of earnings and sales targets, (ii) costs related to the integration of the Company's operations, which are estimated to be $50.0 million over a three-year period, (iii) $1.8 million in costs related to the cancellation of an employment agreement, and (iv) other costs related to warehouse closures, which costs are not presently determinable.

(b) Net loss per common share has been computed after giving effect to the 16.586-for-1 stock split to be effected immediately prior to the FFL Merger and the redemption of the shares of the stockholders who have exercised statutory dissenters' rights.



(c) For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of earnings before income taxes, cumulative effect of change in accounting principles, extraordinary items and fixed charges before capitalized interest. "Fixed charges" consist of interest expense (including amortization of self-insurance reserves discount), capitalized interest, amortization of deferred debt issuance costs and one-third of rental expense (the portion deemed representative of the interest factor). Holdings' pro forma earnings were insufficient to cover pro forma fixed charges by approximately $119.5 million and $67.3 million for the 52 weeks ended June 25, 1994 and the 28 weeks ended January 7, 1995, respectively. However, such pro forma earnings included non-cash charges of $221.6 million and $119.4 million, respectively, primarily consisting of depreciation and amortization.



(d) Does not include Merger-related capital expenditures of $55.0 million and $37.5 million for the 52 weeks ended June 25, 1994 and the 28 weeks ended January 7, 1995, respectively. It is estimated that the gross capital expenditures to be made by the Company in the first fiscal year following the closing will be approximately $153 million (or $106 million net of expected capital leases), of which approximately $98 million relate to ongoing expenditures for new stores, equipment and maintenance and approximately $55 million relate to store conversions and other Merger-related and non-recurring items.



(e) The pro forma number of stores is based on October 1, 1994 totals, but gives effect to the closing or divestiture of 32 stores (29 Food 4 Less conventional supermarkets or warehouse stores and 3 Ralphs stores) in connection with the Merger and the closure of 2 additional Food 4 Less conventional stores open at October 1, 1994 which were subsequently closed. The pro forma financial information presented herein has been based upon the actual number of stores open as of the beginning of each period presented, adjusted for the closing or divestiture of the 32 stores which have yet to be consummated and does not include any pro forma adjustment attributable to the 2 stores closed subsequent to October 1, 1994.



(f) "EBITDA," as defined and presented historically by RGC, represents net earnings before interest expense, income tax expense (benefit), depreciation and amortization expense, provision for Equity Appreciation Rights, provision for tax indemnification payments to Federated Department Stores, Inc. ("Federated"), provision for postretirement benefits, the LIFO charge, extraordinary item relating to debt refinancing, provision for legal settlement, provision for restructuring, provision for earthquake losses, a one-time charge for Teamsters Union sick pay benefits, transition expense and gains and losses on disposal of assets. EBITDA is a widely accepted financial indicator of a company's ability to service debt. However, EBITDA should not be construed as an alternative to operating income or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as an indication of Holdings' operating performance or as a measure of liquidity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



(g) Pro forma EBITDA does not give any effect to $90 million of anticipated net annual cost savings (as compared to such costs for the pro forma combined fiscal year ended June 25, 1994) which management believes are achievable by the end of the fourth full year of combined operations. It is anticipated that approximately $117 million in Merger-related capital expenditures and $50 million of other non-recurring costs will be required to complete store conversions, integrate operations and expand warehouse facilities over the same period. Although a portion of the anticipated cost savings is premised upon the completion of such capital expenditures, management believes that over 70% of the cost savings could be achieved without making any Merger-related capital expenditures. As shown below, the sum of the components of the estimated annual cost savings exceeds $90 million; however, management's estimate of $90 million in net annual cost savings gives effect to an offsetting adjustment to reflect its expectation that a portion of the savings will be reinvested in the Company's operations. These anticipated savings are based on estimates and assumptions made by the Company that are inherently uncertain, though considered reasonable by the Company, and are subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of management. As a result, there can be no assurance that such savings will be achieved. See "Business -- The Merger" and "Risk Factors -- Ability to Achieve Anticipated Cost Savings." The components of the estimated cost savings are as follows:



                                                                                           (IN MILLIONS)
            Pro forma EBITDA for the 52 weeks ended June 25, 1994........................      $342.5
            Estimated net annual cost savings:
              Reduced advertising expenses...............................................        28.0
              Reduced store operations expense...........................................        21.0
              Increased volume purchasing efficiencies...................................        19.0
              Warehousing and distribution efficiencies..................................        16.0
              Consolidated manufacturing.................................................        10.0
              Consolidated administrative functions......................................        15.0
              Less: Annual reinvestment of cost savings..................................       (19.0)
                                                                                               ------
            Total estimated net annual cost savings......................................      $ 90.0
                                                                                               ------
            Sum of EBITDA (as defined) and full amount of estimated annual cost savings
              to be realized over four years.............................................      $432.5
                                                                                               ======



    Because of reductions in certain advertising expenses that Food 4 Less has already begun to implement and certain refinements in the post-Merger advertising plan, actual cost savings related to advertising expenses are expected to be approximately $19 million in the first full year following the Merger as compared to the current annualized costs.



(h) EBITDA margin represents EBITDA (as defined) as a percentage of sales.

                  SUMMARY HISTORICAL FINANCIAL DATA OF RALPHS


     The following table sets forth summary historical financial data of RGC (as the predecessor of RSI) as of and for the 53 weeks ended February 3, 1991 and the 52 weeks ended February 2, 1992, and summary historical financial data of RSI as of and for the 52 weeks ended January 31, 1993, January 30, 1994 and January 29, 1995, which have been derived from the financial statements of RSI and RGC audited by KPMG Peat Marwick LLP, independent certified public accountants. The following information should be read in conjunction with the Unaudited Pro Forma Combined Financial Statements, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements of RSI and RGC and related notes thereto included elsewhere in this Prospectus and Solicitation Statement.



                                                              53 WEEKS      52 WEEKS      52 WEEKS      52 WEEKS        52 WEEKS
                                                                ENDED         ENDED         ENDED         ENDED          ENDED
                                                             FEBRUARY 3,   FEBRUARY 2,   JANUARY 31,   JANUARY 30,     JANUARY 29,
                                                                1991          1992          1993          1994            1995
                                                             -----------   -----------   -----------   -----------     ----------
                                                                                    (DOLLARS IN MILLIONS)
OPERATING DATA:
  Sales....................................................    $2,799.1      $2,889.2      $2,843.8      $2,730.2       $2,724.6
  Gross profit.............................................       573.7         614.0         626.6         636.5          623.6
  Selling, general and administrative expenses(a)..........       438.0         459.2         470.0         471.0          467.0
  Interest expense(b)......................................       128.5         130.2         125.6         108.8          112.7
  Net earnings (loss)(c)...................................       (51.4)        (41.2)        (76.1)        138.4(i)        32.1
  Ratio of earnings to fixed charges(d)....................        --(d)         --(d)         1.02x         1.24x          1.24x
BALANCE SHEET DATA (end of period):
  Working capital surplus (deficit)........................    $  (93.9)     $ (114.2)     $ (122.0)     $  (73.0)      $ (119.5)
  Total assets.............................................     1,406.4       1,357.6       1,388.5       1,483.7        1,509.9
  Total debt(e)............................................       986.1         941.9       1,029.8         998.9        1,018.5
  Redeemable stock.........................................         3.0           3.0            --            --             --
  Stockholders' equity (deficit)...........................       (16.0)        (57.2)       (133.3)          5.1           27.2
OTHER DATA:
  Depreciation and amortization(f).........................    $   75.2      $   76.6      $   76.9      $   74.5       $   76.0
  Capital expenditures.....................................        87.6          50.4         102.7          62.2           64.0
  Stores open at end of period.............................         150           158           159           165            173
  EBITDA (as defined)(g)...................................    $  207.0      $  225.8      $  227.3      $  230.2       $  230.2
  EBITDA margin(h).........................................         7.4%          7.8%          8.0%          8.4%           8.4%


- ---------------


(a) Includes provision for post retirement benefits other than pensions of $2.2 million, $2.6 million, $3.3 million, $3.4 million, and $2.6 million for the 53 weeks ended February 3, 1991, the 52 weeks ended February 2, 1992, January 31, 1993, January 30, 1994 and January 29, 1995, respectively.



(b) Interest expense includes non-cash charges related to the amortization of deferred debt issuance costs of $4.1 million for the 53 weeks ended February 3, 1991, $5.0 million for the 52 weeks ended February 2, 1992, $5.5 million for the 52 weeks ended January 31, 1993, $6.5 million for the 52 weeks ended January 30, 1994 and $6.1 million for the 52 weeks ended January 29, 1995, respectively.



(c) Net earnings (loss) includes expenses relating to provisions for Equity Appreciation Rights and for tax indemnification payments to Federated, extraordinary item relating to debt refinancing, loss on disposal of assets, provisions for postretirement and pension benefits and provision for earthquake losses. Net earnings (loss) includes a pre-tax provision for self insurance, which is classified in cost of sales, selling, general and administrative expenses and interest expense, of $29.2 million, $31.2 million, $36.9 million, $36.3 million, and $20.0 million, for the 53 weeks ended February 3, 1991, the 52 weeks ended February 2, 1992, the 52 weeks ended January 31, 1993, the 52 weeks ended January 30, 1994 and the 52 weeks ended January 29, 1995, respectively. Included in the 52 weeks ended January 30, 1994 and the 52 weeks ended January 29, 1995 are reduced employer contributions of $11.8 million and $12.7 million, respectively, related to union health and welfare benefit plans.



(d) For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of earnings before income taxes, cumulative effect of change in accounting principles, extraordinary item and fixed charges before capitalized interest. "Fixed charges" consist of interest expense (including amortization of self-insurance reserves discount), capitalized interest, amortization of deferred debt issuance costs and one-third of rental expense (the portion deemed representative of the interest factor). Earnings were insufficient to cover fixed charges for the 53 weeks ended February 3, 1991 and the 52 weeks ended February 2, 1992 by approximately $25.5 million and $27.7 million, respectively.


(e) Total debt includes long-term debt, current maturities of long-term debt, short-term debt and capital lease obligations.


(f) For the 53 weeks ended February 3, 1991, the 52 weeks ended February 2, 1992, January 31, 1993, January 30, 1994 and January 29, 1995, depreciation and amortization includes amortization of the excess of cost over net assets acquired of $11.0 million, $11.0 million, $11.0 million, $11.0 million and $11.0 million, respectively.



(g) "EBITDA," as defined and presented historically by RGC, represents earnings before interest expense, income tax expense (benefit), depreciation and amortization expense, provisions for Equity Appreciation Rights, provision for tax indemnification payments to Federated, provision for postretirement benefits, the LIFO charge, extraordinary item relating to debt refinancing, provision for legal settlement, provision for restructuring, provision for earthquake losses, a one-time charge for Teamsters Union sick pay benefits, transition expense and gains and losses on disposal of assets. EBITDA is a widely accepted financial indicator of a company's ability to service debt. However, EBITDA should not be construed as an alternative to operating income or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as an indication of Ralphs' operating performance or as a measure of liquidity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


(h) EBITDA margin represents EBITDA (as defined) as a percentage of sales.

(i) Includes recognition of $109.1 million of deferred income tax benefit and $1.1 million current income tax expense for Fiscal 1993 (see Note 11 of Notes to Consolidated Financial Statements of Ralphs Supermarkets, Inc.).

                 SUMMARY HISTORICAL FINANCIAL DATA OF HOLDINGS


     The following table sets forth summary historical financial data of Holdings and its predecessor, Food 4 Less. Because Holdings acquired the capital stock of Food 4 Less in a reorganization, which occurred December 31, 1992, the financial data presented below for periods ending prior to such date represent data of Food 4 Less. Operating data of Holdings for the 52 weeks ended June 26, 1993 reflects the operating results of Food 4 Less only until December 31, 1992, and reflects the consolidated operating results of Holdings for the remainder of the period. The historical financial data of Food 4 Less presented below as of and for the 52 weeks ended June 30, 1990, the 52 weeks ended June 29, 1991 and the 52 weeks ended June 27, 1992, and the historical financial data of Holdings presented below as of and for the 52 weeks ended June 26, 1993 and the 52 weeks ended June 25, 1994 have been derived from the financial statements of Holdings and Food 4 Less audited by Arthur Andersen LLP, independent public accountants. The summary historical financial data of Holdings presented below as of and for the 28 weeks ended January 8, 1994 and January 7, 1995 have been derived from unaudited interim financial statements of Holdings which, in the opinion of management, reflect all material adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of such data. The following information should be read in conjunction with the Unaudited Pro Forma Combined Financial Statements, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements of Holdings and related notes thereto included elsewhere in this Prospectus and Solicitation Statement.



                                                            FOOD 4 LESS                               HOLDINGS
                                                   ------------------------------   ---------------------------------------------
                                                   53 WEEKS   52 WEEKS   52 WEEKS   52 WEEKS   52 WEEKS    28 WEEKS     28 WEEKS
                                                    ENDED      ENDED      ENDED      ENDED      ENDED       ENDED        ENDED
                                                   JUNE 30,   JUNE 29,   JUNE 27,   JUNE 26,   JUNE 25,   JANUARY 8,   JANUARY 7,
                                                     1990     1991(A)      1992       1993     1994(B)       1994         1995
                                                   --------   --------   --------   --------   --------   ----------   ----------
                                                       (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)             (UNAUDITED)
OPERATING DATA:
  Sales..........................................  $1,318.2   $1,606.6   $2,913.5   $2,742.0   $2,585.2    $1,416.2     $1,404.7
  Gross profit...................................     204.8      265.7      520.8      484.2      469.3       262.2        237.5
  Selling, general, administrative and other
    expenses.....................................     157.8      213.1      469.7      434.9      388.8       221.5        199.2
  Interest expense(c)............................      50.8       50.1       70.2       73.6       77.0        41.5         43.2
  Net loss(d)....................................     (10.1)      (9.6)     (33.8)     (31.2)     (11.5)       (5.7)       (14.3)
  Net loss applicable to common share(e).........      (.72)      (.70)     (1.46)     (1.35)      (.50)       (.25)        (.62)
  Ratio of earnings to fixed charges(f)..........      --(f)      --(f)      --(f)      --(f)      --(f)       --(f)        --(f)

BALANCE SHEET DATA (end of period)(g):
  Working capital surplus (deficit)..............  $  (40.5)  $   13.7   $  (66.3)  $  (19.2)  $  (54.9)   $  (14.9)    $  (44.8)
  Total assets...................................     574.7      980.0      998.5      957.8      980.1       969.6        984.6
  Total debt(h)..................................     360.7      558.9      525.3      588.3      576.9       576.2        615.9
  Redeemable stock...............................       5.1         --         --         --         --          --           --
  Stockholder's equity (deficit).................      20.6       84.6       50.8       22.6       10.0        16.2         (4.1)

OTHER DATA:
  Depreciation and amortization(i)...............  $   25.8   $   31.9   $   54.9   $   57.6   $   57.1    $   30.4     $   30.8
  Capital expenditures...........................      36.4       34.7       60.3       53.5       57.5        20.4         39.0
  Stores open at end of period...................       115        259        249        248        258         249          266
  EBITDA (as defined)(j).........................  $   69.5   $   80.7   $  103.1   $  105.9   $  130.5    $   69.1     $   69.4
  EBITDA margin(k)...............................       5.3%       5.0%       3.5%       3.9%       5.0%        4.9%         4.9%


- ---------------

(a) Operating data for the 52 weeks ended June 29, 1991 include the results of Alpha Beta only from June 17, 1991, the date of its acquisition. Alpha Beta's sales for the two weeks ended June 29, 1991 were $59.2 million.

(b) Operating data for the 52 weeks ended June 25, 1994 include the results of the Food Barn stores, which were not material, from March 29, 1994, the date of the Food Barn acquisition.


(c) Interest expense includes non-cash charges related to the amortization of deferred financing costs of $4.1 million for the 53 weeks ended June 30, 1990, $5.2 million for the 52 weeks ended June 29, 1991, $6.3 million for the 52 weeks ended June 27, 1992, $4.9 million for the 52 weeks ended June 26, 1993, $5.5 million for the 52 weeks ended June 25, 1994, $2.9 million for the 28 weeks ended January 8, 1994 and $3.1 million for the 28 weeks ended January 7, 1995.



(d) Net loss includes a pre-tax provision for self insurance, which is classified in cost of sales, selling, general and administrative expenses, and interest expense of $11.2 million, $15.1 million, $51.1 million, $43.9 million, $25.7 million, $24.8 million, and $14.9 million for the 53 weeks ended June 30, 1990, the 52 weeks ended June 29, 1991, the 52 weeks ended, June 27, 1992, the 52 weeks ended June 26, 1993, the 52 weeks ended June 25, 1994, the 28 weeks ended January 8, 1994 and the 28 weeks ended January 7, 1995, respectively. Included in the 52 weeks ended June 25, 1994, the 28 weeks ended January 8, 1994 and the 28 weeks ended January 7, 1995 are reduced employer contributions of $8.1 million, $2.8 million and $13.7 million, respectively, related to union health and welfare benefit plans.



(e) Net loss applicable to common share has been computed after giving effect to the 16.586-for-1 stock split to be effected immediately prior to the FFL Merger.

(f) For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of loss before provision for income taxes and extraordinary charges plus fixed charges. "Fixed charges" consist of interest on all indebtedness, amortization of deferred debt financing costs and one-third of rental expense (the portion deemed representative of the interest factor). Earnings were insufficient to cover fixed charges for the 53 weeks ended June 30, 1990, the 52 weeks ended June 29, 1991, June 27, 1992, June 26, 1993 and June 25, 1994 and the 28 weeks ended January 8, 1994 and January 7, 1995, by approximately $9.1 million, $3.4 million, $25.6 million, $29.8 million, $8.8 million, $5.0 million and $13.8 million, respectively. However, such earnings included non-cash charges of $29.9 million for the 53 weeks ended June 30, 1990, $37.0 million for the 52 weeks ended June 29, 1991, $61.2 million for the 52 weeks ended June 27, 1992, $66.4 million for the 52 weeks ended June 26, 1993, $71.3 million for the 52 weeks ended June 25, 1994, $38.0 million for the 28 weeks ended January 8, 1994 and $44.6 million for the 28 weeks ended January 7, 1995, primarily consisting of depreciation, amortization and accretion of interest.



(g) Balance sheet data as of June 30, 1990 include the effect of the acquisition of Breco Holding Company (the "BHC Acquisition"), as well as the acquisitions of Bell Markets, Inc. and certain assets of ABC Market Corp. Balance sheet data as of June 29, 1991, June 27, 1992, June 26, 1993 and January 8, 1994 reflect the Alpha Beta acquisition and the financings and refinancings associated therewith. Balance sheet data as of June 25, 1994 and January 7, 1995 reflect the acquisition of the Food Barn stores.



(h) Total debt includes long-term debt, current maturities of long-term debt and capital lease obligations.



(i) For the 53 weeks ended June 30, 1990, the 52 weeks ended June 29, 1991, June 27, 1992, June 26, 1993 and June 25, 1994, and for the 28 weeks ended January 8, 1994 and January 7, 1995, depreciation and amortization includes amortization of excess of cost over net assets acquired of $5.3 million, $5.3 million, $7.8 million, $7.6 million, $7.7 million, $4.1 million and $4.2 million, respectively.



(j) "EBITDA," as defined and presented historically by Holdings, represents income before interest expense, depreciation and amortization expense, the LIFO provision, provision for income taxes, provision for earthquake losses and a one-time charge for Teamsters Union sick pay benefits. EBITDA is a widely accepted financial indicator of a company's ability to service debt. However, EBITDA should not be construed as an alternative to operating income or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as an indication of Holdings' operating performance or as a measure of liquidity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



(k)  EBITDA margin represents EBITDA (as defined) as a percentage of sales.

                                  RISK FACTORS

     Before deciding whether to Consent to the Proposed Mergers, each holder of FFL Common Stock and Holdings Common Stock should carefully consider the following factors, in addition to the other matters described in this Prospectus and Solicitation Statement.

LEVERAGE AND DEBT SERVICE


     Following the consummation of the Merger and the Financing, New Holdings will be highly leveraged. At January 7, 1995, pro forma for the Merger, the FFL Merger, the Reincorporation Merger and the Financing (and certain related assumptions), New Holdings' total indebtedness (including current maturities) and stockholder's equity would have been $2,228.8 million and $52.5 million, respectively, and the Company would have had an additional $169.4 million available to be borrowed under the New Revolving Facility. In addition, as of January 7, 1995, after giving effect to the Merger, the FFL Merger, the Reincorporation Merger and the Financing (and certain related assumptions), scheduled payments under operating leases of the Company and its subsidiaries for the twelve months following the Merger would have been $125.0 million. On the same pro forma basis, for the 52 weeks ended June 25, 1994 and the 28 weeks ended January 7, 1995, New Holdings' earnings before fixed charges would have been inadequate to cover fixed charges by $119.5 million and $67.3 million, respectively. However, such earnings include non-cash charges of $221.6 million and $119.4 million, respectively, primarily consisting of depreciation and amortization. New Holdings will be required to make semi-annual cash payments of interest on the New Discount Debentures and the Seller Debentures commencing five years from their date of issuance in the amount of $61.0 million per annum. In addition, New Holdings will be required to commence semi-annual cash payments of interest on any Discount Notes that remain outstanding following the Merger commencing June 15, 1998. New Holdings' ability to make scheduled payments of the principal of, or interest on, or to refinance its Indebtedness and to make scheduled payments under its operating leases depends on its future performance, which to a certain extent is subject to economic, financial, competitive and other factors beyond its control.



     The pro forma financial information presented in this Prospectus and Solicitation Statement is based on, among other things, the assumption that the interest rate borne by the New F4L Senior Notes and the New RGC Notes will be 11% and 11.50%, respectively. In the event that the interest rates on the New F4L Senior Notes and the New RGC Notes are higher than the respective assumed interest rates, the Company's interest expense and deficiency of earnings to fixed charges would increase over the amounts reflected in such pro forma financial information. For a description of the effects on the pro forma financial information of varying acceptance levels in the RGC Offers and the F4L Exchange Offers and of varying interest rates, see Note (l) to the Notes to Unaudited Pro Forma Combined Statement of Operations.



     Based upon the current level of operations and anticipated cost savings, Holdings believes that the Company's cash flow from operations, together with borrowings under the New Revolving Facility and its other sources of liquidity (including leases), will be adequate to meet its anticipated requirements for working capital, capital expenditures, interest payments and scheduled principal payments over the next several years. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." There can be no assurance, however, that the Company's business will continue to generate cash flow at or above current levels or that anticipated cost savings can be fully achieved. If the Company is unable to generate sufficient cash flow from operations in the future to service its debt and make necessary capital expenditures, or if its future earnings growth is insufficient to amortize all required principal payments out of internally generated funds, the Company may be required to refinance all or a portion of its existing debt, sell assets or obtain additional financing. There can be no assurance that any such refinancing or asset sales would be possible or that any additional financing could be obtained, particularly in view of the Company's high level of debt following the Merger and the fact that substantially all of its assets will be pledged to secure the borrowings under the New Credit Facility and other secured obligations.


     New Holdings' high level of debt will have several important effects on its future operations, including the following: (a) New Holdings will have significant cash requirements to service debt, reducing funds available for operations and future business opportunities of the Company and increasing the Company's vulnerability to adverse general economic and industry conditions;
(b) the financial covenants and other restrictions contained in the New Credit Facility and other agreements relating to the indebtedness of New Holdings and the Company will require the Company to meet certain financial tests and will restrict its ability to borrow additional funds, to dispose of assets or to pay cash dividends; and (c) because of New Holdings' debt service requirements, funds available for working capital, capital expenditures, acquisitions and general corporate purposes, may be limited. New Holdings' leveraged position may increase the Company's vulnerability to competitive pressures. The Company's continued growth depends, in part, on its ability to continue its expansion and store conversion efforts, and, therefore, its inability to finance capital expenditures through borrowed funds could have a material adverse effect on the Company's future operations. Moreover, any default under the documents governing the indebtedness of New Holdings could have a significant adverse effect on the market value of the New Holdings Common Stock.



CONTROL OF THE COMPANY



     Pro forma for the Merger, the FFL Merger, the Reincorporation Merger and certain related events, affiliates of Yucaipa and Apollo will have beneficial ownership of approximately 41.8% and 33.9%, respectively, of the outstanding capital stock of New Holdings. Pursuant to a new stockholders' agreement (the "1995 Stockholders Agreement") which will be entered into by the New Equity Investors and certain current FFL stockholders and Holdings warrantholders upon completion of the Merger, New Holdings and the Company will have boards consisting of nine and ten members, respectively, and (i) Yucaipa will have the right to elect six directors to the board of New Holdings and seven directors to the board of the Company, (ii) Apollo will have the right to elect two directors to the board of each of New Holdings and the Company, and (iii) the other New Equity Investors will have the right to elect one director to the board of each of New Holdings and the Company. Under the 1995 Stockholders Agreement, unless and until New Holdings has effected an initial public offering of its equity securities meeting certain criteria, New Holdings and its subsidiaries, including the Company, may not take certain actions without the approval of the New Holdings directors which the New Equity Investors are entitled to elect, including but not limited to certain mergers, sale transactions, transactions with affiliates, issuances of capital stock and payments of dividends on or repurchases of capital stock. As a result of the ownership structure of New Holdings and the contractual rights described above, the voting and management control of New Holdings is highly concentrated. Yucaipa, acting with the consent of the directors elected by the New Equity Investors, has the ability to direct the actions of New Holdings with respect to matters such as the payment of dividends, material acquisitions and dispositions and other extraordinary corporate transactions. Yucaipa will be a party to a consulting agreement with the Company, pursuant to which Yucaipa will render certain management and advisory services to the Company, and will receive fees for such services. Yucaipa will also receive certain fees in connection with the consummation of the Merger, including an advisory fee of $19 million, of which $15 million will be paid through the issuance of New Discount Debentures. In addition, as a result of the Merger, certain officers and former officers of Ralphs will redeem the EARs for $17.8 million in cash and a deferred payment of up to $5 million and will cancel certain options to purchase common stock of RSI for $880,000. An additional $10 million of the EARs, however, will be reinvested in New Holdings by such officers and former officers. Yucaipa also will be reimbursed for (i) any losses incurred upon the resale of the $10 million principal amount of Seller Debentures which may be put to it pursuant to the Put Agreement and (ii) its expenses in connection with the Merger and the related transactions. In addition, on the Closing Date the Company and EJDC will enter into a Consulting Agreement, pursuant to which EJDC will act as a consultant to the Company with respect to certain real estate and general commercial matters for a period of five years from the Closing Date in exchange for the payment of a one-time consulting fee of $9 million, of which $4 million will be used to purchase interests in the partnership that will purchase the New Discount Debentures. See "Certain Relationships and Related Transactions," "Principal Stockholders" and "Description of Capital Stock."



LIQUIDATION PREFERENCE OF NEW EQUITY INVESTMENT



     The Series A Preferred Stock and the Series B Preferred Stock of New Holdings to be purchased by the New Equity Investors initially will have an aggregate liquidation preference of $197,832,440, which initially will accrete daily at the rate of 7% per annum, compounded quarterly, until the later of the fifth anniversary of the date of issuance or the date the Company first reports EBITDA (as defined) of at least $500 million for any twelve-month period. Thereafter, the liquidation preference will remain constant. The accretion rate of the liquidation preference will increase (a) by 2% per annum if the Company fails to report EBITDA of at least $400 million for the four fiscal quarters ending closest to the third anniversary of the date of issuance (or for the rolling four-quarter period ending on any of the three subsequent quarter-ends), (b) by 2% per annum if the Company fails to report EBITDA of at least $425 million for the four fiscal quarters ending closest to the fourth anniversary of the date of issuance (or for the rolling four-quarter period ending on any of the three subsequent quarter-ends) and (c) by 2% per annum if the Company fails to report EBITDA of at least $450 million for the four fiscal quarters ending closest to the fifth anniversary of the date of issuance, in each case, such increase to take effect on the first day after the last day of the fiscal quarter with respect to which such failure occurred; provided that the accretion rate of the liquidation preference will not at any time exceed 13% per annum. The accretion of the liquidation preference will result in a proportional increase in the number of shares of common stock issuable upon conversion of the Series A Preferred Stock and the Series B Preferred Stock. The accretion of the liquidation preference also will increase the amount of distributions available to the New Equity Investors on a preferred basis over existing common stockholders in the event that New Holdings is liquidated or dissolved. In addition, the initial aggregate liquidation preference of the Series A Preferred Stock and the Series B Preferred Stock may increase from the amounts set forth above depending on whether New Holdings determines to increase the number of shares it may sell pursuant to the New Equity Investment, and depending on whether certain existing equity holders of FFL and Holdings exercise preemptive rights to participate in the New Equity Investment. See "Description of Capital Stock -- New Holdings" and "-- New Equity Investment."


ABILITY TO ACHIEVE ANTICIPATED COST SAVINGS


     Management of the Company has estimated that approximately $90 million of annualized net cost savings (as compared to such costs for the pro forma combined fiscal year ended June 25, 1994) can be achieved over a four year period as a result of integrating the operations of Ralphs and Food 4 Less. See "Business -- The Merger." The cost savings estimates have been prepared solely by members of the management of each company. The estimates necessarily make numerous assumptions as to future sales levels and other operating results, the availability of funds for capital expenditures as well as general industry and business conditions and other matters, many of which are beyond the control of the Company. Several of the cost savings estimates are premised on the assumption that certain levels of efficiency presently maintained by either Food 4 Less or Ralphs can be achieved by the combined Company following the Merger. Other estimates are based on a management consensus as to what levels of purchasing and similar efficiencies should be achievable by an entity the size of the Company. Certain of the estimates relating to the consolidation of warehousing and distribution facilities assume the completion of certain capital expenditures to expand the capacity of the continuing facilities. It is anticipated that $117 million in Merger-related capital expenditures and $50 million of other non-recurring costs will be required to complete store conversions, integrate operations and expand warehouse facilities over the four year period following the Merger, without which the estimated cost savings may not be fully achievable. Management expects that the non-recurring integration costs will effectively offset any cost savings in the first year following the Merger. Because the assumptions underlying the cost savings estimates are numerous and detailed, management believes that it would be impractical to specify all such assumptions in this Prospectus and Solicitation Statement. However, management also believes that all such assumptions are reasonable in light of existing business conditions and prospects. Investors are cautioned that the actual cost savings realized by the Company may vary considerably from the estimates contained herein and that undue reliance should not be placed upon such estimates. There also can be no assurance that unforeseen costs and expenses or other factors will not offset the projected cost savings in whole or in part.


REGIONAL ECONOMIC CONDITIONS

     Following the consummation of the Merger, a substantial percentage of the Company's business (representing approximately 90% of pro forma sales) will be conducted in Southern California. Southern

California began to experience a significant economic downturn in 1991 and has only recently begun a mild recovery. The economy in Southern California has been affected by substantial job losses in the defense and aerospace industries and other adverse economic trends. These adverse regional economic conditions have resulted in declining sales levels at Ralphs and Holdings in recent periods. For the 52 weeks ended June 25, 1994, and the 52 weeks ended January 29, 1995, Holdings and Ralphs experienced 6.9% and 3.7% declines, respectively, in comparable store sales as compared with the comparable period in the prior year, primarily reflecting the weak economy in Southern California, lower levels of price inflation in certain food product categories, and increased competitive store openings in Southern California. For the 28 weeks ended January 7, 1995 and the 28 weeks ended January 29, 1995, Holdings and Ralphs experienced 4.5% and 3.4% declines, respectively, in comparable store sales. However, both Holdings' and Ralphs' comparable store sales declines have begun to moderate in recent months. Although data indicate a mild recovery in the Southern California economy and management believes that overall sales trends in Southern California should improve along with the economy, there can be no assurance that improvement will occur or that substantial future declines in same store sales will not occur. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


COMPETITION


     The supermarket industry is highly competitive and characterized by narrow profit margins. The Company's competitors in each of its operating divisions include national and regional supermarket chains, independent and specialty grocers, drug and convenience stores, and the newer "alternative format" food stores, including warehouse club stores, deep discount drug stores and "super centers." Supermarket chains generally compete on the basis of location, quality of products, service, price, product variety and store condition. The Company regularly monitors its competitors' prices and adjusts its prices and marketing strategy as management deems appropriate in light of existing conditions. Some of the Company's competitors have greater financial resources than the Company and could use these resources to take steps which could adversely affect the Company's competitive position. See "Business -- Competition."


ILLIQUID INVESTMENT

     New Holdings Common Stock (like FFL Common Stock and Holdings Common Stock) is expected to be an illiquid investment. New Holdings Common Stock will not be listed for trading on any exchange, and no firm is expected to make a market in New Holdings Common Stock. Moreover, a significant portion of the outstanding shares of New Holdings Common Stock is expected to be subject to the terms of the 1995 Stockholders Agreement or other agreements which restrict the transfer of shares and impose material obligations, including with respect to voting of shares, which bind transferees. As a consequence, there can be no assurance as to the ability of a holder of New Holdings Common Stock to sell his shares or the price at which he may be able to sell his shares.

NET LOSSES


     Holdings has reported a net loss of $11.5 million for the 52 weeks ended June 25, 1994, $31.2 million for the 52 weeks ended June 26, 1993, $33.8 million for the 52 weeks ended June 27, 1992, $9.6 million for the 52 weeks ended June 29, 1991 and $10.1 million for the 53 weeks ended June 30, 1990. On a pro forma basis for the 52 weeks ended June 25, 1994 and the 28 weeks ended January 7, 1995, after giving effect to the Merger, the FFL Merger and the Financing (and certain related assumptions), New Holdings would have reported a net loss of approximately $119.5 million and $67.3 million, respectively. There can be no assurance that Holdings will not continue to report net losses in the future.

                          THE MERGER AND THE FINANCING


     On September 14, 1994, Food 4 Less, Holdings and FFL entered into the Merger Agreement with RSI and the stockholders of RSI. Pursuant to the terms of the Merger Agreement, Food 4 Less will, subject to certain conditions being satisfied or waived, be merged with and into RSI pursuant to the RSI Merger. Immediately following the RSI Merger, RGC, which is currently a wholly-owned subsidiary of RSI, will merge with and into RSI pursuant to the RGC Merger, and RSI will change its name to Ralphs Grocery Company. Prior to the Merger, FFL will merge with and into Holdings, which will be the surviving corporation in the FFL Merger. Immediately following the FFL Merger, Holdings will change its jurisdiction of incorporation by merging into a newly-formed, wholly-owned subsidiary, New Holdings, incorporated in Delaware, pursuant to the Reincorporation Merger. As a result of the Merger, the FFL Merger and the Reincorporation Merger, the Company will become a wholly-owned subsidiary of New Holdings. As a result of the Reincorporation Merger, any Discount Notes that remain outstanding following the Merger will be the obligations of New Holdings. Conditions to the consummation of the RSI Merger include the receipt of regulatory approvals and other necessary consents and the completion of financing. The purchase price for RSI is approximately $1.5 billion, including the assumption of debt. The consideration payable to the stockholders of RSI consists of $375 million in cash, $131.5 million principal amount of the Seller Debentures and $18.5 million initial accreted value of the New Discount Debentures to be issued by New Holdings. New Holdings will use $100 million of the cash received from the New Equity Investment, together with the Seller Debentures and such New Discount Debentures, to acquire approximately 48% of the capital stock of RSI immediately prior to consummation of the RSI Merger. New Holdings will then contribute the $250 million of purchased shares of RSI stock to Food 4 Less, and pursuant to the RSI Merger the remaining shares of RSI stock will be acquired for $275 million in cash. Pursuant to an agreement (the "Put Agreement") entered into in connection with the execution of the Merger Agreement, the Edward J. DeBartolo Corporation, an Ohio corporation ("EJDC"), which currently owns approximately 60.3% of the outstanding common stock of RSI, will have the right to put to Yucaipa, which controls Food 4 Less, on the closing date of the Merger (the "Closing Date"), up to $10 million aggregate principal amount of Seller Debentures acquired by EJDC in connection with the Merger, at a purchase price equal to their principal amount. Yucaipa will be reimbursed for (i) any losses incurred upon the resale of the $10 million principal amount of Seller Debentures which may be put to it pursuant to the Put Agreement and (ii) its expenses in connection with the Merger and the related transactions. In addition, on the Closing Date the Company and EJDC will enter into a Consulting Agreement, pursuant to which EJDC will act as a consultant to the Company with respect to certain real estate and general commercial matters for a period of five years from the Closing Date in exchange for the payment of a consulting fee of $9 million, of which $4 million will be used to purchase interests in the partnership that will purchase the New Discount Debentures. See "Certain Relationships and Related Transactions -- Food 4 Less and Holdings." The Merger Agreement, as amended, provides that Food 4 Less will pay the stockholders of RSI interest on the aggregate purchase price of $525 million at a rate equal to the prime rate plus 1% from and after March 16, 1995 through the Closing Date. The Merger Agreement may be terminated by the parties if the Merger has not been consummated on or prior to June 6, 1995.


     As currently contemplated, the Merger will be financed through the following transactions:


     - Borrowings of up to $750 million aggregate principal amount pursuant to the New Term Loans under the New Credit Facility to be provided by a syndicate of banks led by Bankers Trust. The New Credit Facility will also provide for the $325 million New Revolving Facility, $16.4 million of which is anticipated to be drawn at closing.



     - The issuance of up to $295 million of New F4L Senior Notes pursuant to the Senior Note Public Offering.



     - The issuance of up to $200 million of New RGC Notes pursuant to the Subordinated Note Public Offering.



     - The issuance of preferred stock in a private placement by New Holdings to a group of investors led by Apollo and including affiliates of BT Securities, CS First Boston and DLJ and other institutional investors, yielding cash proceeds of $140 million pursuant to the New Equity Investment. Concurrently with the New Equity Investment, the New Equity Investors will purchase outstanding shares of

        New Holdings capital stock from a stockholder of New Holdings for a purchase price of $57.8 million. See "Description of Capital
        Stock -- New Equity Investment."


     - The exchange by Food 4 Less pursuant to the F4L Exchange Offers of (a) up to $175 million aggregate principal amount of the Old F4L Senior Notes for up to $175 million aggregate principal amount of New F4L Senior Notes plus $5.00 in cash per $1,000 principal amount exchanged and (b) up to $145 million aggregate principal amount of the Old F4L Senior Subordinated Notes for up to $145 million aggregate principal amount of the New F4L Senior Subordinated Notes plus $20.00 in cash per $1,000 principal amount exchanged, together with the solicitation of consents from the holders of the Old F4L Notes to certain amendments to the Old F4L Indentures. It is a condition to the F4L Exchange Offers that at least 80% of the outstanding principal amount of Old F4L Notes are exchanged pursuant to the F4L Exchange Offers.



     - The RGC Offers by Food 4 Less to (i) exchange up to $450 million aggregate principal amount of the Old RGC Notes for up to $450 million aggregate principal amount of New RGC Notes plus $20.00 in cash per $1,000 principal amount of Old RGC Notes exchanged and (ii) purchase Old RGC Notes for $1,010.00 in cash per $1,000 principal amount of Old RGC Notes accepted for purchase, together with the solicitation of consents from holders of Old RGC Notes to certain amendments to the Old RGC Indentures. The RGC Minimum Exchange condition to the RGC Offers provides that at least a majority of the outstanding principal amount of the Old RGC Notes are exchanged for New RGC Notes pursuant to the RGC Offers.



     - The purchase by New Holdings of approximately 48% of the outstanding common stock of RSI for an aggregate consideration of $250 million, consisting of $100 million of the cash proceeds from the New Equity Investment, $131.5 million principal amount of the Seller Debentures and $18.5 million initial accreted value of the New Discount Debentures, followed by the contribution of such common stock of RSI to Food 4 Less. Pursuant to the RSI Merger the remaining shares of RSI stock will be acquired for $275 million in cash.



     - The placement by New Holdings of $100 million initial accreted value of New Discount Debentures to a partnership including Yucaipa, the selling stockholders of Ralphs, an affiliate of George Soros, Apollo, and an affiliate of each of BT Securities, CS First Boston and DLJ. The $100 million initial accreted value of New Discount Debentures includes (a) $18.5 million that will be issued to the RSI stockholders, (b) $15 million, $5 million and $2.5 million that will be issued to Yucaipa, BT Securities and Apollo, respectively, in satisfaction of fees otherwise payable by the Company and New Holdings in connection with the Merger and the Financing and (c) $59 million that will be issued for cash to the partnership described above. The $41 million initial accreted value of New Discount Debentures to be issued to the RSI stockholders, Apollo, BT Securities and Yucaipa will be contributed to such partnership by the recipients thereof.



     - The assumption by the Company, pursuant to the RGC Merger, of approximately $166.8 million of other indebtedness of RGC and Food 4 Less.



     - The purchase by Holdings pursuant to the Holdings Offer to Purchase of Discount Notes for $785.00 in cash, plus accrued cash interest thereon at a rate of 15.25% per annum from and after March 15, 1995 until the Closing Date for every $1,000 principal amount (at maturity) of Discount Notes (which, as of May 1, 1995 had an accreted value of $680.26 per $1,000) accepted for purchase, together with the solicitation of consents from the holders of the Discount Notes to certain amendments to the Discount Note Indenture.

     The following table illustrates the sources and uses of funds to consummate the Merger, assuming the transaction occurs as of May 30, 1995. This presentation assumes that $225.5 million principal amount of Old RGC Notes is tendered into the RGC Offers in exchange for New RGC Notes (representing 50.1% of the outstanding aggregate principal amount of Old RGC Notes), $224.5 million principal amount of Old RGC Notes is tendered into the RGC Offers for cash (representing 49.9% of the outstanding aggregate principal amount of Old RGC Notes), $256 million principal amount of Old F4L Notes is tendered into the F4L Exchange Offers (representing 80% of the outstanding aggregate principal amount of Old F4L Notes) and $103.6 million principal amount (at maturity) of Discount Notes is tendered into the Holdings Offer to Purchase (representing 100% of the outstanding aggregate principal amount (at maturity) of Discount Notes). This presentation assumes the use of the maximum amount of cash proceeds that could be necessary to consummate the Merger (if holders representing more than 49.9% of the outstanding principal amount of Old RGC Notes tender into the RGC Offers in exchange for New RGC Notes, rather than for cash (i.e. the RGC Minimum Exchange is exceeded), the non-cash sources and cash uses would be correspondingly adjusted). Although management believes such assumptions are reasonable under the circumstances, actual sources and uses may differ from those set forth below depending upon the outcome of the Holdings Offer to Purchase, the F4L Exchange Offers and the RGC Offers.


                                SOURCES AND USES
                                 (in millions)


CASH SOURCES                                      CASH USES
- ---------------------------------------------     ---------------------------------------------
New Term Loans(a).................  $   750.0     Purchase RSI Common Stock(j)......  $   375.9
New Revolving Facility(b).........       16.4     Purchase Old RGC Notes(k).........      226.8
New F4L Senior Notes(c)...........      295.0     Purchase Discount Notes...........       83.9
                                                  Repay Ralphs 1992 Credit
New RGC Notes(d)..................      200.0     Agreement.........................      255.1
New Equity Investment(e)..........      140.0     Repay F4L Credit Agreement........      161.5
New Discount Debentures(f)........       59.0     Pay Accrued Interest(l)...........       29.3
                                                  EAR Related Payments(m)...........       22.8
                                                  Repay Mortgage Indebtedness(n)....      191.5
                                                  Purchase New Holdings Common
                                                    Stock(o)........................        3.7
                                                  Fees and Expenses(p)..............      109.9
                                    ---------                                         ---------
     Total Cash Sources...........  $ 1,460.4     Total Cash Uses...................  $ 1,460.4
                                    =========                                         =========
NON-CASH SOURCES                                  NON-CASH USES
- ---------------------------------------------     ---------------------------------------------
New F4L Senior Notes(g)...........  $   140.0     Old F4L Senior Notes Exchanged....  $   140.0
Assumed Old F4L Senior Notes......       35.0     Assumed Old F4L Senior Notes......       35.0
New F4L Senior Subordinated                       Old F4L Senior Subordinated Notes
  Notes...........................      116.0     Exchanged.........................      116.0
Assumed Old F4L Senior                            Assumed Old F4L Senior
  Subordinated Notes..............       29.0     Subordinated Notes................       29.0
New RGC Notes(h)..................      225.5     Old RGC Notes Exchanged...........      225.5
New Discount Debentures(f)........       41.0     Fees and Expenses(p)..............       22.5
Assumed Capital Leases and Other                  Assumed Capital Leases and Other
  Debt............................      166.8     Debt..............................      166.8
Seller Debentures(i)..............      131.5     Purchase RSI Common Stock(i)......      150.0
                                    ---------                                         ---------
     Total Non-Cash Sources.......  $   884.8     Total Non-Cash Uses...............  $   884.8
                                    =========                                         =========



- ---------------



(a) Food 4 Less has accepted a commitment letter from Bankers Trust pursuant to which Bankers Trust has agreed, subject to certain conditions, to provide the Company up to a maximum aggregate amount of $1,075 million of financing under the New Credit Facility. It is anticipated that the New Credit Facility will be syndicated to a number of financial institutions for whom Bankers Trust will act as agent. The New Credit Facility will provide for
    (i) the New Term Loans in the aggregate amount of up to $750 million, comprised of the $375 million Tranche A Loan, the $125 million Tranche B Loan, the $125 million Tranche C Loan, and the $125 million Tranche D Loan and (ii) the $325 million New Revolving Facility. The Tranche A Loan may not be fully funded at the Closing Date. The New Credit Facility will provide that the portion of the Tranche A Loan not funded at the Closing Date will be available for a period of 91 days following the Closing Date to fund the Change of Control Offer. See "Description of the New Credit Facility."


(b) The New Revolving Facility will provide for a $325 million line of credit which will be available for working capital requirements and general corporate purposes. Up to $150 million of the New Revolving Facility may be used to support standby letters of credit. The letters of credit will be used to cover workers' compensation contingencies and for other purposes permitted under the New Revolving Facility. The Company anticipates that letters of credit for approximately $92.6 million will be issued under the New Revolving Facility at closing, in replacement of existing letters of credit, primarily to satisfy the State of California's requirements relating to workers compensation self-insurance.



(c) Represents New F4L Senior Notes issued pursuant to the Senior Note Public Offering. If Food 4 Less receives tenders in excess of the RGC Minimum Exchange in the RGC Offers, Food 4 Less may elect to decrease the amount of New F4L Senior Notes being offered pursuant to the Senior Note Public Offering.



(d) Represents New RGC Notes issued pursuant to the Subordinated Note Public Offering. If Food 4 Less receives tenders in excess of the RGC Minimum Exchange in the RGC Offers, Food 4 Less may elect to decrease the amount of New RGC Notes being offered pursuant to the Subordinated Note Public Offering. It is not anticipated that the amount of New RGC Notes offered pursuant to the Subordinated Note Public Offering will be reduced below $100 million principal amount.



(e) Does not include the $10 million equity contribution by Ralphs management. See note (m) below. Concurrently with the New Equity Investment, certain existing stockholders of New Holdings (formerly stockholders of FFL), including affiliates of George Soros, will sell outstanding shares of New Holdings stock to CLH, which in turn will sell such shares to the New Equity Investors for an aggregate purchase price of $57.8 million (which represents the same price per share as will be paid in the New Equity Investment). In connection with the New Equity Investment, the New Equity Investors will contribute the common stock so acquired to New Holdings in consideration for newly-issued preferred shares. See "Description of Capital Stock -- New Equity Investment."



(f) Represents $100 million initial accreted value of New Discount Debentures, $59 million of which will be issued for cash, $18.5 million of which will be issued to the RSI stockholders as Merger consideration and $15 million, $5 million and $2.5 million of which will be issued to Yucaipa, BT Securities and Apollo, respectively, in satisfaction of fees otherwise payable by the Company and New Holdings in connection with the Merger and the Financing.



(g) Represents New F4L Senior Notes issued pursuant to the F4L Exchange Offers, which will be part of the same issue as the New F4L Senior Notes issued pursuant to the Senior Note Public Offering.



(h) Represents New RGC Notes issued pursuant to the RGC Offers, which will be part of the same issue as the New RGC Notes issued pursuant to the Subordinated Note Public Offering.



(i) In connection with the RSI Merger, New Holdings will issue $131.5 million principal amount of the Seller Debentures as part of the purchase price for the RSI common stock, up to $10 million of which may be put to Yucaipa on the Closing Date at a purchase price equal to their principal amount pursuant to the Put Agreement. In addition, Yucaipa will be reimbursed by the Company for (i) any losses incurred upon the resale of the $10 million principal amount of Seller Debentures which may be put to it pursuant to the Put Agreement and (ii) its expenses in connection with the Merger and the related transactions. See "Certain Relationships and Related
    Transactions -- Food 4 Less."



(j) Includes $375 million to be paid in cash to stockholders of RSI and $0.9 million to be paid in cash to holders of RSI management stock options. See "Executive Compensation -- New Management Stock Option Plan and Management Investment."



(k) Represents the purchase of Old RGC Notes tendered for cash pursuant to the RGC Offers. In addition, to the extent any Old RGC Notes remain outstanding following consummation of the RGC Offers, a portion of the proceeds of the Tranche A Loan not fully funded at the Closing Date will be available to fund the purchase of Old RGC Notes pursuant to the Change of Control Offer.



(l) Represents accrued interest payable on all debt securities assumed to be tendered pursuant to the F4L Exchange Offers and the RGC Offers.



(m) Represents payments to or for the benefit of Ralphs management with respect to outstanding EARs in connection with the Merger. Ralphs management will receive New Holdings stock options in exchange for the cancellation of the remaining EAR liability of $10 million. See "Executive
    Compensation -- Equity Appreciation Rights Plan" and "Certain Relationships and Related Transactions -- Food 4 Less and Holdings."



(n) Represents the repayment of outstanding mortgage indebtedness of Ralphs in the principal amount of $174.1 million, plus the estimated amount of the prepayment fees payable with respect thereto.



(o) Represents the purchase of shares of New Holdings common stock from stockholders who have exercised statutory dissenters' rights in connection with the FFL Merger. There are no other shares subject to statutory dissenters' rights.



(p) Includes advisory fees of $19 million to be paid to Yucaipa, other fees of $5 million to be paid to BT Securities and commitment fees of $5 million to be paid to Apollo upon the closing of the Merger. Of such amounts, $15 million of Yucaipa's advisory fee, $2.5 million of Apollo's commitment fee and BT Securities' $5 million fee will be paid through the issuance of New Discount Debentures in lieu of cash. Such New Discount Debentures will be contributed by them to the partnership that will acquire all of the New Discount Debentures. Yucaipa anticipates that it in turn will pay a cash fee of approximately $3.5 million to Soros Fund Management in consideration for advisory services which Soros Fund Management has rendered since 1991. See "Certain Relationships and Related Transactions -- Food 4 Less and Holdings."



For additional information, see "Description of the New Credit Facility," "The Exchange Offers and the Public Offerings" and "Description of Other Indebtedness."

                            PRO FORMA CAPITALIZATION


     The following table sets forth the pro forma combined capitalization of New Holdings as of January 7, 1995, adjusted to give effect to the Merger, the FFL Merger, the Reincorporation Merger and the Financing (and certain related assumptions) and the application of the proceeds therefrom. This presentation assumes that $225.5 million principal amount of Old RGC Notes is tendered into the RGC Offers in exchange for New RGC Notes, $224.5 million principal amount of Old RGC Notes is tendered into the RGC Offers for cash, $256 million principal amount of Old F4L Notes is tendered into the F4L Exchange Offers and $103.6 million principal amount (at maturity) of Discount Notes is tendered into the Holdings Offer to Purchase. This presentation also assumes that any Old RGC Notes not tendered into the RGC Offers are repurchased after the Closing Date pursuant to the Change of Control Offer. The table should be read in conjunction with the Unaudited Pro Forma Combined Financial Statements and the historical consolidated financial statements of Ralphs and Holdings and related notes thereto included elsewhere in this Prospectus and Solicitation Statement.



                                                                                     PRO FORMA
                                                                                  CAPITALIZATION
                                                                                  --------------
                                                                                   (IN MILLIONS)
Cash............................................................................     $    50.9
                                                                                     =========
Short-term and current portion of long-term debt:
  New Term Loans................................................................     $     3.8
  Other indebtedness............................................................          23.0
                                                                                     ---------
          Total short-term and current portion of long-term debt................     $    26.8
                                                                                     =========
Long-term debt:
  New Term Loans(a).............................................................     $   746.2
  New Revolving Facility(b).....................................................          54.5
  Other indebtedness............................................................         129.3
  New F4L Senior Notes(c).......................................................         435.0
  Old F4L Senior Notes..........................................................          35.0
  New RGC Notes(d)..............................................................         425.5
  New F4L Senior Subordinated Notes.............................................         116.0
  Old F4L Senior Subordinated Notes.............................................          29.0
  New Discount Debentures (initial accreted value)..............................         100.0
  Seller Debentures.............................................................         131.5
                                                                                     ---------
          Total long-term debt..................................................       2,202.0
                                                                                     ---------
Stockholders' equity(e):
  Series A Preferred Stock(f)...................................................         161.8
  Series B Preferred Stock(f)...................................................          31.0
  Common stock, $.01 par value..................................................           0.0
  Additional paid-in capital....................................................          59.9
  Notes receivable(g)...........................................................          (0.7)
  Retained deficit..............................................................        (193.6)
  Treasury stock................................................................          (5.9)
                                                                                     ---------
     Total stockholders' equity.................................................          52.5
                                                                                     ---------
          Total capitalization..................................................     $ 2,254.5
                                                                                     =========


- ---------------


(a) Food 4 Less has accepted a commitment letter from Bankers Trust pursuant to which Bankers Trust has agreed, subject to certain conditions, to provide the Company up to a maximum aggregate amount of $1,075 million of financing under the New Credit Facility. It is anticipated that the New Credit Facility will be syndicated to a number of financial institutions for whom Bankers Trust will act as agent. The New Credit Facility will provide for
    (i) the New Term Loans in the aggregate amount of up to $750 million, comprised of the $375 million Tranche A Loan, the $125 million Tranche B Loan, the $125 million Tranche C Loan and the $125 million Tranche D Loan and (ii) the $325 million New Revolving Facility. The Tranche A Loan may not be fully funded at the Closing Date. The New Credit Facility will provide that the portion of the Tranche A Loan not funded at the Closing Date will be available for a period of 91 days following the Closing Date to fund the Change of Control Offer. See "Description of the New Credit Facility."

(b) The New Revolving Facility will provide for a $325 million line of credit which will be available for working capital requirements and general corporate purposes. Up to $150 million of the New Revolving Facility may be used to support standby letters of credit. The letters of credit will be used to cover workers' compensation contingencies and for other purposes permitted under the New Revolving Facility. The Company anticipates that letters of credit for approximately $92.6 million will be issued under the New Revolving Facility at closing, in replacement of existing letters of credit, primarily to satisfy the State of California's requirements relating to workers' compensation self-insurance.



(c) Includes New F4L Senior Notes issued pursuant to both the Senior Note Public Offering and the F4L Exchange Offers.



(d) Includes New RGC Notes issued pursuant to both the Subordinated Note Public Offering and the RGC Offers. In accordance with the terms of the Old RGC Indentures, holders of Old RGC Notes not exchanged for New RGC Notes or purchased pursuant to the RGC Offers will be entitled to have such Old RGC Notes repurchased by the Company pursuant to the Change of Control Offer which will occur up to 91 days following the closing of the Merger. A portion of the Tranche A Loan not fully funded at the Closing Date will be available to fund the purchase of Old RGC Notes pursuant to the Change of Control Offer.



(e) Prior to consummation of the Merger, FFL will merge with and into Holdings pursuant to the FFL Merger. FFL is a holding company and the assets of FFL consist solely of its investment in the capital stock of Holdings. Immediately following the FFL Merger, Holdings will change its jurisdiction of incorporation by merging into its wholly-owned subsidiary, New Holdings, incorporated in Delaware, pursuant to the Reincorporation Merger. For purposes of the pro forma financial presentation set forth above, the minority ownership interest in Holdings that existed prior to the FFL Merger has been classified with the majority ownership interest in Holdings as a result of its elimination in the FFL Merger.



(f) Reflects the issuance of the Series A Preferred Stock (liquidation preference $166.8 million) and Series B Preferred Stock (liquidation preference $31.0 million) in the New Equity Investment for cash net of, in the case of the Series A Preferred Stock, $5 million in related commitment fees (of which $2.5 million is being satisfied through the issuance of New Discount Debentures).



(g) Represents notes receivable from shareholders of Holdings with respect to the purchase of Holdings' common stock. See "Executive Compensation -- Food 4 Less Stock Plan."

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS


     The following unaudited pro forma combined financial statements of New Holdings for the 52 weeks ended June 25, 1994 and as of and for the 28 weeks ended January 7, 1995, give effect to the Merger, the FFL Merger, the Reincorporation Merger and the Financing (and certain related assumptions set forth below) and the application of the proceeds therefrom as if such transactions occurred on June 27, 1993, with respect to the pro forma operating and other data, and as of January 7, 1995, with respect to the pro forma balance sheet data. Such pro forma information combines the results of operations of Holdings for the 52 weeks ended June 25, 1994 and the results of operations and balance sheet data as of and for the 28 weeks ended January 7, 1995, with the results of operations of Ralphs for the 52 weeks ended July 17, 1994 and the results of operations and balance sheet data as of and for the 28 weeks ended January 29, 1995, respectively. For information regarding the Merger, the FFL Merger, the Reincorporation Merger and the Financing, see "The Merger and the Financing."



     Prior to consummation of the Merger, FFL will merge with and into Holdings pursuant to the FFL Merger. The Merger of FFL into Holdings has no effect on Holdings. FFL is a holding company and the assets of FFL consist solely of its investment in the capital stock of Holdings. Immediately following the FFL Merger, Holdings will change its jurisdiction of incorporation by merging into a newly-formed, wholly-owned subsidiary, New Holdings, incorporated in Delaware, pursuant to the Reincorporation Merger. For purposes of the pro forma financial presentation set forth below, the minority ownership interest in Holdings that existed prior to the FFL Merger has been classified with the majority ownership interest in Holdings as a result of its elimination in the FFL Merger. The pro forma adjustments are based upon the following assumptions: (i) $225.5 million principal amount of Old RGC Notes are tendered into the RGC Offers in exchange for New RGC Notes, (ii) $224.5 million principal amount of Old RGC Notes are tendered into the RGC Offers for cash, (iii) $256 million principal amount of Old F4L Notes are tendered into the F4L Exchange Offers, and (iv) $103.6 million principal amount (at maturity) of Discount Notes are tendered into the Holdings Offer to Purchase. This presentation also assumes that $200 million principal amount of New RGC Notes are issued pursuant to the Subordinated Note Public Offering and that $295 million principal amount of New F4L Senior Notes are issued pursuant to the Senior Note Public Offering. In addition, the unaudited pro forma combined financial statements have been prepared based upon the assumption that upon consummation of the Merger, the Company will divest or close 32 stores.


     The pro forma adjustments are based upon currently available information and upon certain assumptions that management believes are reasonable. The Merger will be accounted for by New Holdings as a purchase of Ralphs by New Holdings and Ralphs' assets and liabilities will be recorded at their estimated fair market values at the date of the Merger. The adjustments included in the unaudited pro forma combined financial statements represent New Holdings' preliminary determination of these adjustments based upon available information. There can be no assurance that the actual adjustments will not differ significantly from the pro forma adjustments reflected in the pro forma financial information.


     The unaudited pro forma combined financial statements are not necessarily indicative of either future results of operations or results that might have been achieved if the foregoing transactions had been consummated as of the indicated dates. The unaudited pro forma combined financial statements should be read in conjunction with the historical consolidated financial statements of Holdings and Ralphs, together with the related notes thereto, included elsewhere in this Prospectus and Solicitation Statement.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)



                                                        52 WEEKS ENDED
                                                  --------------------------
                                                    RALPHS        HOLDINGS
                                                  (HISTORICAL)  (HISTORICAL)
                                                  (UNAUDITED)    (AUDITED)
                                                   JULY 17,       JUNE 25,      PRO FORMA      PRO FORMA
                                                     1994           1994       ADJUSTMENTS     COMBINED
                                                  -----------   ------------   -----------     ---------
Sales...........................................   $ 2,709.7      $2,585.2       $(241.4)(a)   $ 5,053.5
Cost of sales...................................     2,076.3       2,115.9        (194.7)(a)     4,005.3
                                                                                     4.2(b)
                                                                                     2.8(c)
                                                                                     0.8(d)
                                                   ---------      --------       -------       ---------
     Gross profit...............................       633.4         469.3         (54.5)        1,048.2
Selling, general and administrative
  expenses(m)...................................       469.1         388.8         (36.4)(a)       833.1
                                                                                     8.1(b)
                                                                                     1.4(d)
                                                                                     1.6(e)
                                                                                     0.5(f)
Amortization of excess cost over net assets
  acquired......................................        11.0           7.7          10.7(g)         29.4
Provision for restructuring.....................         2.4           0.0            --             2.4
                                                   ---------      --------       -------       ---------
     Operating income...........................       150.9          72.8         (40.4)          183.3
Other expenses:
  Interest expense -- cash(l)...................        93.2          57.0          74.1(h)        224.3
  Interest expense -- non-cash(l)...............         9.4          14.6          23.8(h)         47.8
  Amortization of debt issuance costs(l)........         6.4           5.5           1.5(h)         13.4
  Loss on disposal of assets....................         1.8            --            --             1.8
  Provision for earthquake loss.................        11.0           4.5            --            15.5
                                                   ---------      --------       -------       ---------
     Earnings (loss) before income tax
       provision(n).............................        29.1          (8.8)       (139.8)         (119.5)
Income tax expense (benefit)....................      (108.0)          2.7         105.3(i)           --
                                                   ---------      --------       -------       ---------
     Net earnings (loss)(j).....................   $   137.1      $  (11.5)      $(245.1)      $  (119.5)
                                                   =========      ========       =======       =========
     Net loss per common share(o)...............         n/a      $   (.50)                    $   (5.22)
                                                                  ========                     =========
     Ratio of earnings to fixed charges(k)(l)...         1.2x           --                            --
                                                   =========      ========                     =========


       See Notes to Unaudited Pro Forma Combined Statement of Operations.

                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)



                                                       28 WEEKS ENDED
                                                 ---------------------------
                                                   RALPHS        HOLDINGS
                                                 (HISTORICAL)  (HISTORICAL)
                                                 (UNAUDITED)    (UNAUDITED)
                                                 JANUARY 29,    JANUARY 7,      PRO FORMA      PRO FORMA
                                                    1995           1995        ADJUSTMENTS     COMBINED
                                                 -----------   ------------    -----------     ---------
Sales..........................................    $1,483.6       $1,404.7       $(120.7)(a)   $2,767.6
Cost of sales..................................     1,144.5        1,167.2         (99.3)(a)    2,214.6
                                                                                     2.3 (b)
                                                                                    (0.8)(c)
                                                                                     0.7 (d)
                                                   --------       --------       -------       --------
     Gross profit..............................       339.1          237.5         (23.6)         553.0
Selling, general and administrative
  expenses(m)..................................       254.7          199.2         (18.7)(a)      442.1
                                                                                     4.4 (b)
                                                                                     1.3 (d)
                                                                                     0.9 (e)
                                                                                     0.3 (f)
Amortization of excess cost over net assets
  acquired.....................................         5.9            4.2           5.8 (g)       15.9
Provision for restructuring....................         0.0            5.1            --            5.1
                                                   --------       --------       -------       --------
     Operating income..........................        78.5           29.0         (17.6)          89.9
Other expenses:
  Interest expense -- cash(l)..................        53.2           31.6          37.7 (h)      122.5
  Interest expense -- non-cash(l)..............         4.9            8.5          14.0 (h)       27.4
  Amortization of debt issuance costs(l).......         3.2            3.1           0.6 (h)        6.9
  Loss (gain) on disposal of assets............         0.8           (0.4)           --            0.4
                                                   --------       --------       -------       --------
     Earnings (loss) before income tax
       provision(n)............................        16.4          (13.8)        (69.9)         (67.3)
Income tax expense (benefit)...................         0.0            0.5          (0.5)(i)        0.0
                                                   --------       --------       -------       --------
     Net earnings (loss)(j)....................    $   16.4       $  (14.3)      $ (69.4)      $  (67.3)
                                                   ========       ========       =======       ========
     Net loss per common share(o)..............         n/a       $   (.62)                    $  (2.94)
                                                                  ========                     ========
     Ratio of earnings to fixed
       charges(k)(l)...........................         1.2x            --                           --
                                                   ========       ========                     ========


       See Notes to Unaudited Pro Forma Combined Statement of Operations.

                          NOTES TO UNAUDITED PRO FORMA
                        COMBINED STATEMENT OF OPERATIONS


(a) Reflects the anticipated closing or divestiture of 32 stores. Does not give effect to the closure of 2 Food 4 Less stores open at October 1, 1994 which were subsequently closed. Food 4 Less has determined that there is no impairment of existing goodwill related to the store closures based on its projection of future undiscounted cash flows.


(b) Represents the additional depreciation expense associated with the purchase price allocation to property, plant and equipment of $160.0 million based on the current estimate of fair market value. Property, plant and equipment is being depreciated over an average useful life of 13 years. Depreciation expense has been allocated among cost of sales and selling, general and administrative expenses.

(c)  Reflects the elimination of Ralphs historical LIFO provision.

(d) Reflects depreciation expense associated with approximately $36.8 million of additional fixed assets required for the conversion of 23 Ralphs stores to the Food 4 Less warehouse format and 122 Alpha Beta, Boys and Viva stores to the Ralphs format.


(e) Reflects additional Yucaipa management fees ($2.0 million for the 52 weeks ended June 25, 1994 and $1.1 million for the 28 weeks ended January 7,
     1995) and the elimination of an annual guarantee fee ($0.4 million for the 52 weeks ended June 25, 1994 and $0.2 million for the 28 weeks ended January 7, 1995) paid by Ralphs to EJDC.


(f) Reflects increased compensation resulting from new employment agreements with certain of the current executive officers of Ralphs.


(g) Reflects the amortization of the excess of cost over net assets acquired in the Merger ($21.7 million for the 52 weeks ended June 25, 1994 and $11.7 million for the 28 weeks ended January 7, 1995) and elimination of Ralphs' historical amortization ($11.0 million for the 52 weeks ended June 25, 1994 and $5.9 million for the 28 weeks ended January 7, 1995). Amortization has been calculated on the straight line basis over a period of 40 years.


(h) The following table presents a reconciliation of pro forma interest expense and amortization of deferred financing costs:


                                                                                                          28 WEEKS
                                                                                       52 WEEKS             ENDED
                                                                                         ENDED           JANUARY 7,
                                                                                     JUNE 25, 1994          1995
                                                                                     -------------       ----------
     Historical interest expense -- cash...........................................     $ 150.2            $  84.8
                                                                                        -------            -------
       Plus: Interest on borrowings under:
         New Credit Facility.......................................................        79.8               42.9
         New F4L Senior Notes......................................................        33.2               17.9
         New RGC Notes.............................................................        48.9               26.4
         Other bank fees...........................................................         3.5                1.9
         Other debt................................................................         2.0                1.8
       Less: Interest on borrowings under:
         Old bank term loans:
           Ralphs..................................................................       (21.3)             (13.7)
           Food 4 Less.............................................................       (11.5)              (6.9)
         Old RGC Notes.............................................................       (43.9)             (23.6)
         Other debt................................................................       (16.6)              (9.0)
                                                                                        -------            -------
       Pro forma adjustment........................................................        74.1               37.7
                                                                                        -------            -------
     Pro forma interest expense -- cash............................................     $ 224.3            $ 122.5
                                                                                        =======            =======
     Historical interest expense -- non-cash.......................................     $  24.0            $  13.4
       Plus:
         Interest on Seller Debentures.............................................        18.5               11.1
         Accretion of New Discount Debentures......................................        14.1                8.4
       Less:
         Accretion of Discount Notes...............................................        (8.8)              (5.5)
                                                                                        -------            -------
     Pro forma interest expense -- non-cash........................................     $  47.8            $  27.4
                                                                                        =======            =======
     Historical amortization of debt issuance costs................................     $  11.9            $   6.3
       Plus:
         Financing and exchange/consent fees.......................................         9.0                4.8
         Other fees and expenses...................................................         3.9                2.1
       Less:
         Historical financing costs:
         Ralphs....................................................................        (6.1)              (3.2)
         Food 4 Less...............................................................        (5.3)              (3.1)
                                                                                        -------            -------
       Pro forma adjustment........................................................         1.5                0.6
                                                                                        -------            -------
     Pro forma amortization of debt issuance costs.................................     $  13.4            $   6.9
                                                                                        =======            =======



(i) Represents the elimination of the historical income tax benefit of Ralphs ($108.0 million for the 52 weeks ended June 25, 1994) and Holdings income tax expense ($2.7 million for the 52 weeks ended June 25, 1994 and $0.5 million for the 28 weeks ended January 7, 1995) given expected pro forma losses. Holdings' ability to recognize income tax benefits may be limited in accordance with Financial Accounting Standard No. 109 "Accounting for Income Taxes." As such, no income tax benefit has been reflected in these pro forma financial statements. See "Certain Federal Income Tax Considerations."



(j) The unaudited pro forma results of operations for the 52 weeks ended June 25, 1994 and the 28 weeks ended January 7, 1995 do not include one-time non-recurring costs related to (i) severance payments under certain employment contracts with Food 4 Less management totalling $1.4 million that are subject to change of control provisions and the achievement of earnings and sales targets,

    (ii) costs related to the integration of the Company's operations which are estimated to be $50.0 million over a three-year period, (iii) $1.8 million in costs related to the cancellation of an employment agreement, or (iv) other costs related to warehouse closures, which costs are not presently determinable.


(k) For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of earnings before income taxes, cumulative effect of change in accounting principles, extraordinary item and fixed charges before capitalized interest. "Fixed charges" consist of interest expense (including amortization of self-insurance reserves discount), capitalized interest, amortization of deferred debt issuance costs and one-third of rental expense (the portion deemed representative of the interest factor). Holdings' pro forma earnings were inadequate to cover pro forma fixed charges for the 52 weeks ended June 25, 1994 and for the 28 weeks ended January 7, 1995 by approximately $119.5 million and $67.3 million, respectively. However, such pro forma earnings included non-cash charges of $221.6 million for the 52 weeks ended June 25, 1994 and $119.4 million for the 28 weeks ended January 7, 1995, primarily consisting of depreciation and amortization.


(l) Supplemental Pro Forma Adjustments:


        The table below shows the variations that would occur in the pro forma cash and non-cash interest expense, the amortization of debt issuance costs and the amount of the deficiency of earnings to fixed charges at different participation levels of Old RGC Notes tendered in exchange for New RGC Notes in the RGC Offers (50.1%, 55.1%, 60.1% and 65.1%) and of Old F4L Notes tendered into the F4L Exchange Offers (80%, 85%, 90% and 95%). The table also indicates the changes in the foregoing items (at each participation level) that would result from each 25 basis point increase in the interest rate on the New F4L Senior Notes over the assumed rate of 11% and each 25 basis point increase in the interest rate on the New RGC Notes over the assumed rate of 11.50%.



                                                      52 WEEK PERIOD                                28 WEEK PERIOD
                                         -----------------------------------------     -----------------------------------------
                                                  PARTICIPATION LEVEL(1)                        PARTICIPATION LEVEL(1)
                                         -----------------------------------------     -----------------------------------------
                                         50.1/80%   55.1/85%   60.1/90%   65.1/95%     50.1/80%   55.1/85%   60.1/90%   65.1/95%
                                         --------   --------   --------   --------     --------   --------   --------   --------
    Interest expense -- cash...........   $224.3     $224.9     $225.4     $226.0       $122.5     $122.8     $123.1     $123.4
    Interest expense -- non-cash.......     47.8       47.8       47.8       47.8         27.4       27.4       27.4       27.4
    Amortization of debt issuance
      costs............................     13.4       13.5       13.6       13.7          6.9        7.0        7.0        7.1
    Deficiency of earnings to fixed
      charges(2).......................    119.5      120.2      120.8      121.5         67.3       67.7       68.0       68.4

    EFFECT OF EACH 25 BASIS POINT INCREASE IN THE
      INTEREST RATE ON THE NEW F4L SENIOR NOTES
      AND NEW RGC NOTES
    Additional interest
      expense -- cash..................   $  2.2     $  2.2     $  2.3     $  2.4       $  1.2     $  1.2     $  1.2     $  1.3
    Additional interest
      expense -- non-cash..............       --         --         --         --           --         --         --         --
    Additional amortization of debt
      issuance costs...................       --         --         --         --           --         --         --         --
    Additional deficiency of earnings
      to fixed charges(2)..............      2.2        2.2        2.3        2.4          1.2        1.2        1.2        1.3


    ----------------------


    (1) If Food 4 Less receives tenders in excess of the RGC Minimum Exchange in the RGC Offers, Food 4 Less may elect to decrease the amount of New RGC Notes being offered pursuant to the Subordinated Note Public Offering and/or decrease the amount of New F4L Senior Notes being offered pursuant to the Senior Note Public Offering.


    (2) "Earnings" consist of earnings before income taxes, cumulative effect of change in accounting principles, extraordinary item and fixed charges before capitalized interest. "Fixed charges" consist of interest expense (including amortization of self-insurance reserves discount), capitalized interest, amortization of deferred debt issuance costs and one-third of rental expense (the portion deemed representative of the interest factor).


(m) Pro forma combined selling, general and administrative expenses for the 52 weeks ended June 25, 1994 and the 28 weeks ended January 7, 1995 include reduced employer contributions of $25.8 million and $20.5 million, respectively, related to union health and welfare benefit plans.



(n) The pro forma combined loss before income tax provision for the 52 weeks ended June 25, 1994 and the 28 weeks ended January 7, 1995 includes reduction in self insurance reserves of $26.4 million and $21.5 million, respectively.



(o) Net loss per common share has been computed after giving effect to the 16.586-for-1 stock split to be effected immediately prior to the FFL Merger and the redemption of the shares of stockholders who have exercised statutory dissenters' rights.



(p) "EBITDA," as defined and presented historically by RGC, represents net earnings before interest expense, income tax expense (benefit), depreciation and amortization expense, post-retirement benefits, the LIFO charge, provision for restructuring, provision for earthquake losses, a one-time charge for Teamsters Union sick pay benefits, transition expense and gains and losses on disposal of assets. EBITDA is a widely accepted financial indicator of a company's ability to service debt. However, EBITDA should not be construed as an alternative to operating income or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as an indication of the Holdings' operating performance or as a measure of liquidity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        The following table presents a reconciliation of pro forma EBITDA (as defined):



                                                                                 52 WEEKS ENDED     28 WEEKS ENDED
                                                                                 JUNE 25, 1994      JANUARY 7, 1995
                                                                                 --------------     --------------
    Historical EBITDA:
      Ralphs EBITDA............................................................      $228.1             $126.0
        EBITDA margin(1).......................................................         8.4%               8.5%
      Food 4 Less EBITDA.......................................................      $130.5             $ 69.4
        EBITDA margin..........................................................         5.0%               4.9%
    Less: Pro Forma Adjustments(2).............................................      $(16.1)            $ (6.1)
                                                                                     ------             ------
    Pro Forma EBITDA...........................................................      $342.5             $189.3
                                                                                     ======             ======
      Pro Forma EBITDA margin..................................................         6.8%               6.8%
                                                                                     ======             ======



       (1) EBITDA margin represents EBITDA (as defined) as a percentage of sales.



       (2) Reflects primarily EBITDA (as defined) associated with closed or divested stores and the adjustments referred to in notes
           (e) and (f) above.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                             (DOLLARS IN MILLIONS)


                                                      RALPHS           HOLDINGS
                                                   (HISTORICAL)      (HISTORICAL)
                                                    (AUDITED)         (UNAUDITED)      PRO FORMA
                                                 JANUARY 29, 1995   JANUARY 7, 1995   ADJUSTMENTS      PRO FORMA
                                                 ----------------   ---------------   -----------      ---------
                                                     ASSETS
Current assets:
  Cash and cash equivalents....................      $   35.1           $  15.8         $   0.0(a)     $   50.9
  Accounts receivable..........................          43.6              26.8              --            70.4
  Inventories..................................         221.4             223.2            39.9(b)        484.5
  Prepaid expense and other current assets.....          19.8              17.6              --            37.4
                                                     --------           -------         -------        --------
         Total current assets..................         319.9             283.4            39.9           643.2
Investments....................................           0.0              12.4                            12.4
Property, plant and equipment..................         624.7             370.2           160.0(c)      1,130.1
                                                                                          (22.8)(d)
                                                                                           (2.0)(e)
Excess of cost over net assets acquired, net...         365.4             263.7           501.4(f)      1,130.5
Beneficial lease rights........................          49.2               0.0              --            49.2
Deferred debt issuance costs, net..............          23.0              25.5            88.4(g)         94.1
                                                                                          (42.8)(h)
Deferred income taxes..........................         112.5               0.0          (112.5)(i)         0.0
Other assets...................................          15.2              29.4           (12.9)(d)        36.7
                                                                                            5.0(j)
                                                     --------           -------         -------        --------
         Total assets..........................      $1,509.9           $ 984.6         $ 601.7        $3,096.2
                                                     ========           =======         =======        ========
                                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term debt.........      $   84.0           $  25.9         $ (83.1)(k)    $   26.8
  Short-term debt..............................          51.5               0.0           (51.5)(l)         0.0
  Accounts payable.............................         176.6             165.0              --           341.6
  Accrued expenses.............................          99.8             108.8           (14.8)(m)       200.3
                                                                                            4.7(d)
                                                                                            1.8(n)
  Current portion of self-insurance reserves...          27.5              28.6              --            56.1
                                                     --------           -------         -------        --------
         Total current liabilities.............         439.4             328.3          (142.9)          624.8
Long-term debt.................................         883.0             590.0           729.0(o)      2,202.0
Self-insurance reserves........................          44.9              50.7              --            95.6
Deferred income taxes..........................           0.0              14.7              --            14.7
Lease valuation reserve........................          29.0               0.0              --            29.0
Other non-current liabilities..................          86.4               5.0           (27.8)(p)        77.6
                                                                                           11.0(q)
                                                                                            3.0(e)
                                                     --------           -------         -------        --------
         Total liabilities.....................       1,482.7             988.7           572.3         3,043.7
                                                     --------           -------         -------        --------
Stockholders' equity:
  Series A Preferred Stock, liquidation
    preference $166.8 million..................            --                --           104.0(r)        161.8
                                                                                           57.8(s)
  Series B Preferred Stock, liquidation
    preference $31.0 million...................            --                --            31.0(r)         31.0
  Common Stock.................................           0.3               0.0            (0.3)(t)         0.0
  Additional paid-in capital...................         175.2             105.5            10.0(p)         59.9
                                                                                         (175.2)(t)
                                                                                          (57.8)(s)
                                                                                            2.2(u)
  Notes receivable from shareholders...........           0.0              (0.7)             --            (0.7)
  Retained deficit.............................        (148.3)           (108.9)          (22.6)(v)      (193.6)
                                                                                          148.3(t)
                                                                                          (40.4)(d)
                                                                                           (1.8)(n)
                                                                                          (19.9)(w)
  Treasury stock...............................            --                --            (2.2)(u)        (5.9)
                                                                                           (3.7)(x)
                                                     --------           -------         -------        --------
         Total stockholders' equity(y).........          27.2              (4.1)           29.4            52.5
                                                     --------           -------         -------        --------
         Total liabilities and stockholders'
           equity..............................      $1,509.9           $ 984.6         $ 601.7        $3,096.2
                                                     ========           =======         =======        ========


            See Notes to Unaudited Pro Forma Combined Balance Sheet.

              NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET


(a) Reflects gross proceeds received from (i) the New Term Loans, (ii) the New Revolving Facility, (iii) the New Equity Investment, (iv) the Public Offerings and (v) the New Discount Debenture Placement used to retire certain debt and liabilities and to pay financing costs and other related fees as set forth in the following table:



        New Term Loans............................................................................  $ 750.0
        New Revolving Facility....................................................................     54.5
        New F4L Senior Notes......................................................................    295.0
        New RGC Notes.............................................................................    200.0
        New Equity Investment.....................................................................    140.0
        New Discount Debentures...................................................................     59.0
        Purchase Discount Notes...................................................................    (83.9)
        Purchase RSI Common Stock.................................................................   (375.9)
        Repay Ralphs 1992 Credit Agreement........................................................   (297.4)
        Repay F4L Credit Agreement................................................................   (174.4)
        Purchase Old RGC Notes....................................................................   (226.8)
        Pay EAR liability.........................................................................    (17.8)
        Loan to affiliate.........................................................................     (5.0)
        Repay other Ralphs debt...................................................................   (188.9)
        Purchase New Holdings Common Stock........................................................     (3.7)
        Accrued Interest..........................................................................    (14.8)
        Fees and Expenses.........................................................................   (109.9)
                                                                                                    -------
                Pro forma adjustment..............................................................  $   0.0
                                                                                                    =======


(b) Reflects the elimination of Ralphs historical LIFO reserve ($17.4 million) and the write-up of merchandise inventory ($22.5 million); both to reflect current estimated selling prices less costs of disposal and a reasonable profit allowance for the selling effort of the acquiring company.

(c) Reflects the estimated write-up to fair value of Ralphs property, plant and equipment as of the date of the Merger.


(d) Reflects estimated restructuring charge associated with closing 29 Food 4 Less conventional supermarkets or warehouse stores and converting 5 Food 4 Less conventional supermarkets to warehouse stores. Pursuant to the settlement agreement with the State of California, 24 Food 4 Less stores (as well as 3 Ralphs stores) must be closed by December 31, 1995. See
    "Business -- California Settlement Agreement." Although not required by such settlement agreement, an additional 5 under-performing stores selected by the Company also are scheduled to be closed by December 31, 1995. The restructuring charge consists of write-downs of property, plant and equipment ($22.8 million), write-off of the Alpha Beta trademark ($8.6 million), write-off of other assets ($4.3 million), lease termination expenses ($3.1 million) and miscellaneous expense accruals ($1.6 million). The expected cash payments to be made in connection with the restructuring charge total $7.1 million. It is expected that such cash payments will be made by December 31, 1995. The estimated restructuring charge will be recorded as an expense once the Merger is completed. No additional expenses are expected to be incurred in future periods in connection with these closings. Food 4 Less has determined that there is no impairment of existing goodwill related to the store closures based on its projections of future undiscounted cash flows.


(e) Reflects the anticipated closing of 3 Ralphs stores.


(f) Reflects the excess of costs over the fair value of the net assets of Ralphs acquired in connection with the Merger ($866.8 million) and the elimination of Ralphs historical excess of costs over the fair value of the net assets acquired ($365.4 million). The purchase price and preliminary calculation of the excess of cost over the net book value of assets acquired is as follows:



        Purchase price:
          Purchase of outstanding common equity..................................................  $  525.9
          Fees and expenses......................................................................      55.8
                                                                                                   --------
          Total purchase price...................................................................  $  581.7
                                                                                                   --------
        Purchase price is financed by:
          Seller Debentures......................................................................  $  131.5
          New Discount Debentures................................................................      18.5
          New Equity Investment..................................................................     140.0
          New borrowings.........................................................................     291.7
                                                                                                   --------
                                                                                                   $  581.7
                                                                                                   ========


       Preliminary calculation of purchase price allocated to assets and liabilities based on management's estimate of fair values as of January 29, 1995:



          Cash...................................................................................  $   35.1
          Receivables............................................................................      43.6
          Inventories............................................................................     261.3
          Other current assets...................................................................      19.8
          Property, fixtures and equipment.......................................................     782.7
          Beneficial lease rights................................................................      49.2
          Goodwill...............................................................................     866.8
          Other assets...........................................................................      18.0
          Current liabilities....................................................................    (424.8)
          Obligations under capital leases.......................................................     (89.1)
          Long-term debt.........................................................................    (806.6)
          Other non-current liabilities..........................................................    (174.3)
                                                                                                   --------
                                                                                                   $  581.7
                                                                                                   ========

        Pro forma book value of historical assets acquired:
          Historical net book value at January 29, 1995......................................      $   27.2
          Less book value of historical assets with no value at the acquisition date:
            Historical deferred tax asset.............................................  112.5
            Historical goodwill.......................................................  365.4
            Historical deferred debt costs............................................   20.2        (498.1)
                                                                                        -----      --------
            Negative pro forma book value of net assets acquired.............................         470.9
          Purchase price.....................................................................         581.7
                                                                                                   --------
          Excess of purchase price to be allocated...........................................      $1,052.6
                                                                                                   ========
        Excess allocated to:
          Inventories........................................................................      $   39.9
          Property, fixtures and equipment...................................................         160.0
          Goodwill...........................................................................         866.8
          Other non-current liabilities......................................................         (14.1)
                                                                                                   --------
                                                                                                   $1,052.6
                                                                                                   ========



(g) Reflects the debt issuance costs associated with the New Credit Facility, ($33.4 million), the RGC Offers ($2.2 million), the F4L Exchange Offers ($2.6 million), the Senior Note Public Offering ($8.9 million) and the Subordinated Note Public Offering ($6.0 million), the cash exchange payments associated with the RGC Offers ($4.5 million) and the F4L Exchange Offers ($3.0 million) and other financing costs ($27.8 million). These amounts have been capitalized as deferred financing costs.


(h) Reflects the elimination of deferred debt issuance costs associated with the Ralphs 1992 Credit Agreement (as defined) ($6.3 million), the F4L Credit Agreement (as defined) ($9.2 million), the Old RGC Notes ($10.4 million) and the Old F4L Notes ($13.4 million) and other indebtedness of RGC and Food 4 Less ($3.5 million) to be repaid in connection with the Merger.

(i) Reflects the elimination of Ralphs deferred tax asset associated with changes in the financial reporting basis of assets. The combined Company may be required to record a valuation allowance on all or some deferred tax assets in compliance with Financial Accounting Standard No. 109 "Accounting for Income Taxes." This determination may be based, in part, on historical or expected earnings. For purposes of these pro forma financial statements it has been assumed that all deferred net tax assets have been fully reserved.

(j) Represents a loan to a corporation owned by Yucaipa affiliates. The corporation will invest the loan proceeds in a partnership that will purchase New Discount Debentures. All proceeds received by the Company from the repayment of the loan will be paid to former holders of Ralphs EARs in satisfaction of the deferred EAR liability. See "Certain Relationships and Related Transactions -- Food 4 Less and Holdings."


(k) Reflects the repayment and cancellation of the current maturities of Ralphs 1992 Credit Agreement ($65.0 million), the F4L Credit Agreement ($19.8 million), certain other Ralphs debt ($2.1 million) and the recording of the current maturities of the New Credit Facility ($3.8 million).


(l) Reflects the repayment of Ralphs' old revolving credit facility.


(m) Reflects the payment of accrued interest on the Ralphs 1992 Credit Agreement ($1.5 million), the F4L Credit Agreement ($1.7 million), the Old RGC Notes ($5.5 million), the Old F4L Notes ($4.5 million) and other indebtedness of RGC and Food 4 Less ($1.6 million) to be repaid in connection with the Merger.


(n) Represents the liability to an executive under his employment contract due to a change of control provision.


(o) Reflects the repayment and cancellation of the Ralphs 1992 Credit Agreement and the F4L Credit Agreement and the repayment of certain other Ralphs debt, and records borrowings under the New Credit Facility and issuance of the New Discount Debentures and the Seller Debentures as set forth in the table below:



        New Term Loans............................................................................  $ 746.2
        New Revolving Facility....................................................................     54.5
        New F4L Senior Notes......................................................................    295.0
        New RGC Notes.............................................................................    200.0
        New Discount Debentures...................................................................    100.0
        Seller Debentures.........................................................................    131.5
        Purchase Discount Notes (book value)......................................................    (64.5)
        Repay Ralphs 1992 Credit Agreement........................................................   (180.0)
        Repay F4L Credit Agreement................................................................   (154.6)
        Purchase Old RGC Notes....................................................................   (224.5)
        Repay other Ralphs debt...................................................................   (174.6)
                                                                                                    -------
                Net pro forma adjustment..........................................................  $ 729.0
                                                                                                    =======



(p) Reflects payments with respect to a portion of the Ralphs EAR liability ($17.8 million) and the issuance of New Holdings stock options in consideration of the cancellation of the remaining Ralphs EAR liability ($10.0 million). See "Executive Compensation -- Equity Appreciation Rights Plan." No future compensation expense will be recorded as the cancellation of certain EAR liabilities ($10.0 million) in consideration for the issuance of New Holdings stock options is deemed to reflect fair value.


(q) Reflects a reserve for Ralphs unfunded defined benefit pension plan, determined as the difference between the projected benefit obligation of the plan as compared to the fair value of plan assets, less amounts previously accrued.


(r) Reflects the issuance of the Series A and Series B Preferred Stock for cash, net of (in the case of the Series A Preferred Stock) $5.0 million in related commitment fees. The proceeds will be used to acquire RSI stock, to repurchase Discount Notes and to repay indebtedness of the Company.


(s) Represents the cancellation of 5,783,244 shares of common stock (after giving effect to a 2.082-for-one stock split) in connection with the issuance of Preferred Stock in the New Equity Investment.


(t) Reflects the elimination of Ralphs historical equity.


(u) Represents the reclassification of treasury stock held by Holdings.


(v) Represents the write-off of the historical deferred debt issuance costs of Holdings related to its refinanced debt.


(w) Represents the premium over the book value of the Discount Notes as of January 7, 1995 and related fees.


(x) Represents the purchase of shares of New Holdings common stock from stockholders who have exercised statutory dissenters' rights in connection with the FFL Merger. There are no other shares subject to statutory dissenters' rights.


(y) The unaudited pro forma combined balance sheet as of January 7, 1995 does not include certain one-time non-recurring costs related to (i) severance payments under certain employment contracts with Food 4 Less management totaling $1.4 million that are subject to change of control provisions and the achievement of earnings and sales targets, (ii) costs related to the integration of the Company's operations which are estimated to be $50.0 million (includes an estimated $12.0 million related to termination and severance costs) over a three-year period, (iii) other costs related to warehouse closures, which costs are not presently determinable or (iv) any contingent liability to reimburse Yucaipa in the event it incurs a loss on the resale of $10 million of the Seller Debentures.

                  SELECTED HISTORICAL FINANCIAL DATA OF RALPHS


     The following table presents selected historical financial data of RGC (as the predecessor of RSI) as of and for the 53 weeks ended February 3, 1991, and the 52 weeks ended February 2, 1992, and summary historical financial data of RSI for the 52 weeks ended January 31, 1993, January 30, 1994 and January 29, 1995, which have been derived from the financial statements of RSI and RGC audited by KPMG Peat Marwick LLP, independent certified public accountants. The following information should be read in conjunction with the Unaudited Pro Forma Combined Financial Statements, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements of RSI and RGC and related notes thereto included elsewhere in this Prospectus and Solicitation Statement.



                                                        53 WEEKS        52 WEEKS        52 WEEKS       52 WEEKS       52 WEEKS
                                                          ENDED           ENDED           ENDED          ENDED          ENDED
                                                       FEBRUARY 3,     FEBRUARY 2,     JANUARY 31,    JANUARY 30,    JANUARY 29,
                                                           1991            1992           1993           1994            1995
                                                       ------------    ------------    -----------    -----------    ------------
                                                                                 (DOLLARS IN MILLIONS)
OPERATING DATA:
  Sales................................................   $2,799.1       $2,889.2       $ 2,843.8      $ 2,730.2       $2,724.6
  Cost of sales........................................    2,225.4        2,275.2         2,217.2        2,093.7        2,101.0
                                                          --------       --------       ---------      ---------       --------
  Gross profit.........................................      573.7          614.0           626.6          636.5          623.6
  Selling, general and administrative expenses(a)......      438.0          459.2           470.0          471.0          467.0
  Provision for equity appreciation rights.............       15.3           18.3              --             --             --
  Amortization of excess of cost over net assets
    acquired...........................................       11.0           11.0            11.0           11.0           11.0
  Provisions for restructuring and tax indemnification
    payments(b)........................................         --           10.0             7.1            2.4             --
                                                          --------       --------       ---------      ---------       --------
  Operating income.....................................      109.4          115.5           138.5          152.1          145.6
    Interest expense(c)................................      128.5          130.2           125.6          108.8          112.7
    Loss on disposal of assets and provisions for legal
      settlement and earthquake losses(d)..............        6.4           13.0            10.1           12.9            0.8
  Income tax expense (benefit).........................       12.8           13.5             8.3         (108.0)(e)         --
  Cumulative effect of change in accounting for
    postretirement benefits other than pensions........      (13.1)            --              --             --             --
  Extraordinary item-debt refinancing, net of tax
    benefits...........................................         --             --           (70.6)            --             --
                                                          --------       --------       ---------      ---------       --------
  Net earnings (loss)(f)...............................   $  (51.4)      $  (41.2)      $   (76.1)     $   138.4       $   32.1
                                                          ========       ========       =========      =========       ========
  Ratio of earnings to fixed charges(g)................         --(g)          --(g)         1.02x          1.24x          1.24x
BALANCE SHEET DATA (end of period):
  Working capital surplus (deficit)....................   $  (93.9)      $ (114.2)      $  (122.0)     $   (73.0)      $ (119.5)
  Total assets.........................................    1,406.4        1,357.6         1,388.5        1,483.7        1,509.9
  Total debt(h)........................................      986.1          941.9         1,029.8          998.9        1,018.5
  Redeemable stock.....................................        3.0            3.0              --             --             --
  Stockholders' equity (deficit).......................      (16.0)         (57.2)         (133.3)           5.1           27.2
OTHER DATA:
  Depreciation and amortization(i).....................   $   75.2       $   76.6       $    76.9      $    74.5       $   76.0
  Capital expenditures.................................       87.6           50.4           102.7           62.2           64.0
  Stores open at end of period.........................        150            158             159            165            173
  EBITDA (as defined)(j)...............................   $  207.0       $  225.8       $   227.3      $   230.2       $  230.2
  EBITDA margin(k).....................................        7.4%           7.8%            8.0%           8.4%           8.4%


- ---------------


(a) Includes provision for post retirement benefits other than pensions of $2.2 million, $2.6 million, $3.3 million, $3.4 million and $2.6 million for the 53 weeks ended February 3, 1991, the 52 weeks ended February 2, 1992, January 31, 1993, January 30, 1994 and January 29, 1995, respectively.


(b) Provisions for restructuring are charges for expenses relating to closing of Ralphs central bakery operation. The charge reflected the complete write-down of the bakery building, machinery and equipment, leaseholds, related inventory and supplies, and providing severance pay to terminated employees. These charges were $7.1 million and $2.4 million for the 52 weeks ended January 31, 1993 and the 52 weeks ended January 30, 1994, respectively. Provision for tax indemnification payments to Federated were $10.0 million for the 52 weeks ended February 2, 1992.


(c) Interest expense includes non-cash charges related to the amortization of deferred debt issuance costs of $4.1 million for the 53 weeks ended February 3, 1991, $5.0 million for the 52 weeks ended February 2, 1992, $5.5 million for the 52 weeks ended January 31, 1993, $6.5 million for the 52 weeks ended January 30, 1994 and $6.1 million for the 52 weeks ended January 29, 1995, respectively.



(d) Loss on disposal of assets was $6.4 million, $13.0 million, $2.6 million, $1.9 million and $0.8 million for the 53 weeks ended February 3, 1991, the 52 weeks ended February 2, 1992, January 31, 1993, January 30, 1994 and January 29, 1995, respectively. The 52 weeks ended February 2, 1992 includes approximately $12.2 million representing a reserve against losses related to the closing of three stores. Provision for legal settlement was $7.5 million for the 52 weeks ended January 31, 1993. Provision for earthquake losses was $11.0 million for the 52 weeks ended January 30, 1994. This represents reserve for losses, net of anticipated insurance recoveries, resulting from the January 17, 1994 Southern California earthquake.

(e) Includes recognition of $109.1 million of deferred income tax benefit and $1.1 million current income tax expense for Fiscal 1993 (see Note 11 of Notes to Consolidated Financial Statements of Ralphs Supermarkets, Inc.).


(f) Net earnings (loss) includes a pre-tax provision for self insurance, which is classified in cost of sales, selling, general and administrative expenses and interest expense, of $29.2 million, $31.2 million, $36.9 million, $36.3 million, and $20.0 million, for the 53 weeks ended February 3, 1991, the 52 weeks ended February 2, 1992, the 52 weeks ended January 31, 1993, the 52 weeks ended January 30, 1994 and the 52 weeks ended January 29, 1995, respectively. Included in the 52 weeks ended January 30, 1994 and the 52 weeks ended January 29, 1995 are reduced employer contributions of $11.8 million and $12.7 million, respectively, related to union health and welfare benefit plans.



(g) For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of earnings before income taxes, cumulative effect of change in accounting principles, extraordinary items and fixed charges before capitalized interest. "Fixed charges" consist of interest expense (including amortization of self-insurance reserves discount), capitalized interest, amortization of deferred debt issuance costs and one-third of rental expense (the portion deemed representative of the interest factor). Earnings were insufficient to cover fixed charges for the 53 weeks ended February 3, 1991 and the 52 weeks ended February 2, 1992 by $25.5 million and $27.7 million, respectively.



(h) Total debt includes long-term debt, current maturities of long-term debt, short-term debt and capital lease obligations.



(i) For the 53 weeks ended February 3, 1991, the 52 weeks ended February 2, 1992, January 31, 1993, January 30, 1994 and January 29, 1995, depreciation and amortization includes amortization of the excess of cost over net assets acquired of $11.0 million, $11.0 million, $11.0 million, $11.0 million and $11.0 million, respectively.



(j) "EBITDA," as defined and presented historically by RGC, represents earnings before interest expense, income tax expense (benefit), depreciation and amortization expense, provisions for Equity Appreciation Rights, provision for tax indemnification payments to Federated, provision for postretirement benefits, the LIFO charge, extraordinary item relating to debt refinancing, provision for legal settlement, provision for restructuring, provision for earthquake losses, a one-time charge for Teamsters Union sick pay benefits, transition expense and gains and losses on disposal of assets. EBITDA is a widely accepted financial indicator of a company's ability to service debt. However, EBITDA should not be construed as an alternative to operating income or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as an indication of Ralphs' operating performance or as a measure of liquidity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



(k) EBITDA margin represents EBITDA (as defined) as a percentage of sales.

                 SELECTED HISTORICAL FINANCIAL DATA OF HOLDINGS


     The following table presents selected historical financial data of Holdings and its predecessor, Food 4 Less. Because Holdings acquired the capital stock of Food 4 Less in a reorganization, which occurred December 31, 1992, the financial data presented below for periods ending prior to such date represent data of Food 4 Less. Operating data of Holdings for the 52 weeks ended June 26, 1993 reflects the operating results of Food 4 Less only until December 31, 1992 and reflects the consolidated operating results of Holdings for the remainder of the period. The historical financial data of Food 4 Less presented below as of and for the 52 weeks ended June 30, 1990, the 52 weeks ended June 29, 1991 and the 52 weeks ended June 27, 1992, and the historical financial data of Holdings presented below as of and for the 52 weeks ended June 26, 1993 and the 52 weeks ended June 25, 1994 have been derived from the financial statements of Holdings and Food 4 Less audited by Arthur Andersen LLP, independent public accountants. The summary historical financial data of Holdings presented below as of and for the 28 weeks ended January 8, 1994 and January 7, 1995 have been derived from unaudited interim financial statements of Holdings which, in the opinion of management, reflect all material adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of such data. The following information should be read in conjunction with the Unaudited Pro Forma Combined Financial Statements, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements of Holdings and related notes thereto included elsewhere in this Prospectus and Solicitation Statement.



                                                       FOOD 4 LESS                                    HOLDINGS
                                             --------------------------------      ----------------------------------------------
                                             53 WEEKS    52 WEEKS    52 WEEKS      52 WEEKS    52 WEEKS    28 WEEKS     28 WEEKS
                                              ENDED       ENDED       ENDED         ENDED       ENDED       ENDED        ENDED
                                             JUNE 30,    JUNE 29,    JUNE 27,      JUNE 26,    JUNE 25,   JANUARY 8,   JANUARY 7,
                                               1990      1991(A)       1992          1993      1994(B)       1994         1995
                                             --------    --------    --------      --------    --------   ----------   ----------
                                                                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
                                                                                                                (UNAUDITED)
OPERATING DATA:
  Sales..................................... $1,318.2    $1,606.6    $2,913.5      $2,742.0    $2,585.2    $1,416.2     $1,404.7
  Cost of sales.............................  1,113.4     1,340.9     2,392.7       2,257.8     2,115.9     1,154.0      1,167.2
                                             --------    --------    --------      --------    --------    --------     --------
  Gross profit..............................    204.8       265.7       520.8         484.2       469.3       262.2        237.5
  Selling, general, administrative and other
    expenses................................    157.8       213.1       469.7         434.9       388.8       221.5        199.2
  Amortization of excess cost over net
    assets acquired.........................      5.3         5.3         7.8           7.6         7.7         4.1          4.2
  Restructuring charge......................       --          --          --            --          --          --          5.1(d)
                                             --------    --------    --------      --------    --------    --------     --------
  Operating income..........................     41.7        47.3        43.3          41.7        72.8        36.6         29.0
  Interest expense(c).......................     50.8        50.1        70.2          73.6        77.0        41.5         43.2
  Loss (gain) on disposal of assets.........       --         0.6        (1.3)         (2.1)         --         0.1         (0.4)
  Provision for earthquake losses...........       --          --          --            --         4.5          --           --
  Provision for income taxes................      1.0         2.5         3.4           1.4         2.7         0.7          0.5
  Extraordinary charge......................       --         3.7 (f)     4.8 (g)        --          --          --           --
                                             --------    --------    --------      --------    --------    --------     --------
  Net loss(e)............................... $  (10.1)   $   (9.6)   $  (33.8)     $  (31.2)   $  (11.5)   $   (5.7)    $  (14.3)
                                             ========    ========    ========      ========    ========    ========     ========
  Net loss applicable to common share (h)... $   (.72)   $   (.70)   $  (1.46)     $  (1.35)   $   (.50)   $   (.25)    $   (.62)
  Ratio of earnings to fixed charges(i).....       -- (i)      -- (i)      -- (i)        -- (i)      -- (i)      -- (i)       -- (i)

BALANCE SHEET DATA (end of period)(j):
  Working capital surplus (deficit)......... $  (40.5)   $   13.7    $  (66.3)     $  (19.2)   $  (54.9)   $  (14.9)    $  (44.8)
  Total assets..............................    574.7       980.0       998.5         957.8       980.1       969.6        984.6
  Total debt(k).............................    360.7       558.9       525.3         588.3       576.9       576.2        615.9
  Redeemable stock..........................      5.1          --          --            --          --          --           --
  Stockholder's equity (deficit)............     20.6        84.6        50.8          22.6        10.0        16.2         (4.1)

OTHER DATA:
  Depreciation and amortization(l).......... $   25.8    $   31.9    $   54.9      $   57.6    $   57.1    $   30.4     $   30.8
  Capital expenditures......................     36.4        34.7        60.3          53.5        57.5        20.4         39.0
  Stores open at end of period..............      115         259         249           248         258         249          266
  EBITDA (as defined)(m).................... $   69.5    $   80.7    $  103.1      $  105.9    $  130.5    $   69.1     $   69.4
  EBITDA margin(n)..........................      5.3 %       5.0 %       3.5 %         3.9 %       5.0 %       4.9%         4.9%


- ---------------

(a) Operating data for the 52 weeks ended June 29, 1991 include the results of Alpha Beta only from June 17, 1991, the date of its acquisition. Alpha Beta's sales for the two weeks ended June 29, 1991 were $59.2 million.

(b) Operating data for the 52 weeks ended June 25, 1994 include the results of the Food Barn stores, which were not material, from March 29, 1994, the date of the acquisition of the Food Barn stores.

(c) Interest expense includes non-cash charges related to the amortization of deferred financing costs of $4.1 million for the 53 weeks ended June 30, 1990, $5.2 million for the 52 weeks ended June 29, 1991, $6.3 million for the 52 weeks ended June 27, 1992, $4.9 million for the 52 weeks ended June 26, 1993, $5.5 million for the 52 weeks ended June 25, 1994, $2.9 million for the 28 weeks ended January 8, 1994 and $3.1 million for the 28 weeks ended January 7, 1995.



(d) Represents the recording of a restructuring charge for the write-off of property and equipment in connection with the conversion of 11 conventional format supermarkets to warehouse format stores.



(e) Net loss includes a pre-tax provision for self insurance, which is classified in cost of sales, selling general and administrative expenses and interest expense of $11.2 million, $15.1 million, $51.1 million, $43.9 million, and $25.7 million, $24.8 million, and $14.9 million for the 53 weeks ended June 30, 1990, the 52 weeks ended June 29, 1991, the 52 weeks ended June 27, 1992, the 52 weeks ended June 26, 1993, the 52 weeks ended June 25, 1994, the 28 weeks ended January 8, 1994 and the 28 weeks ended January 7, 1995, respectively. Included in the 52 weeks ended June 25, 1994, the 28 weeks ended January 8, 1994 and the 28 weeks ended January 7, 1995 are reduced employer contributions of $8.1 million, $2.8 million and $13.7 million, respectively, related to union health and welfare benefit plans.



(f) Represents an extraordinary charge of $3.7 million (net of related income tax benefit of $2.5 million) relating to the refinancing of certain indebtedness in connection with the Alpha Beta acquisition and the write-off of related debt issuance costs.



(g) Represents an extraordinary net charge of $4.8 million reflecting the write-off of $6.7 million (net of related income tax benefit of $2.5 million) of deferred debt issuance costs as a result of the early redemption of a portion of Food 4 Less' term loan facility under the F4L Credit Agreement, partially offset by a $1.9 million extraordinary gain (net of a related income tax expense of $0.7 million) on the replacement of partially depreciated assets following the civil unrest in Los Angeles.



(h) Net loss applicable to common share has been computed after giving effect to the 16.586-for-1 stock split to be effected immediately prior to the FFL Merger.



(i) For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of loss before provision for income taxes and extraordinary charges, plus fixed charges. "Fixed charges" consist of interest on all indebtedness, amortization of deferred debt issuance costs and one-third of rental expense (the portion deemed representative of the interest factor). Earnings were insufficient to cover fixed charges for the 53 weeks ended June 30, 1990, the 52 weeks ended June 29, 1991, June 27, 1992, June 26, 1993 and June 25, 1994 and the 28 weeks ended January 8, 1994 and January 7, 1995 by approximately $9.1 million, $3.4 million, $25.6 million, $29.8 million, $8.8 million, $5.0 million and $13.8 million, respectively. However, such earnings included non-cash charges of $29.9 million for the 53 weeks ended June 30, 1990, $37.0 million for the 52 weeks ended June 29, 1991, $61.2 million for the 52 weeks ended June 27, 1992 and $66.4 million for the 52 weeks ended June 26, 1993, $71.3 million for the 52 weeks ended June 25, 1994, $38.0 million for the 28 weeks ended January 8, 1994 and $44.6 million for the 28 weeks ended January 7, 1995, primarily consisting of depreciation, amortization and accretion of interest.



(j) Balance sheet data as of June 30, 1990 include the effect of the BHC Acquisition, as well as the acquisitions of Bell Markets, Inc. and certain assets of ABC Market Corp. Balance sheet data as of June 29, 1991, June 27, 1992, June 26, 1993 and January 8, 1994 reflect the Alpha Beta acquisition and the financings and refinancings associated therewith. Balance sheet data as of June 25, 1994 and January 7, 1995 reflect the acquisition of the Food Barn stores.



(k) Total debt includes long-term debt, current maturities of long-term debt and capital lease obligations.



(l) For the 53 weeks ended June 30, 1990, the 52 weeks ended June 29, 1991, June 27, 1992, June 26, 1993 and June 25, 1994, and the 28 weeks ended January 8, 1994 and January 7, 1995, depreciation and amortization includes amortization of excess of cost over net assets acquired of $5.3 million, $5.3 million, $7.8 million, $7.6 million, $7.7 million, $4.1 million and $4.2 million, respectively.



(m) "EBITDA," as defined and presented historically by Holdings, represents income before interest expense, depreciation and amortization expense, the LIFO provision, provision for incomes taxes, provision for earthquake losses and the one-time adjustment to the Teamsters Union sick pay accrual. EBITDA is a widely accepted financial indicator of a company's ability to service debt. However, EBITDA should not be construed as an alternative to operating income or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as an indication of Holdings' operating performance or as a measure of liquidity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



(n) EBITDA margin represents EBITDA (as defined) as a percentage of sales.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     Prior to consummation of the Merger, FFL will merge with and into Holdings pursuant to the FFL Merger. FFL is a holding company and the assets of FFL consist solely of its investment in the capital stock of Holdings. FFL does not conduct any operations of its own. Holdings owns 100% of the stock of Food 4 Less and does not conduct any business operations of its own. Immediately following the FFL Merger, Holdings will change its jurisdiction of incorporation by merging into a newly-formed, wholly-owned subsidiary, New Holdings, incorporated in Delaware, pursuant to the Reincorporation Merger. The following discussion addresses an overview of the combination of Ralphs and Food 4 Less, the historical results of operations of Ralphs and Holdings and the liquidity and capital resources of Ralphs and Holdings on both a historical and a pro forma combined basis.

OVERVIEW

     The combination of Ralphs and Food 4 Less will create the largest supermarket operator in Southern California with an estimated 264 conventional format Ralphs stores and an estimated 68 price-impact Food 4 Less warehouse format stores. The Company will operate an additional 63 stores in Northern California and certain areas of the Midwest. Management believes that the Company's dual format strategy will appeal to a broad range of Southern California consumers and enable the Company to significantly enhance its overall competitive position. In addition, the Company expects to achieve cost savings and incremental profitability through the integration of advertising, administration, purchasing, distribution, manufacturing and other operations. Due to its increased size, dual format strategy and integration related costs, the Company believes that its future operating results may not be directly comparable to the historical operating results of either Ralphs or Holdings. Certain factors which are expected to affect the future operating results of the Company (or their comparability to prior periods) are discussed below.


     Regional Economic Conditions. In recent periods Ralphs and Food 4 Less have each been affected by the adverse economic conditions that have existed in Southern California since approximately 1991. These conditions were exacerbated by the substantial layoffs in the defense and aerospace industries and by the civil unrest in Los Angeles in April, 1992. In addition, management estimates that approximately eight million square feet of supermarket selling space has been added in Southern California over the past five years. As a result of these factors and general deflationary pressures in certain food product categories, Ralphs and Food 4 Less have each experienced declining comparable store sales in recent periods. Over the last three fiscal years, Food 4 Less' and Ralphs' total sales declined by 11.3% and 4.2%, respectively. However, both Food 4 Less' and Ralphs' comparable store sales declines have begun to moderate in recent months. Despite these sales trends, however, each company has improved its profitability over the same period as discussed in greater detail below. Although data indicate a mild recovery in the Southern California economy and management believes that overall sales trends in Southern California should improve along with the economy, there can be no assurance that such improvements will occur. Management believes that its dual format strategy and anticipated cost savings will leave it well positioned to take advantage of improvements in the regional economy and growing population and to compete effectively in the Southern California marketplace. See "Risk Factors -- Regional Economic Conditions."



     Integration Costs and Restructuring Charges. The two principal components of the Company's integration strategy will be (i) the conversion of up to 122 of Food 4 Less' conventional stores (primarily Alpha Beta stores) to the Ralphs name and format and the conversion of 16 other (Boys and Viva) Food 4 Less conventional stores (11 of which were recently completed) and 23 Ralphs stores to the Food 4 Less price impact warehouse format; and (ii) the achievement of substantial cost savings through the consolidation of warehousing, manufacturing and distribution operations and the elimination of certain other duplicative overhead costs. Management has estimated that approximately $90 million of net annual cost savings (as compared to such costs for the pro forma combined fiscal year ended June 25, 1994) are achievable by the end of the fourth year of combined operations. Although a portion of the anticipated cost savings is premised upon the completion of certain capital expenditures, management believes that over 70% of the cost savings could be achieved without making any Merger-related capital expenditures. See "Business -- The Merger" and

"Risk Factors -- Ability to Achieve Anticipated Cost Savings." Management believes that approximately $117 million in Merger-related capital expenditures and $50 million of other non-recurring costs will be required to complete store conversions, integrate operations and expand warehouse facilities over this four-year period. Management expects that the non-recurring integration costs will effectively offset any cost savings in the first year following the Merger. See "-- Liquidity and Capital Resources." In addition, management anticipates that certain non-recurring costs associated with the integration of operations will be recorded as a restructuring charge. The charge will cover costs associated with the writedown of property and equipment and related reserves associated with the conversion of certain Food 4 Less conventional supermarkets to warehouse stores and the closure of certain Food 4 Less conventional stores as well as the write-off of the Alpha Beta trademark. This restructuring charge has been estimated, for purposes of the pro forma financial information included elsewhere herein, at approximately $45.5 million. On December 14, 1994, Food 4 Less and Ralphs entered into a Settlement Agreement (the "Settlement Agreement") with the State of California. See "Business -- California Settlement Agreement." Under the Settlement Agreement, the Company must divest a total of 27 stores (24 Food 4 Less conventional supermarkets or warehouse stores and 3 Ralphs stores). In addition, although not required pursuant to the Settlement Agreement, an additional 5 under-performing stores selected by the Company are scheduled to be closed following the Merger. It is anticipated that such closures and store conversions will be substantially completed by December 31, 1995. The estimated restructuring charge aggregating $45.5 million for the 24 Food 4 Less stores to be divested under the Settlement Agreement, the planned closures (5 Food 4 Less stores) and the conversion of 16 Food 4 Less conventional stores to warehouse format stores reflects (i) the writedown of property, plant and equipment ($27.9 million), (ii) the write-off of the Alpha Beta trademark ($8.6 million), (iii) the write-off of other assets ($4.3 million), (iv) lease termination expense ($3.1 million) and (v) miscellaneous expense accruals ($1.6 million). The expected cash payments to be made in connection with the restructuring charge will total $7.1 million. It is expected that such cash payments will be made by December 31, 1995. As a result of the completion of 11 of the 16 planned Food 4 Less conventional store conversions during the second quarter of the current fiscal year, Food 4 Less has recorded a restructuring charge of $5.1 million in its results of operations for the 28 weeks ended January 7, 1995. Food 4 Less has determined that there is no impairment of existing goodwill related to the store closures based on its projections of future undiscounted cash flows. The remaining estimated restructuring charge will be recorded as an expense once the Merger is completed. The divestiture of the 3 Ralphs stores pursuant to the Settlement Agreement will be reflected in the allocation of the purchase price and therefore will not give rise to any restructuring charge.


     Store Mix. Approximately 28% of the Company's total anticipated number of stores following the Merger are expected to be warehouse format stores. Because these stores offer prices that are generally 5-12% below those in Food 4 Less' conventional stores, they produce lower gross profit margins than an average conventional supermarket. As a result, the Holdings' consolidated gross margin following the Merger is expected to decline from the levels historically reported by Ralphs. In addition, if the percentage of warehouse stores in the overall store mix increases following the Merger, as expected, the Holdings' consolidated gross margins should also be expected to decline slightly over time. Because of the reduced SG&A (as defined) costs associated with the warehouse format stores, management believes that overall profitability of the warehouse stores is comparable to that of conventional stores.

     Purchase Accounting. The Merger will be accounted for as a purchase of Ralphs by Holdings. As a result, the assets and liabilities of Ralphs will be recorded at their estimated fair market values on the date the Merger is consummated. The purchase price in excess of the fair market value of Ralphs' assets will be recorded as goodwill and amortized over a forty-year period. The purchase price allocation reflected in the pro forma statements is based on management's preliminary estimates. The actual purchase accounting adjustments will be determined following the Merger and may vary from the amounts reflected in the Unaudited Pro Forma Financial Data included elsewhere herein.


     Fiscal Year and Restatement of Holdings Financial Statements. Food 4 Less and Holdings each have filed a Form 8-K with the Commission to announce that they will adopt Ralphs' fiscal year end for financial reporting purposes. Ralphs' fiscal year ends on the Sunday closest to January 31. In connection with the preparation of this Prospectus and Solicitation Statement, Holdings elected to restate its historical financial statements to conform to Ralphs' classification of certain expenses. The changes primarily involved the reclassification of certain labor, occupancy and utility costs associated with product deliveries as cost of goods sold, which were previously classified as selling, general, administrative and other expense, net. In addition, depreciation expense, which had been reported separately by Holdings with the amortization of goodwill, was classified as cost of goods sold or selling, general, administrative and other expense, net, as appropriate. The amounts aggregated $236.2 million, $224.5 million, $219.5 million and $114.3 million (unaudited) for the fiscal years ended June 27, 1992, June 26, 1993, June 25, 1994 and the 28 weeks ended January 8, 1994. Holdings has also classified a portion of its self-insurance costs as interest expense that was previously recorded in selling, general, administrative and other expense, net. These self-insurance amounts were reclassified to more completely segregate the interest component of self-insurance costs arising from discounting long-term obligations. The amounts reclassified aggregated $5.0 million, $5.9 million, $5.8 million and $3.3 million (unaudited) for the fiscal years ended June 27, 1992, June 26, 1993, June 25, 1994 and the 28 weeks ended January 8, 1994. All historical financial information for Holdings and Food 4 Less included in this Prospectus and Solicitation Statement reflects these reclassifications. See Note 13 of Notes to Holdings Consolidated Financial Statements.


RESULTS OF OPERATIONS OF RALPHS


     The following table sets forth the historical operating results of Ralphs for the 52 weeks ended January 31, 1993 ("Fiscal 1992"), January 30, 1994 ("Fiscal 1993") and January 29, 1995 ("Fiscal 1994"):



                                                                            52 WEEKS ENDED
                                                       --------------------------------------------------------
                                                         JANUARY 31,         JANUARY 30,         JANUARY 29,
                                                             1993                1994                1995
                                                       ----------------    ----------------    ----------------
                                                       (IN MILLIONS)
Sales...............................................   $2,843.8   100.0%   $2,730.2   100.0%   $2,724.6   100.0%
Cost of sales.......................................    2,217.2    78.0     2,093.7    76.7     2,101.0    77.1
Selling, general and administrative expenses........      470.0    16.5       471.0    17.2       467.0    17.2
Operating income(a).................................      138.5     4.9       152.1     5.6       145.6     5.3
Net interest expense................................      125.6     4.4       108.8     4.0       112.7     4.1
Provision for earthquake losses(b)..................         --      --        11.0     0.4          --      --
Income tax expense (benefit)........................        8.3     0.3      (108.0)   (4.0)         --      --
Extraordinary item..................................       70.6     2.5          --      --          --      --
Net earnings (loss).................................      (76.1)   (2.7)      138.4     5.1        32.1     1.2


- ---------------

(a) Operating income reflects charges of $7.1 million in Fiscal 1992 and $2.4 million in Fiscal 1993, for expenses relating to closing of central bakery operation. The charges reflected the complete write-down of the bakery building, machinery and equipment, leaseholds, related inventory and supplies, and providing severance pay to terminated employees.

(b) Represents reserve for losses, net of expected insurance recoveries, resulting from the January 17, 1994 Southern California earthquake.


COMPARISON OF RALPHS' RESULTS OF OPERATIONS FOR THE 52 WEEKS ENDED JANUARY 29, 1995 WITH RALPHS' RESULTS OF OPERATIONS FOR THE 52 WEEKS ENDED JANUARY 30, 1994.



  Sales



     For the fifty-two weeks ended January 29, 1995 ("Fiscal 1994"), sales were $2,724.6 million, a decrease of $5.6 million or 0.2% from the fifty-two weeks ended January 30, 1994 ("Fiscal 1993"). During Fiscal 1994, Ralphs opened ten new stores (four in Los Angeles County, three in Orange County, one in San Diego County and two in Riverside County), closed two stores (in conjunction with new stores opening in the same areas), and completed five store remodels. Comparable store sales decreased 3.7%, which included an increase of 0.3% for replacement store sales, from $2,707.9 million in Fiscal 1993 to $2,606.4 million in Fiscal 1994. Ralphs sales continued to be adversely affected by the continuing softness of the economy in Southern California, continuing competitive new store and remodeling activity and recent pricing and promotional changes by competitors. Ralphs continued to take steps to mitigate the impact of the weak retailing environment in its markets, which included continuing its own new store and remodeling program and initiating the Ralphs Savings Plan in February 1994, a new marketing campaign specifically designed to enhance customer value. See "Business -- Advertising and Promotion."

     On January 17, 1994, an earthquake in Southern California caused considerable damage in Los Angeles and surrounding areas. Several Ralphs supermarkets suffered earthquake damage, with 54 stores closed on the morning of January 17th. Thirty-four stores reopened within one day and an additional 17 stores reopened within three days. Three stores in the San Fernando Valley area of Los Angeles suffered major structural damage. All three stores have since reopened for business, with the last reopening on April 15, 1994. Management believes that there was some negative impact on sales resulting from the temporary disruption of business resulting from the earthquake. Ralphs is partially insured for earthquake losses. The pre-tax financial impact, net of expected insurance recoveries, is expected to be approximately $11.0 million and Ralphs reserved for this loss in Fiscal 1993. The gross earthquake loss is approximately $25.3 million and the expected insurance recovery is approximately $14.3 million.


  Cost of Sales


     Cost of sales increased $7.3 million or 0.3% from $2,093.7 million in Fiscal 1993 to $2,101.0 million in Fiscal 1994. As a percentage of sales, cost of sales increased to 77.1% in Fiscal 1994 from 76.7% in Fiscal 1993. The increase in cost of sales as a percentage of sales included a one-time charge for Teamsters Union sick pay benefits pursuant to a new contract ratified in August 1994 with the Teamsters. The total charge was $2.5 million, of which $2.1 million was included in cost of sales and $0.4 million in selling, general and administrative expense. Increases in cost of sales were partially offset by savings in warehousing and distribution costs, reductions in self-insurance costs, pass-throughs of increased operating costs and increases in relative margins where allowed by competitive conditions.



     Warehousing and distribution cost savings were primarily attributable to Ralphs' ASRS and PSC facilities along with the ongoing implementation of new computer control programs and labor standards that improved distribution productivity. The ASRS facility can hold substantially more inventory and requires fewer employees to operate than does a conventional warehouse of equal size. This facility has reduced Ralphs' warehousing costs of non-perishable items markedly, enabling it to take advantage of advance buying opportunities and minimize "out-of-stocks." Ralphs engages in forward-buy purchases to take advantage of special prices or to delay the impact of upcoming price increases by purchasing and warehousing larger quantities of merchandise than immediately required. The PSC facility has consolidated the operations of three existing facilities and holds more inventory than the facilities it replaced, thereby reducing Ralphs' warehouse distribution costs.



     Over the last several years, Ralphs has been implementing modifications in its workers compensation and general liability insurance programs. Ralphs believes that these modifications have resulted in a significant reduction in self-insurance costs for Fiscal 1994. Based on a review of the results of these modifications by Ralphs and its actuaries, adjustments to the accruals for self-insurance costs were made during Fiscal 1994 resulting in a reduction of approximately $18.9 million. Of the total $18.9 million reduction in self-insurance costs, $7.5 million is included in cost of sales and $11.4 million is included in selling, general and administrative expenses.


  Selling, General and Administrative Expenses


     Selling, general and administrative expenses ("SG&A") decreased $4.0 million or 0.8% from $471.0 million in Fiscal 1993 to $467.0 million in Fiscal 1994. As a percentage of sales, SG&A was 17.2% in Fiscal 1993 and 17.2% in Fiscal 1994. The decrease in SG&A was primarily due to a reduction in contributions to the United Food and Commercial Workers Union ("UFCW") health care benefit plans, due to an excess reserve in these plans, a reduction in self-insurance costs, as discussed above, and the results of cost savings programs instituted by Ralphs. Ralphs is continuing its expense reduction program. The decrease in SG&A was partially offset by several factors including increases in union wage rates, a one-time charge for Teamsters Union sick pay benefits, as discussed above, transition expense relating to the Merger ($1.4 million) and increased rent expense resulting from new stores, including fixture and equipment financing.


     Ralphs participates in multi-employer pension plans and health and welfare plans administered by various trustees for substantially all union employees. Contributions to these plans are based upon negotiated contractual rates. In both Fiscal 1992 and Fiscal 1993 the multi-employer pension plan was deemed to be overfunded based upon the collective bargaining agreement then currently in force. During Fiscal 1993 the agreement called for pension benefits which resulted in additional required expense. The UFCW health and welfare benefit plans were overfunded and those employers who contributed to these plans received a pro rata share of excess reserve in these health care benefit plans through a reduction in current maintenance payments. Ralphs' share of the excess reserve was approximately $24.5 million of which $11.8 million was recognized in Fiscal 1993 and the remainder, $12.7 million, was recognized in Fiscal 1994. Since employers are required to make contributions to the benefit funds at whatever level is necessary to maintain plan benefits, there can be no assurance that plan maintenance payments will remain at current levels.


  Operating Income


     Operating income in Fiscal 1994 decreased 4.3% to $145.6 million from $152.1 million in Fiscal 1993. Operating margin, defined as operating income as a percentage of sales, was 5.3% in Fiscal 1994 compared to 5.6% in Fiscal 1993. EBITDA, defined as net earnings before interest expense, income tax expense (benefit), depreciation and amortization expense, provision for postretirement benefits, provision for LIFO expense, gain or loss on disposal of assets, transition expense and a one-time charge for Teamsters Union sick pay benefits, was 8.4% of sales or $230.2 million in Fiscal 1994 and 8.4% of sales or $230.2 million in Fiscal 1993.


  Net Interest Expense


     Net interest expense for Fiscal 1994 was $112.7 million versus $108.8 million for Fiscal 1993. Net interest expense increased primarily as a result of increases in interest rates. Included as interest expense during Fiscal 1994 was $97.4 million, representing interest expense on existing debt obligations, capitalized leases and a swap agreement. Comparable interest expense for Fiscal 1993 was $92.8 million. Also included in net interest expense for Fiscal 1994 was $15.3 million representing certain other charges related to amortization of debt issuance costs, self-insurance discounts, lease valuation reserves and other miscellaneous charges (categorized by Ralphs as non-cash interest expense) as compared to $16.0 million for Fiscal 1993. Investment income, which is immaterial, has been offset against interest expense. The continuation of higher interest rates subsequent to the end of Fiscal 1994 has continued to increase interest expense and adversely affect Ralphs' net income.


  Net Earnings


     For Fiscal 1994, Ralphs reported net earnings of $32.1 million compared to net earnings of $138.4 million for Fiscal 1993. The decrease in net earnings is primarily the result of decreased operating income, higher interest expense due to increased interest rates, the recognition of $109.1 million of deferred income tax benefit in Fiscal 1993 partially offset by $11.0 million recorded for earthquake losses in Fiscal 1993.


  Other


     In February 1994, the Board of Directors of Ralphs authorized a dividend of $10.0 million to be paid to RSI, and the Board of Directors of RSI authorized distribution of this dividend to its shareholders subject to certain restrictive covenants in the instruments governing certain of Ralphs' indebtedness that impose limitations on the declaration or payment of dividends. Ralphs' credit agreement, entered into in 1992 (the "1992 Credit Agreement"), was amended to allow for the payment of the dividend to RSI for distribution to RSI's shareholders. The fee for the amendment was approximately $500,000, which was included in interest expense for the period. The dividend was distributed to the shareholders of RSI in the second quarter of Fiscal 1994.

COMPARISON OF RALPHS' RESULTS OF OPERATIONS FOR THE 52 WEEKS ENDED JANUARY 30, 1994 WITH RALPHS' RESULTS OF OPERATIONS FOR THE 52 WEEKS ENDED JANUARY 31, 1993.

  Sales

     Sales in Fiscal 1993 were $2,730.2 million, a decrease of $113.6 million or 4.0% compared to Fiscal 1992. During Fiscal 1993, Ralphs opened eight new stores, four in Los Angeles County, two in Orange County and two in Riverside County, and remodeled six stores. Two of the eight new stores replaced the two stores closed during the fiscal year. Comparable store sales decreased 5.8%, which included an increase of 0.6% for the replacement stores, from $2,823.4 million to $2,659.3 million in Fiscal 1993. Ralphs' sales continued to be adversely affected by the significant recession in Southern California, continuing competitive new store and remodelling activity and pricing and promotional changes by competitors.

  Cost of Sales

     Cost of sales decreased $123.5 million or 5.6% from $2,217.2 million in Fiscal 1992 to $2,093.7 million in Fiscal 1993. As a percentage of sales, cost of sales declined to 76.7% in Fiscal 1993 from 78.0% in Fiscal 1992. The decrease in cost of sales as a percentage of sales was the result of savings in warehousing and distribution costs, the pass-through of increased operating costs and increases in relative margins where allowed by competitive conditions.

  Selling, General and Administrative Expenses


     SG&A increased $1.0 million or 0.2% from $470.0 million in Fiscal 1992 to $471.0 million in Fiscal 1993. As a percentage of sales, SG&A increased from 16.5% in Fiscal 1992 to 17.2% in Fiscal 1993. The increase in SG&A as a percentage of sales was the result of several factors including the soft sales environment. Increases in expense were partially offset by cost savings programs instituted by Ralphs.


     Ralphs participates in multi-employer pension plans and health and welfare plans administered by various trustees for substantially all union employees. Contributions to these plans are based upon negotiated contractual rates. In both Fiscal 1992 and Fiscal 1993 the UFCW multi-employer pension plan was deemed to be overfunded based upon the collective bargaining agreement then currently in force. During Fiscal 1993 the agreement called for pension benefits which resulted in additional required expense. The UFCW health and welfare benefit plans were overfunded and those employers who contributed to these plans are to receive a pro rata share of the excess reserve in these health care benefit plans through a reduction in current maintenance payments. Ralphs' share of the excess reserve was approximately $24.5 million of which $11.8 million was recognized in Fiscal 1993 and the remainder will be recognized in the fiscal year ending January 29, 1995. The change in health and welfare plan expenses resulted from the $11.8 million credit associated with the collective bargaining agreement as well as a reduction in the current year plan expense due to the overfunded status of the plan. Since employers are required to make contributions to the benefit funds at whatever level is necessary to maintain plan benefits, there can be no assurance that plan maintenance payments will remain at current levels. Partially offsetting the reductions of health and welfare maintenance payments was a $6.0 million contract ratification bonus paid by Ralphs at the conclusion of contract negotiations with the UFCW in Fiscal 1993. The $6.0 million contract ratification payment was an item separate from either of these plans.

  Operating Income


     Operating income in Fiscal 1993 increased to $152.1 million from $138.5 million in Fiscal 1992, a 9.8% increase. Operating margin increased in Fiscal 1993 to 5.6% from 4.9% in Fiscal 1992. This increase was primarily the result of the aforementioned improvements in Ralphs' cost of sales percentage. EBITDA, defined as net earnings before interest expense, income tax expense (benefit), depreciation and amortization expenses, postretirement benefits, the LIFO charge, extraordinary item relating to debt refinancing, provision for legal settlement, provision for restructuring, provision for earthquake losses and loss on disposal of assets, improved to $230.2 million or 8.4% of sales in Fiscal 1993 from $227.3 million or 8.0% of sales in Fiscal 1992.

  Net Interest Expense

     Net interest expense for Fiscal 1993 was $108.8 million, compared to $125.6 million for Fiscal 1992. The reduction in net interest expense was attributable to the refinancing and defeasance of Ralphs 14% Senior Subordinated Debentures due 2000 (the "14% Debentures") with the proceeds from the issuance of the Old RGC 9% Notes as the final step in a recapitalization plan initiated on July 30, 1992. Cash interest expense during Fiscal 1993 was $92.8 million compared to $105.5 million in Fiscal 1992. Also included in interest expense for Fiscal 1993 was $16.0 million representing certain other charges relating to amortization of debt issuance costs, self-insurance discount, lease valuation reserves and other miscellaneous charges (categorized by Ralphs as non-cash interest expense) as compared to $20.1 million for Fiscal 1992. Investment income, which is immaterial, has been offset against interest expense.

  Earthquake Losses

     Several Ralphs stores suffered earthquake damage from the January 17, 1994 earthquake in Southern California and 54 stores were completely shutdown on the morning of January 17th. Management believes that there was some negative impact on sales resulting from the temporary disruption of business resulting from the earthquake. Ralphs is partially insured for earthquake losses. The pre-tax financial impact, net of expected insurance recoveries, is expected to be approximately $11.0 million and Ralphs reserved for this loss in Fiscal 1993. The gross earthquake loss is approximately $25.3 million and the expected insurance recovery is approximately $14.3 million.

  Income Taxes

     In Fiscal 1993, Ralphs recorded the incremental impact of The Omnibus Budget Reconciliation Act of 1993 on net deductible temporary differences and Ralphs increased its deferred income tax assets by a net amount of $109.1 million. Income tax expense (benefit) for Fiscal 1993 includes recognition of $109.1 million of deferred income tax benefit and $1.1 million current income tax expense for Fiscal 1993. See Note 11 of Notes to Ralphs Consolidated Financial Statements.

  Net Earnings

     In Fiscal 1993, Ralphs reported net earnings of $138.4 million compared to a net loss of $76.1 million for Fiscal 1992. This increase in net earnings was primarily the result of Ralphs' recognition of $109.1 million of deferred income tax benefit for Fiscal 1993 and the following items recorded in Fiscal 1992: (1) an extraordinary charge, net of tax benefit, of $70.6 million relating to Ralphs' recapitalization plan, (2) a provision of $7.1 million made for expenses related to the closure of the central bakery operation (an additional charge of $2.4 million was recorded in Fiscal 1993) and (3) a provision of $7.5 million made for the maximum loss under a judgment rendered against Ralphs.

RESULTS OF OPERATIONS OF HOLDINGS



     The following table sets forth the historical operating results of Holdings for the 52 weeks ended June 27, 1992 ("Fiscal 1992"), June 26, 1993 ("Fiscal 1993") and June 25, 1994 ("Fiscal 1994"), and for the 28 weeks ended January 8, 1994 and January 7, 1995:



                                               52 WEEKS ENDED                                        28 WEEKS ENDED
                         ----------------------------------------------------------     -----------------------------------------
                             JUNE 27,             JUNE 26,             JUNE 25,             JANUARY 8,             JANUARY 7,
                               1992                 1993                 1994                  1994                   1995
                         ----------------     ----------------     ----------------     ------------------     ------------------
                                               (IN MILLIONS)                                           (UNAUDITED)
Sales..................  $2,913.5   100.0%    $2,742.0   100.0%    $2,585.2   100.0%    $1,416.2     100.0%    $1,404.7     100.0%
Gross profit...........     520.8    17.9        484.2    17.7        469.3    18.1        262.2      18.5        237.5      16.9
Selling, general,
  administrative and
  other, net...........     469.7    16.1        434.9    15.9        388.8    15.0        221.5      15.6        199.2      14.2
Amortization of excess
  costs over net assets
  acquired.............       7.8     0.3          7.6     0.3          7.7     0.3          4.1       0.3          4.2       0.3
Restructuring charge...        --      --           --      --           --      --           --        --          5.1       0.4
Operating income.......      43.3     1.5         41.7     1.5         72.8     2.8         36.6       2.6         29.0       2.0
Interest expense.......      70.2     2.4         73.6     2.6         77.0     2.9         41.5       2.9         43.2       3.0
Loss (gain) on disposal
  of assets............      (1.3)     --         (2.1)   (0.1)          --      --          0.1        --         (0.4)       --
Provision for
  earthquake losses....        --      --           --      --          4.5     0.2           --        --           --        --
Provision for income
  taxes................       3.4     0.1          1.4     0.1          2.7     0.1          0.7       0.1          0.5        --
Loss before
  extraordinary
  charge...............     (29.0)   (1.0)       (31.2)   (1.1)       (11.5)   (0.4)        (5.7)     (0.4)       (14.3)     (1.0)
Extraordinary
  charges..............       4.8     0.2           --      --           --      --           --        --           --        --
Net loss...............     (33.8)   (1.2)       (31.2)   (1.1)       (11.5)   (0.4)        (5.7)     (0.4)       (14.3)     (1.0)



COMPARISON OF HOLDINGS' RESULTS OF OPERATIONS FOR THE 28 WEEKS ENDED JANUARY 7, 1995 WITH HOLDINGS' RESULTS OF OPERATIONS FOR THE 28 WEEKS ENDED JANUARY 8, 1994


  Sales


     Sales decreased $11.5 million, or 0.8%, from $1,416.2 million in the 28 weeks ended January 8, 1994, to $1,404.7 million in the 28 weeks ended January 7, 1995, primarily as a result of a 4.5% decline in comparable store sales, partially offset by sales from new and acquired stores opened since January 8, 1994. Management believes that the decline in comparable store sales is attributable to the weak economy in Southern California and, to a lesser extent, in Food 4 Less' other operating areas, and competitive store openings and remodels in Southern California.


  Gross Profit


     Gross profit decreased as a percentage of sales from 18.5% in the 28 weeks ended January 8, 1994, to 16.9% in the 28 weeks ended January 7, 1995. The decrease in gross profit margin resulted primarily from pricing and promotional activities related to Food 4 Less' "Total Value Pricing" program and an increase in the number of warehouse format stores (which have lower gross margins resulting from prices that are generally 5-12% below the prices in Food 4 Less' conventional stores) from 48 at January 8, 1994, to 87 at January 7, 1995. The decrease in the gross profit margin was partially offset by improvements in product procurement.



  Selling, General, Administrative and Other, Net



     Selling, general, administrative and other expenses, net ("SG&A") were $221.5 million and $199.2 million for the 28 weeks ended January 8, 1994 and January 7, 1995, respectively. SG&A decreased as a percentage of sales from 15.6% to 14.2% for the same period. Food 4 Less experienced a reduction of workers' compensation and general liability self-insurance costs of $9.7 million due to continued improvement in the cost and frequency of claims. The improved experience was due primarily to cost control programs implemented by Food 4 Less, including awards for stores with the best loss experience, specific achievable goals for each store, and increased monitoring of third-party administrators. In addition, Food 4 Less maintained tight control of administrative expenses and store level expenses, including advertising, payroll (due primarily to increased productivity), advertising and other controllable store expenses. Because Food 4 Less' warehouse stores have lower SG&A than conventional stores, the increase in the number of warehouse stores, from 48 at January 8, 1994, to 87 at January 7, 1995, also contributed to decreased SG&A.



     Food 4 Less participates in multi-employer health and welfare plans for its store employees who are members of the UFCW. As part of the renewal of the Southern California UFCW contract in October 1993, employers contributing to UFCW health and welfare plans are to receive a pro rata share of the excess reserves in the plans through a reduction of current employer contributions. Food 4 Less' share of the excess reserves was $24.2 million, of which Holdings recognized $8.1 million in Fiscal 1994 and $13.7 million in the 28 weeks ended January 7, 1995. The remainder of the excess reserves will be recognized as the credits are taken in the future.


     On August 28, 1994, the Teamsters and Food 4 Less ratified a new contract which, among other things, provided for the vesting of sick pay benefits resulting in a one-time charge of $2.1 million.


  Restructuring Charge



     Food 4 Less has converted 11 of its conventional format supermarkets to warehouse format stores. During the 28 weeks ended January 7, 1995, Food 4 Less recorded a non-cash restructuring charge for the write-off of property and equipment at the 11 stores of $5.1 million.


  Interest Expense


     Interest expense (including amortization of deferred financing costs) was $41.5 million and $43.2 million for the 28 weeks ended January 8, 1994 and January 7, 1995, respectively. The increase in interest expense was due primarily to higher interest rates on the term loan portion (the "Term Loan") of Food 4 Less' credit agreement dated as of June 17, 1991, as amended, (the "F4L Credit Agreement"), and on the revolving credit portion of the F4L Credit Agreement (the "Revolving Credit Facility"), combined with increased indebtedness under the Discount Notes and the Revolving Credit Facility. The increase was partially offset by the reduction of indebtedness under the Term Loan as a result of amortization payments. Food 4 Less increased its borrowing under the F4L Credit Agreement as a result of higher capital expenditures subsequent to the end of its first quarter.


  Net Loss


     Primarily as a result of the factors discussed above, Holdings' net loss increased from $5.7 million in the 28 weeks ended January 8, 1994, to $14.3 million in the 28 weeks ended January 7, 1995.


COMPARISON OF HOLDINGS' RESULTS OF OPERATIONS FOR THE 52 WEEKS ENDED JUNE 25, 1994 WITH HOLDINGS' RESULTS OF OPERATIONS FOR THE 52 WEEKS ENDED JUNE 26, 1993.

  Sales

     Sales decreased $156.8 million or 5.7% from $2,742.0 million in Fiscal 1993 to $2,585.2 million in Fiscal 1994. The decrease in sales resulted primarily from a 6.9% decline in comparable store sales. The decline in comparable store sales primarily reflects (i) the continuing softness of the economy in Southern California, (ii) lower levels of price inflation in certain key food product categories, and (iii) competitive factors, including new stores, remodeling and recent pricing and promotional activity. This decrease in sales was partially offset by sales from 13 stores opened or acquired during Fiscal 1994.

  Gross Profit

     Gross profit increased as a percent of sales from 17.7% in Fiscal 1993 to 18.1% in Fiscal 1994. The increase in gross profit margin was attributable to improvements in product procurement and an increase in vendors' participation in Food 4 Less' promotional costs. These improvements were partially offset by an increase in the number of warehouse format stores (which have lower gross margins resulting from prices that are generally 5-12% below the prices in Food 4 Less' conventional stores) from 45 at June 26, 1993 to 66 at June 25, 1994, and the effect of the fixed cost component of gross profit as compared to a lower sales base.


  Selling, General, Administrative and Other, Net


     SG&A was $434.9 million and $388.8 million in Fiscal 1993 and Fiscal 1994, respectively. SG&A decreased as a percent of sales from 15.9% to 15.0% for the same periods. Food 4 Less experienced a reduction of self-insurance costs of $18.2 million due to continued improvement in the cost and frequency of claims. The improved experience was due primarily to cost control programs implemented by Food 4 Less, including awards for stores with the best loss experience, specific achievable goals for each store, and increased monitoring of third-party administrators, and, to a lesser extent, a lower sales base which reduced Food 4 Less' exposure. In addition, Food 4 Less maintained tight control of administrative expenses and store level expenses, including payroll (due primarily to increased productivity), advertising, and other controllable store expenses. Because Food 4 Less' warehouse stores have lower SG&A than conventional stores, the increase in the number of warehouse stores, from 45 at June 26, 1993 to 66 at June 25, 1994, also contributed to decreased SG&A as a percentage of sales. The reduction in SG&A as a percentage of sales was partially offset by the effect of the fixed cost component of SG&A as compared to a lower sales base.

     Food 4 Less participates in multi-employer health and welfare plans for its store employees who are members of the UFCW. As part of the renewal of the Southern California UFCW contract in October 1993, employers contributing to UFCW health and welfare plans are to receive a pro rata share of the excess reserves in the plans through a reduction of current employer contributions. Food 4 Less' share of the excess reserves was $24.2 million, of which Holdings recognized $8.1 million in Fiscal 1994 and the remainder of which will be recognized as the credits are taken in the future. Offsetting the reduction in employer contributions was a $5.5 million contract ratification bonus and contractual wage increases.

  Interest Expense


     Interest expense (including amortization of deferred financing costs) increased $3.4 million from $73.6 million to $77.0 million for Fiscal 1993 and Fiscal 1994, respectively. The increase in interest expense is due to additional indebtedness related to the Discount Notes, partially offset by reduced borrowings under the F4L Credit Agreement.


  Provision for Earthquake Losses

     On January 17, 1994, Southern California was struck by a major earthquake which resulted in the temporary closing of 31 of Food 4 Less' stores. The closures were caused primarily by loss of electricity, water, inventory, or structural damage. All but one of the closed stores reopened within a week of the earthquake. The final closed store reopened on March 24, 1994. Food 4 Less is insured against earthquake losses (including business interruption), subject to certain deductibles. The pre-tax financial impact, net of expected insurance recovery, was approximately $4.5 million.

  Net Loss

     Primarily as a result of the factors discussed above, Holdings' net loss decreased from $31.2 million in Fiscal 1993 to $11.5 million in Fiscal 1994.

COMPARISON OF HOLDINGS' RESULTS OF OPERATIONS FOR THE 52 WEEKS ENDED JUNE 26, 1993 WITH HOLDINGS' RESULTS OF OPERATIONS FOR THE 52 WEEKS ENDED JUNE 27, 1992.

  Sales

     Sales decreased $171.5 million or 5.9% from $2,913.5 million in Fiscal 1992 to $2,742.0 million in Fiscal 1993, primarily as a result of a 5.1% decline in comparable store sales and a net reduction in Food 4 Less' total store count of one store at June 26, 1993 compared to June 27, 1992. Management believes that the decline in comparable store sales was attributable to (i) the weak economy in Southern California, and, to a lesser extent, in Food 4 Less' other operating areas, (ii) lower levels of price inflation in certain key food categories, and (iii) increased competitive store openings in Southern California.

  Gross Profit

     Gross profit decreased as a percent of sales from 17.9% in Fiscal 1992 to 17.7% in Fiscal 1993 primarily as a result of an increase in the number of Food 4 Less warehouse stores (which have lower gross margins resulting from prices that are generally 5-12% below the prices in Food 4 Less' conventional stores), from 34 stores in Fiscal 1992 to 45 stores in Fiscal 1993, and as a result of the fixed cost component of gross profit being compared to a lower sales base, partially offset by increases in relative margins allowed by competitive conditions, improvements in the procurement function, and cost savings and operating efficiencies associated with Food 4 Less' warehousing and manufacturing facilities.


  Selling, General, Administrative and Other, Net


     SG&A was $469.7 million and $434.9 million in Fiscal 1992 and Fiscal 1993, respectively. SG&A decreased as a percent of sales from 16.1% to 15.9% for the same periods as a result of tight control of direct store expenses, primarily payroll costs, the impact in Fiscal 1992 of the $12.8 million non-cash self-insurance reserve adjustment partially offset by market-wide contractual increases in union wages, current year increases in workers' compensation costs primarily associated with the new law which took effect in 1990, and the fixed cost component of SG&A being compared to a lower sales base.

  Interest Expense


     Interest expense (including amortization of deferred financing costs) increased $3.4 million from $70.2 million to $73.6 million for the 52 weeks ended June 27, 1992 and June 26, 1993, respectively. The increase to interest expense is due to additional indebtedness related to the Discount Notes, partially offset by lower interest expense due to the reduction of indebtedness as a result of amortization payments combined with decreasing interest rates on the Term Loan.


  Loss Before Extraordinary Charge

     Primarily as a result of the factors discussed above, Holdings' loss before extraordinary charge increased from $29.0 million in Fiscal 1992 to $31.2 million in Fiscal 1993. Holdings recorded a net extraordinary charge of $4.8 million in Fiscal 1992, reflecting the write-off of certain deferred financing costs which were partially offset by a gain on the replacement of partially depreciated assets following the civil unrest in Los Angeles.

LIQUIDITY AND CAPITAL RESOURCES


     Prior to the consummation of the Reincorporation Merger, New Holdings will have neither any business operations nor any material assets of its own. In addition, Holdings does not conduct any business operations of its own and has no income or assets other than its investment in Food 4 Less' common and preferred stock. No cash interest is payable on any Discount Notes that remain outstanding following the Merger until June 15, 1998 and on the Seller Debentures and the New Discount Debentures until the fifth anniversary of their issue date. New Holdings intends to service the cash interest payments on the Seller Debentures, on the New Discount Debentures and on any Discount Notes that remain outstanding following the consummation of the Merger through dividends it receives from the Company following the Merger. Such dividends and other payments will be restricted under the terms of the debt agreements of the Company. See "Risk Factors -- Holding Company Structure."



     In order to consummate the Merger, Holdings and Food 4 Less expect to utilize total new financing proceeds in the amount of approximately $1.5 billion. Pursuant to the New Equity Investment, New Holdings (as the successor to Holdings) will issue capital stock for total cash proceeds of approximately $140 million (excluding a $5 million commitment fee of which $2.5 million will be paid in cash and $2.5 million will be satisfied through the issuance of New Discount Debentures). In addition, Food 4 Less will enter into the New Credit Facility pursuant to which it will have available up to $750 million of New Term Loans, all of which is anticipated to be drawn at the Closing Date (assuming all Old RGC Notes are tendered into the RGC Offers), and will have available a $325 million New Revolving Facility, of which $16.4 million is anticipated to be drawn at the Closing Date. Food 4 Less will also issue up to $295 million principal amount of New F4L Senior Notes pursuant to the Senior Note Public Offering and will issue up to $200 million principal amount of New RGC Notes pursuant to the Subordinated Note Public Offering. The proceeds from the New Credit Facility and the Public Offerings, together with the $140 million cash proceeds of the New Equity Investment, $59 million cash proceeds of the New Discount Debenture Placement, $41 million in initial accreted value of additional New Discount Debentures issued other than for cash and $131.5 million principal amount of the Seller Debentures, will provide the sources of financing required to consummate the Merger and to repay existing bank debt of approximately $161.5 million at Food 4 Less and $255.1 million at Ralphs, to repay existing mortgage debt of $174.1 million (excluding prepayment fees) at Ralphs and to pay $83.9 million in consideration for the Discount Notes (excluding related fees). Proceeds from the New Credit Facility and the Public Offerings will also be used to pay the cash portions of the RGC Offers and the F4L Exchange Offers, as well as the Change of Control Offer, if any, and accrued interest on all exchanged debt securities in the amount of $29.3 million (as of May 30, 1995), to pay $17.8 million to the holders of Ralphs Equity Appreciation Rights and to loan $5 million to an affiliate for the benefit of such holders, to pay up to $109.9 million of fees and expenses of the Merger and the Financing and to pay $3.7 million to purchase shares of New Holdings Common Stock. The Company will also assume certain existing indebtedness of Food 4 Less and Ralphs. Pursuant to the RGC Offers, Food 4 Less will seek the exchange of at least a majority of the Old RGC Notes for New RGC Notes and pursuant to the F4L Exchange Offers, Food 4 Less will seek the exchange of at least 80% of the Old F4L Notes for New F4L Notes. The primary purpose of the F4L Exchange Offers and the RGC Offers is to refinance Food 4 Less' and RGC's existing public debt securities with longer term public debt securities, to obtain all necessary consents to consummate the Merger and to eliminate substantially all of the restrictive covenants contained in the Old F4L Indentures and the Old RGC Indentures.



     After the Merger the Company's principal sources of liquidity are expected to be cash flow from operations, amounts available under the New Revolving Facility and capital and operating leases. It is anticipated that the Company's principal uses of liquidity will be to provide working capital, finance capital expenditures, including the costs associated with the integration of Food 4 Less and Ralphs, and to meet debt service requirements.



     The New Revolving Facility will be a $325 million line of credit which will be available for working capital requirements and general corporate purposes. Up to $150 million of the New Revolving Facility may be used to support standby letters of credit. The letters of credit will be used to cover workers' compensation contingencies and for other purposes permitted under the New Credit Facility. The Company anticipates that letters of credit for approximately $92.6 million will be drawn under the New Revolving Facility at closing, in replacement of existing letters of credit, primarily to satisfy the State of California's requirements relating to workers compensation self-insurance. The New Revolving Facility will be non-amortizing and will have a six-year term. The Company will be required to reduce loans outstanding under the New Revolving Facility to $75 million for a period of not less than 30 consecutive days during each consecutive 12-month period. Assuming that the Merger closes on May 30, 1995, giving effect to currently anticipated borrowings and letter of credit issuances, the Company's remaining borrowing availability under the New Revolving Facility would have been approximately $216.0 million. Pursuant to the New Credit Facility, the New Term Loans will be issued in four tranches: (i) Tranche A, in the amount of $375 million, will have a six-year term; (ii) Tranche B, in the amount of $125 million, will have a seven-year term; (iii) Tranche C, in the amount of $125 million, will have an eight-year term; and,
(iv) Tranche D, in the amount of $125 million, will have a nine-year term. The Tranche A Loan may not be fully funded at the Closing Date. The New Credit Facility will provide that the portion of the Tranche A Loan not funded at the Closing Date will be available for a period of 91 days following the Closing Date to fund the Change of Control Offer. The New Term Loans will require quarterly amortization payments aggregating $3.8 million in the first year, $48.8 million in the second year and increasing thereafter. The New Credit Facility will be guaranteed by New Holdings and each of the

Company's subsidiaries and secured by liens on substantially all of the unencumbered assets of the Company and its subsidiaries and by a pledge of New Holdings' stock in the Company. The New Credit Facility will contain financial covenants which are expected to require, among other things, the maintenance of specified levels of cash flow and stockholder's equity. See "Description of the New Credit Facility."


     Standard & Poor's has publicly announced that, upon consummation of the Merger, it intends to assign a new rating to the Old RGC Notes. Such new rating assignment, if implemented, would constitute a Rating Decline under the Old RGC Indentures. The consummation of the Merger (which is conditioned on, among other things, successful consummation of the Other Debt Financing Transactions, the New Equity Investment and the Bank Financing) and the resulting change in composition of the Board of Directors of RGC, together with the anticipated Rating Decline, would constitute a Change of Control Triggering Event under the Old RGC Indentures. Although Food 4 Less does not anticipate that there will be a significant amount of Old RGC Notes outstanding following consummation of the RGC Offers, upon such a Change of Control Triggering Event the Company would be obligated to make the Change of Control Offer following the consummation of the Merger for all outstanding Old RGC Notes at 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. The portion of the Tranche A Loan not fully funded at the Closing Date will be available to fund the purchase of Old RGC Notes tendered pursuant to the Change of Control Offer.



     Management anticipates that significant capital expenditures will be required following the Merger in connection with the integration of Ralphs and Food 4 Less. In order to implement the Company's store format strategy, up to 122 conventional stores currently operated by Food 4 Less will be converted to the Ralphs format and 16 conventional stores (primarily Boys and Viva) have been or will be converted and 23 Ralphs stores will be converted to the Food 4 Less warehouse format. An additional 18 Ralphs and Food 4 Less warehouse stores are scheduled to be opened during calendar 1995. It is estimated that the gross capital expenditures to be made by the Company in the first fiscal year following the closing will be approximately $153 million (or $106 million net of expected capital leases), of which approximately $98 million relate to ongoing expenditures for new stores, equipment and maintenance and approximately $55 million relate to store conversions and other Merger-related and non-recurring items. An additional $33 million of Merger-related and non-recurring capital expenditure items (or $22 million net of expected capital leases) are anticipated to be incurred in the second year following the consummation of the Merger. Management expects that these expenditures will be financed primarily through cash flow from operations and capital leases.



     Ralphs cash flow from operating activities was $55.4 million for the 52 weeks ended January 29, 1995 and $104.0 million for Fiscal 1993. Holdings generated approximately $87.8 million of cash from operating activities during the 52-week period ended June 25, 1994 and used approximately $18.0 million of cash for its operating activities during the 28 weeks ended January 7, 1995 (as compared to generating $30.5 million of cash during the 28 weeks ended January 8, 1994). The decrease in cash from operating activities is due primarily to changes in operating assets and liabilities. Holdings anticipates that one of the principal uses of cash in its operating activities will be inventory purchases. However, supermarket operators typically require small amounts of working capital since inventory is generally sold prior to the time that payments to suppliers are due. This reduces the need for short-term borrowings and allows cash from operations to be used for non-current purposes such as financing capital expenditures and other investing activities. Consistent with this pattern, Ralphs and Holdings had working capital deficits of $119.5 million and $44.8 million at January 29, 1995 and January 7, 1995, respectively.



     Ralphs cash used in investing activities was $45.5 million during Fiscal 1993 and $50.8 million during the 52 weeks ended January 29, 1995. These amounts reflected increased capital expenditures related to store remodels and new store openings (including store acquisitions) and, to a lesser extent, expansion of other warehousing, distribution and manufacturing facilities and equipment, including data processing and computer systems. For the 52 weeks ended June 25, 1994, Holdings' cash used in investing activities was $55.8 million. Investing activities consisted primarily of capital expenditures by Food 4 Less of $57.5 million, partially offset by $9.3 million of sale/leaseback transactions, and $11.1 million of costs in connection with the acquisition of ten former "Food Barn" stores. For the 28 weeks ended January 7, 1995, Holdings' cash used in investing activities was $32.8 million. Investing activities consisted primarily of capital expenditures by Food 4 Less of

$39.0 million, partially offset by $6.5 million of sale/leaseback transactions. The capital expenditures, net of the proceeds from sale/leaseback transactions, were financed primarily with cash provided by financing activities. The capital expenditures included the costs associated with the conversion of 11 conventional format stores to the Food 4 Less warehouse format. See
"Business -- The Merger -- Two Leading Complementary Formats." In January 1995, Food 4 Less entered into an amendment to the F4L Credit Agreement to, among other things, allow for the accelerating of the capital expenditures and other costs associated with the conversion of stores to the warehouse format.



     Ralphs cash used in financing activities was approximately $24.6 million for the 52 weeks ended January 29, 1995. Reduction of capital lease obligations of $12.2 million and the payment of a $10.0 million dividend reduced cash flow. Food 4 Less' cash provided by financing activities was $33.6 million for the 28 weeks ended January 7, 1995, which consisted primarily of $48.7 million of borrowings outstanding on its revolving credit facility at January 7, 1995 partially offset by a $11.3 million repayment of its term loan. At January 7, 1995, $48.6 million of standby letters of credit had been issued under Food 4 Less' existing letter of credit facility.



     Ralphs and FFL have significant net operating loss carryforwards for regular federal income tax purposes. As a result of the Merger and the New Equity Investment, New Holdings' ability to utilize such loss carryforwards in future periods will be limited to approximately $15.6 million per year with respect to FFL net operating loss carryforwards and approximately $15.0 million per year with respect to Ralphs' net operating loss carryforwards. Holdings does not expect the Merger to materially adversely affect any other tax assets of the Company or New Holdings. New Holdings will be a party to a tax sharing agreement with the Company and its subsidiaries. Pursuant to the tax sharing agreement, the Company will make payments to New Holdings in the amount it would be required to pay if its consolidated liability was calculated on a separate company basis. Conversely, if the Company generates losses or credits which reduce the consolidated tax liability of New Holdings, New Holdings will credit to the Company the amount of such reduction in the consolidated tax liability. See "Certain Relationships and Related Transactions." The Company will continue to be a party to an indemnification agreement with Federated and certain other parties. See Note 1 of Notes to Consolidated Financial Statements of Ralphs Supermarkets, Inc. Pursuant to the terms of such agreement, Ralphs will make annual tax payments of $1.0 million in 1995 and 1996 and a final tax payment of $5.0 million in 1997.



     Following the Merger, the Company will be a wholly-owned subsidiary of New Holdings. In addition, following the Merger, New Holdings will have $100 million initial accreted value of the New Discount Debentures and $131.5 million principal amount of the Seller Debentures outstanding. New Holdings is a holding company which will have no assets other than the capital stock of the Company. New Holdings will be required to commence semi-annual cash payments of interest on (i) the New Discount Debentures and the Seller Debentures commencing five years from their date of issuance in the amount of $61.0 million per annum and
(ii) any Discount Notes that remain outstanding following the Merger commencing June 15, 1998. Subject to the limitations contained in its debt instruments, the Company intends to make dividend payments to New Holdings in amounts which are sufficient to permit New Holdings to service its cash interest requirements. The Company may pay other dividends to New Holdings in connection with certain employee stock repurchases and for routine administrative expenses. See "Risk Factors -- Holding Company Structure."


     Following the consummation of the Merger and the Financing, New Holdings will be highly leveraged. Based upon current levels of operations and anticipated cost savings and future growth, Holdings believes that its cash flow from operations, together with available borrowings under the New Revolving Facility and its other sources of liquidity (including leases), will be adequate to meet its anticipated requirements for working capital, capital expenditures, integration costs and interest payments. There can be no assurance, however, that the Company's business will continue to generate cash flow at or above current levels or that future costs savings and growth can be achieved. See "Risk Factors -- Leverage and Debt Service."

  Interest Rate Protection Agreements

     Ralphs and Food 4 Less currently are parties to certain interest rate protection agreements required under the terms of their existing bank indebtedness. In connection with the New Credit Facility, these interest rate protection agreements will be replaced by a new agreement which will be finalized prior to the closing of the Merger. The Company will be exposed to credit loss in the event of nonperformance by the counterparty to the interest rate protection agreement. However, the Company does not anticipate nonperformance by such counterparty.

     The following details the impact of Ralphs' hedging activity on its weighted average interest rate for each of the last three fiscal years of
Ralphs:


                                                                WITH        WITHOUT
                                                               HEDGE         HEDGE
                                                              --------      --------
            1992............................................   10.52%        10.22%
            1993............................................    8.96%         8.96%
            1994............................................    9.37%         9.18%



     Due to increasing interest rates under its existing credit facility, Ralphs' interest expense has increased during recent periods and may continue to increase, reducing Ralphs' net income during such periods.


     The following details the impact of Food 4 Less' hedging activity on its weighted average interest rate for each of the last three fiscal years of Food 4
Less:

                                                                WITH        WITHOUT
                                                               HEDGE         HEDGE
                                                              --------      --------
            1992............................................   10.28%        10.25%
            1993............................................   10.07%        10.03%
            1994............................................   10.10%        10.09%

  Effects of Inflation

     The Company's primary costs, inventory and labor, are affected by a number of factors that are beyond its control, including inflation, availability and price of merchandise, the competitive climate and general and regional economic conditions. As is typical of the supermarket industry, Ralphs and Food 4 Less have generally been able to maintain margins by adjusting their retail prices, but competitive conditions may from time to time render the Company unable to do so while maintaining its market share.

                                    BUSINESS
THE MERGER


     The combination of Ralphs Grocery Company and Food 4 Less Supermarkets, Inc. will create the largest food retailer in Southern California. Pro forma for the Merger, the Company will operate approximately 332 Southern California stores with an estimated 26% market share among the area's supermarkets. The Company will operate the second largest conventional supermarket chain in the region under the "Ralphs" name and the largest warehouse supermarket chain in the region under the "Food 4 Less" name. In addition, the Company will operate approximately 24 conventional format stores and 39 warehouse format stores in Northern California and the Midwest. On a pro forma basis giving effect to the Merger, Holdings would have had sales of approximately $5.1 billion and $2.8 billion, operating income of approximately $183 million and $90 million and EBITDA (as defined) of approximately $343 million and $189 million, for the 52 weeks ended June 25, 1994 and the 28 weeks ended January 7, 1995, respectively.


  TWO LEADING COMPLEMENTARY FORMATS

     In Southern California the Company plans to convert up to 122 conventional stores currently operated by Food 4 Less to the "Ralphs" name and format and 39 Ralphs and Food 4 Less conventional stores to the "Food 4 Less" name and warehouse format. As a result, and pro forma for the Merger, Ralphs will be the region's second largest conventional format supermarket chain, with 264 stores and Food 4 Less will be the region's largest warehouse format supermarket chain with 68 stores. The Ralphs stores will continue to emphasize a broad selection of merchandise, high quality fresh produce, meat and seafood and service departments, including bakery and delicatessen departments in most stores. The Company's conventional stores will also benefit from Ralphs' strong private label program and its strengths in merchandising, store operations and systems. Passing on format-related efficiencies, the Company's price impact warehouse format stores will continue to offer consumers the lowest overall prices while still providing product selections comparable to conventional supermarkets. Management believes the Food 4 Less warehouse format has demonstrated its appeal to a wide range of demographic groups in Southern California and offers a significant opportunity for future growth. The Company plans to open nine new Food 4 Less warehouse stores and 21 new Ralphs stores over the next two years.

     Management believes the consolidation of its formats will improve the Company's ability to adapt its stores' merchandising strategy to the local markets in which they operate while achieving cost savings and other efficiencies. These conversions will be effected in three phases which the Company believes will be completed within the first 18 months of combined operation.


     Phase 1. Food 4 Less has converted 11 of its conventional format stores operated under the names "Viva" and "Boys" into Food 4 Less warehouse format supermarkets. Such conversions took up to eight weeks to complete and generally required the store to be closed for up to two weeks. These Phase 1 conversions, which were planned independently, were completed prior to the end of Food 4 Less' second quarter at a cost of approximately $1 million per store.


     Phase 2. Following the Merger, the Company plans to begin converting up to 122 conventional format stores currently operated by Food 4 Less under the names "Viva," "Alpha Beta" and "Boys" into Ralphs conventional format stores. It is anticipated that these conversions will be completed at the rate of approximately 10 stores per week. Management expects that the Company will be able to substantially complete each conversion without closing the store. Management believes that these Phase 2 conversions will be completed within the first 12-16 weeks of the Company's combined operation at a cost of approximately $75,000 per store.


     Phase 3. Following the Merger, the Company also plans to convert 23 conventional Ralphs format stores and five Food 4 Less conventional format stores into Food 4 Less warehouse format stores. Management expects that each such conversion will take up to eight weeks and may require the store to be closed for up to two to eight weeks during such period. Management believes that these Phase 3 conversions will be completed within the first 18 months of the Company's combined operation at a cost of approximately $1 million per store.

     The following table summarizes the store formats to be operated by the Company in Southern California both before and after giving effect to the conversion program:

                                                                            PRO FORMA NUMBER OF
                                                            ACTUAL               STORES(1)
                                                          ----------     -------------------------
                                                          OCTOBER 1,      PRIOR TO      FOLLOWING
                      STORE FORMATS                          1994        CONVERSION     CONVERSION
                      -------------                       ----------     ----------     ----------
    Ralphs Conventional...............................        168            165            264
    Food 4 Less Warehouse.............................         30             29             68
    Alpha Beta Conventional...........................        129            105              0
    Viva Conventional.................................         15             13              0
    Boys Conventional.................................         24             20              0
                                                              ---            ---            ---
      Total...........................................        366            332            332

- ---------------

(1) Pro forma store numbers give effect to the anticipated Merger-related divestiture or closing of 32 stores open at October 1, 1994 and the closure of two additional Food 4 Less conventional stores.

     Ralphs Conventional Format. Following completion of the store conversions described above, and pro forma for the Merger, the Company will operate 264 Ralphs stores in Southern California. Management believes these conversions will enhance Ralphs' market position and competitive advantages. Converted stores will benefit from Ralphs strengths in merchandising, store operations, systems and technology. Although all Ralphs stores use the Ralphs name and are operated under a single format, each store is merchandised to appeal to the local community it serves. Ralphs' substantial supermarket product selection is a significant aspect of its marketing efforts: Ralphs stocks between 20,000 and 30,000 merchandise items in its stores, including approximately 2,800 private label products, representing 17.3% of sales (excluding meat, service delicatessen and produce items) during Fiscal 1993. Ralphs stores offer name-brand grocery products; quality and freshness in its produce, meat, seafood, delicatessen and bakery products; and broad selection in all departments. Most existing Ralphs stores offer service delicatessen departments, on-premises bakery facilities and seafood departments. Ralphs emphasizes store ambiance and cleanliness, fast and friendly service, the convenience of debit and credit card payment (including in-store branch banks) and 24-hour operations in most stores.

     Food 4 Less' 168 conventional supermarkets, currently operated under the names "Alpha Beta," "Boys" and "Viva," are located throughout densely populated areas of Los Angeles and surrounding counties, including both suburban and urban neighborhoods. Food 4 Less' merchandising strategy for conventional stores has been tailored to the community each store services, but has emphasized customer service, quality of merchandise, and a large variety of product offerings in modern store environments. Of Food 4 Less' 168 conventional supermarkets, up to 122 are intended to be converted to the "Ralphs" name and format, 16 will be converted to the "Food 4 Less" warehouse format and the remainder are expected to be closed or sold.

     Food 4 Less Warehouse Format. Following completion of the store conversions described above, and pro forma for the Merger, the Company will operate 68 Food 4 Less warehouse stores in Southern California. The conversions will substantially accelerate the growth of the Food 4 Less format and will enhance the Company's position as the largest operator of warehouse supermarkets in Southern California. In addition to the conversions, the Company plans to continue its rapid growth of the Food 4 Less format by opening nine new warehouse format stores over the next two years, including five stores in San Diego, a new market for Food 4 Less. Management believes the expansion of warehouse format stores will create efficiencies in warehousing, distribution, and administrative functions.

     Food 4 Less' warehouse format stores target the price-conscious segment of the market, encompassing a wide range of demographic groups in both urban and suburban areas. Food 4 Less attempts to offer the lowest overall prices in its marketing areas by passing savings on to the consumer while providing the product selection associated with a conventional format. Savings are achieved through labor efficiencies and lower overhead and advertising costs associated with the warehouse format. In-store operations are designed to allow customers to perform certain labor-intensive services usually offered in conventional supermarkets. For example, merchandise is presented on warehouse style racks in full cartons, reducing labor intensive unpacking, and customers bag their own groceries. Labor costs are also reduced since the stores generally do not have service departments such as delicatessens, bakeries and fresh seafood departments, although they do offer a complete line of fresh meat, fish, produce and baked goods. Additionally, labor rates are generally lower than in conventional supermarkets.

     The Food 4 Less format generally consists of large facilities constructed with high ceilings to accommodate warehouse racking with overhead pallet storage. Wide aisles accommodate forklifts and, compared to conventional supermarkets, a higher percentage of total store space is devoted to retail selling because the top of the warehouse-style grocery racks on sales floors are used to store inventory. This reduces the need for large backroom storage. The Food 4 Less warehouse format supermarkets have brightly painted walls and inexpensive signage in lieu of more expensive graphics. In addition, a "Wall of Values" located at the entrance of each store presents the customer with a selection of specially priced merchandise.

  SUBSTANTIAL COST SAVINGS OPPORTUNITIES


     Management believes that approximately $90 million of net annual cost savings (as compared to such costs for the pro forma combined fiscal year ended June 25, 1994) will be achieved by the end of the fourth full year of combined operations. It is also anticipated that approximately $117 million in Merger-related capital expenditures and $50 million of other non-recurring costs will be required to complete store conversions, integrate operations and expand warehouse facilities over the same period. Although a portion of the anticipated cost savings is premised upon the completion of such capital expenditures, management believes that over 70% of the cost savings could be achieved without making any Merger-related capital expenditures. The following anticipated savings are based on estimates and assumptions made by the Company that are inherently uncertain, though considered reasonable by the Company, and are subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of management. There can be no assurance that such savings will be achieved. The sum of the components of the estimated cost savings exceeds $90 million; however, management's estimate of $90 million in net annual cost savings gives effect to an offsetting adjustment to reflect its expectation that a portion of the savings will be reinvested in the Company's operations. See "Risk Factors -- Ability to Achieve Anticipated Cost Savings."



     Reduced Advertising Expenses. As a result of the consolidation of conventional format stores in Southern California under the "Ralphs" name, the Company will eliminate most of the separate advertising associated with Food 4 Less' existing Alpha Beta, Boys and Viva formats. Because Ralphs' current advertising program now covers the Southern California region, the Company will be able to expand the number of Ralphs stores without significantly increasing advertising costs. Management estimates that there will be annual advertising cost savings of approximately $28 million as compared to such costs for the pro forma combined fiscal year ended June 25, 1994. Because of reductions in certain advertising and promotional expenses on its conventional format stores that Food 4 Less has already begun to implement and certain refinements in the post-Merger advertising plan, actual cost savings related to advertising expenses are presently expected to be $19 million in the first full year of combined operations following the Merger as compared to the current annualized costs.


     Reduced Store Operations Expense. Management expects to reduce store operations costs as a result of both reduced labor and benefit costs and reduced non-labor expenses. Projected labor and benefit cost savings are based primarily on Ralphs' labor scheduling system, which has reduced Ralphs' labor costs relative to those of Food 4 Less. Other labor savings will result from the reduction of certain high-cost labor as a result of changed manufacturing, warehouse and distribution practices, and productivity enhancements resulting from the installation of Ralphs store level systems.

     Non-labor expense reductions are based primarily on the installation of Ralphs' computerized energy management equipment in Food 4 Less stores which will require significant capital expenditures. The expense savings associated with the use of this equipment is based on Ralphs' historical experience. Other significant non-labor expense reductions are projected to come from improved safety programs, increased cardboard baling revenues, changes to guard and shoplift agent programs and a reduction in supply and packaging costs.

Total labor and non-labor operational savings estimated at approximately $21 million annually are anticipated to be achieved by the fourth full year of combined operation.

     Increased Volume Purchasing Efficiencies. Management has identified approximately $19 million of cost savings it believes can be achieved as a result of purchasing efficiencies. These efficiencies consist primarily of (i) savings from increased discounts and allowances as a result of the combined volume of the two companies; (ii) an improvement in the terms of vendor contracts for products carried in the Company's stores on an exclusive or promoted basis; and (iii) savings from the conversion of some less-than-truckload shipping quantities to full truckload quantities. These savings are anticipated to be achieved by the second full year of combined operation.


     Warehousing and Distribution Efficiencies. The consolidation of the Company's warehousing and distribution facilities into Ralphs' two primary facilities located in Compton, California and the Atwater district of Los Angeles and Food 4 Less' primary facility located in La Habra, California will result in lower outside storage, transportation and labor costs. The Company plans facility additions at one Ralphs facility to accommodate the additional volume as a result of such consolidation. Management anticipates improvements in the areas of automation, inventory management and handling, delivering, scheduling and route optimization and worker safety. In addition, the Company plans to close three existing facilities, which will result in lower occupancy expenses. Management believes that annual savings of approximately $16 million associated with warehousing and distribution will be achieved, before giving effect to capital expenditures in connection with facilities expansions and facility closing costs. Such savings are expected to be achieved by the third full year of combined operations.



     Consolidated Manufacturing. Ralphs and Food 4 Less operate manufacturing facilities that produce similar products or have excess capacity. Through the consolidation of meat, bakery, dairy and other manufacturing and processing operations, and the discontinuance of external purchases of certain goods that can be manufactured internally, management believes that annual cost savings of approximately $10 million can be achieved. In each instance, management has identified the facilities best suited to the needs of the combined company and has estimated the expense savings associated with each consolidation. The combined company will utilize a 316,000 square foot bakery and a 25,722 square foot milk processing plant, located at Food 4 Less' La Habra facility, and a 28,000 square foot milk processing plant, a 9,000 square foot ice cream processing plant, and a 23,000 square foot delicatessen kitchen located at Ralphs' Compton facility. Previously, Ralphs purchased bakery products externally and Food 4 Less purchased ice cream and delicatessen items externally. Management also plans to utilize Ralphs' third party meat processors, which have historically provided Ralphs with a full line of prefabricated and retail cuts of beef, to produce meat for Food 4 Less stores. Management anticipates that manufacturing expense savings will be achieved by the second full year of combined operation.


     Consolidated Administrative Functions. The Company expects to achieve savings from the elimination of redundant administrative staff, the consolidation of management information systems and a decreased reliance on certain outside services and consultants. To reduce headcount, the Company plans to target several functions for consolidation, including accounting, marketing, management information systems, administration and human resources. The Company plans to eliminate a data processing center, which is anticipated to result in savings in the areas of equipment, software, headcount and outside programmer fees. The Company also plans to eliminate the use of third party administrators to handle workers compensation and general liability claims. Management estimates that annual savings of approximately $15 million associated with consolidating administrative functions will be achieved by the second full year of combined operation.

  EXPERIENCED MANAGEMENT TEAM

     The executive officers of the Company have extensive experience in the supermarket industry. The strength of Ralphs management expertise is evidenced by Ralphs' reputation for quality and service, its technologically advanced systems, strong store operations and high historical EBITDA margins. The Food 4 Less management team will provide valuable experience in operating warehouse supermarkets and in effectively integrating companies into a combined operation. Following the acquisition of Alpha Beta in 1991,

Food 4 Less management successfully integrated Alpha Beta with its existing Southern California operations and (within three years) achieved annual cost savings in excess of $40 million (compared to a pre-acquisition estimate of approximately $33 million). See "Management."

WAREHOUSING AND DISTRIBUTION

     The combined Company will utilize Ralphs' technologically advanced warehousing and distribution systems, which include a 17 million cubic foot high-rise automated storage and retrieval system warehouse (the "ASRS") for non-perishable items and a 5.4 million cubic foot perishable service center (the "PSC") designed for processing, storing and distributing all perishable items. These facilities and the Food 4 Less La Habra warehouse will provide the Company with substantial operating benefits, including: (i) enhanced turnover to further improve the freshness and quality of in-store products, (ii) additional opportunities in forward buying programs and (iii) an increase in the percentage of inventory supplied by the Company's own warehousing and distribution system. Management believes the consolidation of these operations will enable the Company to meet the combined inventory requirements of all stores with fewer employees and lower operating and occupancy-related expenses.


     In November 1987, Ralphs opened the 17 million cubic foot highrise ASRS warehouse for non-perishable items in the Atwater district of Los Angeles, at a cost of approximately $50 million. This facility significantly increased capacity and improved the efficiency of Ralphs' warehouse operations. The automated warehouse has a ground floor area of 170,000 square feet and capacity of approximately 50,000 pallets. Guided by computer software, ten-story high cranes move pallets from the receiving dock to programmed locations in the ASRS warehouse while recording the location and time of storage. Goods are retrieved and delivered by the cranes to conveyors leading to an adjacent "picking" warehouse where individual store orders are filled and shipped. The Company plans to utilize existing unused capacity to accommodate additional volume resulting from the consolidation. The ASRS facility can hold substantially more inventory and requires fewer employees to operate than a conventional warehouse of equal size. This facility has reduced Ralphs' warehousing costs of non-perishable items markedly, enabling it to take advantage of advance buying opportunities and minimize "out-of-stocks." The Company plans to close two existing Ralphs warehouse facilities in Los Angeles and Carson, California and one Food 4 Less facility in Los Angeles, California.


     In mid-1992, Ralphs opened the 5.4 million cubic foot PSC facility in Compton, California, designed to process and store all perishable products. This facility cost approximately $35 million and has provided Ralphs with the ability to deliver perishable products to its stores on a daily basis, thereby improving the freshness and quality of these products. The facility contains an energy efficient refrigeration system and a computer system designed to document the location and anticipated delivery time of all inventory. The PSC has consolidated the operations of three existing facilities and holds more inventory than the facilities it replaced, thereby reducing Ralphs' warehouse distribution costs. The Company also plans to expand the PSC facility to accommodate additional volume resulting from the consolidation.


     Most Ralphs stores and Food 4 Less Southern California stores are located within approximately a one-hour drive from Ralphs' distribution and warehousing facilities. This geographical concentration, combined with Ralphs' efficient order system, shortens the lead time between the placement of a merchandise order and its receipt.


     Food 4 Less currently operates a centralized manufacturing, warehouse and office facility in La Habra, California which it leases from Alpha Beta's former parent corporation. The La Habra facility measures 1,378,083 total square feet over 75 acres and, in addition to serving warehousing, distribution and office functions, houses manufacturing operations which include a bakery and creamery. The La Habra facility is operated pursuant to a long-term lease which expires in 2001. The La Habra facility is expected to be used as an additional distribution and warehouse facility.


     Food 4 Less is party to a joint venture with a subsidiary of Certified Grocers of California, Ltd. which operates a general merchandise warehouse in Fresno, California. Management is evaluating the role of such warehouse in the operation of the combined Company.

MANUFACTURING

     Ralphs' manufacturing operations produce a variety of dairy and other products, including fluid milk, ice cream, yogurt and bottled waters and juices as well as packaged ice, cheese and salad preparations. Ralphs contracts with meat processors to provide a full line of prefabricated and retail cuts of beef. Ralphs ceased its bakery operations during the second quarter of Fiscal 1993 at its 102,000 square foot facility in Los Angeles. Food 4 Less' La Habra facility includes a full-line bakery as well as a creamery and certain other manufacturing operations.

     The following table sets forth information concerning the principal manufacturing and processing facilities expected to be owned and operated by the
Company:

                               FACILITY                      SQUARE FEET    LOCATION
                               --------                      -----------   ----------
            Milk processing................................     28,000      Compton
            Ice cream processing...........................      9,000      Compton
            Delicatessen kitchen...........................     23,000      Compton
            Bakery.........................................    316,000      La Habra
            Milk processing................................     25,722      La Habra

Management believes that Ralphs' manufacturing facilities and the La Habra bakery can accommodate the volume requirements of the Company, after planned expenditures of approximately $3.0 million over the next year.

PRIVATE LABEL PROGRAM

     Through its private label program, Ralphs offers approximately 2,800 items under the "Ralphs," "Private Selection," "Perfect Choice" and "Plain Wrap" brand names. These products provide quality comparable to that of national brands at prices 20-30% lower. Gross margins on private label goods are generally higher than on national brands. Management believes its private label program is one of the most successful programs in the supermarket industry, representing 17.3% of sales (excluding meats, service delicatessen and produce items) during the twelve months ended July 17, 1994. This figure has grown in the past few years, and management intends to continue the growth of its private label program in the future.

     Food 4 Less has entered into several private label licensing arrangements which allow it to exclusively utilize recognized brand names in connection with certain goods it manufactures or purchases from others, including "Carnation" and "Sunnyside Farms" (dairy products) and "Van de Kamps" (baked goods). In addition, Food 4 Less has entered into an agreement to distribute private label dry grocery and frozen products under the "Sunny Select" and "Grocers Pride" labels and has established its own private label, "Equality," for health and beauty aid products. Food 4 Less actively promoted its private label products during fiscal 1994, and management believes that the additional variety, superior quality and promotional program resulted in an overall increase in private label sales and corresponding gross margins. It is expected that the Company will continue the Carnation, Van de Kamps and certain of its other licensing agreements following the Merger.

EXPANSION AND DEVELOPMENT

     As a result of Ralphs' 122-year history and Alpha Beta's 91-year history in Southern California, the Company will have valuable and well established store locations, many of which are in densely populated metropolitan areas. Additionally, the Company will have a technologically advanced store base. During the five years ended June 25, 1994, on a combined basis, Ralphs and Food 4 Less opened 74 new stores and remodeled 211 stores. Approximately 84% of the Company's stores have been opened or remodeled in the last five years.

     The Company plans to expand the Southern California Division by acquiring existing stores and constructing new ones. The Company intends to continue to focus its new store construction and store conversion efforts during calendar 1995 and future years primarily within existing marketing areas. Such efforts will encompass both of the Company's store formats, namely Food 4 Less and Ralphs. To this end, the

Company plans to continue its store expansion program in Southern California by opening 17 new stores during calendar 1995 (including three Food 4 Less stores which will be located in San Diego, a new market for Food 4 Less), and additional stores in subsequent years. During the second quarter of its current fiscal year, Food 4 Less converted 11 of its conventional format stores to warehouse format stores and, following the Merger, the Company plans to convert approximately five additional conventional stores currently managed by Food 4 Less and approximately 23 stores currently managed by RGC to the "Food 4 Less" name and warehouse format, as Food 4 Less stores have proven to have a strong appeal to value-conscious consumers across a wide range of demographic groups. See "-- The Merger -- Two Leading Complementary Formats." Remodeling activity in Southern California will be focused on the conventional format stores, including 13 planned major remodels of such stores during calendar 1995. The Company's expansion, remodel and conversion efforts have required, and will continue to require, the funding of significant capital expenditures. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources."



     During the last five fiscal years, Ralphs has opened 46 new stores and remodeled 54 stores at a cost of approximately $277.2 million. A majority of these new and remodeled stores offer expanded produce and European-style seafood departments, service delicatessens, fresh bakeries and a broad selection of general merchandise. With enhanced decor reflecting contemporary interior design, these stores are designed to provide a quality shopping experience. At the end of Fiscal 1994, 100 of Ralphs' 173 total stores were newly built or remodeled within the past five fiscal years. While Ralphs has sold or closed 15 stores during the last five fiscal years, the number of Ralphs' stores has increased from 142 stores at January 28, 1990 to 173 stores at January 29, 1995.



     During the last five fiscal years, in Southern California Food 4 Less has acquired or opened 172 stores (which includes 142 stores acquired in connection with the acquisition of Alpha Beta) and remodeled 113 stores. Since its acquisition of Alpha Beta in 1991, Food 4 Less has undertaken an extensive program of store remodels, conversions and additions, which have resulted in a substantially improved store base. During Fiscal 1994, Food 4 Less spent approximately $50.7 million on capital improvements in Southern California. Additionally, since the Alpha Beta acquisition, Food 4 Less has converted 22 Southern California stores from conventional formats to the warehouse format. As Food 4 Less has remodeled existing stores, opened new larger stores and closed smaller, marginally performing stores, there has been a net reduction in store count, from 209 stores to 196 stores from the year ended June 29, 1991 ("Fiscal 1991") to the end of Fiscal 1994, but an increase in average store size. The average square feet per store has increased from 28,700 at the end of Fiscal 1991 to 30,500 at the end of Fiscal 1994. During the last five fiscal years, 29 stores have been closed or sold (including five stores which closed as a result of the April 1992 civil unrest in Los Angeles).


     The Company will select most new store sites from developers' proposals after such proposals have been researched and analyzed by the Company's personnel. Each site will be monitored for population shifts, zoning changes, traffic patterns, and nearby new construction and competitors' stores in an effort to determine sales potential. The Company will actively participate with developers in order to attain the Company's objectives for the site, including adequate parking and complementary co-tenant mix. Remodeling involves enhancing a store's decor through fixture replacement, upgrading of service departments and improvements to lighting systems. In order to minimize the disruptive effect on sales, most stores will be kept open during the remodeling period. The primary objectives of remodeling will be to improve the attractiveness of stores, increase sales of higher margin product categories and to increase selling area where feasible.

     Remodelings and openings, among other things, are subject to the availability of developers' financing, agreements with developers and landlords, local zoning regulations, construction schedules and other factors, including costs, often beyond the Company's control. Accordingly, there can be no assurance that the schedule will be met. Further, the Company expects increasing competition for new store sites, and it is possible that this competition might adversely affect the timing of its new store opening program.

ADVERTISING AND PROMOTION

     Ralphs' marketing strategy is to provide a combination of wide product selection, quality and freshness of perishable products, competitive prices and double coupons supporting Ralphs' advertising theme "Everything You Need. Every Time You Shop." In February 1994, Ralphs launched the Ralphs Savings Plan, a new marketing campaign designed to enhance customer value. The Ralphs Savings Plan is comprised of six major components: Guaranteed Low Prices ("GLPs"), Price Breakers, Big Buys, Multi-Buys, Ralphs Brand Products and Double Coupons. GLPs guarantee low prices on certain high volume items that are surveyed and updated every four weeks. Price Breakers are weekly advertised items that offer significant savings. Big Buys are club size items at prices competitive to club store prices and Multi-Buys offer Ralphs shoppers the opportunity to purchase club store quantities of regular sized items at prices competitive to club store prices. In conjunction with this new campaign Ralphs' private label offering of approximately 2,800 products provides value to the customer. In the second quarter of 1994, Ralphs began more aggressively promoting perishables through weekly ad features and lower prices. In addition, Ralphs increased the number of storewide GLPs. Further, a mailer program was intensified to highlight the perishable pricing and increased GLPs.

     Ralphs stores promote sales through the use of product coupons, consisting of manufacturers' coupons and Ralphs' own promotional coupons. Ralphs offers a double coupon program in all stores with Ralphs matching the price reduction offered by the manufacturer. Ralphs also generates store traffic through weekly advertised specials, special sales promotions such as discounts on recreational activities, seasonal and holiday promotions, increased private label selection, club pack items and exclusive product offerings. Current advertising by Ralphs has substantially the same market coverage as Food 4 Less and it is expected that following the Merger duplicative advertising can be eliminated.

     The Food 4 Less warehouse stores utilize print and radio advertising which emphasizes Food 4 Less' low-price leadership, rather than promoting special prices on individual items. The Food 4 Less warehouse stores also utilize weekly advertising circulars, customized to local communities, which highlight the merchandise offered in each store.

INFORMATION SYSTEMS AND TECHNOLOGY

     Ralphs' management utilizes technology and industrial engineering methods to enhance operating efficiency. Every checkout lane in every Ralphs store has a point of sale terminal. Information from these terminals is utilized to allocate shelf space, select merchandise based on the buying patterns of each store, reduce out-of-stocks and increase efficiency at the checkstand and in the warehouses. Industrial engineering methods are used to schedule labor thereby improving productivity at the store level and in warehousing and distribution operations.

     Ralphs was the first supermarket chain in the western United States to adopt scanning in all of its stores and has upgraded this equipment through the purchase of IBM 4680 point-of-sale computers. All Ralphs stores use laser scanning equipment, operating through an integrated computer system, to scan the Universal Product Code, which provides prices and descriptions for most products.

     Ralphs has a Uniform Communications Standard purchase order system that electronically links Ralphs to major suppliers via computer. This system has enabled the automated processing of purchase orders which management believes reduces the lead time required for product purchases. In Fiscal 1994, Ralphs completed installation of an industry standard, direct store delivery receiving system for goods delivered directly by vendors. This system allows the receipt of each order to be recorded electronically, thereby confirming product retail price and purchase authorization. This system has reduced the incidence of billing errors and unauthorized deliveries.

     Industrial engineering standards have been established for all major work functions in Ralphs stores, ranging from stocking to checkout. Performance of each major department in each store is measured weekly against these standards. Similar measurements are made in Ralphs' distribution, warehouse and manufacturing operations. Ralphs believes that its application of qualitative methods to the operation of the business has given it a competitive advantage and has better enabled management to run its business efficiently and to control costs.

     The Company plans to convert the Food 4 Less management information systems to the Ralphs management information systems. Ralphs stores that will be converted to the Food 4 Less format will continue to use the Ralphs programs.

NORTHERN CALIFORNIA AND MIDWESTERN DIVISIONS

     The Northern California Division of Food 4 Less operates 19 conventional supermarkets in the greater San Francisco Bay Area under the names "Cala" and "Bell," and six warehouse format stores under the "Foods Co." name. Management believes that the Northern California Division has excellent store locations in the city of San Francisco that are very difficult to replicate. The Midwestern Division of Food 4 Less operates 38 stores, of which 33, including ten former "Food Barn" stores which Food 4 Less acquired in March 1994, are warehouse format stores operated under the "Food 4 Less" name, and five of which are conventional supermarkets operated under the "Falley's" name. Of these 38 stores, 34 are located in Kansas and four are located in Missouri. Management believes the Food 4 Less warehouse format stores are the low-price leaders in each of the markets in which they compete. The Northern California Division's conventional store strategy is to attract customers through its convenient locations, broad product line and emphasis on quality and service and its advertising and promotion strategy highlights the reduced price specials offered in its stores. In contrast, the Company's warehouse format stores, operated under the Food 4 Less name in the Midwestern Division and the Foods Co. name in the Northern California Division, emphasize lowest overall prices rather than promoting special prices on individual items. The Northern California Division's conventional stores range in size from approximately 8,900 square feet to 32,800 square feet, and average approximately 19,400 square feet. The Northern California Division's warehouse stores range in size from approximately 30,000 square feet to 59,600 square feet, and average approximately 37,900 square feet. The Midwestern Division's warehouse format stores range in size from approximately 8,800 square feet to 60,200 square feet and average approximately 37,300 square feet.

     The Northern California Division purchases merchandise from a number of suppliers; however, approximately 40% of its purchases are made through Certified Grocers of California, Ltd. ("Certified"), a food distribution cooperative, pursuant to supply contracts. The Northern California Division does not operate its own warehouse facilities, relying instead on direct delivery to its stores by Certified and other vendors. Food 4 Less' Southern California warehouse facilities supply a portion of the merchandise sold in the Northern California Division stores, and it is expected that, following completion of the Merger, the Company's Southern California warehouses will continue to do so.

     The Midwestern Division's primary supplier is Associated Wholesale Grocers ("AWG"), a member-owned wholesale grocery cooperative based in Kansas City. The Midwestern Division does not operate a central warehouse, but purchases approximately 73% of the merchandise sold in its stores from AWG. Management believes that, as AWG's largest single customer, the Midwestern Division has significant buying power, allowing it to provide a broader product line more economically than it could if it maintained its own full-line warehouse. The Midwestern Division produces approximately 50% of all case-ready fresh meat items sold in its stores at its central meat plant located in Topeka, Kansas.

     In fiscal 1990, the Northern California Division initiated a remodeling program to upgrade its stores and to increase profitability. Food 4 Less remodeled 15 stores during the past five fiscal years, and opened five new stores during the past four fiscal years. During fiscal 1994, Food 4 Less opened one new warehouse store, converted three existing stores to the warehouse format and remodeled one conventional format store. The Company has closed 4 stores during the past five fiscal years and increased its number of stores from 22 at the end of the fiscal year ended June 30, 1990 to 24 at the end of the fiscal year ended June 25, 1994. The average square feet per store has increased from 20,000 at the end of fiscal 1990 to 23,300 at the end of fiscal 1994. The Company plans to open one additional warehouse format store and remodel two conventional format stores during fiscal 1995. Management plans to further expand the Northern California Division in the future by acquiring existing stores and constructing new stores, including warehouse stores. The Northern California

Division Food 4 Less warehouse stores were renamed "Foods Co." in fiscal 1994 following the sale by Food 4 Less of exclusive rights to use the "Food 4 Less" name in Northern California to Fleming Companies, Inc. See "-- Licensing Operations."

     The Company intends to focus its Midwestern Division expansion primarily on its Food 4 Less operations. While Food 4 Less expects to construct new stores, it may also expand operations by purchasing existing Food 4 Less stores from unaffiliated licensees, or by acquiring existing supermarkets and converting them to the Food 4 Less warehouse format. The acquisition in March 1994 of ten warehouse stores formerly operated as "Food Barn" stores increased the Midwestern Division's Food 4 Less warehouse store count from 23 at June 26, 1993 to 33 at June 25, 1994. During the last five fiscal years, the Midwestern Division has opened 3 new stores, acquired 13 stores, closed one store and remodeled 10 stores.

COMPETITION

     The supermarket industry is highly competitive and characterized by narrow profit margins. The Company's competitors in each of its operating divisions include national and regional supermarket chains, independent and specialty grocers, drug and convenience stores, and the newer "alternative format" food stores, including warehouse club stores, deep discount drug stores and "super centers." Supermarket chains generally compete on the basis of location, quality of products, service, price, product variety and store condition. The Company regularly monitors its competitors' prices and adjusts its prices and marketing strategy as management deems appropriate in light of existing conditions. Some of the Company's competitors have greater financial resources than the Company and could use these resources to take steps which could adversely affect the Company's competitive position.

     The Southern California stores compete with several large national and regional chains, principally Albertsons, Hughes, Lucky, Smith's, Stater Bros., and Vons, and with smaller independent supermarkets and grocery stores as well as warehouse clubs and other "alternative format" food stores. The Northern California Division competes with large national and regional chains, principally Lucky and Safeway, and with independent supermarket and grocery store operators and other retailers, including "alternative format" stores. The Midwestern Division's supermarkets compete with several national and regional supermarket chains, principally Albertsons and Dillons, as well as independent and "alternative format" stores such as Hypermarket USA. Food 4 Less positions its Food 4 Less warehouse format supermarkets as the overall low-price leader in each marketing area in which they operate. In addition, management believes that Ralphs is a leading competitor in many of its marketing areas, based on its strong customer franchise, desirable store locations, technology and efficient distribution systems.

EMPLOYEES

  RALPHS


     At January 29, 1995, Ralphs had 6,213 full-time and 8,940 part-time employees as follows:



                        EMPLOYEE TYPE                    UNION      NON-UNION     TOTAL
        ---------------------------------------------    ------     ---------     ------
        Hourly.......................................    13,854         245       14,099
        Salaried.....................................        --       1,054        1,054
                                                         ------       -----       ------
                  Total employees....................    13,854       1,299       15,153

     Of Ralphs' 15,153 total employees at January 29, 1995, 13,854 were covered by union contracts principally with the UFCW. The table below sets forth information regarding Ralphs' union contracts which cover more than 100 employees.



              UNION                     NUMBER OF EMPLOYEES COVERED           DATE OF EXPIRATION
- ----------------------------------    --------------------------------        -------------------
UFCW                                  10,723 clerks and meatcutters           October 6, 1996
International Brotherhood of          1,675 drivers and warehousemen          September 13, 1998
  Teamsters
Hotel Employees and Restaurant
  Employees                           977                                     September 10, 1995
Hospital and Service Employees        328 Los Angeles                         January 19, 1997
                                      67 San Diego                            April 20, 1997


  FOOD 4 LESS

     At June 25, 1994, Food 4 Less had a total of 5,728 full-time and 8,959 part-time employees as follows:

                         EMPLOYEE TYPE                   UNION      NON-UNION     TOTAL
        -----------------------------------------------  ------     ---------     ------
        Hourly.........................................  11,882       1,907       13,789
        Salaried.......................................      --         898          898
                                                         ------       -----       ------
                  Total employees......................  11,882       2,805       14,687

     Of Food 4 Less' 14,687 total employees at June 25, 1994, 11,882 were covered by union contracts, principally with UFCW. The table below sets forth information regarding Food 4 Less' union contracts which cover more than 100 employees.

                                                        NUMBER OF                  DATE OF
                    UNION                           EMPLOYEES COVERED            EXPIRATION
- ----------------------------------------------  --------------------------  ---------------------
UFCW..........................................  7,908 Southern California   October 6, 1996
                                                  clerks and meatcutters
Hospital and Service Employees................  299 Southern California     January 19, 1997
                                                  store porters
International Brotherhood of Teamsters........  886 Southern California     September 13, 1998
                                                  produce drivers
                                                  and warehousemen
UFCW..........................................  971 Northern California     February 28, 1995(a)
                                                  clerks and meatcutters
UFCW..........................................  1,532 Southern California   February 25, 1996
                                                  clerks and meatcutters
Bakery and Confectionery Workers..............  192 Southern California     July 8, 1995
                                                  bakers

- ---------------


(a) Certain of such employees are covered by a contract expiring on June 2, 1996. The contract which expired on February 28, 1995 and an additional contract which expired on March 4, 1995 have been provisionally extended for a five-month period and currently are being renegotiated.


     Pursuant to their collective bargaining agreements, both Ralphs and Food 4 Less contribute to various union-sponsored, multi-employer pension plans.

     The terms of most collective bargaining agreements that cover employees of conventional stores operated by Food 4 Less are substantially identical to the terms of the corresponding collective bargaining agreements of Ralphs. The terms of each company's collective bargaining agreements generally will remain in effect following the Merger, although it is expected that, as a result of current negotiations, Ralphs' collective bargaining agreements will apply to all Company stores converted to the Ralphs name and format, and the collective bargaining agreements that cover employees of Food 4 Less warehouse format stores will apply to all Company stores converted to the Food 4 Less name and warehouse format.

     Management believes that both Ralphs and Food 4 Less have good relations with their employees.

LICENSING OPERATIONS

     Food 4 Less owns the "Food 4 Less" trademark and service mark and licenses the "Food 4 Less" name for use by others. In Fiscal 1994, earnings from licensing operations were approximately $270,000. An exclusive license with the right to sublicense the "Food 4 Less" name in all areas of the United States except Arkansas, Iowa, Illinois, Minnesota, Nebraska, North Dakota, South Dakota, Wisconsin, the upper peninsula of Michigan, certain portions of Kansas, Missouri, and Tennessee has been granted to Fleming Companies, Inc. ("Fleming"), a major food wholesaler and retailer. In August of 1993, Food 4 Less amended (the "Amendment") its licensing agreement with Fleming to give Fleming exclusive use of the Food 4 Less name in Northern California and Food 4 Less exclusive use in Southern California. Fleming paid Food 4 Less a fee of $1.9 million for the Amendment. With the exception of Northern California, and subject to the Amendment and certain proximity restrictions, Food 4 Less retains the right to open and operate its own "Food 4 Less" warehouse supermarkets throughout the United States. As of June 25, 1994, there were 158 Food 4 Less warehouse supermarkets in 20 states, including the 61 stores owned or leased and operated by Food 4 Less. Of the remaining 97 stores, Fleming operates three under license, 67 are operated under sublicenses from Fleming and 27 are operated by other licensees.

PROPERTIES

     At October 1, 1994, Ralphs and Food 4 Less operated a total of 429 stores, as set forth in the table below:

                                                    NUMBER OF
                                                   SUPERMARKETS
                                                  --------------        TOTAL        SELLING
                                                  OWNED   LEASED     SQUARE FEET   SQUARE FEET
                                                  -----   ------     -----------   -----------
                                                                          (IN THOUSANDS)
        Southern California.....................   49      317(a)      12,929         9,174
        Northern California.....................   --       25            610           424
        Midwestern..............................    2(b)    36          1,357         1,025
                                                   --      ---         ------        ------
                  Total.........................   51      378(c)      14,896        10,623
                                                   ==      ===         ======        ======

- ---------------

(a) Includes 17 stores located on real property subject to a ground lease.

(b) Includes one store that is partially owned and partially leased.

(c) The average remaining term (including renewal options) of Ralphs' and Food 4 Less' supermarket leases is 27 years.

The number of Ralphs and Food 4 Less stores by size classification as of October 1, 1994 is as follows:

                     AVERAGE GROSS SQUARE FEET      AVERAGE SELLING SQUARE FEET              NUMBER OF STORES
  TOTAL SQUARE      ---------------------------     ---------------------------     -----------------------------------
      FEET            RALPHS        FOOD 4 LESS       RALPHS        FOOD 4 LESS      RALPHS       FOOD 4 LESS     TOTAL
- ----------------    -----------     -----------     -----------     -----------     ---------     -----------     -----
 8,800 - 15,599          --            13,175            --             9,478           --             8             8
15,600 - 25,000        21,867          21,740          16,709          14,880            3            92            95
25,001 - 30,000        27,926          26,966          19,725          18,633           15            37            52
30,001 - 35,000        32,993          32,574          24,204          23,247           31            51            82
35,001 - 40,000        37,254          36,804          27,053          26,272           32            27            59
40,001 - 45,000        43,264          42,329          31,422          30,038           59            12            71
45,001 - 50,000        46,356          48,037          33,185          34,572           15            11            26
50,001 - 84,280        68,400          55,056          48,466          37,814           13            23            36

     At October 1, 1994, the Company also operated 20 distribution, warehouse and administrative facilities and five manufacturing and processing facilities, 14 of which are owned and 11 of which are leased. Certain of the facilities are expected to be sold, closed or subleased following completion of the Merger. See "-- Warehousing and Distribution."

     Ralphs' distribution and warehouse facilities include the 17 million cubic foot ASRS warehouse for nonperishable items that Ralphs opened in November 1987 and the 5.4 million cubic foot PSC facility for the processing and storage of perishable products opened in mid-1992. Food 4 Less operates two warehouse facilities: The largest of such facilities is Food 4 Less' central office, manufacturing and warehouse complex in La Habra, California, which occupies approximately 1.4 million total square feet over 75 acres. Food 4 Less has entered into a lease of the La Habra property which expires in 2001 (and which may be extended for up to 15 years at the election of Food 4 Less), with American Food and Drug, Inc. ("AFDI"), a subsidiary of

American Stores Company, and has an option to purchase such property. Rent on the La Habra property was $6.3 million in Fiscal 1994. Four of Food 4 Less' supermarkets are also leased from AFDI. In addition to the La Habra facility, Food 4 Less leases a 321,000 square foot warehouse in Los Angeles. This warehouse, which was formerly owned by Food 4 Less, was the subject of a sale leaseback arrangement entered into by Food 4 Less in August 1990. For information regarding the Company's plan to consolidate its warehouse facilities following completion of the Merger, see "-- The Merger -- Substantial Cost Savings Opportunities -- Warehousing and Distribution Efficiencies."

LEGAL PROCEEDINGS


     In December 1992, three California state antitrust class action suits were commenced in Los Angeles Superior Court against RGC and Food 4 Less and other major supermarket chains located in Southern California, alleging that they conspired to refrain from competing in the retail market for fluid milk and to fix the retail price of fluid milk above competitive prices. Specifically, class actions were commenced by Diane Barela and Neila Ross, Ron Moliare and Paul C. Pfeifle on December 7, December 14, and December 23, 1992, respectively. The Court has yet to certify any of these classes. A demurrer to the complaints was denied. Notwithstanding that it believes there is no merit to these cases, RGC had reached an agreement in principle to settle them. However, no settlement agreement has been signed. Food 4 Less is continuing to actively defend these suits and Ralphs has elected to defer any further settlement discussions until after the consummation of the Merger. The Company does not believe that the resolution of these cases will have a material adverse effect on its future financial condition. Any settlement would be subject to court approval.



     On March 25, 1991, George A. Koteen Associates, Inc. ("Koteen Associates") commenced an action in San Diego Superior Court alleging that RGC breached an alleged utility rate consulting agreement. In December 1992, a jury returned a verdict of approximately $4.9 million in favor of Koteen Associates and in March 1993, attorney's fees and certain other costs were awarded to the plaintiff. RGC has appealed the judgment and fully reserved in Fiscal 1992 against an adverse ruling by the appellate courts.



     In April 1994, RGC was served with a complaint filed by over 240 former employees at Ralphs' bakery in the Atwater district of Los Angeles (the "Bakery Plaintiffs"). The action was commenced in the United States District Court for the Central District of California, and, among other claims, the Bakery Plaintiffs alleged that RGC breached its collective bargaining agreement and violated the Workers Adjustment Retraining Notification Act (the "WARN Act") when it downsized and subsequently closed the bakery. In their complaint, the Bakery Plaintiffs are seeking damages for lost wages and benefits as well as punitive damages. The Bakery Plaintiffs also named RGC and two of its management employees in fraud, conspiracy and emotional distress causes of action. In addition, the Bakery Plaintiffs sued their union local for breach of its duty of fair representation and other alleged misconduct, including fraud and conspiracy. The defendants have answered the complaint and discovery is ongoing. Trial is set for February, 1996, and RGC is vigorously defending this suit. Management believes, based on its assessment of the facts, that the resolution of this case will not have a material effect on the Company's financial position or results of operations.


     In addition, Food 4 Less and Ralphs are defendants in a number of other cases currently in litigation or potential claims encountered in the normal course of business which are being vigorously defended. In the opinion of management, the resolutions of these matters will not have a material effect on Food 4 Less' or Ralphs' financial position or results of operations.

CALIFORNIA SETTLEMENT AGREEMENT

     On December 14, 1994, Food 4 Less and Ralphs entered into a Settlement Agreement (the "Settlement Agreement") with the State of California to settle potential antitrust and unfair competition claims the State of California asserted against Ralphs and Food 4 Less relating to the effects of the Merger on supermarket competition in Southern California (the "State Claims"). Without admitting any liability in connection with the State Claims, Food 4 Less and Ralphs agreed in the Settlement Agreement to divest 27 specific stores in Southern California. Under the Settlement Agreement, the Company must divest 14 stores by June 30, 1995, and the balance of 13 stores by December 31, 1995. The Company also agreed not to acquire new stores from third parties in the six Southern California areas specified in the Settlement Agreement for five years following the date of the Settlement Agreement. If the Company fails to divest the required stores by the two dates set forth in the Settlement Agreement, the Company has agreed not to object to the appointment of a trustee to effect the required sales. The Settlement Agreement also requires the Company to pay the reasonable fees and costs of the attorneys and experts of the State of California associated with its review.

GOVERNMENT REGULATION


     Ralphs and Food 4 Less are subject to regulation by a variety of governmental agencies, including, but not limited to, the California Department of Alcoholic Beverage Control, the California Department of Agriculture, the U.S. Food and Drug Administration, the U.S. Department of Agriculture and state and local health departments. In addition, the Merger is subject to the review of the Federal Trade Commission and the requirements and waiting period imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"). The waiting period under the HSR Act has expired and on February 2, 1995, the Federal Trade Commission advised Food 4 Less and Ralphs that it had closed its investigation of the Merger.


ENVIRONMENTAL MATTERS


     In January 1991, the California Regional Water Quality Control Board for the Los Angeles Region (the "Regional Board") requested that Ralphs conduct a subsurface characterization of Ralphs' Atwater property. This request was part of an ongoing effort by the Regional Board, in connection with the U.S. Environmental Protection Agency (the "EPA"), to identify contributors to groundwater contamination in the San Fernando Valley. Significant parts of the San Fernando Valley, including the area where Ralphs' Atwater property is located, have been designated federal Superfund sites requiring response actions under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, because of regional groundwater contamination. On June 18, 1991, the EPA made its own request for information concerning the Atwater property. Since that time, the Regional Board has requested further investigations by Ralphs. Ralphs has conducted the requested investigations and has reported the results to the Regional Board. Approximately 25 companies have entered into a Consent Order (EPA Docket No. 94-11) with the EPA to investigate and design a remediation system for contaminated groundwater beneath an area which includes the Atwater property. Ralphs is not a party to that Consent Order, but is cooperating with requests of the subject companies to allow installation of monitoring or recovery wells on Ralphs' property. On or about May 2, 1995 the EPA mailed a General Notice Letter to 14 parties, including Ralphs as owner and operator of the Atwater property, naming them as additional potentially responsible parties ("PRPs"). As such, Ralphs and the other PRPs may be requested to perform or pay for remediation or oversight costs in connection with the Superfund site. Ralphs is evaluating the implications of this letter to determine an appropriate response. Based upon available information, management does not believe this matter will have a material adverse effect on the Company's financial condition or results of operations.



     Ralphs has removed underground storage tanks and remediated soil contamination at the Atwater property. In some instances the removals and the contamination were associated with grocery business operations; in others they were associated with prior property users. Although the possibility of other contamination from prior operations or adjacent properties exists at the Atwater property, management does not believe that the costs of remediating such contamination will be material to the Company.



     Apart from the Atwater property, Ralphs and Food 4 Less have recently had environmental assessments performed on a significant portion of Ralphs' facilities and Food 4 Less' facilities, including warehouse and distribution facilities. Management believes that any responsive actions required at the examined properties as a result of such assessments will not have a material adverse effect on its financial condition or results of operations.



     Ralphs has incurred approximately $4.5 million in non-recurring capital expenditures for conversion of refrigerants during 1994. Food 4 Less may incur some additional capital expenditures for such conversion. Other than these expenditures, neither Ralphs nor Food 4 Less has incurred material capital expenditures for environmental controls during the previous three years, nor does management anticipate incurring such expenditures during the current fiscal year or the succeeding fiscal year.

     At the time that Food 4 Less acquired Alpha Beta in 1991, it learned that certain underground storage tanks located on the site of the La Habra facility may have released hydrocarbons. In connection with the acquisition of Alpha Beta the seller (who is also the lessor of the La Habra facility) agreed to retain responsibility, subject to certain limitations, for remediation of the release.

     Ralphs and Food 4 Less are subject to a variety of environmental laws, rules, regulations and investigative or enforcement activities, as are other companies in the same or similar business. The Company believes it is in substantial compliance with such laws, rules and regulations. These laws, rules, regulations and agency activities change from time to time, and such changes may affect the ongoing business and operations of the Company.

                                   MANAGEMENT
DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information regarding the persons who are expected to serve as the executive officers and directors of the Company and New Holdings, as successor to Holdings, following the consummation of the Merger, the FFL Merger and the Reincorporation Merger.


                                                                              YEARS OF SUPERMARKET
                                                                                INDUSTRY SERVICE
                                                                          ----------------------------
          NAME             AGE                  POSITION                  MANAGERIAL POSITIONS   TOTAL
- -------------------------  ---     -----------------------------------    --------------------   -----
Ronald W. Burkle           42      Director and Chairman of the Board              19              24
                                     of New Holdings and the Company
Byron E. Allumbaugh        63      Director and Chief Executive                    36              36
                                     Officer of New Holdings and the
                                     Company
George G. Golleher         47      Director and Vice Chairman of New               21              21
                                     Holdings and the Company
Alfred A. Marasca          53      Director of the Company and                     30              38
                                     President and Chief Operating
                                     Officer of New Holdings and the
                                     Company
Joe S. Burkle              71      Director and Executive Vice                     44              48
                                     President of New Holdings and the
                                     Company
Greg Mays                  48      Executive Vice President of New                 21              21
                                     Holdings and the Company
Terry Peets                50      Executive Vice President of New                 18              18
                                     Holdings and the Company
Jan Charles Gray           47      Senior Vice President, General                  20              31
                                     Counsel and Secretary of New
                                     Holdings and the Company
Alan J. Reed               48      Senior Vice President and Chief                 22              22
                                     Financial Officer of New Holdings
                                     and the Company
Patrick L. Graham          45      Director of New Holdings and the                --              --
                                     Company
Mark A. Resnik             47      Director of New Holdings and the                --              --
                                     Company


     Ronald W. Burkle has been a Director and the Chairman of the Board and Chief Executive Officer of Food 4 Less since its inception in 1989. Mr. Burkle co-founded Yucaipa in 1986 and has served as Director, Chairman of the Board, President and Chief Executive Officer of FFL since 1987 and of Holdings since 1992. From 1986 to 1988, Mr. Burkle was Chairman and Chief Executive Officer of Jurgensen's, a Southern California gourmet food retailer. Before joining Jurgensen's, Mr. Burkle was a private investor in Southern California. Mr. Burkle is the son of Joe S. Burkle.

     Byron E. Allumbaugh has been Chairman of the Board and Chief Executive Officer of Ralphs since 1976 and a Director since 1988. He also is a Director of the H.F. Ahmanson Company, El Paso Natural Gas Company and Ultramar, Inc.

     George G. Golleher has been a Director of Food 4 Less since its inception in 1989 and has been the President and Chief Operating Officer of Food 4 Less since January 1990. From 1986 through 1989 Mr. Golleher served as Senior Vice President, Finance and Administration, of The Boys Markets, Inc. Prior to joining The Boys Markets, Inc. in 1984, Mr. Golleher served as Vice President and Chief Financial Officer of Mayfair Markets, Inc. from 1983 to 1984.

     Alfred A. Marasca has been President, Chief Operating Officer and a Director of Ralphs since February 1994 and he was President from February 1993 to February 1994, Executive Vice President, Retail from 1991 until 1993 and Executive Vice President, Marketing from 1985 to 1991.

     Joe S. Burkle has been a Director and Executive Vice President of Food 4 Less since its inception in 1989 and has been Chief Executive Officer of Falley's, Inc. since 1987. Mr. Burkle began his career in the supermarket industry in 1946, and served as President and Chief Executive Officer of Stater Bros. Markets, a Southern California supermarket chain. Prior to 1987, Mr. Burkle was a private investor in Southern California. Mr. Burkle is the father of Ronald W. Burkle.

     Greg Mays has been Executive Vice President -- Finance and Administration, and Chief Financial Officer of Food 4 Less and of Holdings since December 1992. From 1989 until 1991, Mr. Mays was Chief Financial Officer of Almac's, Inc. and, from 1991 to December 1992, President and Chief Financial Officer of Almac's. From April 1988 to June 1989, Mr. Mays was Chief Financial Officer of Food 4 Less of Modesto, Inc. and Cala Foods, Inc.

     Terry Peets has been Executive Vice President of Ralphs since February 1994. He was Senior Vice President, Marketing from 1991 to February 1994, Senior Vice President, Merchandising from 1990 to 1991, Group Vice President, Merchandising from 1988 to 1990 and Group Vice President, Store Operations from 1987 to 1988.

     Jan Charles Gray has been Senior Vice President, General Counsel and Secretary of Ralphs since 1988. He was Senior Vice President and General Counsel from 1985 to 1988 and Vice President and General Counsel from 1978 to 1985.

     Alan J. Reed has been Senior Vice President and Chief Financial Officer of Ralphs since 1988. He was Senior Vice President, Finance from 1985 to 1988 and Vice President, Finance from 1983 to 1985.

     Patrick L. Graham joined Yucaipa as a general partner in January 1993. Prior to that time he was a Managing Director in the corporate finance department of Libra Investments, Inc. from 1992 to 1993 and PaineWebber Inc. from 1990 to 1992. From 1982 to 1990, he was a Managing Director of the corporate finance department of Drexel Burnham Lambert Incorporated and an Associate Director in the corporate finance department of Bear Stearns & Co., Inc.

     Mark A. Resnik has been a Director and the Vice President and Secretary of Food 4 Less since its inception in 1989, co-founded Yucaipa in 1986 and has been a Director, Vice President and Secretary of FFL since 1987. From 1986 until 1988, Mr. Resnik served as a Director, Vice President and Secretary for Jurgensen's. From 1983 through 1986, Mr. Resnik served as a Director, Vice President and General Counsel of Stater Bros. Markets.

     In addition to the directors named above, two members will be nominated to the Board of Directors of each of the Company and New Holdings by Apollo, and one member will be nominated to the Board of Directors of each of the Company and New Holdings by the other New Equity Investors, pursuant to the terms of the 1995 Stockholders Agreement. See "Description of Capital Stock -- 1995 Stockholders Agreement."


     All directors of the Company and New Holdings will hold office until the election and qualification of their successors. Executive officers of each of the Company and New Holdings will be chosen by its Board of Directors and will serve at its discretion. It is anticipated that neither the Company nor New Holdings will pay any fees or remuneration to its directors for service on the board or any board committee, but that the Company and New Holdings will reimburse directors for their ordinary out-of-pocket expenses incurred in connection with attending meetings of the Board of Directors.

                             EXECUTIVE COMPENSATION

EMPLOYMENT AGREEMENTS


     Concurrently with the consummation of the Merger, the Company will enter into employment agreements with certain of the current executive officers of Ralphs and Food 4 Less. It is expected that Byron E. Allumbaugh, George G. Golleher, Alfred A. Marasca, as well as other executive officers of the Company, including Messrs. Mays, Peets, Gray and Reed, will enter into three-year employment contracts with the Company and that the existing employment contracts, if any, of such officers will be cancelled.


     New Allumbaugh Agreement. The employment agreement between the Company and Byron Allumbaugh, 63, is expected to provide for a salary of $1 million for the first year and $1.25 million for the second year. If Mr. Allumbaugh continues as the Chief Executive Officer during the third year following the Merger, he would be entitled to a salary of $2 million and if he is employed in another capacity then he would be entitled to a salary of $1.25 million for the third year. Mr. Allumbaugh will be entitled to a bonus equal to his salary in each year if certain prescribed earnings targets (the "Earnings Targets") for the year are reached. If the Company completes an initial public offering of capital stock during the first two years of Mr. Allumbaugh's employment, Mr. Allumbaugh will remain Chief Executive Officer for one year after the public offering. If the public offering is anticipated to occur during the third year of Mr. Allumbaugh's employment agreement, Mr. Allumbaugh will resign as Chief Executive Officer six months prior to the intended date of the public offering but will continue to be employed at the lesser compensation level provided in his employment agreement until its termination.


     New Golleher Agreement. Food 4 Less is currently a party to a five-year employment agreement with George G. Golleher providing for annual base compensation of $350,000, plus employee benefits and an incentive bonus calculated in accordance with a formula based on Food 4 Less' earnings. Under the employment agreement, Mr. Golleher may terminate his employment agreement in the event of a change of control of Food 4 Less, in which case he is entitled to receive all of the salary and benefits provided under the agreement for the remaining term thereof, notwithstanding the termination of his employment. In connection with the consummation of the Merger, the Food 4 Less board of directors has authorized the payment of a special bonus to George Golleher in a lump sum amount equal to the base salary due him under the remaining term of his employment agreement. As a condition of the payment of such bonus, Mr. Golleher's existing employment agreement will be cancelled, and he will enter into a new agreement containing terms to be mutually agreed upon between Food 4 Less and Mr. Golleher. The new employment agreement is expected to provide for an annual salary of $500,000 plus a bonus equal to his salary in each year if the Earnings Targets are reached. Certain existing contractual rights of Mr. Golleher, including the right to be elected to the Company's board of directors and the right to require the Company to repurchase certain of his shares of New Holdings stock upon his death, disability or termination without cause, will continue in effect pursuant to the new employment agreement.


     New Marasca Agreement. The employment agreement between the Company and Alfred Marasca is expected to provide for a salary of $500,000 per annum and an annual bonus equal to his salary if the Earnings Targets for the year are reached.

     General Provisions of the New Employment Agreements. The new employment agreements are expected to provide generally that the Company may terminate the agreement for cause or upon the failure of the employee to render services to the Company for a continuous period to be agreed upon by the Company and the employee because of the employee's disability. In addition, the employee's services may be suspended upon notice by the Company and in such event the employee will continue to be compensated by the Company during the remainder of the term of the agreement subject to certain offsets if the employee becomes engaged in another business.

     Existing Food 4 Less Employment Agreements. Food 4 Less entered into employment agreements with 24 officers providing for their employment for a one-year term commencing on the date of a change of control of Food 4 Less. These agreements provide for the payment of an incentive bonus calculated in accordance with Food 4 Less policies, and certain of the agreements provide for the payment of a special bonus payable upon a change of control (provided certain financial performance targets have been met). These agreements will become effective upon the consummation of the Merger. Greg Mays, who will be an Executive Vice President of the Company, will be entitled to receive a base salary of not less than $250,000 and a special bonus of $150,000 (provided certain financial performance targets have been met). It is anticipated that some, but not all, of these employment agreements will be replaced by new employment agreements with the Company.

     Joe Burkle Consulting Agreement. Food 4 Less has a consulting agreement with Joe S. Burkle providing for compensation of $3,000 per week, pursuant to which Mr. Burkle provides the management and consulting services of an executive vice president. The agreement has a five-year term, which is automatically renewed on January 1 of each year for a five-year term unless sixty days' notice is given by either party; provided that if Food 4 Less terminates Mr. Burkle's services for reasons other than for good cause, the payments due under the agreement continue for the balance of the term. It is expected that the Company will assume Mr. Burkle's consulting agreement upon the consummation of the Merger.

EQUITY APPRECIATION RIGHTS PLAN


     RGC has 1,500,000 EARs outstanding that were granted under the RGC 1988 Equity Appreciation Rights Plan, as amended (the "EAR Plan"). The outstanding EARs are held by 36 officers and former officers of Ralphs, including Byron Allumbaugh, Alfred Marasca, Alan Reed, Terry Peets and Jan Charles Gray. All outstanding EARs are vested in full and not subject to forfeiture by the holders, except in the event a holder's employment is terminated for cause within the meaning of the EAR Plan. The outstanding EARs represent the right to receive, in the aggregate, 15% of the increase of the appraised value of RGC's equity at the time of exercise over a base value of $120 million. Concurrently with the consummation of the Merger, the outstanding EARs will be redeemed for $17.8 million in cash and a deferred payment of up to $5.0 million. An additional $10 million of EAR payments that would otherwise be payable upon consummation of the Merger will be cancelled in exchange for the issuance of the Reinvestment Options (as defined). No future compensation expense will be recorded as the cancellation of certain EAR liabilities ($10.0 million) in consideration for the Reinvestment Options is deemed by management to reflect fair and equal value. See "-- New Management Stock Option Plan and Management Investment," "Description of Capital Stock -- New Equity Investment" and "Certain Relationships and Related Transactions -- Food 4 Less and Holdings." The price to redeem the EARs is based on a $517 million valuation (the maximum valuation possible under the EAR Plan) of RGC's equity.


NEW MANAGEMENT STOCK OPTION PLAN AND MANAGEMENT INVESTMENT

     Upon the consummation of the Merger, certain members of Ralphs' management and Food 4 Less' management will be entitled to receive options to purchase common stock of New Holdings (the "New Options"). The New Options will have a term of ten years and the exercise price with respect to each New Option will be $10 per share, which is equal to the price paid by the New Equity Investors for the New Equity Investment. The New Options will represent 7.5% of the total equity of New Holdings, and will be allocated as follows: New Options representing 1.5%, 0.5% and 0.5% of the total equity of New Holdings will be granted to Byron Allumbaugh, George Golleher and Alfred Marasca, respectively (the "Tier One Options"). The Tier One Options will be fully vested upon issuance and will be immediately exercisable. New Options for an additional 2.5% of the total equity of New Holdings will be granted to certain other management employees of the Company (the "Tier Two Options"). Fifty percent (50%) of the Tier Two Options granted to each holder will vest immediately upon issuance and 10% will vest each year thereafter. In addition, New Options representing an aggregate of 2.5% of the total equity of New Holdings will be issued to holders of EARs in exchange for the cancellation of $10 million of the EAR payments which would otherwise be payable upon consummation of the Merger (the "Reinvestment Options"). The value of the EAR payments cancelled will be credited against the exercise price for each Reinvestment Option. The Reinvestment Options will be fully vested upon issuance and will be immediately exercisable.


     Certain of Ralphs' officers, including Messrs. Allumbaugh, Marasca, Reed, Peets and Gray, currently hold options to purchase common stock of RSI. These options will be cancelled for cash payments aggregating $880,000 in connection with the Merger.

     Each holder of New Options (collectively, the "Management Shareholders") will also execute a management shareholder agreement with New Holdings (collectively, the "Management Shareholder Agreements"). The Management Shareholder Agreements generally will provide New Holdings with a right of first refusal in the event of proposed sales of New Holdings stock acquired by the Management Shareholders upon the exercise of New Options and an option, exercisable following any termination for cause of a Management Shareholder's employment or if the Management Shareholder commences employment with a competitor, to repurchase at Fair Market Value (as defined in the Management Shareholder Agreements) any New Holdings stock acquired by such Management Shareholder upon the exercise of New Options. Each Management Shareholder Agreement will contain certain rights of the Management Shareholders to participate in sales by Yucaipa of New Holdings stock and certain obligations of the Management Shareholders to sell their New Holdings stock in the case of a sale for cash of all of the outstanding New Holdings stock. Finally, the Management Shareholders will be required to vote their New Holdings stock to elect to the New Holdings Board of Directors the directors nominated by Yucaipa, Apollo and the other New Equity Investors under New Holdings' 1995 Stockholders Agreement. See "Description of Capital Stock -- 1995 Stockholders Agreement." The Management Shareholders Agreements, and all rights and obligations of the Management Shareholders thereunder described above, will terminate upon an initial public offering of New Holdings common stock meeting certain criteria.


SUMMARY COMPENSATION TABLE -- RALPHS


     The following Summary Compensation Table sets forth information concerning the compensation of the Chief Executive Officer and the other four most highly compensated executive officers of Ralphs who are expected to serve as executive officers of the Company, whose total annual salary and bonus exceeded $100,000 for the year ended January 29, 1995.



                                                                    LONG TERM
                                                               COMPENSATION AWARDS
                                                               -------------------
                                     ANNUAL COMPENSATION           SECURITIES
   NAME AND PRINCIPAL              -----------------------         UNDERLYING              ALL OTHER
        POSITION           YEAR    SALARY($)   BONUS($)(1)       OPTIONS/SARS(#)       COMPENSATION($)(2)
- ------------------------   ----    --------    -----------     -------------------     ------------------
Byron E. Allumbaugh,       1994     650,000            0                 N/A                 25,580
  Chairman and             1993     645,000      387,000                 N/A                 20,075
  Chief Executive
     Officer               1992     620,000      372,000             587,753                 21,897

Alfred A. Marasca,         1994     400,000            0                 N/A                 10,580
  President and            1993     340,000      204,000                 N/A                  7,187
  Chief Operating
     Officer               1992     296,260      148,125             308,812                  8,206

Alan J. Reed,              1994     225,000            0                 N/A                  6,248
  Senior Vice President,   1993     222,500      111,250                 N/A                  8,879
  Finance and              1992     211,250      105,625             154,406                  6,125
  Chief Financial
     Officer

Terry Peets,               1994     215,000            0                 N/A                  7,562
  Executive Vice
     President             1993     192,500       96,250                 N/A                  6,127
                           1992     182,500       91,250             154,406                  6,027

Jan Charles Gray,          1994     213,750            0                 N/A                  9,047
  Senior Vice President,   1993     207,500      103,750                 N/A                  9,084
  General Counsel and      1992     196,250       98,125             154,406                  6,605
  Secretary


- ---------------


(1) Bonuses for services performed in Fiscal Year 1994 were paid in Fiscal Year 1995. Bonus amounts for Messrs. Allumbaugh, Marasca, Reed, Peets and Gray were $390,000, $240,000, $112,500, $107,500 and $106,875 respectively.



(2) Represents (i) insurance premiums and the dollar value of the remainder of premiums paid under the Senior Executive Supplemental Benefit Plan, and (ii) Ralphs' contributions under the Ralphs Thrift Incentive Plan. The respective amount paid for Messrs. Allumbaugh, Marasca, Reed, Peets and Gray are as follows: (A) Insurance premiums: $18,500, $6,600, $4,025, $5,460 and $4,500;
    (B) dollar value of the remainder of premiums: $5,232, $2,701, $0, $0 and $2,699; (C) incentive plan contributions: $1,848, $1,278, $2,223, $2,102 and
    $1,848.

AGGREGATED OPTION/SAR EXERCISES IN FISCAL 1994 AND FISCAL YEAR-END OPTION/SAR VALUES -- RALPHS


                                                                       NUMBER OF                 VALUE OF
                                                                 SECURITIES UNDERLYING         UNEXERCISED
                                                                      UNEXERCISED              IN-THE-MONEY
                                                                    OPTIONS/SARS AT          OPTIONS/SARS AT
                                   SHARES                         FISCAL YEAR-END(#)        FISCAL YEAR-END($)
                                  ACQUIRED                       ---------------------     --------------------
                                 ON EXERCISE        VALUE            EXERCISABLE/              EXERCISABLE/
             NAME                  (#)(1)        REALIZED($)       UNEXERCISABLE(2)        UNEXERCISABLE(3)(4)
- -------------------------------  -----------     -----------     ---------------------     --------------------
Byron E. Allumbaugh............     70,000         1,961,646            352,652/                         0/
                                                                        375,101                  3,923,290
Alfred A. Marasca..............     13,500           378,317            108,084/                         0/
                                                                        259,228                  1,639,375
Alan J. Reed...................     10,500           294,247             54,042/                         0/
                                                                        145,864                  1,275,069
Terry Peets....................      7,500           210,176             54,042/                         0/
                                                                        132,864                    910,764
Jan Charles Gray...............          0                 0             54,042/                         0/
                                                                        132,864                  1,120,940


- ---------------

(1) Represents EARs exercised under the EAR Plan.

(2) Each number represents the aggregate number of options and EARs outstanding, as currently exercisable/unexercisable. Options and EARs were granted under different plans, not in tandem. All EARs are free standing.

(3) Represents value of EARs, based on a value of $28.0235 per EAR at the time of exercise. Outstanding options are not currently in-the-money, based on current estimates of the fair market value of the Common Stock.


(4) A portion of the EARs will be redeemed in connection with the Merger and the remaining EARs will be cancelled in exchange for the issuance of the Reinvestment Options by New Holdings, based upon their maximum possible valuation of $39.70 per EAR (or $517 for the total equity of RGC). For purposes of such redemptions and cancellations, the value of outstanding EARs held by Messrs. Allumbaugh, Marasca, Reed, Peets and Gray is expected to equal approximately $8.0 million, $2.7 million, $2.1 million, $1.5 million and $1.7 million, respectively.


    RALPHS' RETIREMENT PLANS

     Retirement Plan. The Ralphs Grocery Company Retirement Plan (the "Retirement Plan") is a defined benefit pension plan for salaried and hourly nonunion employees with at least one year of credited service (1,000 hours). Ralphs makes annual contributions to the Retirement Plan in such amounts as are actuarially required to fund the benefits payable to participants in accordance with the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

     Supplemental Executive Retirement Plan. To allow Ralphs' retirement program to provide benefits based upon a participant's total compensation and without regard to other ERISA or tax code pension plan limitations, eligible executive employees of Ralphs participate in the Ralphs Grocery Company Supplemental Executive Retirement Plan and, after December 31, 1993, the Ralphs Grocery Company Retirement Supplement Plan (collectively, the "Supplemental Plan"). The Supplemental Plan also modifies the benefit formula under the Retirement Plan in other respects. Benefits provided under the Supplemental Plan were improved effective April 9, 1994.


     The following table sets forth the combined estimated annual benefits payable in the form of a (single) life annuity under both the Retirement Plan and the Supplemental Plan (unreduced by the cash surrender value of any life insurance policies) to a participant in both plans who is retiring at a normal retirement date of January 1, 1995 for the specified final average salaries and years of credited service.



                                          YEARS OF CREDITED SERVICE
                         ------------------------------------------------------------
FINAL AVERAGE SALARY        15           20           25           30           35
- --------------------     --------     --------     --------     --------     --------
     $  100,000          $ 19,484     $ 25,978     $ 32,473     $ 38,967     $ 45,462
        200,000            41,984       55,978       69,973       83,967       97,962
        300,000            90,000      120,000      150,000      180,000      180,000
        400,000           120,000      160,000      200,000      240,000      240,000
        600,000           180,000      240,000      300,000      360,000      360,000
        800,000           240,000      320,000      400,000      480,000      480,000
      1,000,000           300,000      400,000      500,000      600,000      600,000
      1,200,000           360,000      480,000      600,000      720,000      720,000

     Messrs. Allumbaugh, Marasca, Reed, Peets and Gray have completed 36, 38, 22, 18 and 31 years of credited service, respectively. Compensation covered by the Supplemental Plan includes both salary and bonus. The calculation of retirement benefits generally is based on average compensation for the highest three years of the ten years preceding retirement. The benefits earned by a participant under the Supplemental Plan are reduced by any benefits which the participant has earned under the Retirement Plan and may be offset under certain circumstances by the cash surrender value of life insurance policies maintained by Ralphs pursuant to the split dollar life insurance agreements entered into by Ralphs and the executive. Benefits are not subject to any deduction for social security offset.


     It is currently anticipated, although there can be no assurance, that Ralphs and Food 4 Less salaried employees will participate in the Retirement Plan and other existing Ralphs benefit plans following the Merger. These plans are currently being evaluated to determine the feasibility of such participation.

SUMMARY COMPENSATION TABLE -- FOOD 4 LESS

     Holdings has no operations of its own and Holdings' executive officers do not receive any additional remuneration for serving as executive officers of Holdings. The following Summary Compensation Table sets forth information concerning the compensation of the Chief Executive Officer and the other three most highly compensated executive officers of Food 4 Less who are expected to serve as executive officers of the Company, whose total annual salary and bonus exceeded $100,000 for services rendered in all capacities to Food 4 Less and its subsidiaries for Fiscal 1994.

                                                        ANNUAL COMPENSATION
                                                       ----------------------         ALL OTHER
        NAME AND PRINCIPAL POSITION           YEAR     SALARY($)     BONUS($)     COMPENSATION(4)($)
- --------------------------------------------  ----     ---------     --------     ------------------
Ronald W. Burkle, Chairman and..............  1994            --           --               --
  Chief Executive Officer(1)                  1993            --           --               --
                                              1992            --           --               --
George G. Golleher,.........................  1994       500,000      500,000            3,937
  President                                   1993       500,000      500,000               --
                                              1992       500,000      235,000            5,300
Greg Mays, Executive Vice-President.........  1994       250,000      150,000               --
  Finance/Administration and                  1993       108,000       75,000               --
  Chief Financial Officer(2)                  1992            --           --               --
Joe Burkle,.................................  1994       196,000       50,000               --
  Executive Vice President(3)                 1993       156,000           --               --
                                              1992       156,000           --               --

- ---------------

(1) Ronald W. Burkle and Mark A. Resnik, Vice President and Secretary of Food 4 Less, provide services to Food 4 Less pursuant to a management agreement between Yucaipa and Food 4 Less. See "Certain Relationships and Related Transactions." Pursuant to this management agreement, Food 4 Less paid Yucaipa and an affiliate of Yucaipa $2.4 million in the fiscal year ended June 25, 1994 for the services of Messrs. Ronald Burkle and Resnik and other Yucaipa personnel. Such payments to Yucaipa and its affiliate are not reflected in the table set forth above.


(2) During Fiscal 1993, Greg Mays became Executive Vice
    President-Finance/Administration and Chief Financial Officer.


(3) Mr. Joe Burkle provides services to Food 4 Less pursuant to a consulting agreement. See " -- Employment Agreements."

(4) The amounts shown in this column represent annual payments by Food 4 Less to the Employee Profit Sharing and Retirement Program of Food 4 Less for the benefit of Mr. Golleher.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION -- FOOD 4 LESS

     Food 4 Less does not have a board committee performing the functions of a compensation committee. Ronald W. Burkle, Chief Executive Officer of Food 4 Less, and George G. Golleher, President of Food 4 Less, made decisions with regard to Food 4 Less' executive officer compensation for Fiscal 1994.

FOOD 4 LESS STOCK PLAN

     As of June 25, 1994, certain employees of Food 4 Less (the "Management Stockholders") collectively owned approximately 4.5% of Holdings' outstanding common stock which they acquired under the management stock plan of Food 4 Less. Pursuant to this plan, the Board of Directors of Holdings from time to time has offered common stock of Holdings for sale to selected employees at a price and for consideration (which may include a promissory note) determined at the discretion of the Board. Management Stockholders who have purchased shares are party to a Management Stockholders Agreement (the "Stockholders Agreement") with Holdings, a Stockholder Voting Agreement and Proxy (the "Voting Agreement"), and such other documents as Holdings may require. The Stockholders Agreement prohibits the transfer of any of the Management Stockholder's common stock for a period of four years from the date of its original issuance (although such date may, in the case of certain Management Stockholders who were shareholders of BHC, relate back to the date that shares were issued to them by
BHC) other than transfers to certain family members and heirs or pursuant to a registration statement. The Management Stockholder's shares may be purchased by Holdings if, (a) prior to the fourth anniversary of their issuance, the Management Stockholder's employment terminates for any reason, or (b) after such fourth anniversary, the Management Stockholder wishes to sell his/her common stock to a third party. In the event of the death or permanent disability of the Management Stockholder, each Management Stockholder has an irrevocable option for one year to require Holdings to purchase all (or a portion) of his common stock in the manner and on the terms set forth in the Stockholders Agreement; provided, however, that the Management Stockholder may exercise such option in the event of death or disability only to the extent that Holdings or Food 4 Less has insurance, under which Holdings or Food 4 Less is the named beneficiary, with respect to such event. Additionally, if shareholders holding at least fifty percent (50%) of the issued and outstanding common stock of Holdings agree to sell to a third party more than eighty percent (80%) of the shares of common stock then held by them, then upon the demand of such selling stockholders, each Management Stockholder must sell to such third party the same percentage of his common stock as is proposed to be sold by the selling stockholders. The Stockholders Agreement terminates on the tenth anniversary of the Merger.



     Under the Voting Agreement, Ronald W. Burkle, George G. Golleher and Yucaipa Capital Advisors, Inc. have sole voting control over the shares of common stock owned by the other Management Stockholders until the tenth anniversary of the Merger (unless extended by such Management Stockholders).



     As of January 7, 1995, there was outstanding $0.7 million principal amount of notes receivable from certain Management Stockholders, representing loans for the purchase of Holdings' common stock. The notes are due over various periods, bear interest at the bank "prime" lending rate, and are secured by such common stock.


     Pursuant to the Reincorporation Merger, New Holdings will succeed to the rights and obligations of Holdings under the Food 4 Less stock plan. It is expected that following the Merger, equity issuances to management will cease to be made under the Food 4 Less stock plan and instead will be made under the New Holdings option plan. See "-- New Management Stock Option Plan and Management Investment."

                             PRINCIPAL STOCKHOLDERS


     The information in the following table gives effect to (i) the Merger and the Financing and (ii) the FFL Merger and the Reincorporation Merger. The information in the following table assumes that the outstanding stock options of RSI have been cancelled, that certain new stock options of New Holdings have been granted to management and that certain warrants to purchase New Holdings Common Stock have been issued to institutional investors who currently hold warrants to purchase Common Stock of Holdings. Based on such assumption and giving effect to the foregoing events, the following table sets forth the ownership of common stock and Series A Preferred Stock and Series B Preferred Stock of New Holdings by each person who to the knowledge of Food 4 Less will own 5% or more of New Holdings' outstanding voting stock, by each person who will be a director or named executive officer of the Company, and by all executive officers and directors of the Company as a group. Share amounts and percentage ownership information set forth for the Series A Preferred Stock and Series B Preferred Stock are subject to change pending finalization of the Financing.



                                                      SERIES A            SERIES B
                                   COMMON             PREFERRED           PREFERRED
                                STOCK(1)(2)           STOCK(1)            STOCK(1)
                             ------------------   -----------------   -----------------   PERCENTAGE   PERCENTAGE
                               NUMBER               NUMBER             NUMBER              OF TOTAL      OF ALL
                                 OF                   OF                 OF                 VOTING     OUTSTANDING
    BENEFICIAL OWNER(3)        SHARES       %       SHARES      %      SHARES       %       POWER         STOCK
- ---------------------------  ----------   -----   ----------   ----   ---------    ----   ----------   -----------
Yucaipa and affiliates:
  The Yucaipa
    Companies(4)(5)........  17,567,622   62.3%       --        --       --         --        39.1%        36.6%
  Ronald W. Burkle(4)(6)...   2,046,392   10.1%       --        --       --         --         5.5%         5.1%
  George G.
    Golleher(2)(6).........     462,525    2.3%       --        --       --         --         1.3%         1.2%
    10000 Santa Monica
    Boulevard, Los Angeles,
    California 90067
                             ----------   ----                                                ----         ----
      Total................  20,076,539   71.2%       --        --       --         --        44.7%        41.8%
Byron E.
  Allumbaugh(2)(7).........     600,000    3.0%       --        --       --         --         1.6%         1.5%
Alfred A. Marasca(2)(7)....     200,000    1.0%       --        --       --         --         0.5%         0.5%
Greg Mays(8)...............      --        --         --        --       --         --          --           --
Alan J. Reed(7)............      --        --         --        --       --         --          --           --
Terry Peets(7).............      --        --         --        --       --         --          --           --
Jan Charles Gray(7)........      --        --         --        --       --         --          --           --
Apollo Advisors, L.P.
Apollo Advisors II, L.P.(9)
  2 Manhattanville Road
  Purchase, NY 10577.......   1,285,165    6.4%   12,283,244   73.6%     --         --        36.8%        33.9%
BT Investment Partners,
  Inc.(10)
  130 Liberty Street
  New York, NY 10006.......     509,812    2.5%      900,000    5.4%  3,100,000    100%        3.8%        11.3%
Other New Equity Investors
  as a group(11)...........                        3,500,000   21.0%     --         --         9.5%         8.8%
All directors and executive
  officers as a group (15
  persons)(2)(4)(5)(6).....  20,876,539   74.0%       --        --       --         --        46.5%        43.5%


- ---------------


 (1) Gives effect to (i) a stock split to be effected with respect to the outstanding common stock of Holdings prior to the Merger, (ii) the conversion (in connection with the FFL Merger) of the outstanding common stock of FFL into newly-issued common stock of Holdings in an amount which will preserve the proportionate ownership interests of FFL's stockholders, and of the equity holders of Holdings, in the combined Company, (iii) the conversion (in connection with the Reincorporation Merger) of the outstanding common stock, and warrants to acquire common stock, of Holdings into New Holdings common stock and warrants, (iv) the issuance by New Holdings of 16,683,244 shares of Series A Preferred Stock and 3,100,000 shares of Series B Preferred Stock in connection with the New Equity Investment and the concurrent exchange of outstanding shares of common stock acquired by the New Equity Investors from an existing stockholder, and (v) the assumed exercise of the outstanding warrants to acquire New Holdings common stock issued to the former Holdings warrantholders in connection with the Reincorporation Merger.


 (2) Gives effect to the exercise of Tier One Options to be issued to Byron E. Allumbaugh, George G. Golleher and Alfred A. Marasca under a new management stock option plan to be adopted prior to completion of the Merger, covering 600,000, 200,000 and 200,000 shares, respectively. Does not give effect to the exercise of (a) Tier Two Options to purchase up to 1,000,000 shares of New Holdings common stock to be issued at the discretion of the Board of Directors to certain management employees of the Company, under such stock option plan, concurrently with or following completion of the Merger or (b) Reinvestment Options to purchase up to 1,000,000 shares of New Holdings common stock to be issued to holders of EARs in exchange for the cancellation of $10 million of the EAR payments which would otherwise be payable upon consummation of the Merger. See "Executive Compensation -- New Management Stock Option Plan and Management Investment."

 (3) Except as otherwise indicated, each beneficial owner has the sole power to vote, as applicable, and to dispose of all shares of Common Stock or Series A Preferred Stock or Series B Preferred Stock owned by such beneficial owner.

 (4) Represents shares owned by The Yucaipa Companies, F4L Equity Partners, L.P., FFL Partners, Yucaipa Capital Fund and Yucaipa/F4L Partners. These entities are affiliated partnerships which are controlled, directly or indirectly, by Ronald W. Burkle. Following completion of the Merger, the foregoing entities will be parties to a stockholders agreement with other New Holdings investors which will give to Yucaipa the right to elect a majority of the directors of New Holdings. See "Description of Capital Stock -- 1995 Stockholders Agreement."


 (5) Share amount and percentages shown for Yucaipa include a warrant to purchase 8,000,000 shares of FFL Common Stock to be issued to Yucaipa concurrently with the completion of the Merger and the Financing. Such warrant will become exercisable only upon the occurrence of an initial public offering or certain sale transactions involving New Holdings. See "Description of Capital Stock -- Yucaipa Warrant."


 (6) Certain management stockholders who own in the aggregate 852,326 shares of Common Stock (pro forma for the events and assumptions described above) have entered into a Stockholder Voting Agreement and Proxy pursuant to which Ronald W. Burkle, George G. Golleher and Yucaipa Capital Advisors, Inc. have sole voting control over the shares currently owned by such management stockholders until December 31, 2002 (unless extended by such stockholders). See "Executive Compensation -- Food 4 Less Stock Plan." The 852,326 shares have been included, solely for purposes of the above table, in the share amounts shown for Mr. Burkle but not for Mr. Golleher. Neither Messrs. Burkle and Golleher nor Yucaipa Capital Advisors, Inc. have the power to dispose of, or any other form of investment power with respect to, such shares. Messrs. Burkle and Golleher have sole voting and investment power with respect to 1,194,066 and 462,525 shares of Common Stock they respectively own (including, in the case of Mr. Golleher, 200,000 shares issuable upon the exercise of Tier One Options).


 (7) Does not include Reinvestment Options to purchase 228,428 shares, 100,000 shares, 60,000 shares, 60,000 shares and 174,940 shares of New Holdings Common Stock to be issued to Messrs. Allumbaugh, Marasca, Reed, Peets and Gray, respectively, in exchange for the cancellation of the EAR payments which would otherwise be payable upon consummation of the Merger.



 (8) Mr. Mays owns 8,890 of the 852,326 shares of Common Stock which are subject to the Stockholder Voting Agreement and Proxy described in note (6) above.



 (9) Represents shares owned by one or more entities managed by or affiliated with Apollo Advisors, L.P. or Apollo Advisors II, L.P., together with certain affiliates or designees of Apollo.



(10) Represents shares owned by BT Investment Partners, Inc. ("BTIP"), Bankers Trust New York Corporation and BT Securities Corporation. Bankers Trust New York Corporation and BT Securities Corporation are affiliated with BTIP. BTIP expressly disclaims beneficial ownership of all shares owned by Bankers Trust New York Corporation and BT Securities Corporation.



(11) Includes certain institutional investors, other than Apollo and BTIP, which will purchase Series A Preferred Stock of New Holdings in connection with the Financing. Pursuant to the 1995 Stockholders Agreement, certain corporate actions by New Holdings and its subsidiaries will require the consent of the directors whom the New Equity Investors, including Apollo and BTIP, are entitled to elect to the New Holdings Board of Directors. See "Description of Capital Stock -- 1995 Stockholders Agreement." Such investors do not affirm the existence of a "group" within the meaning of Rule 13d-5 under the Exchange Act, and expressly disclaim beneficial ownership of all New Holdings shares except for those shares held of record by each such investor or its nominees.


                          DESCRIPTION OF CAPITAL STOCK

     Following is a description of the capital stock of the Company and New Holdings to be authorized and outstanding upon completion of the Merger, the FFL Merger and the Reincorporation Merger, including the terms of the New Equity Investment to be made in New Holdings in connection with the closing of the Merger.

THE COMPANY


     Upon completion of the Merger, the authorized capital stock of the Company will consist of 1,600,000 shares of Common Stock, $.01 par value per share, of which 1,513,938 shares will be outstanding. All of such outstanding shares will be owned by New Holdings. There will be no public trading market for the Common Stock of the Company. The indentures that will govern outstanding debt securities of the Company will contain certain restrictions on the payment of cash dividends with respect to the Company's Common Stock. In addition, it is expected that the New Credit Facility will also restrict such payments. Subject to the limitations contained in the New Credit Facility and such indentures, holders of Common Stock of the Company will be entitled to dividends when and as declared by the Board of Directors from funds legally available therefor, and upon liquidation, will be entitled to share ratably in any distribution to holders of Common Stock. All holders of Common Stock will be entitled to one vote per share on any matter coming before the stockholders for a vote.

NEW HOLDINGS


     Following completion of the Merger, the FFL Merger, the Reincorporation Merger and the New Equity Investment, (i) the authorized capital stock of New Holdings will consist of 60,000,000 shares of Common Stock, $.01 par value, 25,000,000 shares of Non-Voting Common Stock, $.01 par value, 25,000,000 shares of Series A Preferred Stock, $.01 par value, and 25,000,000 shares of Series B Preferred Stock, $.01 par value, (ii) 17,207,882 shares of Common Stock, 16,683,244 shares of Series A Preferred Stock and 3,100,000 shares of Series B Preferred Stock will be outstanding and held by approximately 100 holders of record, (iii) 2,008,874 shares of Common Stock will be reserved for issuance upon the exercise of outstanding warrants held by institutional investors, and
(iv) 3,000,000 shares of Common Stock will be reserved for issuance upon the exercise of the New Options. See "Executive Compensation -- New Management Stock Option Plan and Management Investment." An additional 8,000,000 shares of Common Stock will be reserved for issuance upon the exercise of a warrant to be issued to Yucaipa upon closing of the Merger. See "-- Yucaipa Warrant" below.



     There is no public trading market for the capital stock of New Holdings, nor will any such market exist following completion of the Merger. New Holdings does not expect in the foreseeable future to pay any dividends on its capital stock. Holders of Common Stock of New Holdings are entitled to dividends when and as declared by the Board of Directors of New Holdings from funds legally available therefor, and upon liquidation, are entitled to share ratably in any distribution to holders of common stock. All holders of New Holdings Common Stock are entitled to one vote per share on any matter coming before the stockholders for a vote.



     The Series A Preferred Stock initially will have an aggregate liquidation preference of $166,832,440, or $10 per share, which will accrete as described below. The holders of the Series A Preferred Stock will vote (on an as-converted basis) together with the Common Stock as a single class on all matters submitted for stockholder vote. Each share of Series A Preferred Stock initially will be convertible at the option of the holder thereof into a number of shares of New Holdings Common Stock equal to the liquidation preference of such share of Series A Preferred Stock divided by $10. Upon consummation of an initial public offering of New Holdings equity securities which meets certain criteria, the shares of Series A Preferred Stock will automatically convert into shares of Common Stock of New Holdings at the same rate as applicable to an optional conversion.



     The Series B Preferred Stock initially will have an aggregate liquidation preference of $31,000,000, or $10 per share, which will accrete as described below. The holders of Series B Preferred Stock generally will not be entitled to vote on any matters, except as required by the Delaware General Corporation Law. Upon the occurrence of a change of control, each share of Series B Preferred Stock initially will be convertible at the option of the holder thereof into a number of shares of New Holdings Common Stock or Non-Voting Common Stock equal to the liquidation preference of such share of Series B Preferred Stock divided by $10. Upon consummation of an initial public offering of New Holdings equity securities which meets certain criteria, shares of Series B Preferred Stock will automatically convert into shares of Non-Voting Common Stock of New Holdings at the same rate as applicable to an optional conversion.



     The liquidation preference of the Series A Preferred Stock and the Series B Preferred Stock initially will accrete daily at the rate of 7% per annum, compounded quarterly, until the later of the fifth anniversary of the date of issuance or the date the Company first reports EBITDA (as defined) of at least $500 million for any twelve-month period. Thereafter, the liquidation preference will remain constant. The accretion rate of the liquidation preference will increase (a) by 2% per annum if the Company fails to report EBITDA of at least $400 million for the four fiscal quarters ending closest to the third anniversary of the date of issuance (or for the rolling four-quarter period ending on any of the three subsequent quarter-ends), (b) by 2% per annum if the Company fails to report EBITDA of at least $425 million for the four fiscal quarters ending closest to the fourth anniversary of the date of issuance (or for the rolling four-quarter period ending on any of the three subsequent quarter-ends) and (c) by 2% per annum if the Company fails to report EBITDA of at least $450 million for the four fiscal quarters ending closest to the fifth anniversary of the date of issuance, in each case, such increase to take effect on the first day after the last day of the fiscal quarter with respect to which such failure occurred; provided that the accretion rate of the liquidation preference will not at any time exceed 13% per annum. The accretion of the liquidation preference will result in a proportional increase in the number of shares of common stock issuable upon conversion of the Series A Preferred Stock and the Series B Preferred Stock. In addition, the initial aggregate liquidation preference of the Series A Preferred Stock and the Series B Preferred Stock may increase from the amounts set forth above depending on whether New Holdings determines to increase the number of shares it may sell pursuant to the New Equity Investment, and depending on whether certain existing equity holders of FFL and Holdings exercise preemptive rights to participate in the New Equity Investment.



     Shares of Series A Preferred Stock or Series B Preferred Stock may be converted (subject to certain conditions) at the option of the holder into shares of the other series. The holders of Series A Preferred Stock and Series B Preferred Stock have no rights to any fixed dividends in respect thereof. Subject to certain exceptions, New Holdings will be prohibited from declaring dividends with respect to, or redeem, purchase or otherwise acquire, shares of its capital stock without the consent of holders of a majority of the Series A Preferred Stock. If dividends are declared on the Series A Preferred Stock or the Series B Preferred Stock which are payable in voting securities of New Holdings, New Holdings will make available to each holder of Series A Preferred Stock and Series B Preferred Stock, at such holder's request, dividends consisting of non-voting securities of New Holdings which are otherwise identical to the voting securities and which are convertible into or exchangeable for such voting securities upon a change of control.



NEW EQUITY INVESTMENT



     Concurrently with the closing of the Merger, certain existing stockholders of New Holdings, including affiliates of George Soros, will sell 5,783,244 outstanding shares of common stock of New Holdings to CLH, which in turn will sell such shares to the New Equity Investors for an aggregate purchase price of $57.8 million. New Holdings will then issue 16,683,244 shares of Series A Preferred Stock and 3,100,000 shares of Series B Preferred Stock in a private placement to the New Equity Investors, led by Apollo and including affiliates of BT Securities, CS First Boston and DLJ for an aggregate consideration of $140 million plus the contribution to New Holdings of the shares of common stock purchased from CLH in the secondary sale transaction. The shares of Series A Preferred Stock and Series B Preferred Stock acquired by the New Equity Investors will represent approximately 42% in the aggregate of the fully diluted common equity of New Holdings (assuming exercise of the Yucaipa warrant). See "Principal Stockholders."



     The $140 million cash proceeds from the issuance of Series A Preferred Stock and Series B Preferred Stock will be applied by New Holdings as set forth under "The Merger and the Financing."



     Food 4 Less has accepted a commitment letter (the "Equity Commitment") from Apollo pursuant to which Apollo has agreed (subject to certain conditions) to purchase up to $140 million of the Series A Preferred Stock to be offered by New Holdings as part of the New Equity Investment. In consideration of its equity commitment, upon the closing of the Merger Apollo will receive from New Holdings a fee of $5 million, of which $2.5 million will be satisfied through the issuance to Apollo of New Discount Debentures and $2.5 million will be paid to Apollo in cash. See "Certain Relationships and Related Transactions -- Food 4 Less and Holdings." The Company anticipates that the remainder of the Series A Preferred Stock and Series B Preferred Stock so offered will be purchased by affiliates of lenders and other financial institutions which have provided financing to the Company, including BTIP, which is an affiliate of Bankers Trust, by affiliates of CS First Boston and DLJ and by certain other investors. The amounts of New Holdings stock expected to be held by Apollo, affiliates of Bankers Trust and all other holders of 5% or more of New Holdings' outstanding stock following completion of the Merger and the Financing are set forth above under "Principal Stockholders."


1995 STOCKHOLDERS AGREEMENT


     Under the terms of the 1995 Stockholders Agreement (which is expected to be entered into by New Holdings, Yucaipa and its affiliates, the New Equity Investors and other stockholders), the New Equity Investors holding Series A Preferred Stock will be entitled to nominate three directors to the Board of Directors of each of New Holdings and the Company (the "Series A Directors"), of which two directors will be nominees of Apollo and one director will be a nominee of the other New Equity Investors holding Series A Preferred Stock. The 1995 Stockholders Agreement will give to Yucaipa the right to nominate six directors of New Holdings and seven directors of the Company, and the boards of New Holdings and the Company will consist of a total of nine and ten directors, respectively. The numbers of directors which may be nominated by the foregoing stockholders will be reduced if such stockholders cease to own certain specified percentages of their initial holdings. Unless and until New Holdings has effected an initial public offering of its equity securities meeting certain criteria, New Holdings and its subsidiaries may not take certain actions without the approval of the Series A Directors, including but not limited to certain mergers, sale transactions, transactions with affiliates, issuances of capital stock and payments of dividends on or repurchases of capital stock. In addition, under the 1995 Registration Rights Agreement the New Equity Investors will have certain "demand" and "piggyback" registration rights with respect to their Series A Preferred Stock and Series B Preferred Stock, as well as the right under the 1995 Stockholders Agreement to participate, on a pro rata basis, in sales by Yucaipa of the New Holdings stock it holds. In certain circumstances, Yucaipa will have the right to compel the participation of the New Equity Investors and other stockholders in sales of all the outstanding shares of New Holdings stock.



YUCAIPA WARRANT



     Upon closing of the Merger, New Holdings has agreed to issue to Yucaipa a warrant to purchase up to 8,000,000 shares of New Holdings Common Stock. The initial exercise price of such warrant will be set such that the warrant will have no value unless and until the value of the shares representing New Holdings' equity on the Closing Date appreciates to $1.220 billion. Such warrant will be exercisable on a cashless basis at the election of Yucaipa in the event New Holdings completes an initial public offering of equity securities meeting certain criteria, or in connection with certain sale transactions involving New Holdings, in either case effected on or prior to the fifth anniversary of the Closing Date. The expiration date of such warrant, and the deadline for such triggering transactions, may be extended from the fifth to the seventh anniversary of the Closing Date if New Holdings meets certain financial performance goals prior to such fifth anniversary. The cashless exercise provisions of such warrant allow the holder to exercise it without the payment of cash consideration, provided that New Holdings will withhold from the shares otherwise issuable upon such exercise a number of shares having a fair market value as of the exercise date equal to the exercise price.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
RALPHS


     In connection with the acquisition of a majority of RSI's common stock in February 1992, EJDC agreed to guarantee RGC's obligations as a self-insurer of worker's compensation liabilities in the State of California (the "EJDC Guaranty"). In consideration of the EJDC Guaranty, RGC unconditionally agreed to reimburse EJDC for any payments made under the EJDC Guaranty and for the cost of insurance up to $200,000 to cover liabilities incurred pursuant to the EJDC Guaranty. Further, RGC agreed to pay EJDC a guarantee fee of $33,500 for each month the EJDC Guaranty was in effect ($402,000 was paid in Fiscal 1994). Concurrently with the completion of the Merger, the EJDC Guaranty will be terminated, and RGC will cease to pay any guarantee fee to EJDC or to reimburse it for the cost of insurance. However, RGC will continue to be obligated to reimburse EJDC for any payments which EJDC could in the future be required to make under the EJDC Guaranty in respect of prior claims. Moreover, FFL has undertaken for the benefit of EJDC to maintain, until the fifth anniversary of the closing of the Merger, bank letters of credit, insurance or other security for the workers' compensation claims for which EJDC could have liability under the EJDC Guaranty.


     In connection with the bankruptcy reorganization of Federated and its affiliates, Federated agreed to pay certain potential tax liabilities relating to RGC as a member of the affiliated group of companies comprising Federated and its subsidiaries. In consideration thereof, RSI and RGC agreed to pay Federated a total of $10 million, payable $1 million on each of February 3, 1992, 1993, 1994, 1995 and 1996 and $5 million on February 3, 1997. The five $1 million installments are to be paid by RGC and the $5 million payment is the joint obligation of RSI and RGC. In the event Federated is required to pay certain tax liabilities, RSI and RGC have agreed to reimburse Federated up to an additional $10 million, subject to certain adjustments. This additional obligation, if any, is the joint and several obligation of RSI and RGC. Pursuant to the terms of the Merger Agreement, the $5 million payment and the potential $10 million payment will be paid in cash. See Note 1 of Notes to Ralphs Consolidated Financial Statements.

     In addition, EJDC and the other current holders of Common Stock of RSI are parties to an agreement providing for various aspects of corporate governance (the "Ralphs Registration Rights and Governance Agreement") relating to Ralphs. Pursuant to the Ralphs Registration Rights and Governance Agreement, RGC is obligated to provide RSI, by dividend, pursuant to a services agreement or otherwise, with funds sufficient to enable RSI to perform its duties as the holding company of RGC's stock and to perform its obligations set forth in the Ralphs Registration Rights and Governance Agreement. The Ralphs Registration Rights and Governance Agreement will be cancelled concurrently with the closing of the Merger.

FOOD 4 LESS AND HOLDINGS


     Yucaipa provides certain management and financial services to Food 4 Less and its subsidiaries pursuant to a consulting agreement. The services of Ronald Burkle, Mark Resnik and Patrick Graham, acting in their capacities as directors and officers, and the services of other Yucaipa personnel are provided to Food 4 Less pursuant to this agreement. All of such individuals are partners of Yucaipa. Yucaipa's consulting agreement provides for annual management fees currently equal to $2 million plus an additional amount based on Food 4 Less' performance. Upon completion of the Merger, the consulting agreement will be amended to provide for an annual management fee payable by the Company to Yucaipa in the amount of $4 million, with no additional amounts payable based on performance. In addition, the Company may retain Yucaipa in an advisory capacity in connection with certain acquisitions or sale transactions, in which case the Company will pay Yucaipa an advisory fee. The agreement has a five-year term, which will be automatically renewed on each anniversary of the Merger for a five-year term unless ninety days' notice is given by either party. The agreement may be terminated at any time by the Company, provided that Yucaipa will be entitled to full monthly payments under the agreement for the remaining term thereof, unless the Company terminates for cause pursuant to the terms of the agreement. Yucaipa may terminate the agreement if the Company fails to make a payment due thereunder, or if there occurs a change of control (as defined in the agreement) of the Company, and upon any such termination Yucaipa will be entitled to full payments for the remainder of the five-year period commencing on the closing of the Merger. Pursuant to the agreement, Food 4 Less paid Yucaipa a total of $2.4 million, $3.8 million and $2 million in management and advisory fees for the fiscal years ended June 25, 1994, June 26, 1993 and June 27, 1992 respectively.



     The Yucaipa consulting agreement also provides that upon closing of the Merger, Yucaipa will be entitled to receive an advisory fee from the Company in the amount of $19 million, plus reimbursement of expenses in connection with the Merger and the related transactions. New Holdings will issue $15 million initial accreted value of New Discount Debentures to Yucaipa in satisfaction of a portion of such fee and the Company will pay the remaining $4 million of such fee in cash. Upon closing of the Merger, Yucaipa anticipates that it in turn will pay a cash fee of approximately $3.5 million to Soros Fund Management in consideration for advisory services which Soros Fund Management has rendered since 1991. The Company has no responsibility for such payment by Yucaipa. Additionally, upon closing of the Merger, Yucaipa will receive a warrant to purchase 8,000,000 shares of New Holdings common stock exercisable upon the conditions described under "Description of Capital Stock -- The Yucaipa Warrant." In consideration for its commitment to purchase Series A
Preferred Stock of New Holdings, Apollo will receive a fee of $5 million from New Holdings upon the closing of the Merger. New Holdings will issue $2.5 million initial accreted value of New Discount Debentures to Apollo in satisfaction of a portion of such fee, and New Holdings will pay the remaining $2.5 million of such fee in cash. See "Description of Capital Stock -- New Equity Investment."


     In connection with the execution of the Merger Agreement, Yucaipa entered into the Put Agreement with EJDC, pursuant to which EJDC will be entitled to put up to $10 million aggregate principal amount of Seller Debentures to Yucaipa on the Closing Date. The Yucaipa consulting agreement will provide that the Company will reimburse Yucaipa for any loss and expenses incurred by Yucaipa upon the resale of such Seller Debentures to any unaffiliated third party. Yucaipa has advised the Company that it intends to resell the Seller

Debentures on the Closing Date or as soon thereafter as practicable. The agreement will also require Yucaipa to contribute any profit realized upon the resale of such Seller Debentures within such period to the capital of the Company.


     Pursuant to the New Discount Debenture Placement, New Holdings has committed to issue $100 million initial accreted value of New Discount Debentures, which will be acquired by a partnership comprised of FFL Investors L.L.C. (an affiliate of George Soros), Yucaipa RGC L.L.C. (an affiliate of Yucaipa whose members include Ronald Burkle, Mark Resnik and Patrick Graham) ("Yucaipa LLC"), RGC Investment Co. (a corporation controlled by certain Yucaipa partners) ("RGCIC"), BTIP, an affiliate of CS First Boston, an affiliate of DLJ, Apollo, EJDC and the other selling stockholders of RSI. New Discount Debentures having an initial accreted value of $59 million will be issued directly to the partnership by New Holdings for cash consideration contributed to the partnership by (i) FFL Investors L.L.C., which will invest $40 million in cash proceeds received from Soros' affiliate as a result of the secondary sale of New Holdings common stock, (ii) BTIP, which will invest $5 million in cash, (iii) an affiliate of CS First Boston, which will invest $2.5 million in cash, (iv) an affiliate of DLJ, which will invest $2.5 million in cash, (v) EJDC, which will invest $4 million of its consulting fee payable by the Company upon closing of the Merger and (vi) RGCIC, which will invest $5 million in cash borrowed from the Company. New Holdings will issue additional New Discount Debentures having an initial accreted value of (a) $15 million to Yucaipa LLC in satisfaction of advisory fees otherwise payable to Yucaipa by the Company in connection with the Merger and the Financing, (b) $5 million to BT Securities in satisfaction of other fees payable to BT Securities by the Company in connection with the Financing, (c) $2.5 million to Apollo in satisfaction of a portion of the commitment fees otherwise payable to Apollo by New Holdings in connection with the New Equity Investment and (d) $18.5 million to RSI stockholders as Merger consideration, all of which New Discount Debentures shall be contributed to the partnership, whereupon the partnership will hold all $100 million initial accreted value of New Discount Debentures issued by New Holdings.



     New Holdings will grant to the partnership certain registration rights with respect to the New Discount Debentures. Pursuant to such registration rights agreement, New Holdings will file with the Commission a shelf registration statement which will permit resales of the New Discount Debentures by the partnership commencing 60 days following closing of the Merger. New Holdings will be obligated to use its best efforts to cause such shelf registration statement to remain effective for up to three years. If New Holdings fails to comply with its obligations to keep such shelf registration statement effective, New Holdings will be obligated to pay certain liquidated damages. New Holdings and its subsidiaries will agree not to effect any public distribution of securities similar to the New Discount Debentures until the New Discount Debentures are resold by the partnership (or until the third anniversary of the Closing Date, if later). New Holdings believes that the partnership actively would seek to dispose of its entire interest in the New Discount Debentures promptly upon expiration of the 60 day holdback period following closing of the Merger. New Holdings will agree to use its best efforts to assist the partnership in such disposition, and to pay all expenses, including underwriting discounts and brokers' or dealers' commissions and mark-ups (subject to certain limitations), incident thereto.



     The $5 million cash investment to be made in the partnership by RGCIC, as described above, will be borrowed from the Company by RGCIC, and such borrowings will bear interest at the applicable Federal rate (as defined under the Internal Revenue Code). RGCIC will be obligated to repay such borrowings with any distributions received from the partnership in connection with resales of the New Discount Debentures. Such repayments will be applied first to the principal balance of the borrowings and then to accrued interest. To the extent that such distributions are not sufficient to repay such borrowings, any remaining indebtedness of RGCIC (including all accrued interest) will be forgiven by the Company and the Company's obligation to pay the Ralphs deferred EAR liability will be correspondingly forgiven. Upon receipt of any principal amounts repaid under such borrowings, the Company will be obligated to pay such amounts over to former holders of RGC's EARs redeemed upon closing of the Merger. The aggregate consideration payable to redeem the EARs includes, in addition to the foregoing deferred cash payment of up to $5 million, $17.8 million in cash payable at closing and $10 million in Reinvestment Options. See "Executive
Compensation -- Equity Appreciation Rights Plan."

     FFL files a consolidated federal income tax return, under which the federal income tax liability of FFL and its subsidiaries (which since December 31, 1992 includes Holdings) is determined on a consolidated basis. FFL has entered into a federal income tax sharing agreement with Food 4 Less and certain of its subsidiaries (the "Tax Sharing Agreement"). The Tax Sharing Agreement provides that in any year in which Food 4 Less is included in any consolidated tax liability of FFL and has taxable income, Food 4 Less will pay to FFL the amount of the tax liability that Food 4 Less would have had on such due date if it had been filing a separate return. Conversely, if Food 4 Less generates losses or credits which actually reduce the consolidated tax liability of FFL and its other subsidiaries, FFL will credit to Food 4 Less the amount of such reduction in the consolidated tax liability. In the event any state and local income taxes are determinable on a combined or consolidated basis, the Tax Sharing Agreement provides for a similar allocation between FFL and Food 4 Less of such state and local taxes. By operation of the FFL Merger and the Reincorporation Merger, New Holdings will succeed to the rights and obligations of FFL under the Tax Sharing Agreement.

     Management believes that the terms of the transactions described above are or were fair to Food 4 Less and are or were on terms at least as favorable to Food 4 Less as those which could be obtained from unaffiliated parties (assuming that such transactions could be effected with such parties).

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

                                THE SOLICITATION

BACKGROUND AND PURPOSE OF THE SOLICITATION


     The Solicitation is being undertaken (i) at the direction of the FFL Board of Directors for purposes of obtaining Consents from the holders of FFL Common Stock to approve the FFL Merger, pursuant to which FFL will merge with and into Holdings, with Holdings being the surviving corporation, and each outstanding share of FFL Common Stock will be converted into the right to receive 2.082 shares of Holdings Common Stock; and (ii) at the direction of the Holdings Board of Directors for purposes of obtaining Consents from the holders of Holdings Common Stock and FFL Common Stock to approve the Reincorporation Merger, pursuant to which Holdings will change its jurisdiction of incorporation from California to Delaware by merging into New Holdings, which is a newly-formed wholly-owned subsidiary of Holdings, incorporated in Delaware, and pursuant to which each outstanding share of Holdings Common Stock will be converted into the right to receive one share of New Holdings Common Stock. The Reincorporation Merger will take place immediately following the FFL Merger.



     An additional purpose of the Solicitation is to obtain Consents to a proposal (the "Stockholders Agreement Proposal") to amend or terminate certain existing agreements to which FFL stockholders are parties and to which Holdings warrantholders are parties, and to have FFL stockholders and Holdings warrantholders become party to (a) the 1995 Stockholders Agreement which will be entered into by New Holdings and the New Equity Investors, and (b) in the case of FFL stockholders, the 1995 Registration Rights Agreement. The 1995 Stockholders Agreement and 1995 Registration Rights Agreement will replace the FFL Holdings Corporation Stock Purchase and Shareholders' Agreement dated as of May 23, 1987 (the "1987 Stockholders Agreement"), the Food 4 Less, Inc. Stockholders Agreement and related Registration Rights Agreement, each dated as of June 17, 1991 (the "1991 Stockholders Agreement" and "1991 Registration Rights Agreement," respectively), and the Food 4 Less Holdings, Inc. Warrantholders Agreement dated as of December 31, 1992 (the "Warrantholders Agreement," and together with the 1987 Stockholders Agreement, the 1991 Stockholders Agreement and the 1991 Registration Rights Agreement, the "Existing Stockholders Agreements").



     The FFL Merger and the Reincorporation Merger (collectively, the "Proposed Mergers") and the Stockholders Agreement Proposal are being undertaken at the request of the New Equity Investors, who will purchase a minimum of $140 million of preferred stock of New Holdings as part of the Financing for the RSI Merger. The Proposed Mergers will simplify the holding company structure of the combined entities by consolidating all of the existing stockholders of FFL and Holdings, as well as the new preferred stockholders, at the same corporate level. This streamlining of the corporate structure will serve to facilitate the acquisition of RSI. In addition, approval of the Stockholders Agreement Proposal will eliminate conflicting contractual obligations of New Holdings and provide significant benefits to existing stockholders and warrantholders. Following the RSI Merger, New Holdings will operate the largest supermarket chain in Southern California, consisting of 332 stores with combined pro forma annual sales in excess of $5 billion.



     Although the Proposed Mergers are being undertaken in part to facilitate the Financing for the RSI Merger, the completion of the RSI Merger is not a condition to the effectiveness of either of the Proposed Mergers, which are expected to be effected prior to the completion of the RSI Merger. Because the Proposed Mergers will benefit FFL, Holdings, and their respective stockholders by consolidating and simplifying the holding company structure of Food 4 Less, the Boards of Directors of FFL and Holdings may elect to complete such mergers following the receipt of requisite Consents whether or not the RSI Merger is consummated. Alternatively, the Boards may choose to abandon such mergers if the RSI Merger does not appear likely to be consummated within a reasonable period of time. See "The Proposed Mergers -- Conditions." However, the 1995 Stockholders Agreement and 1995 Registration Rights Agreement will be executed, and the Existing Stockholders Agreements will be terminated, only if the RSI Merger actually is consummated.

RECOMMENDATION OF THE BOARDS OF DIRECTORS OF FFL AND HOLDINGS

     The Boards of Directors of FFL and Holdings have identified several benefits of the Proposed Mergers. Such benefits include: (1) simplification of the holding company structure of Food 4 Less and the consolidation of all of the existing stockholders of FFL and Holdings, as well as the new preferred stockholders, at the same corporate level; (2) facilitation of the RSI Merger, which the Boards of Directors believe will provide the Company, New Holdings and New Holdings' stockholders with enhanced potential for long-term growth; and (3) retention by the surviving corporation, New Holdings, of the same state of incorporation as the current parent corporation (FFL), and as the principal operating subsidiaries of New Holdings following the RSI Merger. The Boards of Directors have also considered identifiable negative factors in their deliberations concerning the RSI Merger and the Proposed Mergers, including the costs of completing the RSI Merger, the high degree of Company leverage following the RSI Merger, and other factors described under "Risk Factors."


     In addition, the Board of Directors of New Holdings has identified several benefits of the Stockholders Agreement Proposal. Such benefits include: (1) the elimination of multiple, conflicting contractual obligations of New Holdings (as the successor by operation of merger to FFL and Holdings) under the Existing Stockholders Agreements, (2) the replacement of the Existing Stockholders Agreements with the 1995 Stockholders Agreement and the 1995 Registration Rights Agreement, which will provide significant rights and benefits to the New Equity Investors as well as to the existing FFL stockholders and Holdings warrantholders, and (3) the satisfaction of a material condition precedent to completion of the Financing for the RSI Merger.



     After consideration of all of these factors, the members of the Board of Directors of FFL have unanimously approved the terms of the FFL Merger, the members of the Board of Directors of Holdings have unanimously approved the terms of the Reincorporation Merger, and the members of the Board of Directors of New Holdings have unanimously approved the terms of the Stockholders Agreement Proposal. The Boards of Directors of FFL, Holdings and New Holdings recommend that their stockholders approve the Proposed Mergers and the Stockholders Agreement Proposal, as applicable. For a description of possible conflicts of interest of FFL, Holdings and New Holdings directors in approving the Proposed Mergers and the Stockholders Agreement Proposal, see "-- Possible Conflicts of Interest of Certain Officers and Directors" below.


POSSIBLE CONFLICTS OF INTEREST OF CERTAIN OFFICERS AND DIRECTORS


     In recommending that stockholders of FFL approve the FFL Merger, that stockholders of Holdings approve the Reincorporation Merger, and that FFL stockholders and Holdings warrantholders approve the Stockholders Agreement Proposal, the Boards of Directors of FFL, Holdings and New Holdings have carefully considered the interests of all FFL and Holdings stockholders. Upon such consideration, such Boards of Directors have concluded that the Proposed Mergers and the Stockholders Agreement Proposal are necessary to facilitate the completion of the RSI Merger, which the Boards have determined to be in the best interests of FFL, Holdings, New Holdings and their respective stockholders. However, the members of the Boards of Directors of FFL, Holdings and New Holdings have substantial personal interests in the completion of the RSI Merger and related transactions.



     In particular, all of the members of the Boards of Directors of FFL, Holdings and New Holdings are partners or affiliates of Yucaipa. As described above, upon closing of the Merger Yucaipa will receive an advisory fee of $19 million, of which $15 million will be paid through the issuance of New Discount Debentures. Following the Merger, Yucaipa will render management and advisory services to the Company in consideration of fees equal to $4 million per annum, plus additional fees for certain investment banking services which Yucaipa may render from time to time to the Company. See "Certain Relationships and Related Transactions -- Food 4 Less and Holdings." Upon closing of the Merger, Yucaipa will also be granted a warrant to purchase 8,000,000 shares of New Holdings common stock (although the per share exercise price of such warrant initially will be more than three times the per share price to be paid by the New Equity Investors for the New Holdings stock they will purchase). See "Description of Capital Stock -- Yucaipa

Warrant." Moreover, the 1995 Stockholders Agreement will give to Yucaipa the right to elect six of the nine directors of New Holdings and seven of the ten directors of the Company. See "Description of Capital Stock -- 1995 Stockholders Agreement."



     Additionally, upon closing of the Merger, George G. Golleher, who is a director and executive officer of FFL, Holdings, New Holdings and Food 4 Less, will receive employee stock options to purchase 200,000 shares of New Holdings Common Stock, will become party to a new employment agreement with Food 4 Less, and will receive a special bonus approved by the Food 4 Less Board of Directors in connection with the termination of his existing employment agreement. See "Executive Compensation -- Employment Agreements -- New Golleher Agreement."


CONSENTS REQUIRED


     General. Under Section 228 of the Delaware General Corporation Law (the "Delaware GCL") and Section 603 of the California General Corporation Law (the "California GCL"), stockholder approvals required for actions such as the Proposed Mergers may be taken without a stockholder meeting if written consents to such action are signed by the holders of a majority of the outstanding shares, and if prompt notice of such action is given to the stockholders who have not executed consents. In accordance with such statutes, Consents to the Proposed Mergers are being solicited hereby from the holders of FFL Common Stock and Holdings Common Stock, respectively, in lieu of any meeting of such holders. This Prospectus and Solicitation Statement and Consent Forms are being sent to all persons who are holders of record of FFL Common Stock as of May 15, 1995 (the "FFL Record Date") and to all persons (including the FFL stockholders) who are expected to be holders of record of Holdings Common Stock as of the date of effectiveness of the FFL Merger (the "Holdings Record Date"). In addition, Consents to the Stockholders Agreement Proposal are being solicited hereby from the holders of FFL Common Stock and the holders of Holdings warrants. Accordingly, in addition to being sent to all record stockholders of FFL and Holdings, this Prospectus and Solicitation Statement and Consent Forms are being sent to all persons who are holders of record of Holdings warrants as of May 15, 1995 (the "Warrant Record Date," and together with the FFL Record Date and the Holdings Record Date, the "Record Date").



     The FFL Merger. In order to consummate the FFL Merger, FFL must receive from the holders of a majority of the outstanding shares of FFL Common Stock, as of the FFL Record Date, a properly completed and executed Consent approving the FFL Merger. As of the FFL Record Date, there were outstanding 10,634,357 shares of FFL Common Stock entitled to voting rights. Such shares were held by approximately 50 stockholders of record. If, upon the Expiration Date, FFL has received consents approving the FFL Merger from the holders of a majority of the outstanding shares of FFL Common Stock, FFL may effect the FFL Merger. FFL expects to receive such consents inasmuch as affiliates of Yucaipa (the Company's investment sponsor) and Apollo (which is leading the New Equity Investment) together own or control a majority of the outstanding FFL shares.


     The Reincorporation Merger. In order to consummate the Reincorporation Merger, Holdings must receive from the holders of a majority of the outstanding shares of Holdings Common Stock, as of the Holdings Record Date, a properly completed and executed Consent approving the Reincorporation Merger. Although FFL is not a party to the Reincorporation Merger, Consents to the Reincorporation Merger are being solicited hereby from the holders of FFL Common Stock because upon consummation of the FFL Merger, FFL's stockholders will become the holders of more than 90% of the outstanding Holdings Common Stock. Although FFL currently is the majority stockholder of Holdings and therefore has the ability unilaterally to approve the Reincorporation Merger, the Board of Directors of Holdings has fixed the date of effectiveness of the FFL Merger as the Holdings Record Date so that FFL stockholders may have the opportunity to consent or to withhold their consent to the Reincorporation Merger. Holdings expects that, upon completion of the FFL Merger, and after giving effect to an anticipated 16.586-for-1 stock split which has been approved by the Board of Directors of Holdings, there will be outstanding 22,991,126 shares of Holdings Common Stock entitled to voting rights. Such shares are expected to be held by approximately 110 stockholders of record, including 11,876,539 shares owned or controlled by Yucaipa and its affiliates and

1,285,165 shares owned by Apollo and its affiliates. Holdings' outstanding common stock purchase warrants will have no right to vote or to consent with respect to the Reincorporation Merger.


     The Stockholders Agreement Proposal. Approval of the Stockholders Agreement Proposal by requisite majorities of certain stockholder groups is a condition to completion of the Financing for the RSI Merger. In particular, the terms of the New Equity Investment require that the Existing Stockholders Agreements be terminated and be replaced by the 1995 Stockholders Agreement. The 1995 Stockholders Agreement will be binding on, and inure to the benefit of, only those FFL stockholders and Holdings warrantholders who deliver Consents to the Stockholders Agreement Proposal hereunder. Except for certain limited covenants contained therein, the 1987 Stockholders Agreement (but not the 1991 Stockholders Agreement, the 1991 Registration Rights Agreement or the Warrantholders Agreement) will terminate by its terms in connection with the FFL Merger. Thus, any FFL stockholder formerly subject to the 1987 Stockholders Agreement will have no substantial rights under any stockholders agreement unless such stockholder consents to the Stockholders Agreement Proposal. In addition, consent to the Stockholders Agreement Proposal by holders subject to the 1991 Stockholders Agreement, the 1991 Registration Rights Agreement or the Warrantholders Agreement will constitute consent to the amendment of each of those agreements to eliminate all contractual obligations of New Holdings and its stockholders or warrantholders thereunder (other than certain obligations of such holders to participate in a sale of New Holdings). The amendment of the 1991 Stockholders Agreement and the 1991 Registration Rights Agreement requires the consent of the holders of a majority of the FFL shares held in each of certain defined groups of stockholders thereunder, and the amendment of the Warrantholders Agreement requires the consent of holders of a majority of the Holdings warrants. Accordingly, if the Stockholders Agreement Proposal is approved by the majorities required for amendment under each of the 1991 Stockholders Agreement and the Warrantholders Agreement, any FFL stockholder subject to the 1991 Stockholders Agreement and any Holdings warrantholder will have no rights under any stockholders agreement unless such holder consents to the Stockholders Agreement Proposal.


PROCEDURES FOR DELIVERING CONSENTS


     In responding to the Solicitation, holders of shares of FFL Common Stock, Holdings Common Stock or Holdings warrants should complete, sign and date the Consent Form (or a facsimile thereof) in accordance with the instructions set forth therein and forward or hand deliver the same to FFL at the address set forth below. To be valid, a properly completed, signed and dated Consent Form must be received by FFL on or prior to the Expiration Date and must not be revoked on or prior to the Expiration Date.



     The term "Expiration Date," with respect to the FFL Merger and the Stockholders Agreement Proposal, means 5:00 p.m. Los Angeles time on June 6, 1995, and, with respect to the Reincorporation Merger, means 5:00 p.m. Los Angeles time on the date of effectiveness of the FFL Merger, unless FFL, New Holdings or Holdings, as the case may be, in its sole discretion extends the Solicitation, in which case the term "Expiration Date" shall mean the latest time and date to which the Solicitation is extended.


     Executed Consent Forms as well as all inquiries or correspondence relating to the Solicitation should be directed to:

           Food 4 Less, Inc.
           c/o 10000 Santa Monica Boulevard
           Fifth Floor
           Los Angeles, CA 90067
           Attention: Mark A. Resnik, Esq.
           Telephone: (310) 789-7200
           Telecopy: (310) 789-7201


     IT IS NOT NECESSARY IN CONNECTION WITH THE SOLICITATION FOR ANY HOLDER OF FFL COMMON STOCK, HOLDINGS COMMON STOCK OR HOLDINGS WARRANTS TO TENDER OR DELIVER CERTIFICATES EVIDENCING HIS OR HER SHARES OF FFL COMMON STOCK, HOLDINGS COMMON STOCK OR HOLDINGS WARRANTS. UPON EFFECTIVENESS OF THE PROPOSED MERGERS, HOLDERS OF FFL COMMON STOCK AND HOLDINGS COM-

MON STOCK WILL BE ASKED TO SUBMIT THEIR FFL SHARE CERTIFICATES AND/OR HOLDINGS SHARE CERTIFICATES TO NEW HOLDINGS SO THAT SUCH HOLDERS MAY BE ISSUED CERTIFICATES REPRESENTING THE SHARES OF NEW HOLDINGS COMMON STOCK INTO WHICH THEIR FFL SHARES OR HOLDINGS SHARES (AS APPLICABLE) HAVE BEEN CONVERTED. HOLDINGS WARRANTS WILL NOT BE REISSUED FOLLOWING THE PROPOSED MERGERS BUT INSTEAD WILL REPRESENT, FOLLOWING THE PROPOSED MERGERS, WARRANTS TO PURCHASE AN EQUIVALENT NUMBER OF SHARES OF NEW HOLDINGS COMMON STOCK.



     Only registered holders of shares of FFL Common Stock, Holdings Common Stock or Holdings warrants (or their legal representatives or attorneys-in-fact) may deliver a Consent. Any beneficial owner of FFL Common Stock, Holdings Common Stock or Holdings warrants who is not the registered holder of such FFL Common Stock, Holdings Common Stock or Holdings warrants must arrange with the registered holder to execute and deliver the Consent on his or her behalf.



     The Consent Form must be executed by the registered holder(s) in exactly the same manner as the name(s) appear(s) on the share certificates representing the FFL Common Stock or Holdings Common Stock or on the certificates representing the Holdings warrants. If the shares of FFL Common Stock or Holdings Common Stock, or Holdings warrants, to which the Consent Form relates are held of record by two or more joint holders, all such holders must sign the Consent Form. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact or other person acting in a fiduciary or representative capacity, such person should indicate so when signing the Consent.



     Consents may be revoked at any time on or prior to the Expiration Date. All properly completed and executed Consent Forms received by FFL will be counted, notwithstanding any transfer of FFL Common Stock, Holdings Common Stock or Holdings warrants, to which such Consents relate, unless FFL receives a properly completed and duly executed notice of revocation or a changed Consent Form bearing a date later than the date of the prior Consent Form at any time on or prior to the Expiration Date. Only a holder of FFL Common Stock, Holdings Common Stock or Holdings warrants as of the applicable Record Date (or his or her duly designated proxies) is entitled to revoke a Consent previously given regardless of whether such holder continues to hold such FFL Common Stock, Holdings Common Stock or Holdings warrants after the applicable Record Date. The delivery of a Consent will not affect a holder's right to sell or transfer FFL Common Stock, Holdings Common Stock or Holdings warrants.



     All Consent Forms that are properly completed, signed, dated and delivered to FFL at the address set forth above will be given effect in accordance with the specifications thereon. If no specification is made thereon, the holder of FFL Common Stock, Holdings Common Stock or Holdings warrants will be deemed to have consented to the Proposed Mergers and the Stockholders Agreement Proposal. Failure to deliver a Consent will be treated as a nonapproval of the Proposed Mergers and the Stockholders Agreement Proposal.


     Food 4 Less will bear the expense of preparing and mailing this Prospectus and Solicitation Statement and the accompanying Consent Forms, including legal, accounting and other expenses. In addition to solicitation by use of the mails, Consents may be solicited by directors, officers and employees of Food 4 Less and its affiliates in person or by telephone, telecopy or other means of communication. Such directors, officers and employees will not be additionally compensated for their services in connection with the Solicitation.

                              THE PROPOSED MERGERS
TERMS OF THE PROPOSED MERGERS

     General. Each of the Proposed Mergers is expected to be effected as a so-called "short-form" merger under Section 253 of the Delaware GCL and Section 1110 of the California GCL. Such statutes provide certain streamlined procedures with respect to the merger of a parent corporation into a subsidiary, if the parent holds 90 percent or more of the outstanding shares of each class of stock of the subsidiary, including among other things provisions allowing the merging corporations to dispense with a vote of stockholders of the subsidiary corporation with respect to the merger. However, as described above under "The Solicitation --

Consents Required," the FFL Merger and the Reincorporation Merger will require approval by a majority of the outstanding shares of the parent corporation in each such merger (i.e. by FFL stockholders in the FFL Merger and by Holdings stockholders in the Reincorporation Merger). Stockholders of the parent corporation do not have statutory dissenters' rights under the Delaware GCL or the California GCL in either of the Proposed Mergers. See "-- Dissenters' Rights."

     The FFL Merger. Pursuant to the FFL Merger, FFL will be merged with and into its subsidiary, Holdings, and Holdings will be the surviving corporation. No date of effectiveness for the FFL Merger has been scheduled by the FFL Board of Directors, and the consummation and timing thereof is subject to the discretion of the FFL Board of Directors based on the factors discussed below under "-- Conditions." Upon effectiveness of the FFL Merger, (a) each outstanding share of FFL Common Stock will be converted into the right to receive 2.082 shares of Holdings Common Stock (the "FFL Merger Ratio"), rounded to the nearest whole share, (b) each outstanding share of Holdings Common Stock held by FFL will be cancelled, and (c) each other outstanding share of Holdings Common Stock and each outstanding Holdings common stock purchase warrant will remain outstanding and will be unaffected by the FFL Merger.

     The FFL Merger Ratio has been fixed by the Boards of Directors of FFL and Holdings by dividing (a) the number of shares of FFL Common Stock currently outstanding (other than certain shares owned by Food 4 Less) into (b) the number of shares of Holdings Common Stock held by FFL (after giving effect to an anticipated stock split with respect to Holdings Common Stock). As a result, upon consummation of the FFL Merger, FFL's stockholders will receive, in the aggregate, a number of shares of Holdings Common Stock equal to the number of shares of Holdings Common Stock owned by FFL immediately prior thereto (after giving effect to such Holdings stock split). Such shares will be received pro rata by the FFL stockholders in proportion to their respective ownership interests.


     The Reincorporation Merger. Pursuant to the Reincorporation Merger, Holdings will be merged with and into its wholly-owned Delaware subsidiary, New Holdings, and New Holdings will be the surviving corporation. The Reincorporation Merger is expected to become effective immediately following effectiveness of the FFL Merger, subject to the factors discussed below under "-- Conditions." The principal effect of the Reincorporation Merger will be to change the jurisdiction of incorporation of Holdings from California to Delaware, with the attendant consequences discussed herein under "-- Certain Effects of the Proposed Mergers on the Rights of Stockholders." The Reincorporation Merger will not alter the proportionate ownership interests of Holdings' stockholders and warrantholders in the reincorporated surviving corporation. Upon effectiveness of the Reincorporation Merger, (a) each outstanding share of Holdings Common Stock will be converted into the right to receive one share of New Holdings Common Stock, (b) each outstanding warrant to purchase Holdings Common Stock will become a warrant to purchase an equivalent amount of New Holdings Common Stock and (c) each share of New Holdings Common Stock outstanding immediately prior to effectiveness of the Reincorporation Merger will be cancelled.


     The Surviving Corporation. Upon completion of the Proposed Mergers, the separate existence of FFL and Holdings will cease, and New Holdings will be the surviving corporation. New Holdings will have the same legal name as Holdings (i.e. Food 4 Less Holdings, Inc.), but will be a Delaware corporation instead of a California corporation. As the surviving corporation in such mergers, New Holdings will succeed by operation of law to all property, rights and interests, as well as all debts, liabilities and duties, of FFL and Holdings. Following the Proposed Mergers, certain shares of New Holdings Common Stock held by Food 4 Less (which will be a wholly-owned subsidiary of New Holdings) will be cancelled, and shares of Series A and Series B Preferred Stock of New Holdings will be issued to the New Equity Investors. After giving effect to the Proposed Mergers and the New Equity Investment, the authorized and outstanding capital stock of New Holdings will be as described herein under "Description of Capital Stock -- New Holdings."

CONDITIONS

     The consummation of the Proposed Mergers is not expressly subject to any particular conditions. However, neither of the Proposed Mergers will be consummated unless both are consummated. In addition, even if the requisite Consents are obtained by FFL and Holdings with respect to each Proposed Merger, their consummation is subject to the continuing discretion of the Boards of Directors of FFL and Holdings to modify the terms of or to abandon such mergers prior to their consummation. Any modification of the terms of either Proposed Merger will be submitted to FFL and Holdings stockholders for their approval to the extent required by the Delaware GCL or the California GCL. However, the Proposed Mergers may be abandoned at any time after the date hereof, if such mergers have not previously been consummated, by the Boards of Directors of FFL and Holdings without further action by the stockholders of either corporation. In particular, because the Proposed Mergers are being undertaken in part to facilitate the closing of the RSI Merger and the related Financing, there is a substantial likelihood that FFL and Holdings may choose not to consummate the Proposed Mergers if the RSI Merger is not consummated or does not appear likely to be consummated within a reasonable period of time (to be determined in the discretion of the Board of Directors) following the receipt of requisite Consents hereunder. In this connection, it should be noted that the RSI Merger is subject to numerous conditions, including the receipt of regulatory approvals and other necessary consents and the completion of financing. See "The Merger and the Financing." Alternatively, FFL and Holdings may elect to consummate the Proposed Mergers following receipt of requisite Consents even if the RSI Merger does not appear likely to be consummated within a reasonable period of time. See "The Solicitation -- Background and Purpose of the Solicitation."

CERTAIN EFFECTS OF THE PROPOSED MERGERS ON THE RIGHTS OF STOCKHOLDERS

     General. Upon consummation of the Proposed Mergers, the stockholders of FFL will become stockholders of New Holdings, and their rights as stockholders will be governed by the New Holdings Certificate of Incorporation (the "New Holdings Certificate") and Bylaws. The New Holdings Certificate and Bylaws do not differ in material respects from the FFL Certificate of Incorporation (the "FFL Certificate") and Bylaws, except that the New Holdings Certificate authorizes the issuance of shares of preferred stock at the discretion of New Holdings' Board of Directors, while the FFL Certificate authorizes the issuance of common stock only. However, the New Holdings Certificate and Bylaws do differ in certain material respects from the Holdings Articles of Incorporation (the "Holdings Articles") and Bylaws. Moreover, the rights of New Holdings stockholders will be governed by the Delaware GCL, while the rights of Holdings stockholders are governed by the California GCL. The Delaware GCL and California GCL differ in many respects, and consequently it is not practical to summarize all of such differences. It should be noted that certain aspects of the Delaware GCL have been publicly criticized because they do not afford minority shareholders the same substantive rights and protections as are available under the California GCL. However, it should also be noted that because FFL is a Delaware corporation, the law governing the rights of FFL stockholders will be the same as the law governing their rights as New Holdings stockholders following the consummation of the Proposed Mergers.

     The following is a summary of significant differences between the Holdings Articles, Bylaws and applicable provisions of the California GCL, on the one hand, and the New Holdings Certificate, Bylaws and applicable provisions of the Delaware GCL, on the other. This discussion is not intended to be complete and is qualified in its entirety by reference to the New Holdings Certificate and New Holdings Bylaws. Copies of the FFL Certificate and FFL Bylaws, the Holdings Articles and Holdings Bylaws and the New Holdings Certificate and New Holdings Bylaws are available for inspection at the principal executive offices of Holdings and copies will be sent to holders of shares of FFL Common Stock upon request. See "Available Information."

     Directors; Classified Board; Cumulative Voting. Under the New Holdings Bylaws, the Board of Directors of New Holdings consists of nine directors. The Delaware GCL permits, but does not require, the adoption of a classified Board of Directors with staggered terms, with each class having a term of office longer than one year but not longer than three years. The New Holdings Certificate does not provide for such a classified Board of Directors.

     The Holdings Bylaws currently provide for a Board of Directors consisting of four directors, each of whom is elected for a one-year term. Under the California GCL, corporations whose outstanding shares are listed on the New York Stock Exchange or the American Stock Exchange, and certain corporations whose outstanding shares are authorized for quotation on NASDAQ, are permitted to have a classified board.

     Cumulative voting, which enhances the ability of minority stockholders to elect directors, is not available under the Delaware GCL unless otherwise provided in a corporation's certificate of incorporation. Under cumulative voting, each stockholder is entitled to the number of votes equal to the number of shares owned by the stockholder multiplied by the number of directors to be elected. All such votes may be cast for a single nominee or distributed among several nominees. In the absence of cumulative voting, the holders of a majority of the shares present or represented at a meeting to elect directors may elect all directors, and no director could be elected without the support of a majority of the shareholders. The New Holdings Certificate does not provide for cumulative voting. Under the California GCL, any shareholder may cumulate votes, provided certain procedures are followed. The Holdings Bylaws provide for cumulative voting and set forth the required procedures.

     Removal of Directors; Filling Vacancies on the Board of Directors. Under the Delaware GCL, directors generally may be removed, with or without cause, by the holders of a majority of voting shares. Under the California GCL, a director may be removed for cause by the directors or a court, upon suit by holders of at least 10% of the outstanding shares. A director also may be removed without cause, under the California GCL, by the holders of a majority of voting shares, unless the number of shares voting against removal would be sufficient to elect such director if voted cumulatively.

     Under the New Holdings Bylaws, any vacancies on the Board of Directors may be filled by a majority of the directors then in office whether or not less than a quorum, or by a sole remaining director. In addition, the New Holdings Bylaws provide that a director elected to fill a vacancy on the Board of Directors will serve for the unexpired portion of the term of the director whose place has been filled. Under the Delaware GCL, however, if at the time of filling any vacancy or newly created directorship, the directors then in office constitute less than a majority of the entire Board of Directors (as constituted immediately prior to any increase in their number), the Delaware Chancery Court may, under certain circumstances, order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office.

     Under the California GCL, a vacancy created by removal of a director may be filled by the Board of Directors only if so authorized by a corporation's articles of incorporation or by a bylaw approved by the corporation's shareholders. Under the Holdings Bylaws, a vacancy created by the removal of a director may be filled only by the approval of a majority of shares represented and voting at a duly held meeting at which a quorum is present, or by the written consent of all outstanding shares entitled to vote. Vacancies on the Holdings Board of Directors arising other than from the removal of a director may be filled by a majority of directors then in office, whether or not less than a quorum, by a sole remaining director, or by a majority of voting shares (whether represented and voting at a duly held meeting or acting by written consent). The California GCL provides that if, after the filling of any vacancy by the directors, the directors then in office who have been elected by the shareholders shall constitute less than a majority of the directors then in office, (i) any holder or holders of 5% or more of the outstanding voting shares may call a special meeting of shareholders, or (ii) the California Superior Court of the proper county shall, upon application of such shareholder or shareholders, summarily order a special meeting of shareholders, to be held to elect the entire Board of Directors.

     Stockholder Action by Written Consent; Special Meetings. Unless otherwise provided in the certificate of incorporation, stockholders of a Delaware corporation may take action without a meeting, without prior notice and without a vote, upon the written consent of stockholders having not less than the minimum number of votes that would be necessary to authorize the proposed action at a meeting at which all shares entitled to vote were present and voted. The New Holdings Bylaws permit stockholder action without a meeting by written consent. The New Holdings Bylaws provide that special meetings of stockholders may be called by the President, or by the President or the Secretary at the request in writing of a majority of the Board of Directors, or at the request in writing of the stockholders owning a majority of the outstanding voting shares.

     The Holdings Bylaws permit shareholder action by written consent. Except in the case of shareholder action by written consent to fill certain vacancies, as described above, under the California GCL directors may not be elected by written consent except by unanimous written consent of all shareholders entitled to vote for the election of directors. The Holdings Bylaws provide that special meetings of the shareholders may be called by the Board of Directors, the Chairman of the Board, the President or by one or more shareholders holding shares entitled to cast not less than 10% of the votes at the meeting.

     Limitation on Directors' Liability. The New Holdings Certificate contains certain provisions limiting the personal liability of directors. The Holdings Articles also contain certain provisions limiting the personal liability of directors, although in general, the Delaware GCL permits a corporation to indemnify its directors and officers under a broader range of circumstances than does the California GCL.


     Authorized Capital Stock. The Holdings Articles authorize the issuance of up to 1,600,000 shares of Holdings Common Stock, of which, at May 15, 1995, 1,392,820 shares of Holdings Common Stock were issued, and 121,118 shares of Holdings Common Stock were reserved for issuance upon exercise of outstanding warrants. The New Holdings Certificate authorizes the issuance of up to 60,000,000 shares of Common Stock, 25,000,000 shares of Non-Voting Common Stock, 25,000,000 shares of Series A Preferred Stock and 25,000,000 shares of Series B Preferred Stock. Upon completion of the RSI Merger, it is expected that 17,207,882 shares of New Holdings Common Stock will be outstanding, 13,008,874 shares of New Holdings Common Stock will be reserved for issuance upon the exercise of options and warrants, 19,783,244 shares of New Holdings Common Stock will be reserved for issuance upon the conversion of outstanding Series A and Series B Preferred Stock, 16,683,244 shares of Series A Preferred Stock will be outstanding and 3,100,000 shares of Series B Preferred Stock will be outstanding. (The foregoing share amounts are subject to change pending finalization of the financing for the RSI Merger.) Authorized but unissued shares of New Holdings Common Stock and New Holdings Preferred Stock are available for issuance at the discretion of the Board of Directors of New Holdings without stockholder approval. Such shares could be issued in the future by the Board of Directors in ways that would make more difficult a change in control of New Holdings, such as through a private sale, diluting the stock ownership of the person seeking to gain control of New Holdings. Any such action could have the effect of deterring an offer for outstanding New Holdings Common Stock which might otherwise enable the holders thereof to earn a premium over the then current market price of such securities.


     Dissenters' Rights. Under both the California GCL and Delaware GCL, a dissenting shareholder of a corporation participating in certain transactions may, under varying circumstances, receive cash in the amount of the fair market value of his shares (as determined by agreement of the parties or by a court), in lieu of the consideration he would otherwise receive in any such transaction. The Delaware GCL generally requires such dissenters' rights of appraisal with respect to mergers and consolidations, but not a sale of assets, unless the corporation's certificate of incorporation provides otherwise. The Delaware GCL contains certain exclusions from dissenters' rights requirements, including a merger or consolidation by a corporation, the shares of which are either listed on a national securities exchange or held by more than 2,000 stockholders, if the stockholders receive shares of the surviving corporation or of such a listed or widely-held corporation. In contrast, the California GCL in general affords dissenters' rights in a share-for-share exchange reorganization, a sale-of assets reorganization, or a merger. The exclusions from dissenters' rights in mergers under the California GCL are somewhat different from those under the Delaware GCL. For example, in the case of a corporation whose shares are listed on a national securities exchange, dissenters' rights would nevertheless be available in certain transactions for any shares with respect to which there are certain restrictions on transfer, and for any class with respect to which the holders of 5% or more of such class claims dissenters' rights. Also, under the California GCL, shareholders of a corporation involved in a reorganization are not entitled to dissenters' rights if the corporation, or its shareholders immediately before the reorganization, or both, own (immediately after the reorganization) certain equity securities possessing more than five-sixths of the voting power of the surviving or acquiring corporation or a parent party.

     Loans to Directors, Officers and Employees. Under the Delaware GCL, a corporation may make loans or guarantee the obligations of its officers or other employees and those of its subsidiaries when such action, in the judgment of the directors, may reasonably be expected to benefit the corporation. Under the California GCL, shareholders of a corporation with at least 100 shareholders may approve a bylaw providing that a disinterested majority of the Board may approve loans and guarantees to officers without shareholder approval if the Board determines that such loans may reasonably be expected to benefit the corporation. There is no such bylaw in the Holdings Bylaws.

     Dividends and Repurchases of Shares; Par Value, Capital and Surplus. The California GCL dispenses with the concepts of par value of shares as well as statutory definitions of capital, surplus and the like, while such concepts are retained under the Delaware GCL. A Delaware corporation may make repurchases or redemptions that do not impair capital, and may pay dividends out of any surplus account (generally the stockholders' equity of the corporation less the par value of the capital stock outstanding) or, if there exists no surplus, out of net profits of the current and preceding fiscal year (after provision for outstanding preferred stock). To determine the surplus, assets and liabilities may be revalued at their current fair market value, which may create greater surplus from which to pay dividends than would the book valuation of assets and liabilities.

     With certain limited exceptions, distributions to shareholders of a California corporation (including redemptions, repurchases and dividends, other than stock dividends) are generally limited either to the amount of the corporation's retained earnings or to an amount which would leave the corporation with (i) tangible assets of at least one and one quarter times its liabilities (other than certain deferred liabilities) and (ii) current assets at least equal to its current liabilities. In addition, the California GCL provides that a corporation may not make any distribution that would render the corporation unable to meet its liabilities, nor may such a distribution be made if, as a result, the excess of the corporation's assets over its liabilities would be less than the liquidation preference of all shares having a preference on liquidation over the class or series to which the distribution is made. The California GCL does not permit the revaluation of assets from book value to their current fair market value.

DISSENTERS' RIGHTS

     The holders of FFL Common Stock are not entitled to statutory dissenters' rights under the Delaware GCL or the California GCL with respect to either the FFL Merger or the Reincorporation Merger. The holders of Holdings Common Stock are not entitled to statutory dissenters' rights under the California GCL with respect to the Reincorporation Merger. The holders of Holdings Common Stock (other than FFL) are entitled to dissenters' rights under the California GCL with respect to the FFL Merger, although such holders have no right under the California GCL to vote or consent with respect to the FFL Merger. By so dissenting, Holdings stockholders become entitled, upon compliance with the procedures set forth in Chapter 13 of the California GCL, to receive payment in cash for the "fair market value" of their shares of Holdings Common Stock. This value would be determined as of the day before the announcement of the FFL Merger, excluding any appreciation or depreciation as a consequence of the FFL Merger.

     Holdings stockholders who seek to exercise their dissenters' rights with respect to the FFL Merger are advised to follow the statutory procedures precisely. The following summary does not purport to be a complete statement of law relating to dissenters' rights, and is qualified in its entirety by Chapter 13 of the California GCL. Chapter 13 of the California GCL should be reviewed carefully by Holdings stockholders who wish to exercise dissenters' rights or to preserve their right to do so, since failure to comply with the statutory procedures set forth below will result in a termination or waiver of such rights.

     FFL STOCKHOLDERS HAVE NO DISSENTERS' RIGHTS IN CONNECTION WITH THE PROPOSED MERGERS, AND THE PROCEDURES DESCRIBED BELOW ARE NOT APPLICABLE TO FFL STOCKHOLDERS.


     Holdings stockholders who wish to exercise dissenters' rights with respect to the FFL Merger must make a written demand upon Holdings that Holdings purchase for cash their dissenting shares. Such stockholders may demand that Holdings purchase all or part of the shares which they hold of record. The written demand must contain: (i) the number of the shares held of record, (ii) the number of those shares that are dissenting shares, and (iii) the claimed "fair market value" of the shares, as discussed below. This written demand constitutes an offer by the stockholder to sell the dissenting shares at the stated price, and was required to have been received by Holdings on or prior to February 17, 1995 (30 days from the date such stockholders were given notice of their dissenters' rights). Demands were to be delivered or mailed to Food 4 Less Holdings,


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


Inc., c/o The Yucaipa Companies, 10000 Santa Monica Boulevard, Fifth Floor, Los Angeles, California 90067, Attn: Mark A. Resnik, Esq. Stock certificate(s) representing the dissenting shares also were required to have been submitted on or prior to February 17, 1995 for endorsement with the statement that the shares represented are dissenting shares. If the stockholder's shares are pledged to Holdings and the stock certificate is already in the possession of Holdings, the requirement to deliver the certificate was deemed satisfied.


     Under the California GCL, the failure to undertake the steps summarized above operates as a waiver of dissenters' rights.

     Holdings has determined that the "fair market value" of the Holdings Common Stock, for purposes of any exercise of dissenters' rights, shall be deemed $139 per share (prior to adjustment for Holdings' anticipated stock split). Accordingly, Holdings has offered to purchase, pursuant to Section 1301(a) of the California GCL, for $139 per share any Holdings stockholder's shares that are or become "dissenting shares" as defined in Section 1300(b) of the California GCL, unless those shares lose their status as dissenting shares under
Section 1309.

     After the stockholder makes a timely demand and submits his or her stock certificates for endorsement, if the stockholder accepts the price stated above or if the price of the shares is otherwise agreed upon, the stockholder will be entitled to the agreed price, with interest thereon at the legal rate from the date of such agreement. Payment for the shares would then be made within thirty days after their price has been agreed upon, or within thirty days after any statutory or contractual conditions to the FFL Merger were satisfied, whichever is later. Upon payment of the agreed price with interest, the stockholder would cease to have any interest in Holdings.

     If the stockholder has otherwise timely complied with required statutory procedures but has not accepted the price stated above or if Holdings and the stockholder have not otherwise agreed as to the fair market value of those shares, then such stockholder may, within six months of the date of this letter, file a suit in the county court as specified in Chapter 13 of the California GCL and in accordance with other laws of the State of California asking for a determination of whether the shares are dissenting shares or as to the fair market value of the shares, or such stockholder may intervene in any other action raising the same issues. Two or more dissenting stockholders may join as plaintiffs or may be joined as defendants in any such suit, and two or more suits may be consolidated and determined in a single proceeding by the court. If the stockholder fails to file suit (or otherwise become a party to such a suit) within such six-month period, such stockholder's shares lose their status as dissenting shares.

     At the trial of the action, if the status of a stockholder's shares as dissenting shares is disputed, a court shall first determine that issue. If the fair market value of the shares is disputed, the court shall determine the fair market value of the shares and enter a judgement accordingly. A dissenting stockholder is entitled to the fair market value of the shares as set forth in such a judgment, with interest thereon at the legal rate from the date of such judgment, upon the endorsement and delivery to Holdings of the certificates representing the shares. The costs of the action may be assessed and apportioned as the court considers fair, but if the value determined by the court exceeds the price offered by Holdings, Holdings shall pay the cost. If the value determined by the court is more than 25% greater than the price offered by Holdings, the court may in its discretion also require that Holdings pay additional expenses, including the stockholder's attorneys' fees, fees of expert witnesses and additional interest.


                      THE STOCKHOLDERS AGREEMENT PROPOSAL



     Pursuant to the Stockholders Agreement Proposal, New Holdings is soliciting Consents from all holders of FFL common stock and warrants to purchase Holdings common stock (who will become stockholders and warrantholders, respectively, of New Holdings as a result of the Proposed Mergers) to become party as "Investors" to the 1995 Stockholders Agreement and (in the case of FFL stockholders) the 1995 Registration Rights Agreement.


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


TERMINATION OF EXISTING STOCKHOLDERS AGREEMENTS



     By consenting to the Stockholders Agreement Proposal, each FFL stockholder and each Holdings warrantholder will be deemed to consent to the termination of its rights and obligations (except as described below) under any Existing Stockholders Agreement to which it is subject, including the 1987 Stockholders Agreement, the 1991 Stockholders Agreement, the 1991 Registration Rights Agreement and the Warrantholders Agreement. Except for certain limited covenants contained therein, the 1987 Stockholders Agreement (but not the 1991 Stockholders Agreement, the 1991 Registration Rights Agreement or the Warrantholders Agreement) will terminate by its terms in connection with the FFL Merger. In addition, consent to the Stockholders Agreement Proposal by holders subject to the 1991 Stockholders Agreement, the 1991 Registration Rights Agreement or the Warrantholders Agreement will constitute consent to the amendment of each of those agreements to eliminate all contractual obligations of New Holdings and its stockholders or warrantholders thereunder (other than certain obligations of such holders to participate in a sale of New Holdings). The amendment of the 1991 Stockholders Agreement and the 1991 Registration Rights Agreement requires the consent of the holders of a majority of the FFL shares held in each of certain defined groups of stockholders thereunder, and the amendment of the Warrantholders Agreement requires the consent of a majority of the Holdings warrantholders. Accordingly, if the Stockholders Agreement Proposal is approved by the majorities required for amendment under each of the 1991 Stockholders Agreement, the 1991 Registration Rights Agreement and the Warrantholders Agreement, the rights and obligations (other than the obligation to participate in a sale of New Holdings) of all stockholders and warrantholders subject to such agreements will terminate, whether or not all such investors have delivered Consents hereunder.



     To the extent that the Existing Stockholders Agreements have been amended or terminated as described above, no FFL stockholder or Holdings warrantholder will have substantial protections afforded by any stockholders agreement or (in the case of FFL stockholders) registration rights agreement unless such holder has delivered a Consent to the Stockholders Agreement Proposal, and thereby has become subject to the 1995 Stockholders Agreement and (in the case of FFL stockholders) the 1995 Registration Rights Agreement.



     Holdings warrantholders should note that the Registration Rights Agreement dated December 31, 1992, by and among Holdings and the original purchasers of the warrants, will continue in effect for the benefit of current warrantholders following the Closing Date of the RSI Merger and New Equity Investment, and will not be amended by the Stockholders Agreement Proposal. In addition, the current management stockholders of Holdings should note that their Management Stockholders Agreements will continue in effect following the Closing Date of the RSI Merger and New Equity Investment, subject to any amendments that may be agreed upon by them. Accordingly, the Stockholders Agreement Proposal does not provide for Holdings warrantholders to become parties to the 1995 Registration Rights Agreement or for the current stockholders of Holdings to become parties to the 1995 Stockholders Agreement or the 1995 Registration Rights Agreement.



     Finally, all FFL stockholders and Holdings warrantholders should note that under the Existing Stockholders Agreements they have certain "preemptive rights" to purchase New Holdings preferred stock being offered in the New Equity Investment. Because the New Equity Investment is being effected as a private placement, New Holdings has determined that it cannot legally extend the right to participate in the New Equity Investment to such holders. Notwithstanding the amendment or termination of the Existing Stockholders Agreements as described above, New Holdings will extend to all of such holders to whom it is legally permitted to do so, at the earliest time it is permitted to do so, the right to purchase shares of New Holdings preferred stock at the same price paid by the New Equity Investors, and in the amounts and upon the other terms applicable under the "preemptive right" provisions of the Existing Stockholders Agreements.



TERMS OF THE 1995 STOCKHOLDERS AGREEMENT



     The 1995 Stockholders Agreement will be entered into by New Holdings, Yucaipa and its affiliates (the "Controlling Stockholders"), the New Equity Investors (referred to herein as the "Purchasers") and other stockholders and warrantholders of New Holdings (the "Other Investors," and together with the Purchasers, the "Investors"), and will become effective upon closing of the RSI Merger. New Holdings believes that the 1995 Stockholders Agreement will provide significant rights and benefits to such stockholders and war-rantholders, as summarized below. The following summary of the 1995 Stockholders Agreement does not purport to be complete, and is qualified in its entirety by reference to all of the terms of the 1995 Stockholders Agreement, including the definitions of certain terms therein, which are contained in Annex A to this Prospectus and Solicitation Statement.



     Tag-Along Rights. Any Controlling Stockholder who proposes to sell or transfer a pecuniary interest in any New Holdings common stock, Series A Preferred Stock, Series B Preferred Stock or warrants (collectively, "Shares") shall afford to the Investors the opportunity to participate in such sale or transfer, at the same price and upon identical terms and conditions as applicable to the Controlling Stockholder, except that no Investor will be required to make representations and warranties in connection with such sale or transfer other than certain specified representations relating to authorization for the transfer and ownership of transferred Shares. The number of Shares which may be included by each participating Investor in such a sale (the "Transfer Allotment") will equal the product of (a) the total number of Shares proposed to be transferred in such sale multiplied by (b) a fraction, the numerator of which is the total number of Shares owned by such participating Investor and the denominator of which is the total number of Shares owned by the Controlling Stockholders, the Investors, and all other stockholders of New Holdings having "tag-along" or other contractual rights to participate in the proposed sale. In the event of an under-subscription for all Investors' Transfer Allotments, the unsubscribed-for Transfer Allotments will be reapportioned among the participating Investors. Certain sales or transfers by the Controlling Stockholders are exempt from the foregoing requirements, including without limitation transfers pursuant to the "drag-along" rights described in the next paragraph, transfers pursuant to a Public Offering or Rule 144 Open Market Transaction (as defined), or transfers by certain Controlling Stockholders following the first anniversary of the Closing Date not to exceed 7.5% of the number of Shares beneficially owned by the Controlling Stockholders on the Closing Date. Transfers by the Controlling Stockholders to certain Permitted Transferees (as defined) are also exempt from the foregoing requirements, subject to certain limitations on such transfers requiring Ronald W. Burkle to maintain a pecuniary interest in specified percentages of the Shares.



     Drag-Along Rights. The Controlling Stockholders will have the right to require each of the Investors to sell all of its Shares in any cash sale of all of the outstanding Shares (a "Compelled Sale"), at the same price and upon identical terms and conditions as applicable to the Controlling Stockholders, except that no Investor will be required to make representations and warranties in connection with such sale other than certain specified representations relating to authorization for the transfer and ownership of transferred Shares. If the aggregate consideration to be paid for all outstanding Shares in a Compelled Sale implies an Enterprise Value (as defined) of less than 6.5 times EBITDA (as defined) of New Holdings for the latest four fiscal quarters, then
(a) certain of the Purchasers may demand an appraisal, (b) if such an appraisal is requested, no Investor will be required to sell shares in the Compelled Sale unless the per share price to be paid in the Compelled Sale equals or exceeds the appraised value of the Shares, and (c) Apollo (as the largest New Equity Investor) will have certain rights to elect to assume the purchase obligations in such Compelled Sale and thereby to acquire all outstanding Shares.



     Offering Memorandum and Other Information. New Holdings will make available information reasonably requested by the Investors to facilitate the transfer or sale of 5% or more of the outstanding Shares to a third party. In the case of any such transfer or sale of 5% or more of the outstanding Shares which is exempt from registration under the Securities Act, New Holdings will provide reasonable access to its management to facilitate such transfer, and will prepare an offering memorandum relating to the Shares if it is not then filing periodic reports under the Exchange Act.



     Restrictions on Transfer. No party to the 1995 Stockholders Agreement may sell or transfer Shares unless the proposed transferee has agreed to become bound by the terms of the 1995 Stockholders Agreement in the same manner as the transferor, except in the case of transfers to New Holdings or certain bona fide public distributions. Prior to an Initial Public Offering (as defined) and subject to certain exceptions, New Holdings may not issue Shares unless the person acquiring such newly-issued Shares agrees to be bound as an Other Investor under the 1995 Stockholders Agreement.

     Certain Covenants. The 1995 Stockholders Agreement prohibits Yucaipa and its affiliates from entering into any business opportunity primarily related to the supermarket business within New Holdings' geographic markets (other than limited investments in shares of any public company) without the approval of certain Purchasers. New Holdings and its subsidiaries may pay Yucaipa and its affiliates management fees and fees for investment banking or financial advisory services (and reimbursement of related expenses) only in accordance with the provisions of the Consulting Agreement to be entered into by New Holdings and RGC as of the Closing Date, or any similar agreement approved by the Board of Directors of New Holdings and a majority of the New Nominees (as defined below). For a description of the terms of the Consulting Agreement, see "Certain Relationships and Related Transactions -- Food 4 Less and Holdings."



     New Holdings will deliver to each Investor copies of unaudited quarterly financial statements and audited annual financial statements, together with management's discussion and analysis, and (subject to confidentiality and other limitations) will provide to any Purchaser or any single Investor owning more than 10% of the outstanding Shares reasonable access to the properties, books and records of New Holdings and its subsidiaries.



     In addition, New Holdings will offer to all Investors preemptive rights to participate in issuances of capital stock or options, warrants or other securities exercisable or exchangeable for or convertible into capital stock, subject to certain exceptions relating to, among other things, issuance to employees, pursuant to a public offering or for consideration other than cash or indebtedness. Such preemptive rights, to the extent applicable, will allow the Investors to participate pro rata in such issuance so that each such Investor will have the same percentage of equity ownership of New Holdings following such issuance as before such issuance.



     Voting Agreement. The 1995 Stockholders Agreement will require all Investors to vote their Shares to elect to the New Holdings and RGC Boards of Directors the persons nominated by certain parties. In particular, the New Holdings Board of Directors will consist of nine members, six of which may be nominated by Yucaipa (the "Yucaipa Nominees"), two of which may be nominated by Apollo (the "Apollo Nominees"), and one of which may be nominated by the Purchasers other than Apollo (the "Other Purchasers") who own New Holdings common stock or Series A Preferred Stock (the "Other Purchasers Nominee," and together with the Apollo Nominees, the "New Nominees"). The RGC Board of Directors will consist of ten members, seven of which may be Yucaipa Nominees, two of which may be Apollo Nominees, and one of which may be the Other Purchasers Nominee. The numbers of directors which may be nominated to each board by Yucaipa will be reduced by three if Ronald W. Burkle ceases to beneficially own at least 33 1/3% of the Shares beneficially owned by the Controlling Stockholders on the Closing Date, and will terminate if Ronald W. Burkle ceases to beneficially own at least 25% of the Shares beneficially owned by the Controlling Stockholders on the Closing Date. Subject to certain rights of Apollo to assign its board seats to a transferee of its Shares, the numbers of directors which may be nominated to each board by Apollo will be reduced by one if Apollo ceases to beneficially own at least 33 1/3% of the Shares beneficially owned by it on the Closing Date and will terminate if Apollo ceases to beneficially own at least 25% of the Shares beneficially owned by it on the Closing Date. The right of the Other Purchasers to nominate the Other Purchasers Nominee to each board will terminate if the Other Purchasers cease to beneficially own at least 33 1/3% of the Shares beneficially owned by the Other Purchasers on the Closing Date.



     The New Holdings and RGC by-laws will authorize the establishment of an Executive Committee and an Audit Committee of each company's board. The Audit Committee of each board will consist of at least one Apollo Nominee (or if none, the Other Purchasers Nominee) and at least one other director.



     Each Other Investor will agree under the 1995 Stockholders Agreement to appoint one representative to vote all Shares owned by it or its officers, directors, partners, controlling persons or other affiliates.



     Action by the Board of Directors. Prior to the consummation of a Qualified IPO (generally defined as an initial public offering meeting certain minimum thresholds as to price and amount of stock publicly distributed), New Holdings and RGC will not, and will cause their respective subsidiaries not to, take any of the following actions (subject to certain exceptions) without the affirmative vote of a majority of the members of the Board of Directors and the affirmative vote of a majority of the New Nominees: (a) mergers or consolidations involving New Holdings or its subsidiaries, (b) a sale of substantially all of the assets of New

Holdings or its subsidiaries or of a geographic division, (c) an acquisition of assets not in the ordinary course of business and having a purchase price (including assumed debt) in excess of $50 million, (d) the adoption or amendment of an employee benefit plan providing for the issuance of capital stock, or rights, options or warrants to acquire capital stock, (e) an issuance or sale of capital stock, or rights, options or warrants to acquire capital stock (other than pursuant to a Qualified IPO or under an employee benefit plan), (f) dividends or distributions on or repurchases or redemptions of capital stock (other than pro rata dividends paid from current earnings or, subject to certain limitations, repurchases of shares held by employees), (g) dissolution, liquidation, or bankruptcy filings, (h) the replacement of independent accountants, (i) the payment of compensation to board members other than in accordance with the Consulting Agreement, or (j) increases or decreases in the number of authorized directors or the creation of board committees.



     In addition, prior to the consummation of a Qualified IPO, New Holdings and RGC will not, and will cause their respective subsidiaries not to, take any of the following actions without the affirmative vote of a majority of the members of the Board of Directors and the unanimous approval of the New Nominees: (a) entry into an unrelated line of business, (b) amendment of charter documents, other than to accommodate a Qualified IPO, or (c) certain transactions with affiliates, other than Permitted Affiliate Transactions (as defined). Prior to the consummation of a Qualified IPO, board actions with respect to certain transactions between New Holdings or its subsidiaries and any Purchaser, to the extent outside the ordinary course of business and having terms less favorable to New Holdings than those obtainable from an unrelated third party, will require the affirmative vote of a majority of the directors who are disinterested with respect to such transaction.



     Board Visitation Rights. New Holdings will (a) provide notice of each meeting of its or RGC's board to each Purchaser owning at least 250,000 Shares and each Investor owning more than 10% of the outstanding Shares, (b) provide each such person a copy of all materials provided to the board in connection with such meeting, and (c) permit a single representative of each such person to attend such board meeting, subject to exclusions necessary to preserve attorney-client privileged information.



     Amendment and Termination. The 1995 Stockholders Agreement may not be amended in any manner adverse to an Investor without the consent of a majority of the Shares held by the Investors (so long as the Investors, in the aggregate, beneficially own at least 25% of the Shares beneficially owned by them on the Closing Date). In addition, all amendments of the 1995 Stockholders Agreement require the approval of Yucaipa and the holders of a majority of the Shares held by the Purchasers (including at least two unrelated Purchasers), and certain amendments that adversely affect Apollo or the Other Purchasers require the approval of Apollo or a majority of the Shares held by the other Purchasers, as applicable. The 1995 Stockholders Agreement will terminate (a) by mutual agreement of all parties, (b) as to any party, at such time as it ceases to own any Shares, (c) at such time as less than 10% of the Shares continue to be subject to the provisions of the 1995 Stockholders Agreement, or (d) on the tenth anniversary of the Closing Date. If the 1995 Stockholders Agreement has not otherwise terminated prior to the eighth anniversary of the Closing Date, the provisions relating to the voting of Shares will be renewed for a successive ten-year period, or such shorter period as the agreement is in effect.



     Public Disclosures Regarding Investors. New Holdings will not make any public announcement or disclosure relating or referring to any Investor or its affiliates without the consent of the Investor (which consent may not unreasonably be withheld), except to the extent such disclosure is required by law or by stock exchange regulation.



TERMS OF THE 1995 REGISTRATION RIGHTS AGREEMENT



     The 1995 Registration Rights Agreement will be entered into by New Holdings, the New Equity Investors and other holders of FFL common stock (who will become stockholders of New Holdings by operation of the FFL Merger and Reincorporation Merger) who deliver Consents to the Stockholders Agreement Proposal (the "Investors").



     The 1995 Registration Rights Agreement will give Apollo the right to make two demands for registration of New Holdings shares under the Securities Act, and will give to other New Equity Investors the right to make two additional demands for registration of New Holdings shares under the Securities Act, in each case at any time after the earlier of (i) the second anniversary of the Closing Date of the RSI Merger or (ii) the consummation of a Qualified IPO (as defined). If the demanding holders so elect, the offering of New Holdings shares pursuant to such registration statement will be in the form of an underwritten offering.



     If at any time New Holdings files a registration statement under the Securities Act with respect to an offering of equity securities for its own account or for the account of any holders of any class of its equity securities (with certain exceptions), including any demand registration as described above, New Holdings will be obligated to extend "piggyback" rights to the Investors to have their New Holdings shares included in such registration statement. The number of shares which may be included in such registration by "piggybacking" Investors is subject to reduction in the event that the offering is underwritten and the managing underwriters advise that such reduction is necessary. In such event, New Holdings will have first priority to include shares if such offering is a primary offering by New Holdings. If such offering is pursuant to a demand registration filed on behalf of another holder or holders of New Holdings shares, such other holder or holders will have first priority to include shares, the piggybacking Investors will have second priority (pro rata in proportion to the numbers of shares they requested to register), and New Holdings will have third priority.



     New Holdings will be obligated to pay expenses in connection with demand or piggyback registrations, including registration fees, "blue sky" filing fees, printing expenses, accounting fees and fees of one firm of counsel chosen by the demanding holders, but not including underwriting discounts or commissions. New Holdings will be obligated to enter into customary underwriting agreements in connection with a demand registration and to take certain other actions in connection with a demand or piggyback registration, including providing due diligence access, providing customary opinions of counsel and accountants' "comfort" letters, and making required "blue sky" filings.



     Under the 1995 Registration Rights Agreement, Investors will agree not to make any public sale of their shares during the 14 days prior to, and during the 90-day period beginning on, the effective date of any registration statement filed by New Holdings with respect to an underwritten public offering of equity securities, if so requested by the managing underwriter. New Holdings will agree to a similar holdback period with respect to sales by it of its equity securities during the pendency of a demand registration.



     The foregoing summary of the 1995 Registration Rights Agreement does not purport to be complete, and is qualified in its entirety by reference to all of the terms of the 1995 Registration Rights Agreement which are contained in Annex B to this Prospectus and Solicitation Statement.



CONDITIONS



     Adoption of the Stockholders Agreement Proposal is conditioned upon consummation of the RSI Merger. In addition, New Holdings reserves the right not to make any particular FFL stockholder or Holdings warrantholder a party to the 1995 Stockholders Agreement unless requisite Consents have been obtained to amend the Existing Stockholders Agreement to which such holder currently is subject, as described above under "-- Termination of Existing Stockholders Agreements." Even if the requisite Consents are obtained by New Holdings to amend or terminate the Existing Stockholders Agreements, as described above, their amendment or termination, as well as the adoption of the 1995 Stockholders Agreement, is subject to the continuing discretion of the Boards of Directors of FFL, Holdings, and New Holdings to abandon such actions.



                  THE EXCHANGE OFFERS AND THE PUBLIC OFFERINGS



THE RGC OFFERS



     In connection with the Merger, Food 4 Less is offering to holders of the Old RGC Notes (i) to exchange such Old RGC Notes for New RGC Notes and $20.00 in cash for each $1,000 principal amount tendered for exchange or (ii) to tender for purchase Old RGC Notes for $1,010.00 in cash per $1,000 principal amount of Old RGC Notes accepted for purchase, in each case plus accrued and unpaid interest to the date of exchange

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or purchase. The consummation of the RGC Offers will occur simultaneously with the consummation of the Public Offerings, the F4L Exchange Offers and the Holdings Offer to Purchase.



     The obligation of Food 4 Less to accept for exchange or purchase any validly tendered Old RGC Note is conditioned upon, among other things, the satisfaction or waiver of certain conditions, including (i) satisfaction of a minimum tender amount (i.e., at least a majority of the aggregate principal amount of the outstanding Old RGC Notes being validly tendered for exchange for New RGC Notes and not withdrawn pursuant to the RGC Offers prior to the date of expiration); (ii) the receipt of the requisite consents to certain amendments to the indentures under which the Old RGC Notes were issued (i.e., consents from Old RGC Noteholders representing at least a majority in aggregate principal amount of each issue of Old RGC Notes held by persons other than RGC and its affiliates) on or prior to the date of expiration; (iii) the satisfaction or waiver, in Food 4 Less' sole discretion, of all conditions precedent to the Merger; (iv) the prior or contemporaneous consummation of the Holdings Offer to Purchase, the F4L Exchange Offers, the Public Offerings and the New Discount Debenture Placement; and (v) the prior or contemporaneous consummation of the Bank Financing and the New Equity Investment.



     The terms of the Old RGC Indentures are substantially identical. Noteholders participating in the RGC Offers will be required to consent to certain proposed amendments to the Old RGC Indentures. Such proposed amendments will modify certain terms of such indentures to permit the Merger and will eliminate substantially all the restrictive covenants in the Old RGC Indentures.


     The Old RGC Notes. The Old RGC 10 1/4% Notes were originally issued in July 1992, are currently outstanding in an aggregate principal amount of $300 million and will mature on July 15, 2002. The Old RGC 9% Notes were originally issued in March 1993, are currently outstanding in an aggregate principal amount of $150 million and will mature on April 1, 2003. Interest on the Old RGC
10 1/4% Notes accrues at a rate of 10 1/4% per annum and is payable semi-annually on each January 15 and July 15. Interest on the Old RGC 9% Notes accrues at a rate of 9% per annum and is payable semi-annually on each April 1 and October 1.

     The Old RGC 10 1/4% Notes are subject to redemption at any time on or after July 15, 1997, at the option of RGC, in whole or in part, on not less than 30 nor more than 60 days' prior notice in amounts of $1,000 or an integral multiple of $1,000 at the following redemption prices (expressed as percentages of the principal amount), if redeemed during the 12-month period beginning July 15 of the years indicated below:

                                                                        REDEMPTION
            YEAR                                                          PRICE
            ----                                                        ----------
            1997......................................................     105.0%
            1998......................................................     102.5%
            1999 and thereafter.......................................     100.0%

in each case plus accrued and unpaid interest to the redemption date (subject to the right of holders of record on relevant record dates to receive interest due on an interest payment date).

     The Old RGC 9% Notes are subject to redemption at any time on or after April 1, 2000, at the option of RGC, in whole or in part, on not less than 30 nor more than 60 days' prior notice in amounts of $1,000 or an integral multiple of $1,000 at 100% of the principal amount thereof plus accrued interest to the redemption date (subject to the right of holders of record on relevant record dates to receive interest due on an interest payment date.)


     Standard & Poor's has publicly announced that, upon consummation of the Merger, it intends to assign a new rating to the Old RGC Notes. Such new rating assignment, if implemented, would constitute a Rating Decline under the Old RGC Indentures. The consummation of the Merger (which is conditioned upon, among other things, successful consummation of the Other Debt Financing Transactions, the New Equity Investment and the Bank Financing) and the resulting change in composition of the Board of Directors of RGC, together with the anticipated Rating Decline would constitute a Change of Control Triggering Event under the Old RGC Indentures. Although Food 4 Less does not anticipate that there will be a significant amount of Old RGC Notes outstanding following consummation of the RGC Offers, upon such a Change of Control Triggering Event the Company would be obligated to make the Change of Control Offer following the

Merger for all outstanding Old RGC Notes at 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase.


     The Old RGC Indentures contain certain covenants, including, but not limited to, covenants with respect to the following matters: (i) limitation on incurrence of additional indebtedness; (ii) limitation on dividends and other restricted payments; (iii) limitation on transactions with affiliates; (iv) limitation on liens securing subordinated indebtedness; (v) limitation on other senior subordinated indebtedness; (vi) limitation on preferred stock of subsidiaries; (vii) limitation on dividend and other payment restrictions affecting subsidiaries; and (viii) limitation on mergers and sales of assets.

     Under the Old RGC Indentures, certain events constitute an event of default including: (i) the failure to make any principal and interest payment on the Old RGC Notes when due; (ii) the failure to comply with any other agreement contained in the Old RGC Indentures or the Old RGC Notes; (iii) a default under certain indebtedness; (iv) certain final judgments or orders for payments of money; and (v) certain events occurring under bankruptcy laws.


     Upon the consummation of the RGC Offers, supplemental indentures to each of the Old RGC Indentures will become effective, reflecting the proposed amendments to the Old RGC Indentures. Such supplemental indentures will eliminate substantially all of the restrictive covenants in the Old RGC Indentures, including covenants with respect to limitation on indebtedness, limitation on restricted payments, limitation on transactions with affiliates, limitation on liens securing subordinated indebtedness, restrictions on preferred stock of subsidiaries and limitation on dividends and other payment restrictions affecting subsidiaries. In addition, such supplemental indentures will modify the covenants which limit the ability of RGC to consolidate or merge with, or sell all or substantially all of its assets, to any other person or entity unless certain conditions are satisfied, by eliminating the subsections thereof which require that immediately after giving effect to such transaction on a pro forma basis RGC or the surviving entity, as the case may be, has a Consolidated Interest Coverage Ratio (as defined in the Old RGC Indentures) for its four most recently completed fiscal quarters of at least 1.8 to 1.0.



     The New RGC Notes. The New RGC Notes will be issued upon consummation of the RGC Offers to tendering holders of Old RGC Notes who tender Old RGC Notes in exchange for New RGC Notes and will be part of the same issue as the New RGC Notes offered pursuant to the Subordinated Note Public Offering.



     The New RGC Notes will bear interest at a fixed rate per annum equal to the greater of (a) 11% and (b) the RGC Applicable Treasury Rate (as hereinafter defined) plus 400 basis points (4.00 percentage points); provided, however, that in no event will the New RGC Notes bear interest at a rate per annum that is less than the interest rate on the New RGC Notes offered pursuant to the Subordinated Note Public Offering. The "RGC Applicable Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled by and published in the most recent Federal Reserve Statistical Release H.15 (519)) most nearly equal to the average life to stated maturity of the New RGC Notes; provided, that if the average life to stated maturity of the New RGC Notes is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of the year) from the weekly average yields of the United States Treasury securities for which such yields are given. Interest will be payable on the New RGC Notes on each June 1 and December 1, beginning December 1, 1995. The New RGC Notes will mature on June 1, 2005. On or after June 1, 2000, the New RGC Notes may be redeemed in whole at any time or in part from time to time, at the option of the Company, at a redemption price equal to the applicable percentage of the principal amount thereof set forth below, plus accrued and unpaid interest to the redemption date, if redeemed during the 12 months commencing on June 1 of the years set forth below:



                                                                        REDEMPTION
            YEAR                                                          PRICE
            ----                                                        ----------
            2000......................................................   104.125%
            2001......................................................   102.750%
            2002......................................................   101.375%
            2003 and thereafter.......................................   100.000%



In the event that the interest rate on the New RGC Notes is greater than 11%, the above redemption prices will be correspondingly adjusted.



     In addition, on or prior to June 1, 1998 the Company may, at its option, use the net cash proceeds from one or more Public Equity Offerings to redeem up to an aggregate of 35% of the principal amount of the New RGC Notes originally issued, at a redemption price equal to 111% of the principal amount thereof if redeemed during the 12 months commencing on June 1, 1995, 109.625% of the principal amount thereof if redeemed during the 12 months commencing on June 1, 1996 and 108.25% of the principal amount thereof if redeemed during the 12 months commencing on June 1, 1997, in each case plus accrued and unpaid interest, if any, to the redemption date. In the event that the interest rate on the New RGC Notes is greater than 11%, the above redemption prices will be correspondingly adjusted.


     The New RGC Note Indenture (as defined) provides that if a Change of Control (as defined therein) occurs, each holder will have the right to require the Company to repurchase such holder's New RGC Notes pursuant to a Change of Control Offer (as defined therein) at 101% of the principal amount thereof plus accrued interest, if any, to the date of repurchase.

     The indenture governing the New RGC Notes (the "New RGC Note Indenture") contains certain covenants, including, but not limited to, covenants with respect to the following matters: (i) limitation on dividends and other restricted payments; (ii) limitation on incurrences of additional indebtedness;
(iii) limitation on liens; (iv) limitation on asset sales; (v) limitation on dividend and other payment restrictions affecting subsidiaries; (vi) limitation on transactions with affiliates; (vii) limitation on preferred stock of subsidiaries; (viii) limitation on mergers and certain other transactions; (ix) limitation on other senior subordinated indebtedness; and (x) limitation on guarantees of certain indebtedness.


     The aggregate principal amount of Old RGC Notes and New RGC Notes, whether issued in the RGC Offers or pursuant to the Subordinated Note Public Offering, will be limited to $650 million at any one time outstanding.


THE F4L EXCHANGE OFFERS


     In connection with the Merger, Food 4 Less is offering to holders of its Old F4L Senior Subordinated Notes and its Old F4L Senior Notes the opportunity to (i) exchange such Old F4L Senior Subordinated Notes for New F4L Senior Subordinated Notes, plus $20.00 in cash for each $1,000 principal amount exchanged and (ii) exchange such Old F4L Senior Notes for New F4L Senior Notes, plus $5.00 in cash for each $1,000 principal amount exchanged, in each case plus accrued and unpaid interest to the date of exchange. The consummation of the F4L Exchange Offers will occur simultaneously with the consummation of the Public Offerings, the RGC Offers and the Holdings Offer to Purchase.


     The obligation of Food 4 Less to accept for exchange any validly tendered Old F4L Note is conditioned upon, among other things, the satisfaction or waiver of certain conditions, including (i) satisfaction of a minimum tender amount (i.e., at least 80% of the aggregate principal amount of the outstanding Old F4L Notes being validly tendered and not withdrawn pursuant to the F4L Exchange Offers prior to the date of expiration); (ii) the receipt of the requisite consents to certain amendments to the indentures governing the Old F4L Notes (i.e., consents from Old F4L Noteholders representing at least a majority in aggregate principal amount of each issue of Old F4L Notes held by persons other than Food 4 Less and its affiliates) on or prior to the date of expiration;
(iii) the satisfaction or waiver, in Food 4 Less' sole discretion, of all conditions precedent to the Merger; (iv) the prior or contemporaneous consummation of the Other Debt Financing Transactions; and (v) the prior or contemporaneous consummation of the Bank Financing and the New Equity Investment.


     Noteholders participating in the F4L Exchange Offers will be required to consent to certain amendments to the indentures governing the Old F4L Notes. Such proposed amendments will modify certain terms of such indentures to permit the Merger and will eliminate substantially all of the restrictive covenants in the Old F4L Indentures.

     The Old F4L Senior Subordinated Notes. The Old F4L Senior Subordinated Notes were issued in June 1991, are limited in aggregate principal amount to $145 million and will mature on June 15, 2001. The Old F4L Senior Subordinated Notes are unsecured general obligations of Food 4 Less, are subordinated to the prior payment when due of all Senior Indebtedness (as defined in the indenture (the "Old F4L Senior Subordinated Note Indenture") governing the Old F4L Senior Subordinated Notes) and are guaranteed on a senior subordinated basis by Food 4 Less' wholly-owned subsidiaries.

     The Old F4L Senior Subordinated Notes bear interest at a rate equal to 13.75% per annum and interest is payable semi-annually on June 15 and December 15 of each year. On or after June 15, 1996, the Old F4L Senior Subordinated Notes may be redeemed in whole or from time to time in part, at the option of Food 4 Less, at a redemption price equal to the applicable percentage of the principal amount thereof set forth below, together with accrued interest to the redemption date, if redeemed during the 12 months commencing on June 15 in the years set forth below:

                                                                REDEMPTION
                    YEAR                                          PRICE
                    ----                                        ----------
                    1996......................................    106.111%
                    1997......................................    104.583%
                    1998......................................    103.056%
                    1999......................................    101.528%

and thereafter at 100% of the principal amount thereof, plus accrued and unpaid interest to the redemption date.

     In the event of a Change of Control (as defined in the Old F4L Senior Subordinated Note Indenture), the Old F4L Senior Subordinated Notes may be redeemed on or after June 15, 1994 and prior to June 15, 1996, at the option of Food 4 Less, at a redemption price equal to the applicable percentage of the principal amount thereof set forth below, plus accrued and unpaid interest to the redemption date, if redeemed during the 12 months commencing on June 15 in the years set forth below:

                                                                REDEMPTION
                    YEAR                                          PRICE
                    ----                                        ----------
                    1994......................................    109.167%
                    1995......................................    107.639%


     Food 4 Less is required to make a mandatory sinking fund payment on June 15, 2000, sufficient to retire 50% of the Old F4L Senior Subordinated Notes, at a redemption price equal to 100% of the principal amount thereof, together with accrued interest to the redemption date. Food 4 Less may, at its option, receive credit against such sinking fund payment for 100% of the principal amount of any Old F4L Senior Subordinated Notes previously acquired by Food 4 Less in the open market and surrendered to the trustee under the Old F4L Senior Subordinated Note Indenture for cancellation or redeemed at the option of Food 4 Less and which were not previously used as a credit against any other required payment pursuant to the Old F4L Senior Subordinated Note Indenture. Food 4 Less intends to credit exchanges of Old F4L Senior Subordinated Notes accepted pursuant to the F4L Exchange Offers against its sinking fund obligations.


     The Old F4L Senior Subordinated Notes are subject to certain covenants as provided in the Old F4L Senior Subordinated Note Indenture. These covenants impose certain limitations on the ability of Food 4 Less to, among other things, incur indebtedness, pay dividends or make certain other restricted payments, enter into certain transactions with affiliates, merge or consolidate with any other person, or sell, lease, transfer or otherwise dispose of substantially all of the properties or assets of Food 4 Less. In addition, upon the occurrence of a Change of Control, each holder has the right to require the repurchase of such holder's Old F4L Senior Subordinated Notes at a purchase price equal to 101% of the principal amount thereof plus accrued interest, if any, to the date of purchase. The Old F4L Senior Subordinated Note Indenture also requires Food 4 Less to offer to repurchase a specified portion of the Old F4L Senior Subordinated Notes if its net worth does not equal or exceed a specified minimum net worth at the end of any two consecutive fiscal quarters.

     Under the Old F4L Senior Subordinated Note Indenture, certain events constitute an event of default, including (i) the failure to make any principal and interest payment on the Old F4L Senior Subordinated Notes when due; (ii) the failure to comply with any other agreement contained in the Old F4L Senior Subordinated Note Indenture or the Old F4L Senior Subordinated Notes; (iii) a default under certain indebtedness; (iv) certain final judgments or orders for payments of money; and (v) certain events occurring under bankruptcy laws.

     Upon the consummation of the F4L Exchange Offers, a supplemental indenture to the Old F4L Senior Subordinated Note Indenture will become effective, reflecting the proposed amendments to the Old F4L Senior Subordinated Note Indenture. Such supplemental indenture will eliminate substantially all of the restrictive covenants in the Old F4L Senior Subordinated Note Indenture, including covenants with respect to maintenance of net worth, the limitation on restricted payments, limitation on incurrences of additional indebtedness, limitation on liens, limitation on disposition of assets, limitation on payment restrictions affecting subsidiaries, limitation on transactions with affiliates, limitation on change of control and the covenant requiring additional subsidiary guarantees under certain circumstances. In addition, such supplemental indenture will modify the covenant which limits the ability of Food 4 Less to consolidate or merge with, or sell all or substantially all of its assets to, any other person or entity unless certain conditions are satisfied by eliminating the subsections thereof which require that immediately after giving effect to such transaction and the incurrence of any indebtedness in connection therewith, Food 4 Less or the surviving entity, as the case may be, has a Net Worth (as defined) or Operating Coverage Ratio (as defined) that meets the standards set forth therein.


     The New F4L Senior Subordinated Notes. The New F4L Senior Subordinated Notes will be issued upon consummation of the F4L Exchange Offers to tendering holders of Old F4L Senior Subordinated Notes.



     The New F4L Senior Subordinated Notes will bear interest at a rate of 13.75% per annum and interest will be payable on each June 1 and December 1, beginning December 1, 1995. The New F4L Senior Subordinated Notes will mature on June 1, 2005. On or after June 15, 1996, the New F4L Senior Subordinated Notes may be redeemed in whole at any time or in part from time to time, at the option of the Company, at a redemption price equal to the applicable percentage of the principal amount thereof set below, plus accrued and unpaid interest to the redemption date, if redeemed during the 12 months commencing on June 15 of the years set forth below:


                                                                REDEMPTION
                    YEAR                                          PRICE
                    ----                                        ----------
                    1996......................................    106.111%
                    1997......................................    104.583%
                    1998......................................    103.056%
                    1999......................................    101.528%

and thereafter at 100% of the principal amount thereof, plus accrued and unpaid interest to the redemption date.

     Upon a Change of Control (as defined), each holder of the New F4L Senior Subordinated Notes has the right to require the Company to repurchase such holder's New F4L Senior Subordinated Notes at a price equal to 101% of their principal amount, plus accrued interest, if any, to the date of repurchase.


     The aggregate principal amount of Old F4L Senior Subordinated Notes and New F4L Senior Subordinated Notes will be limited to $145 million at any one time outstanding.

     The Old F4L Senior Notes. The Old F4L Senior Notes were issued in April 1992, are limited in aggregate principal amount to $175 million and will mature on April 15, 2000. The Old F4L Senior Notes are unsecured general obligations of Food 4 Less and are guaranteed on a senior basis by Food 4 Less' wholly-owned subsidiaries.

     The Old F4L Senior Notes bear interest at a rate equal to 10.45% per annum and interest is payable semi-annually on April 15 and October 15 of each year. The Old F4L Senior Notes are redeemable, at the option of Food 4 Less, in whole at any time or in part from time to time, on and after April 15, 1996 at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the twelve-month period commencing on April 15 of the year set forth below, plus, in each case, accrued and unpaid interest to the date of redemption:

                                                                REDEMPTION
                    YEAR                                          PRICE
                    ----                                        ----------
                    1996......................................    104.48%
                    1997......................................    102.99%
                    1998......................................    101.49%
                    1999 and thereafter.......................    100.00%

     In the event of a Change of Control (as defined in the indenture (the "Old F4L Senior Note Indenture") governing the Old F4L Senior Notes), each holder has the right to require the repurchase of such holder's Old F4L Senior Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase.


     Food 4 Less is required to make a mandatory sinking fund payment of $87.5 million on April 15, 1999, sufficient to retire 50% of the Old F4L Senior Notes originally issued, at a redemption price equal to 100% of the principal amount thereof, together with accrued interest to the date of redemption. Food 4 Less may, at its option, receive credit against such sinking fund payment for 100% of the principal amount of any Old F4L Senior Note previously acquired by Food 4 Less and surrendered to the trustee under the Old F4L Senior Note Indenture for cancellation or redeemed at the option of Food 4 Less and which, in each case, were not previously used for or as a credit against any other required payment pursuant to the Old F4L Senior Note Indenture. Food 4 Less intends to credit exchanges of Old F4L Senior Notes accepted pursuant to the F4L Exchange Offers against its sinking fund obligations.


     The Old F4L Senior Notes are subject to certain covenants as provided in the Old F4L Senior Note Indenture. These covenants impose certain limitations on the ability of Food 4 Less to, among other things, incur indebtedness, pay dividends or make certain other restricted payments, enter into certain transactions with affiliates, incur liens, guarantee indebtedness or merge or consolidate with any other person, or sell, lease, transfer or otherwise dispose of substantially all of the properties or assets of Food 4 Less. The Old F4L Senior Note Indenture also requires Food 4 Less to offer to repurchase a specified portion of the Old F4L Senior Notes if its net worth does not equal or exceed a specified minimum net worth at the end of any two consecutive fiscal quarters.

     Under the Old F4L Senior Note Indenture, certain events constitute an event of default. These events are as follows: (i) the failure to make any principal and interest payment on the Old F4L Senior Notes when due; (ii) the failure to comply with any other agreement contained in the Old F4L Senior Note Indenture or the Old F4L Senior Notes; (iii) a default under certain indebtedness; (iv) certain final judgments or orders for payments of money; and (v) certain events occurring under bankruptcy laws.


     Upon consummation of the F4L Exchange Offers, a supplemental indenture to the Old F4L Senior Note Indenture will become effective, reflecting the proposed amendments to the Old F4L Senior Note Indenture. Such supplemental indenture will eliminate substantially all of the restrictive covenants in the Old F4L Senior Note Indenture, including covenants with respect to the maintenance of net worth, the limitation on change of control, the limitation on restricted payments, the limitation on incurrences of additional indebtedness, the limitation on liens, the limitation on disposition of assets, the limitation on payment restrictions affecting subsidiaries and the limitation on transactions with affiliates and the covenant requiring additional subsidiary guarantees under certain circumstances. In addition, the supplemental indenture will modify the covenant which limits the ability of Food 4 Less to consolidate or merge with, or sell all or substantially all of its assets to, any other person or entity unless certain conditions are satisfied, to eliminate the subsections thereof which require that immediately after giving effect to such transaction and the incurrence of any indebtedness in connection therewith, Food 4 Less or the surviving entity, as the case may be, has a Net Worth (as defined) or Operating Coverage Ratio (as defined) that meets the standards set forth therein.


     The New F4L Senior Notes. The New F4L Senior Notes that will be issued upon consummation of the F4L Exchange Offers to tendering holders of Old F4L Senior Notes will be part of the same issue as the New F4L Senior Notes issued pursuant to the Senior Note Public Offering.



     The New F4L Senior Notes will bear interest at a fixed rate per annum equal to the greater of (a) 10.45% and (b) the F4L Applicable Treasury Rate (as defined) plus 350 basis points (3.50 percentage points), provided, however, that in any event the New F4L Senior Notes will bear interest at a rate per annum no less than the rate on the New F4L Senior Notes offered in the Senior Note Public Offering. The "F4L Applicable Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled by, and published in, the most recent Federal Reserve Statistical Release H.15 (519)) most nearly equal to the average life to stated maturity of the New F4L Senior Notes; provided, that if the average life to stated maturity of the New F4L Senior Notes is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the F4L Applicable Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of the year) from the weekly average yields of the United States Treasury securities for which such yields are given. Interest will be payable on the New F4L Senior Notes on each June 1 and December 1, beginning December 1, 1995. The New F4L Senior Notes will mature on June 1, 2004. On or after June 1, 2000, the New F4L Senior Notes may be redeemed in whole at any time or in part from time to time, at the option of the Company, at a redemption price equal to the applicable percentage of the principal amount thereof set forth below, plus accrued and unpaid interest to the redemption date, if redeemed during the 12 months commencing on June 1 of the years set forth below:



                                                               REDEMPTION
                    YEAR                                          PRICE
                    ----                                       ----------
                    2000.....................................  103.9188%
                    2001.....................................  102.6125%
                    2002.....................................  101.3063%
                    2003 and thereafter......................  100.0000%



In the event that the interest rate on the New F4L Senior Notes is greater than 10.45%, the above redemption prices will be correspondingly adjusted.



     In addition, on or prior to June 1, 1998, the Company may, at its option, use the net cash proceeds of one or more Public Equity Offerings to redeem up to an aggregate of 35% of the principal amount of the New F4L Senior Notes originally issued, at a redemption price equal to 110.45% of the principal amount thereof if redeemed during the 12 months commencing on June 1, 1995, 109.1438% of the principal amount thereof if redeemed during the 12 months commencing on June 1, 1996 and 107.8375% of the principal amount thereof if redeemed during the 12 months commencing on June 1, 1997, in each case plus accrued and unpaid interest, if any, to the redemption date. In the event that the interest rate on the New F4L Senior Notes is greater than 10.45%, the above redemption prices will be correspondingly adjusted. In order to effect the foregoing redemption with the proceeds of a Public Equity Offering, the Company shall send the redemption notice not later than 60 days after the consummation of such Public Equity Offering.


     Upon a Change of Control (as defined), each holder of the New F4L Senior Notes has the right to require the Company to repurchase such holder's New F4L Senior Notes at a price equal to 101% of their principal amount, plus accrued interest, if any, to the date of repurchase.


     The aggregate principal amount of Old F4L Senior Notes and New F4L Senior Notes, whether issued in the F4L Exchange Offers or pursuant to the Senior Note Public Offering, will be limited to $470 million at any one time outstanding.

THE PUBLIC OFFERINGS



     Concurrently with the Holdings Offer to Purchase, the F4L Exchange Offers and the RGC Offers, Food 4 Less is (i) offering up to $295 million principal amount of New F4L Senior Notes pursuant to the Senior Note Public Offering and
(ii) offering up to $200 million principal amount of New RGC Notes pursuant to the Subordinated Note Public Offering. The New F4L Senior Notes offered for exchange pursuant to the Senior Note Public Offering will be part of the same issue as the New F4L Senior Notes issued pursuant to the F4L Exchange Offers and the New RGC Notes offered pursuant to the Subordinated Note Public Offering will be part of the same issue as the New RGC Notes offered for exchange pursuant to the RGC Offers. Food 4 Less does not expect to commence the Public Offerings until such time as the RGC Minimum Exchange has been satisfied and the Requisite Consents have been received. The consummation of the Public Offerings, the Holdings Offer to Purchase, the F4L Exchange Offers and the RGC Offers will occur simultaneously. It is a condition to the consummation of the Public Offerings that the Holdings Offer to Purchase, the F4L Exchange Offers and the RGC Offers be successfully consummated. See "The Merger and the Financing -- Sources and Uses."



                     DESCRIPTION OF THE NEW CREDIT FACILITY


     In connection with the Merger, Food 4 Less will enter into the New Credit Facility with a syndicate of financial institutions for whom Bankers Trust will act as agent. All of Food 4 Less' obligations under the New Credit Facility will be assumed by the Company immediately following the Merger. Food 4 Less has accepted a commitment letter (the "Commitment Letter") from Bankers Trust pursuant to which Bankers Trust has agreed, subject to certain conditions, to provide the Company up to a maximum aggregate amount of $1,075 million of financing under the New Credit Facility. The following is a summary of the anticipated material terms and conditions of the New Credit Facility. This summary does not purport to be a complete description of the New Credit Facility and is subject to the detailed provisions of the loan agreement (the "Loan Agreement") and various related documents to be entered into in connection with the New Credit Facility. A draft copy of the Loan Agreement will be available upon request from Food 4 Less.

GENERAL


     The New Credit Facility will provide for (i) term loans in the aggregate amount of $750 million, comprised of the $375 million Tranche A Loan, the $125 million Tranche B Loan, the $125 million Tranche C Loan, and the $125 million Tranche D Loan; and (ii) the $325 million New Revolving Facility under which working capital loans may be made and commercial or standby letters of credit in the maximum aggregate amount of up to $150 million may be issued, under which approximately $92.6 million of letters of credit are expected to be issued upon the closing of the Merger. The Tranche A Loan may not be fully funded at the Closing Date. The New Credit Facility will provide that the portion of the Tranche A Loan not funded at the Closing Date in an amount not to exceed $225 million will be available for a period of 91 days following the Closing Date to finance the Change of Control Offer. In addition, if the total principal amount of the Old RGC Notes exchanged for New RGC Notes exceeds $225 million the Commitment Letter requires that there be a reduction, in an amount equal to such excess, in one or any combination of (i) the principal amount of proceeds from the Senior Note Public Offering, (ii) the principal amount of proceeds from the Subordinated Note Public Offering or (iii) the principal amount available under the Tranche A Loan.



     Proceeds of the New Term Loans and loans under the Revolving Credit Facility on the Closing Date, together with proceeds from the New Discount Debenture Placement, the New Equity Investment and the Public Offerings, will be used to fund the cash requirements for the acquisition of RSI, refinance existing bank indebtedness of Ralphs and Food 4 Less, purchase the Discount Notes, Old RGC 9% Notes and Old RGC 10 1/4% Notes, repay a portion of other indebtedness, pay holders of the Ralphs EARs and pay various fees, expenses and other costs associated with the Merger and the Financing. The New Revolving Facility will be available to provide for the working capital requirements and general corporate purposes of the Company and to issue commercial and standby letters of credit to support workers' compensation contingencies and for other corporate purposes.

INTEREST RATE; FEES


     Borrowings under (i) the New Revolving Facility and the Tranche A Loan will bear interest at a rate equal to the Base Rate (as defined in the Loan Agreement) plus 1.50% per annum or the reserve adjusted Euro-Dollar Rate (as defined in the Loan Agreement) plus 2.75% per annum; (ii) the Tranche B Loan will bear interest at the Base Rate plus 2.00% per annum or the reserve adjusted Euro-Dollar Rate plus 3.25% per annum; (iii) the Tranche C Loan will bear interest at the Base Rate plus 2.50% per annum or the reserve adjusted Euro-Dollar Rate plus 3.75% per annum; and (iv) the Tranche D Loan will bear interest at the Base Rate plus 2.75% per annum or the reserve adjusted Euro-Dollar Rate plus 4.00% per annum, in each case as selected by the Company. Applicable interest rates on Tranche A Loan and the New Revolving Facility and the fees payable under the New Revolving Facility on letters of credit, will be reduced by up to 0.50% per annum after the New Term Loans have been reduced by amounts to be agreed upon by the Company and Bankers Trust and if the Company meets certain financial tests. Up to $30 million of the New Revolving Facility will be available as a swingline facility and loans outstanding under the swingline facility shall bear interest at the Base Rate plus 1.00% per annum (subject to adjustment as described in the preceding sentence). After the occurrence of a default under the New Credit Facility, interest will accrue at the rate equal to the rate on loans bearing interest at the rate determined by reference to the Base Rate plus an additional 2.00% per annum. The Company will pay the issuing bank a fee of 0.25% on each standby letter of credit and each commercial letter of credit and will pay the lenders under the New Credit Facility a fee equal to the margin on Eurodollar Rate loans under the Revolving Credit Facility (the "Eurodollar Margin") for standby letters of credit and a fee equal to the Eurodollar Margin minus 1% for commercial letters of credit. Each of these fees will be calculated based on the amount available to be drawn under a letter of credit. In addition, the Company will pay a commitment fee of 0.50% per annum on the undrawn amount of the Tranche A Loans from the closing of the Merger until the drawing or termination thereof and on the unused portions of the New Revolving Facility and for purposes of calculating this fee, loans under the swingline facility shall not be deemed to be outstanding. The New Credit Facility will require the Company to enter into hedging agreements to limit its exposure to increases in interest rates for a period of not less than two years. The New Credit Facility may be prepaid in whole or in part without premium or penalty.


AMORTIZATION; PREPAYMENTS


     The Tranche A Loan will mature six years after the closing of the Merger and will be subject to amortization, commencing in the fifteenth month after the closing of the Merger on a quarterly basis in aggregate annual amounts of $45 million in the second year, $75 million in the third year, $80 million in the fourth year, $85 million in the fifth year, and $90 million in the sixth year. The Tranche B Loan will mature seven years after the closing of the Merger and will be subject to amortization on a quarterly basis in aggregate annual amounts of $1.25 million for the first six years and $117.5 million in the seventh year. The Tranche C Loan will mature eight years after the closing of the Merger and will be subject to amortization on a quarterly basis in aggregate annual amounts of $1.25 million for the first seven years and $116.25 million in the eighth year. The Tranche D Loan will mature nine years after the closing of the Merger and will be subject to amortization on a quarterly basis in aggregate annual amounts of $1.25 million for the first eight years and $115 million in the ninth year. The New Revolving Facility will mature on the same date as the Tranche A Loan. The Company will be required to reduce loans outstanding under the New Revolving Facility to $75 million for a period of not less than 30 consecutive days during each consecutive 12-month period. The Company will be required to make certain prepayments, subject to certain exceptions, on the New Credit Facility with 75% of Consolidated Excess Cash Flow (as defined in the Loan Agreement) and with the proceeds from certain asset sales, issuances of debt and equity securities and any pension plan reversion. Such prepayments will be allocated pro rata between the Tranche A Loans, Tranche B Loans, Tranche C Loans and the Tranche D Loans and to scheduled amortization payments of the Tranche A Loans, the Tranche B Loans, Tranche C Loans, and the Tranche D Loans pro rata. Mandatory prepayments on the Tranche B Loans, the Tranche C Loans and the Tranche D Loans will be used to make an offer to repay such loans and to the extent not accepted 50% of such amount will be applied to reduce Tranche A Loans on a pro rata basis and the remaining 50% may be retained by the Company.

GUARANTEES AND COLLATERAL


     New Holdings and all active subsidiaries of the Company (including the Subsidiary Guarantors) will guarantee the Company's obligations under the New Credit Facility. The Company's obligations and the guarantees of its subsidiaries will be secured by substantially all personal property of the Company and its subsidiaries, including a pledge of the stock of all subsidiaries of the Company (with the exception of the stock of Bell Markets, Inc., which has been pledged to secure notes payable to the former owners thereof, so long and only so long as such stock is subject to the liens of such former owners). New Holdings' guarantee will be secured by a pledge of the stock of the Company. The Company's obligations will also be secured by first priority liens on certain unencumbered real property fee interests of the Company and its subsidiaries and the Company and its subsidiaries will use their reasonable economic efforts to provide the lenders with a first priority lien on certain unencumbered leasehold interests of the Company and its subsidiaries.


COVENANTS


     The obligation of the lenders under the New Credit Facility to advance funds is subject to the satisfaction of certain conditions customary in agreements of this type. In addition, the Company will be subject to certain customary affirmative and negative covenants contained in the New Credit Facility, including, without limitation, covenants that restrict, subject to specified exceptions, (i) the incurrence of additional indebtedness and other obligations, (ii) a merger or acquisition, (iii) asset sales, (iv) the granting of liens, (v) prepayment or repurchase of other indebtedness, (vi) engaging in transactions with affiliates, or (vii) cash capital expenditures. In addition, the New Credit Facility will require that the Company maintain certain specified financial covenants, including a minimum fixed charge coverage, a minimum EBITDA, a maximum ratio of total debt to EBITDA and a minimum net worth.


EVENTS OF DEFAULT


     The New Credit Facility also provides for customary events of default. The occurrence of any of such events of default could result in acceleration of the Company's obligations under the New Credit Facility and foreclosure on the collateral securing such obligations, which could have material adverse results to holders of the Seller Debentures.


                       DESCRIPTION OF OTHER INDEBTEDNESS


THE NEW DISCOUNT DEBENTURES



     The New Discount Debentures will be issued in the New Discount Debenture Placement upon consummation of the Merger. The New Discount Debentures will be issued in an aggregate principal amount of $193,295,080 at maturity and will mature on July 1, 2005. The New Discount Debentures will be senior unsecured obligations of New Holdings and will be senior in right of payment to all subordinated indebtedness of New Holdings, including the Seller Debentures. Until June 1, 2000, no interest will accrue on the New Discount Debentures, but the Accreted Value (as defined in the indenture governing the New Discount Debentures (the "New Debenture Indenture")) will accrete at a rate of 13 5/8% (representing the amortization of the original issue discount) from the date of original issuance until June 1, 2000, on a semi-annual bond equivalent basis using a 360 day year comprised of twelve 30-day months, such that the Accreted Value shall be equal to the full principal amount of the New Discount Debentures on June 1, 2000. The initial Accreted Value per $1,000 principal amount of New Discount Debentures will be $517.33 (representing the original purchase price). Beginning on June 1, 2000, cash interest on the New Discount Debentures will accrue at a rate of 13 5/8% per annum and will be payable semi-annually in arrears on each June 1 and December 1 of each year, commencing December 1, 2000, to the holders of record on the immediately preceding May 15 and November 15.



     On or after June 1, 2000, the New Discount Debentures may be redeemed, at the option of New Holdings, in whole at any time or in part from time to time, at a redemption price equal to the applicable percentage of the principal amount thereof set forth below, plus accrued and unpaid interest, to the redemption date, if redeemed during the twelve-month period commencing on June 1 in the years set forth below:



                      YEAR                                  REDEMPTION PRICE
                      ----                                  ----------------
                2000......................................      106.8125%
                2001......................................      105.1094%
                2002......................................      103.4063%
                2003......................................      101.7031%
                2004 and thereafter.......................      100.0000%



     Notwithstanding the foregoing, prior to June 1, 1998, New Holdings may use the net proceeds of an Initial Public Offering (as defined in the New Debenture Indenture) of New Holdings or the Company (or of FFL under certain circumstances) to redeem up to 35% of the New Discount Debentures at a redemption price equal to 110% of the Accreted Value thereof on the date of redemption.



     In the event of a Change of Control (as defined in the New Debenture Indenture), each holder has the right to require the repurchase of such holder's New Discount Debentures at a purchase price equal to 101% of the Accreted Value thereof on the Change of Control Payment Date (as defined in the New Debenture Indenture) (if such date is prior to June 1, 2000) or 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the Change of Control Payment Date (if such date is on or after June 1, 2000).



     The New Debenture Indenture will contain covenants that, among other things, limit the ability of New Holdings to enter into certain mergers or consolidations or incur certain liens or of New Holdings or its subsidiaries to incur additional indebtedness, pay dividends or make certain other Restricted Payments (as defined in the New Debenture Indenture), or engage in certain transactions with affiliates. Under certain circumstances, New Holdings will be required to make an offer to purchase New Discount Debentures at a price equal to 100% of the Accreted Value thereof on the date of purchase, if such date is prior to June 1, 2000, or 100% of the principal amount thereof, plus accrued interest to the date of purchase, if such date is on or after June 1, 2000, with the proceeds of certain Asset Sales (as defined in the New Debenture Indenture). The New Debenture Indenture will contain certain customary events of defaults, which will include the failure to pay interest and principal, the failure to comply with certain covenants in the New Discount Debentures or the New Debenture Indenture, a default under certain indebtedness, the imposition of certain final judgments or warrants of attachment and certain events occurring under bankruptcy laws.



     Pursuant to the terms of a registration rights agreement to be entered into by New Holdings, New Holdings will be obligated to file a shelf registration statement with the Commission with respect to the New Discount Debentures, to have such shelf registration statement declared effective prior to or at the closing of the Merger, to use its best efforts to cause such shelf registration statement to remain effective for up to three years, and to pay the expenses related thereto, including underwriting discounts and brokers' or dealers' commissions and mark-ups (subject to certain limitations). If New Holdings fails to comply with its obligations to keep such shelf registration statement effective, New Holdings will be obligated to pay certain liquidated damages. Under the registration rights agreement, the holder of the New Discount Debentures will be entitled to commence resales of the New Discount Debentures 60 days following closing of the Merger. New Holdings and its subsidiaries will agree not to effect any public distribution of securities similar to the New Discount Debentures until the New Discount Debentures are resold by the partnership (or until the third anniversary of the Closing Date, if later). New Holdings believes that the holder of the New Discount Debentures actively would seek to dispose of its entire interest in the New Discount Debentures promptly upon expiration of the 60 day holdback period following closing of the Merger.


THE SELLER DEBENTURES


     The Seller Debentures will be issued to the stockholders of RSI upon consummation of the Merger. The Seller Debentures will be issued in an aggregate principal amount of $131.5 million and will mature on June 1, 2007. The Seller Debentures will be general unsecured obligations of New Holdings and will be subordinated to the prior payment when due of all Senior Indebtedness (as defined in the indenture governing the Seller

Debentures (the "Debenture Indenture")), including the New Discount Debentures and any Discount Notes that remain outstanding following consummation of the Merger. The Seller Debentures will bear interest at a rate equal to 13 5/8% per annum. Interest will accrue on the Seller Debentures beginning from the date of issuance or from the most recent date to which interest has been paid and will be payable semi-annually in arrears on each interest payment date. New Holdings will have the option, in its sole discretion, to issue additional securities ("Secondary Securities") in lieu of a cash payment of any or all of the interest due for the period prior to the interest payment date five years after the date of issuance of the Seller Debentures.



     On or after June 1, 2000, the Seller Debentures may be redeemed, at the option of New Holdings, in whole at any time or in part from time to time, at a redemption price equal to the applicable percentage of the principal amount thereof set forth below, plus accrued and unpaid interest, if any, to the redemption date, if redeemed during the twelve-month period commencing on June 1 in the years set forth below:



                                                               REDEMPTION
                           YEAR                                  PRICE
                           ----                                ----------
                    2000.....................................   106.8125%
                    2001.....................................   105.1094%
                    2002.....................................   103.4063%
                    2003.....................................   101.7031%
                    2004 and thereafter......................   100.0000%



     Notwithstanding the foregoing, prior to June 1, 1998, New Holdings may use the net proceeds of an Initial Public Offering (as defined in the Debenture Indenture) of New Holdings or Food 4 Less to redeem up to 35% of the Seller Debentures at a redemption price equal to 110% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption.



     In the event of a Change of Control (as defined in the Debenture Indenture), each holder has the right to require the repurchase of such holder's Seller Debentures at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.



     The Debenture Indenture will contain certain covenants that, among other things, limit the ability of New Holdings to enter into certain mergers or consolidations or incur certain liens or of New Holdings or its subsidiaries to incur additional indebtedness, pay dividends or make certain other Restricted Payments (as defined in the Debenture Indenture), or engage in certain transactions with affiliates. Under certain circumstances, New Holdings will be required to make an offer to purchase Seller Debentures at a price equal to 100% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date with the proceeds of certain Asset Sales (as defined in the Debenture Indenture). The Debenture Indenture will contain certain customary events of default, which will include the failure to pay interest and principal, the failure to comply with certain covenants in the Seller Debentures or the Debenture Indenture, a default under certain indebtedness, the imposition of certain final judgments or warrants of attachment and certain events occurring under bankruptcy laws.



     Pursuant to the terms of the Merger Agreement and a registration rights agreement to be executed concurrently with the closing of the Merger, New Holdings is obligated to file a shelf registration statement with the Commission with respect to the Seller Debentures, use its best efforts to cause such shelf registration statement to become effective and remain effective for up to three years, and pay the expenses related thereto. The effectiveness of such shelf registration statement is a condition to the consummation of the Merger. If New Holdings fails to comply with its obligations to keep such shelf registration statement effective, New Holdings will be obligated to pay certain liquidated damages.



THE DISCOUNT NOTES



     Concurrently with the RGC Offers and the F4L Exchange Offers, Holdings is
(A) offering to holders of the Discount Notes to purchase such Discount Notes for $785.00 in cash, plus accrued cash interest thereon at a rate of 15.25% per annum from and after March 15, 1995 until the Closing Date for every $1,000 principal amount (at maturity) of Discount Notes (which, as of May 1, 1995 had an accreted value of $680.26 per

$1,000) accepted for purchase and (B) soliciting consents from holders of the Discount Notes to certain amendments to the Discount Note Indenture.



     The obligation of Holdings to accept for exchange any validly tendered Discount Note is conditioned upon, among other things, the satisfaction or waiver of certain conditions, including (i) the receipt of the requisite consents to certain amendments to the Discount Note Indenture (i.e., consents from Discount Noteholders representing at least a majority in aggregate principal amount of Discount Notes held by persons other than Holdings and its affiliates) on or prior to the date of expiration, (ii) the satisfaction or waiver, in Holdings' sole discretion, of all conditions precedent to the RSI Merger, (iii) the prior or contemporaneous successful completion of this Offering, the F4L Exchange Offers, the RGC Offers and the New Discount Debenture Placement, and (iv) the prior or contemporaneous consummation of the Bank Financing and the New Equity Investment.



     The Discount Notes were issued in December 1992, are limited in aggregate principal amount (at maturity) to $103.6 million and will mature on December 15, 2004. The Discount Notes are unsecured general obligations of Holdings (and will become obligations of New Holdings by operation of the Reincorporation Merger). Cash interest does not accrue on the Discount Notes prior to December 15, 1997. Thereafter, cash interest on the Discount Notes will accrue at the rate of 15.25% per annum, and will be payable in cash semiannually in arrears on each June 15 and December 15, commencing on June 15, 1998.



     The Discount Notes were issued at a substantial discount from their principal amount and the purchase discount accretes at a rate of 15.25% per annum compounded semi-annually on each June 15 and December 15 through (but excluding) December 15, 1997.



     The Discount Notes are redeemable, at the option of Holdings, in whole at any time or in part from time to time, on or after December 15, 1997 at the following redemption prices (expressed as percentages of the accreted value) if redeemed during the twelve-month period commencing on December 15 of the year set forth below, plus, in each case, accrued and unpaid interest to the date of redemption:



                           YEAR                             REDEMPTION PRICE
                           ----                             ----------------
                    1997.................................       107.630%
                    1998.................................       106.100%
                    1999.................................       104.575%
                    2000.................................       103.050%
                    2001.................................       101.525%
                    2002 and thereafter..................       100.000%



     Notwithstanding the foregoing, prior to December 15, 1997, Holdings may use the net proceeds of an Initial Public Offering (as defined in the Discount Note Indenture) of Holdings or Food 4 Less to redeem up to 25% of the Discount Notes at redemption prices equal to the sum of (i) the applicable percentage of the accreted value plus (ii) the Proportionate Share (as defined in the Discount
Note Indenture) of the Discount Notes, if any to the date of redemption if redeemed during the twelve-month period beginning December 15 of the year set forth below:



                    YEAR                                   REDEMPTION PRICE
                    ----                                   ----------------
                    1992.................................       120.000%
                    1993.................................       117.525%
                    1994.................................       115.050%
                    1995.................................       112.575%
                    1996.................................       110.100%



     In the event of a Change of Control (as defined in the Discount Note Indenture), each holder has the right to require the repurchase of such holder's Discount Notes at a purchase price equal to 101% of the accreted value, plus either, (i) if the date of the purchase is prior to December 15, 1997, the Proportionate Share, if any, with respect to the Discount Notes to the date of purchase and (ii) if the date of the purchase is on or after December 15, 1997, the aggregate principal amount thereof plus accrued interest, if any, to the date of purchase.



     Holdings will make a mandatory sinking fund payment on December 15, 2003, sufficient to retire 50% of the Discount Notes, at a redemption price equal to 100% of the principal amount thereof, together with accrued interest to the redemption date. Holdings may, at its option, receive credit against such sinking fund payment for 100% of the principal amount of any Discount Notes previously acquired or redeemed by Holdings and surrendered to the trustee under the Discount Note Indenture for cancellation and which were not previously used as a credit against any other required payment pursuant to the Discount Note Indenture. New Holdings intends to credit Discount Notes purchased pursuant to the Holdings Offer to Purchase against its sinking fund obligations.



     The Discount Note Indenture contains certain covenants that, among other things, limit the ability of Holdings to enter into certain mergers or consolidations or incur certain liens or of Holdings or its subsidiaries to incur additional indebtedness, pay dividends or make certain other Restricted Payments (as defined in the Debenture Indenture), or engage in certain transactions with affiliates. Under certain circumstances, Holdings will be required to make an offer to purchase Discount Notes at a price equal to 100% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date, with the proceeds of certain Asset Sales (as defined in the Debenture Indenture). The Discount Note Indenture contains certain customary events of default, including the failure to pay interest and principal, the failure to comply with certain covenants in the Discount Notes or the Discount Note Indenture, a default under certain indebtedness, the imposition of certain final judgments or warrants of attachment and certain events occurring under bankruptcy laws. In connection with the Holdings Offer to Purchase, Holdings is soliciting consents to delete all of the restrictive covenants from the Discount Note Indenture.



     Following the Reincorporation Merger, New Holdings and the trustee under the Discount Note Indenture will execute a supplemental indenture assuming the obligations of Holdings thereunder. New Holdings and the trustee under the Discount Note Indenture will then execute a second supplemental indenture implementing such proposed amendments to the Discount Note Indenture after certification to such trustee that Holdings has received consents from at least a majority in aggregate principal amount of such notes.


                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Latham & Watkins, counsel to FFL and Holdings, has advised FFL and Holdings that the following discussion expresses their opinion as to the material federal income tax consequences expected to result from the Proposed Mergers to holders of FFL Common Stock and Holdings Common Stock who are citizens or residents of the United States. Such opinion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations, judicial authority and current administrative rulings and pronouncements of the Internal Revenue Service (the "Service"). There can be no assurance that the Service will not take a contrary view, and no ruling from the Service has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders.

     The tax treatment of a holder of FFL Common Stock or Holdings Common Stock may vary depending upon such holder's particular situation. Certain holders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations, persons who are not citizens or residents of the United States and holders who acquired their shares of FFL Common Stock or Holdings Common Stock pursuant to the exercise of employee stock options or otherwise as compensation) may be subject to special rules not discussed below. EACH HOLDER OF FFL COMMON STOCK OR HOLDINGS COMMON STOCK SHOULD CONSULT HIS OR HER TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF THE PROPOSED MERGERS, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

TAX CONSEQUENCES TO HOLDERS OF FFL COMMON STOCK AND HOLDINGS COMMON STOCK

     The FFL Merger. Under present federal income tax law:

     (i) The FFL Merger should constitute a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Code;

     (ii) No gain or loss should be recognized by holders of FFL Common Stock upon the conversion of their FFL Common Stock solely into Holdings Common Stock pursuant to the FFL Merger;

     (iii) The tax basis of the Holdings Common Stock into which the shares of FFL Common Stock are converted pursuant to the FFL Merger should be the same as the tax basis of such FFL Common Stock exchanged therefor; and

     (iv) The holding period of the Holdings Common Stock into which the shares of FFL Common Stock are converted pursuant to the FFL Merger should include the holding period of such FFL Common Stock, provided such shares were capital assets of the holders.

     The Reincorporation Merger. Under present federal income tax law:

     (i) The Reincorporation Merger should constitute a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Code;

     (ii) No gain or loss should be recognized by holders of Holdings Common Stock upon the conversion of their Holdings Common Stock solely into New Holdings Common Stock pursuant to the Reincorporation Merger;

     (iii) No gain or loss should be recognized by holders of FFL Common Stock who previously converted their FFL Common Stock into Holdings Common Stock pursuant to the FFL Merger upon the conversion of their Holdings Common Stock solely into New Holdings Common Stock pursuant to the Reincorporation Merger;

     (iv) The tax basis of the New Holdings Common Stock into which shares of Holdings Common Stock are converted pursuant to the Reincorporation Merger should be the same as the tax basis of such Holdings Common Stock exchanged therefor; and

     (v) The holding period of the New Holdings Common Stock into which shares of Holdings Common Stock are converted pursuant to the Reincorporation Merger should include the holding period of such Holdings Common Stock (determined as described above under "The Proposed Mergers -- Terms of the Proposed
Mergers -- The FFL Merger"), provided such shares were capital assets of the holders.

     TAX CONSEQUENCES TO FFL, HOLDINGS AND NEW HOLDINGS

     The Proposed Mergers. FFL, Holdings and New Holdings should recognize no income, gain or loss for federal income tax purposes as a result of the Proposed Mergers.

     Net Operating Loss Carryforwards. Under Section 382 of the Code, if a corporation with net operating losses (a "loss corporation") undergoes an "ownership change," the use of such net operating losses will be limited annually to the product of the long-term tax-exempt rate (published monthly by the Service) and the value of the loss corporation's outstanding stock immediately before the ownership change (excluding certain capital contributions) (the "Section 382 Limitation"). In general, an "ownership change" occurs if the percentage of the value of the loss corporation's stock owned by one or more direct or indirect "five percent shareholders" has increased by more than 50 percentage points over the lowest percentage of that value owned by such five percent shareholder or shareholders at any time during the applicable "testing period" (generally the shorter of (i) the three-year period preceding the testing date or (ii) the period of time since the most recent ownership change of the corporation).

     Both FFL and RSI have significant net operating loss carryforwards for regular federal income tax purposes. The New Equity Investment and the RSI Merger will trigger ownership changes for both the FFL and RSI affiliated groups for purposes of Section 382 of the Code. As a result, the use of the FFL and RSI pre-ownership change net operating loss carryforwards will be limited annually by the Section 382 Limitation. The annual Section 382 Limitation that will be applicable to the FFL net operating loss carryforwards is estimated to be approximately $15.6 million, and the annual Section 382 Limitation that will be applicable to the RSI net operating loss carryforwards is estimated to be approximately $15 million.

     THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF FFL COMMON STOCK OR HOLDINGS COMMON STOCK IN LIGHT OF HIS OR HER PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. EACH HOLDER OF FFL COMMON STOCK OR HOLDINGS COMMON STOCK SHOULD CONSULT HIS OR HER TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER FROM THE PROPOSED MERGERS, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.


                                 LEGAL MATTERS


     The validity of the shares of Holdings Common Stock and the shares of New Holdings Common Stock to be issued in connection with the FFL Merger and the Reincorporation Merger, respectively, and the tax consequences of the Proposed Mergers, will be passed upon for Holdings and New Holdings by Latham & Watkins, Los Angeles, California.

                                    EXPERTS


     The consolidated balance sheets of Ralphs Supermarkets, Inc. as of January 30, 1994 and January 29, 1995 and the related consolidated statements of operations, cash flows and stockholders' equity for the year ended January 31, 1993, the year ended January 30, 1994 and the year ended January 29, 1995, have been included in this Prospectus and Solicitation Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.


     The consolidated balance sheets of Food 4 Less Holdings, Inc., a California corporation, and subsidiaries as of June 26, 1993 and June 25, 1994 and the related consolidated statements of operations, cash flows and shareholders' equity of Food 4 Less Holdings, Inc. for the 52 weeks ended June 27, 1992, the 52 weeks ended June 26, 1993 and the 52 weeks ended June 25, 1994, and the related financial statement schedules and the balance sheet of Food 4 Less Holdings, Inc., a Delaware corporation, as of January 4, 1995 included in this Prospectus and Solicitation Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                        PAGE
                                                                                        -----
RALPHS SUPERMARKETS, INC. (AS SUCCESSOR TO RALPHS GROCERY COMPANY):
Independent Auditors' Report (KPMG Peat Marwick LLP)..................................    F-2
Consolidated balance sheets at January 30, 1994 and January 29, 1995 .................    F-3
Consolidated statements of operations for the years ended January 31, 1993, January
  30, 1994 and January 29, 1995.......................................................    F-4
Consolidated statements of cash flows for the years ended January 31, 1993, January
  30, 1994 and January 29, 1995.......................................................    F-5
Consolidated statements of stockholders' equity for the years ended January 31, 1993,
  January 30, 1994 and January 29, 1995...............................................    F-6
Notes to consolidated financial statements............................................    F-7

FOOD 4 LESS HOLDINGS, INC. (A CALIFORNIA CORPORATION):
Report of Independent Public Accountants (Arthur Andersen LLP)........................   F-28
Consolidated balance sheets as of June 26, 1993, June 25, 1994 and January 7, 1995
  (unaudited).........................................................................   F-29
Consolidated statements of operations for the 52 weeks ended June 27, 1992, June 26,
  1993 and June 25, 1994 and the 28 weeks ended January 8, 1994 (unaudited) and
  January 7, 1995 (unaudited).........................................................   F-31
Consolidated statements of cash flows for the 52 weeks ended June 27, 1992, June 26,
  1993 and June 25, 1994 and the 28 weeks ended January 8, 1994 (unaudited) and
  January 7, 1995 (unaudited).........................................................   F-32
Consolidated statements of shareholders' equity for the 52 weeks ended June 27, 1992,
  June 26, 1993 and June 25, 1994 and the 28 weeks ended January 7, 1995
  (unaudited).........................................................................   F-34
Notes to consolidated financial statements............................................   F-35

FOOD 4 LESS HOLDINGS, INC. (A DELAWARE CORPORATION):
Report of Independent Public Accountants (Arthur Andersen LLP)........................   F-50
Balance sheet as of January 4, 1995...................................................   F-51
Notes to the balance sheet............................................................   F-52

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Ralphs Supermarkets, Inc.:


     We have audited the consolidated balance sheets of Ralphs Supermarkets, Inc. and subsidiary as of January 30, 1994 and January 29, 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended January 31, 1993, the year ended January 30, 1994 and the year ended January 29, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ralphs Supermarkets, Inc. and subsidiary as of January 30, 1994 and January 29, 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended January 29, 1995, in conformity with generally accepted accounting principles.


                                          KPMG PEAT MARWICK LLP

Los Angeles, California

March 9, 1995

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

                          CONSOLIDATED BALANCE SHEETS
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS


                                                                      JANUARY 30,    JANUARY 30,
                                                                         1994           1995
                                                                      -----------    -----------
Current Assets:
  Cash and cash equivalents.........................................  $   55,080     $   35,125
  Accounts receivable...............................................      30,420         43,597
  Inventories.......................................................     202,354        221,388
  Prepaid expenses and other current assets.........................      18,111         19,793
                                                                      ----------     ----------
          Total current assets......................................     305,965        319,903
  Property, plant and equipment, net................................     601,897        624,724
  Excess of cost over net assets acquired, net......................     376,414        365,418
  Beneficial lease rights, net......................................      55,553         49,164
  Deferred debt issuance costs, net.................................      26,583         23,011
  Deferred income taxes.............................................     109,125        112,491
  Other assets......................................................       8,113         15,203
                                                                      ----------     ----------
          Total assets..............................................  $1,483,650     $1,509,914
                                                                      ==========     ==========

                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current maturities of long-term debt..............................  $   70,975     $   83,989
  Short-term debt...................................................          --         51,500
  Bank overdrafts...................................................      37,716         45,669
  Accounts payable..................................................     138,554        130,889
  Accrued expenses..................................................     101,543         99,804
  Current portion of self-insurance reserves........................      30,138         27,552
                                                                      ----------     ----------
          Total current liabilities.................................     378,926        439,403
  Long-term debt....................................................     927,909        883,020
  Self-insurance reserves...........................................      49,872         44,954
  Lease valuation reserve...........................................      32,575         28,957
  Other non-current liabilities.....................................      89,299         86,393
                                                                      ----------     ----------
          Total liabilities.........................................   1,478,581      1,482,727
                                                                      ----------     ----------
Stockholders' equity:
  Common stock, $.01 par value per share Authorized 50,000,000 shares; issued and outstanding, 25,587,280 shares at January
     30, 1994 and January 29, 1995..................................         256            256
  Additional paid-in capital........................................     175,292        175,292
  Accumulated deficit...............................................    (170,479)      (148,361)
                                                                      ----------     ----------
          Total stockholders' equity................................       5,069         27,187
                                                                      ----------     ----------
Commitments and contingencies (See Notes 2 and 8)
          Total liabilities and stockholders' equity (deficit)......  $1,483,650     $1,509,914
                                                                      ==========     ==========


          See accompanying notes to consolidated financial statements.

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)


                                         YEAR ENDED             YEAR ENDED             YEAR ENDED
                                      JANUARY 31, 1993       JANUARY 30, 1994       JANUARY 29, 1995
                                     ------------------     ------------------     ------------------
Sales............................    $2,843,816   100.0%    $2,730,157   100.0%    $2,724,604   100.0%
Cost of sales....................     2,217,197    78.0      2,093,727    76.7      2,101,033    77.1
                                     ----------   -----     ----------   -----     ----------   -----
  Gross profit...................       626,619    22.0        636,430    23.3        623,571    22.9
  Selling, general and
     administrative expenses.....       470,012    16.5        471,000    17.2        467,022    17.2
  Amortization of excess cost
     over net assets acquired....        10,997     0.4         10,996     0.4         10,996     0.4
  Provision for restructuring....         7,100     0.2          2,374     0.1             --      --
                                     ----------   -----     ----------   -----     ----------   -----
  Operating income...............       138,510     4.9        152,060     5.6        145,553     5.3
Other expenses:
  Interest expense, net..........       125,611     4.4        108,755     4.0        112,651     4.1
  Loss on disposal of assets.....         2,607     0.1          1,940     0.1            784     0.0
  Provision for legal
     settlement..................         7,500     0.3             --      --             --      --
  Provision for earthquake
     losses......................            --      --         11,048     0.4             --      --
                                     ----------   -----     ----------   -----     ----------   -----
Earnings before income taxes and
  extraordinary item.............         2,792     0.1         30,317     1.1         32,118     1.2
Income tax expense (benefit).....         8,346     0.3       (108,049)   (4.0)            --      --
                                     ----------   -----     ----------   -----     ----------   -----
Earnings (loss) before
  extraordinary item.............        (5,554)   (0.2)       138,366     5.1         32,118     1.2
Extraordinary item-debt
  refinancing, net of tax benefit
  $4,173.........................       (70,538)   (2.5)            --      --             --      --
                                     ----------   -----     ----------   -----     ----------   -----
Net earnings (loss)..............    $  (76,092)   (2.7)%   $  138,366     5.1%    $   32,118     1.2%
                                     ==========   =====     ==========   =====     ==========   =====


         See accompanying notes to consolidated financial statements.

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)


                                                          YEAR ENDED      YEAR ENDED       YEAR ENDED
                                                          JANUARY 31,     JANUARY 30,     JANUARY 29,
                                                             1993            1994             1995
                                                          -----------     -----------     ------------
Cash flows from operating activities:
  Net earnings (loss).................................     $ (76,092)      $ 138,366        $ 32,118
  Adjustments to reconcile net earnings to net cash
     provided by operating activities:
     Depreciation and amortization....................        76,873          74,452          76,043
     Amortization of discounts and deferred debt
       issuance costs.................................        20,978           9,768           9,032
     LIFO charge (credit).............................         1,115          (2,054)          2,085
     Loss on sale of assets...........................         6,841           4,314             784
     Provision for post-retirement benefits...........         3,275           3,370           2,555
     Provision for legal settlement...................         7,500              --              --
Other changes in assets and liabilities:
  Accounts receivable.................................         6,376             326         (13,177)
  Inventories at replacement cost.....................       (13,682)          6,724         (21,120)
  Prepaid expenses and other current assets...........         3,703          (1,658)         (1,682)
  Other assets........................................          (616)          4,449          (7,287)
  Interest payable....................................       (13,393)         (4,822)         (2,419)
  Accounts payable and accrued liabilities............        23,054          (1,622)         (1,047)
  Income taxes payable................................          (527)         (1,480)         (2,906)
  Deferred tax asset..................................            --        (109,125)         (3,366)
  Business interruption credit........................            --            (581)             --
  Earthquake losses...................................            --         (11,048)             --
  Self insurance reserves.............................         8,456           7,031          (7,503)
  Other liabilities...................................          (170)        (12,407)         (6,692)
                                                           ---------       ---------        --------
  Cash provided by operating activities...............        53,691         104,003          55,418
                                                           ---------       ---------        --------
Cash flows from investing activities:
  Capital expenditures................................      (102,697)        (62,181)        (64,018)
  Proceeds from sale of property, plant and
     equipment........................................           219          16,700          13,257
                                                           ---------       ---------        --------
  Cash used in investing activities...................      (102,478)        (45,481)        (50,761)
                                                           ---------       ---------        --------
Cash flows from financing activities:
  Net borrowings under lines of credit................         2,100         (31,100)         51,500
  Redemption of preferred stock.......................        (3,000)             --              --
  Capitalized financing and acquisition costs.........       (22,426)         (5,108)         (2,496)
  Increase (decrease) in bank overdrafts..............        (8,865)            655           7,952
  Proceeds from issuance of long-term debt............       668,269         150,000              --
  Dividends paid......................................            --              --         (10,000)
  Principal payments on long-term debt................      (577,902)       (164,081)        (71,568)
                                                           ---------       ---------        --------
  Cash provided by (used in) financing activities.....        58,176         (49,634)        (24,612)
                                                           ---------       ---------        --------
Net increase (decrease) in cash and cash
  equivalents.........................................         9,389           8,888         (19,955)
Cash and cash equivalents at beginning of period......        36,803          46,192          55,080
                                                           ---------       ---------        --------
Cash and cash equivalents at end of period............     $  46,192       $  55,080        $ 35,125
                                                           =========       =========        ========


          See accompanying notes to consolidated financial statements.

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)


                                     RALPHS                 RALPHS
                               SUPERMARKETS, INC.      GROCERY COMPANY
                              --------------------   --------------------   ADDITIONAL
                              OUTSTANDING   COMMON   OUTSTANDING   COMMON    PAID-IN-    ACCUMULATED
                                SHARES      STOCK      SHARES      STOCK     CAPITAL       DEFICIT       TOTAL
                              -----------   ------   -----------   ------   ----------   -----------   ---------
BALANCES AT FEBRUARY 2,
  1992......................           --    $ --        100          --     $ 175,548    $(232,753)   $ (57,205)
  Capitalization of Ralphs
     Supermarkets, Inc. ....   25,587,280     256       (100)         --          (256)          --           --
  Net Loss..................           --      --         --          --            --      (76,092)     (76,092)
BALANCES AT JANUARY 31,
  1993......................   25,587,280     256         --          --       175,292     (308,845)    (133,297)
  Net earnings..............           --      --         --          --            --      138,366      138,366
                               ----------    ----       ----        ----     ---------    ---------    ---------
BALANCES AT JANUARY 30,
  1994......................   25,587,280     256         --          --       175,292     (170,479)       5,069
  Net Earnings..............           --      --         --          --            --       32,118       32,118
  Dividends Paid............           --      --         --          --            --      (10,000)     (10,000)
                               ----------    ----       ----        ----     ---------    ---------    ---------
BALANCES AT JANUARY 29,
  1995......................   25,587,280    $256         --        $ --     $ 175,292    $(148,361)   $  27,187
                               ==========    ====       ====        ====     =========    =========    =========


         See accompanying notes to consolidated financial statements.

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) ORGANIZATION

     At February 2, 1992, Ralphs Grocery Company was an indirect wholly owned subsidiary of Federated Stores, Inc. ("Federated"). Two wholly owned subsidiaries of Federated, Federated Holdings III, Inc. ("Holdings III") and Allied Stores Corporation ("Allied") directly owned the common stock of Ralphs Grocery Company approximately 84% and 16% respectively. In January 1990 Holdings III and Allied, and certain other subsidiaries of Federated, each filed petitions for relief under Chapter 11, Title 11 of the United States Code ("Chapter 11"). In March 1990, Federated filed a petition for relief under Chapter 11. Pursuant to the plans of reorganization for Federated and certain of its subsidiaries, Ralphs Supermarkets, Inc. was formed to hold the outstanding shares of common stock of Ralphs Grocery Company. On February 3, 1992, Holdings III and Allied contributed their shares of Ralphs Grocery Company to Ralphs Supermarkets, Inc. in exchange for the issuance by Ralphs Supermarkets, Inc. of Ralphs Supermarkets, Inc. shares in the same proportion in Ralphs Grocery Company shares were owned ("Internal Reorganization"). For financial reporting purposes, this transaction was recorded at predecessor cost. For Federal tax purposes, a new basis was established at Ralphs Supermarket, Inc. as more fully described in Note 11.

     Under the plans of reorganization for Federated, Holdings III and certain other subsidiaries of Federated (the "FSI Plan"), all Ralphs Supermarkets, Inc. shares of common stock held by Holdings III were to be distributed to certain creditors of Federated and Holdings III, including The Edward J. DeBartolo Corporation ("EJDC"), Bank of Montreal ("BMO"), Banque Paribas ("BP") and Camdev Properties Inc. ("Camdev"), and Federated. The FSI Plan was confirmed by the Bankruptcy Court in January 1992 and was consummated on February 3, 1992. Under the plan of reorganization of Allied and certain affiliates including Federated Department Stores, Inc. (the "Allied-Federated Plan"), a portion of Allied's Holding Company shares were to be distributed to BMO and BP. The Allied-Federated Plan was confirmed by the Bankruptcy Court in January 1992 and was consummated shortly after the FSI Plan.


     Thus, following consummation of both the FSI Plan and the Allied-Federated Plan and the transfer on July 19, 1993 of the shares of common stock in Ralphs Supermarkets, Inc. held by Federated Stores, Inc. to Camdev, the approximate ownership of Ralphs Supermarkets, Inc. is as follows:


                                                       APPROXIMATE PERCENT
                                                       OWNERSHIP OF RALPHS
                                                        SUPERMARKETS, INC.
                                                           COMMON STOCK
                                                       AS OF JULY 19, 1993
                                                       -------------------
  EJDC................................................         60.4%
  BMO.................................................         10.1%
  BP..................................................         10.1%
  Camdev..............................................         12.8%
  Federated Department Stores, Inc. (as successor by
    merger to Allied).................................          6.6%

     Pursuant to certain agreements entered into contemporaneously with the effectiveness of the FSI Plan and the Allied-Federated Plan, certain income tax liabilities of Ralphs Grocery Company, Federated, Allied, Federated Department Stores, Inc. and other affiliates have been settled with the Internal Revenue Service. In addition, Ralphs Grocery Company and certain affiliates including Federated Department Stores, Inc., Allied and Federated (the "Affiliated Group") entered into an agreement (the "Tax Indemnity Agreement") pursuant to which Federated Department Stores, Inc. agreed to pay certain tax liabilities, if any, relating to Ralphs Grocery Company being a member of the Affiliated Group. The Tax Indemnity Agreement provides a formula to determine the amount of additional tax liabilities through February 3, 1992 that Ralphs Grocery

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Company would be obligated to pay the Affiliated Group. However, such additional liability, if any, is limited to $10 million subject to certain adjustments.

     Under the Tax Indemnity agreement, both Ralphs Supermarkets, Inc. and Ralphs Grocery Company have agreed to pay Federated Department Stores, Inc. $1 million annually for each of five years starting on February 3, 1992, and an additional $5 million on February 3, 1997. These total payments of $10 million have been recorded in the consolidated financial statements at February 2, 1992. The five $1 million installments are to be paid by Ralphs Grocery Company and the $5 million is the joint obligation of both Ralphs Supermarkets, Inc. and Ralphs Grocery Company. Also, in the event Federated Department Stores, Inc. is required to pay certain tax liabilities on behalf of Ralphs Grocery Company, both Ralphs Supermarkets, Inc. and Ralphs Grocery Company have agreed to reimburse Federated Department Stores, Inc. up to an additional $10 million, subject to certain adjustments. This additional obligation is the joint and several obligation of both Ralphs Supermarkets, Inc. and Ralphs Grocery Company. The $5 million payment and the potential $10 million payment may be paid, at the option of both Ralphs Supermarkets, Inc. and Ralphs Grocery Company, in cash or newly issued Ralphs Supermarkets, Inc. Common Stock.

     In connection with the consummation of the FSI Plan and the Allied-Federated Plan, Ralphs Grocery Company and certain parties entered into an agreement (the "Comprehensive Settlement Agreement") pursuant to which the parties thereto, among other things, agreed to deliver releases to the various parties to the Comprehensive Settlement Agreement as well as certain additional parties. Under the Comprehensive Settlement Agreement, Ralphs Grocery Company received general releases from Allied, Federated, Federated Department Stores, Inc. and certain other affiliates which released it from any and all claims which could have been asserted by the parties thereto prior to the effective dates of FSI Plan and the Allied-Federated Plan other than for claims arising under the Comprehensive Settlement Agreement, the FSI Plan, the Allied-Federated Plan and the Tax Indemnity Agreement.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a) Basis of Presentation


     These consolidated financial statements present the statements of financial position of Ralphs Supermarkets, Inc. and subsidiary as of January 31, 1993, January 30, 1994 and January 29, 1995 and the results of their operations and their cash flows for the three years then ended. Ralphs Grocery Company is deemed to be the predecessor entity of Ralphs Supermarkets, Inc. For purposes of these consolidated financial statements Ralphs Supermarkets, Inc. and Ralphs Grocery Company will be collectively referred to as "Ralphs".


  (b) Reporting Period

     Ralphs' fiscal year ends on the Sunday closest to January 31. Fiscal year-ends are as follows:


        January 31, 1993 (Fiscal 1992)

        January 30, 1994 (Fiscal 1993)

        January 29, 1995 (Fiscal 1994)


  (c) Cash and Cash Equivalents

     For purposes of the statements of cash flows, Ralphs considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  (d) Inventories


     Inventories are stated at the lower cost or market. Cost is determined primarily using the last-in, first-out (LIFO) method. The replacement cost of inventories exceeded the LIFO inventory cost by $15.5 million and $17.6 million at January 30, 1994 and January 29, 1995, respectively.


  (e) Property, Plant and Equipment

     Property, plant and equipment are stated at cost. Property and equipment held under capital leases are stated at the present value of the minimum lease payments at the inception of the lease.

     Depreciation of plant and equipment is calculated using the straight-line method over the estimated useful lives of assets. Plant and equipment held under capital leases and leasehold improvements are amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the asset. Useful lives range from 10 to 40 years for buildings and improvements and 3 to 20 years for fixtures and equipment.


     Interest is capitalized in connection with the construction of major facilities. The capitalized interest is recorded as part of the asset to which it relates and is amortized over the asset's estimated useful life. Interest cost capitalized during fiscal 1992, 1993 and 1994 was $1.074 million, $.740 million and $.324 million, respectively.


  (f) Deferred Debt Issuance Costs

     Direct costs incurred as a result of financing transactions are capitalized and amortized over the terms of the applicable debt agreements using the effective interest method.

  (g) Pre-opening Costs

     Pre-opening costs of new stores are deferred and expensed at the time the store opens. If a new store is ultimately not opened, the costs are expensed directly to selling, general and administrative expense at the time it is determined that the store will not be opened.

  (h) Self Insurance Reserves

     Ralphs is self-insured for a portion of workers' compensation, general liability and automobile accident claims. Ralphs establishes reserve provisions based on an independent actuary's review of claims filed and an estimate of claims incurred but not yet filed.

  (i) Excess of Cost Over Net Assets Acquired


     The excess of cost over net assets acquired, resulting from the May 3, 1988 acquisition of Ralphs is being amortized using the straight-line method over 40 years. Ralphs assesses the recoverability of this intangible asset by determining whether the amortization of the asset balance over its remaining life can be recovered through projected undiscounted operating income (including interest, depreciation and all amortization expense except amortization of excess of cost over net assets acquired) over the remaining amortization period of the excess of cost over net assets acquired. The amount of excess of cost over net assets acquired impairment, if any, is measured based on projected discounted future results using a discount rate reflecting Ralphs' average cost of funds. Accumulated amortization aggregated $63.4 million and $74.4 million at January 30, 1994 and January 29, 1995, respectively.

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  (j) Acquired Leases

     Beneficial lease rights and lease valuation reserves are recorded as the net present value of the differences between contractual rents under existing lease agreements and fair value of entering such lease agreements as of the May 3, 1988 acquisition of Ralphs. All beneficial lease rights and lease valuation reserves arose solely as a result of the May 3, 1988 acquisition. Adjustments to the carrying value of these assets would typically occur only through additional business combinations or in the event of early lease termination. Beneficial lease rights are amortized using the straight-line method over the terms of the leases. Lease valuation reserves are amortized using the interest method over the terms of the leases.

  (k) Discounts and Promotional Allowances

     Promotional allowances and vendor discounts are recorded as a reduction of cost of sales in the accompanying statements of operations. Allowance proceeds received in advance are deferred and recognized over the period earned.

  (l) Income Taxes

     Through February 2, 1992, Ralphs operated under a tax-sharing agreement with Federated and was included in the consolidated Federal tax returns of Federated. Through January 28, 1990, Ralphs was included in the combined state tax returns of Federated; however, Ralphs filed separate state tax returns subsequent to January 28, 1990. Under the tax-sharing agreement, tax-sharing payments were made to Federated based on the amount that Ralphs would be liable for had Ralphs filed separate tax returns, taking into account applicable carryback and carryforward provision of the tax laws.

     Subsequent to February 2, 1992, Ralphs is responsible for filing tax returns with the Internal Revenue Service and state taxing authorities. Prior to February 3, 1992 Ralphs paid alternative minimum tax to Federated under its tax sharing agreement. As a result of the Internal Reorganization, Ralphs will not be entitled to offset its future Federal regular tax liability with the payments made to Federated.

     Effective for the fiscal year ended February 2, 1992, Ralphs adopted Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." At the date of adoption such change had no impact on the consolidated financial results.


  (m) Reclassification


     Certain amounts in the accompanying financial statements have been reclassified to conform to the current year's presentation.


  (n) Consolidation Policy


     The consolidated financial statements include the accounts of Ralphs Supermarkets, Inc., and its wholly owned subsidiary, Ralphs Grocery Company, and its wholly owned subsidiary, collectively referred to as the Company. All material intercompany balances and transactions are eliminated in consolidation.


  (o) Fair Value of Financial Instruments


     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

     (i)  Cash and short-term investments
          The carrying amount approximates fair value because of the short maturity of those instruments.

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     (ii)  Long-term debt
           The fair value of Ralphs' long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to Ralphs for debt of the same remaining maturities.

     (iii) Interest Rate Swap Agreements
           The fair value of interest rate swap agreements is the estimated amount that Ralphs would receive or pay to terminate the swap agreements at the reporting date, taking into account current interest rates and the current credit-worthiness of the swap counterparties.


  (p) Advertising



     The Company expenses the production costs of advertising the first time the advertising takes place. Advertising expense was $17.5 million, $16.4 million and $18.2 million in fiscal 1992, 1993 and 1994, respectively.



  (q) Transaction Costs



     In connection with the proposed merger, Ralphs has capitalized in other assets approximately $2.3 million of transaction costs, principally attorney and accounting fees. Upon completion of the merger these amounts will be reclassified to excess of cost of net assets acquired and amortized accordingly.


(3) PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is summarized as follows:


                                                               JANUARY 30,     JANUARY 29,
                                                                  1994            1995
                                                               -----------     -----------
                                                                 (DOLLARS IN THOUSANDS)
        Land.................................................   $  159,904      $  161,725
        Buildings and improvements...........................      191,179         199,133
        Leasehold improvements...............................      161,341         170,430
        Fixtures and equipment...............................      354,626         372,077
        Capital leases.......................................       86,964         124,861
                                                                ----------      ----------
                                                                   954,014       1,028,226
        Less: Accumulated depreciation.......................     (312,746)       (354,539)
        Less: Accumulated capital lease amortization.........      (39,371)        (48,963)
                                                                ----------      ----------
        Property, plant and equipment, net...................   $  601,897      $  624,724
                                                                ==========      ==========


(4) ACCRUED EXPENSES

     Accrued expenses are summarized as follows:


                                                               JANUARY 30,     JANUARY 29,
                                                                  1994            1995
                                                               -----------     -----------
                                                                 (DOLLARS IN THOUSANDS)
        Accrued wages, vacation and sick leave...............   $  34,763       $  43,766
        Taxes other than income tax..........................      11,084          10,055
        Interest.............................................      11,090           8,670
        Other................................................      44,606          37,313
                                                                ---------       ---------
                                                                $ 101,543       $  99,804
                                                                =========       =========

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(5) LONG-TERM DEBT

     Long-term debt is summarized as follows:


                                                               JANUARY 30,     JANUARY 29,
                                                                  1994            1995
                                                               -----------     -----------
                                                                 (DOLLARS IN THOUSANDS)
        First mortgage notes payable in monthly
          installments, commencing June 1, 1994 of $1.6
          million including interest at an effective rate
          of 9.651%; interest only payable monthly prior to
          June 1, 1994. Final payment due June 1, 1999.
          Secured by land and buildings with a net book
          value of $188.8 million..........................      $178,013        $176,634
        Notes payable in varying monthly installments
          including interest ranging from 11.5% to 18.96%.
          Final payment due through November 30, 1996.
          Secured by equipment with a net book value of
          $28.5 million....................................         9,721           6,291
        Capitalized lease obligations at interest rates
          ranging from 7.25% to 14% maturing at various
          dates through 2019 (note 6)......................        61,150          89,084
        Note payable to bank...............................       300,000         245,000
        Initial Notes and Exchange Notes, 9% due 2003......       150,000         150,000
        Senior Subordinated Debentures, 10 1/4%, due
          2002.............................................       300,000         300,000
                                                                 --------        --------
        Total long-term debt...............................       998,884         967,009
        Less current maturities............................       (70,975)        (83,989)
                                                                 --------        --------
        Long-term debt.....................................      $927,909        $883,020
                                                                 ========        ========


     During the third quarter of 1992, the Company implemented a recapitalization plan (the "Recapitalization Plan") which was completed during the first quarter of 1993 by the Company's offering of $150.0 million aggregate principal amount of its 9% Senior Subordinated notes due 2003 (the "Initial Notes") in private placement under the Securities Act of 1933, as amended (the "Securities Act"). The proceeds of the Initial Notes were used to (i) purchase for cancellation of $60.0 million aggregate principal amount of the Company's 14% Senior Subordinated Debentures due 2000 (the "14% Subordinated Debentures") from a noteholder who had made an unsolicited offer to sell such 14% Subordinated Debentures, (ii) defease the remaining $38.1 million aggregate principal amount of the 14% Subordinated Debentures, (iii) prepay $36.1 million of borrowings under the Company's $350.0 million 1992 term loan facility entered into as part of the Recapitalization Plan and (iv) pay fees and expenses associated with such transactions and for other purposes. As part of a registration rights agreement entered into with the initial purchasers of the Initial Notes, the Company agreed to offer to exchange up to $150.0 million aggregate principal amount of the Exchange Notes for all of the outstanding Initial Notes (the "Exchange Offer"). The terms of the Exchange Notes are substantially identical (including principal amount, interest rate and maturity) in all respects to the terms of the Initial Notes except that the Exchange Notes are freely transferable by the holders thereof (with certain exceptions) and are not subject to any covenant upon the Company regarding registration under the Securities Act. On June 24, 1993, the Company completed the Exchange Offer exchanging $149.7 million aggregate principal amount of Exchange Notes for Initial Notes ($.3 million of Initial Notes remain outstanding).

     The note payable to bank and working capital line, under the 1992 Credit Agreement, are secured by first priority liens on Ralphs' inventory and receivables, servicemarks and registered trademarks, equipment (other than equipment located at facilities subject to existing liens in favor of equipment financiers) and after-acquired real property interests and all existing real property interests (other than those that are subject to prior encumbrances) and bears interest at the rates, as selected by Ralphs as follows: (i) 1 3/4% over the prime

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


rate, or (ii) 2 3/4% over the Eurodollar Rate. Interest calculated pursuant to
(i) above is payable quarterly, otherwise interest is payable quarterly or at the selected borrowings option maturity. During the 52 weeks ended January 29, 1995, interest rates under these borrowings ranged from 5.9375% to 10.25%. Ralphs is required to pay an annual administrative fee of $300,000 pursuant to the 1992 Credit Agreement as well as a commitment fee of 0.5% on the average daily amounts available for borrowing under the $120.0 million working capital credit line.



     The 1992 Credit Agreement, which includes a $350.0 million term loan and $120.0 million working capital credit line, also supports up to $60.0 million of letters of credit which reduce the available borrowings on the credit line. The 1992 Credit Agreement is subject to quarterly principal payment requirements, which commenced on March 31, 1993, with payment in full on June 30, 1998. As of January 29, 1995, $52.4 million of letters of credit and $51.5 million in borrowings were outstanding, with $16.1 million available under the working capital credit line.


     In the fourth quarter of Fiscal 1992, Ralphs entered into an interest rate cap agreement with an effective date of November 6, 1992 and a three-year maturity. The interest rate cap agreement hedges the interest rate in excess of 6.5% LIBOR on $105.0 million principal amount against increases in short-term rates. This agreement satisfies interest rate protection requirements under the 1992 Credit Agreement. In addition to the interest rate cap agreement, Ralphs entered into an interest rate swap agreement on $150.0 million notional principal amount. Under the interest rate swap agreement, Ralphs is required to pay interest based on LIBOR at the end of each six month calculation period and Ralphs will receive interest payments based on LIBOR at the beginning of each six month calculation period. This interest rate swap agreement has a three-year term expiring November 6, 1995. Ralphs is exposed to credit loss in the event of nonperformance by the other party to the interest rate swap agreement. However, Ralphs does not anticipate nonperformance by the counterpart.


     The following details the impact of the hedging activity on the weighted average interest rate for each of the last three fiscal years.



                                                          WITH HEDGE     WITHOUT HEDGE
                                                          ----------     -------------
            1992........................................    10.52%           10.22%
            1993........................................     8.96%            8.96%
            1994........................................     9.37%            9.18%


     The Initial Notes and Exchange Notes are unsecured obligations of Ralphs subordinated in right of payment to amounts due on the aforementioned senior debt. Interest at 9% is payable each April 1 and October 1 through April 1, 2003, when the notes mature.

     The 10 1/4% Senior Subordinated Debentures are unsecured obligations of Ralphs subordinated in right of payment to amounts due on the senior debt. Interest at 10 1/4% is payable each January 15 and July 15 through July 15, 2002, when the debentures mature.


     The aforementioned debt agreements contain various restrictive covenants pertaining to net worth levels, limitations on additional indebtedness and capital expenditures, financial ratios and dividends. The 1992 Credit Agreement requires Ralphs to reduce its working capital credit line to zero for 30 consecutive days annually. The current annual period extends from July 1 to June
30. The Company has not yet complied with this annual covenant. The Company intends to either satisfy this covenant by June 30, 1995 or seek to obtain the necessary waiver from its lenders, if such event of non-compliance ultimately occurs but there is no assurance that such waiver will be granted, or, if granted, will be on terms acceptable to the Company. At January 29, 1995, Ralphs is in compliance with all its 1992 Credit Agreement restrictive covenants. The Company currently anticipates that it may be out of compliance with certain other maintenance covenants at the end of the second quarter of 1995. The Company intends to seek the necessary waivers from its lenders should these events of non-compliance ultimately occur, but there is no assurance that such waivers will be granted, or, if granted, will be on terms acceptable to the Company.

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


     The aggregate maturities on long-term debt for each of the five years subsequent to fiscal 1994 are as follows:



                                                                        (DOLLARS IN
                                                                         THOUSANDS)
                                                                        ------------
            1995......................................................    $ 83,989
            1996......................................................      86,792
            1997......................................................      84,771
            1998......................................................      53,605
            1999......................................................     175,400
            2000 and thereafter.......................................     482,452
                                                                          --------
                                                                          $967,009
                                                                          ========



     The estimated fair value of each class of financial instruments (where practical), all held for non-trading purposes, is as follows in (000s):



            Long-term debt............................................  $953,883
            Interest rate swap agreement..............................  $  1,252
            Interest rate cap agreement...............................  $   (366)


(6) LEASES

     Ralphs has leases for retail store facilities, warehouses and manufacturing plants for periods up to 30 years. Generally, the lease agreements include renewal options for five years each. Under most leases, Ralphs is responsible for property taxes, insurance, maintenance and expense related to the lease property. Certain store leases require excess rentals based on a percentage of sales at that location. Certain equipment is leased by Ralphs under agreements ranging from 3 to 15 years. The agreements usually do not include renewal option provisions.


     Minimum rental payments due under capital leases and operating leases subsequent to fiscal 1994 are as follows:



                                                         CAPITAL      OPERATING
                                                          LEASES       LEASES       TOTAL
                                                         --------     --------     --------
                                                               (DOLLARS IN THOUSANDS)
    1995...............................................  $ 21,640     $ 61,324     $ 82,964
    1996...............................................    19,093       60,847       79,940
    1997...............................................    18,288       58,182       76,470
    1998...............................................    15,901       53,321       69,222
    1999...............................................    11,784       52,839       64,623
    2000 and thereafter................................    53,959      373,021      426,980
                                                         --------     --------     --------
    Total minimum lease payments.......................  $140,665     $659,534     $800,199
                                                                      ========     ========
    Less amounts representing interest.................   (51,581)
                                                         --------
    Present value of net minimum lease payments........    89,084
    Less current portion of lease obligations..........   (13,151)
                                                         --------
    Long-term capital lease obligations................  $ 75,933
                                                         ========

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Total rent expense is summarized as follows:


                                                         52 WEEKS        52 WEEKS        52 WEEKS
                                                           ENDED           ENDED           ENDED
                                                        JANUARY 31,     JANUARY 30,     JANUARY 29,
                                                           1993            1994            1995
                                                        -----------     -----------     -----------
                                                                  (DOLLARS IN THOUSANDS)
    Capital Leases
      Contingent rental.............................      $ 2,443         $ 2,241         $ 2,256
      Rentals from subleases........................       (2,144)         (2,048)         (1,734)
    Operating Leases
      Minimum rentals...............................       49,001          54,965          55,906
      Contingent rentals............................        5,058           3,645           3,763
      Rentals from subleases........................       (1,123)         (1,150)         (1,791)
                                                          -------         -------         -------
                                                          $53,235         $57,653         $58,400
                                                          =======         =======         =======


(7) SELF-INSURANCE


     Ralphs is a qualified self-insurer in the State of California for worker's compensation and for automobile liability. For fiscal 1992, 1993 and 1994 self insurance loss provisions amounted to (in thousands) $25,950, $30,323 and $14,003, respectively. Ralphs discounts self-insurance liabilities using an 8% discount rate for all years presented. Management believes that this rate approximates the time value of money over the anticipated payout period (approximately 8 years) for essentially risk free investments.



     Based on a review of modifications in its workers compensation and general liability insurance programs, Ralphs adjusted its self-insurance costs during Fiscal 1994, resulting in a reduction in the loss provision in Fiscal 1994 of approximately $18.9 million.



     Ralphs' historical self-insurance liability for the previous two fiscal years is as follows:



                                                                     52 WEEKS     52 WEEKS
                                                                      ENDED        ENDED
                                                                     JANUARY      JANUARY
                                                                       30,          29,
                                                                       1994         1995
                                                                     --------     --------
                                                                          (DOLLARS IN
                                                                          THOUSANDS)
    Self-insurance liability.....................................    $ 97,864     $ 87,830
    Less: Discount...............................................     (17,854)     (15,324)
                                                                     --------     --------
    Net self-insurance liability.................................    $ 80,010     $ 72,506
                                                                     ========     ========



     The Company expects that cash payments for claims over the next five years will aggregate approximately $28 million in fiscal year 1995, $19 million in fiscal year 1996, $13 million in fiscal year 1997, $8 million in fiscal year 1998 and $7 million in fiscal year 1999.


(8) COMMITMENTS AND CONTINGENCIES


     In December 1992, three California state antitrust class action suits were commenced in Los Angeles Superior Court against Ralphs and other major supermarket chains located in Southern California, alleging that they conspired to refrain from competing in the retail market for fluid milk and to fix the retail price of fluid milk above competitive prices. Specifically, class actions were commenced by Diane Barela and Neila Ross, Ron Moliare and Paul C. Pfeifle on December 7, December 14, and December 23, 1992, respectively. The Court has yet to certify any of these classes. A demurrer to the complaints was denied. Notwithstanding that it believes there is no merit to these cases, Ralphs had reached an agreement in principle to settle them.

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


However, no settlement agreement has been signed. The Company does not believe that the resolution of these cases will have a material adverse effect on its future financial condition. Any settlement would be subject to court approval.



     On March 25, 1991, George A. Koteen Associates, In. ("Koteen Associates") commenced an action in San Diego Superior Court alleging that Ralphs breached an alleged utility rate consulting agreement. In December 1992, a jury returned a verdict of approximately $4.9 million in favor of Koteen Associates and in March 1993, attorney's fees and certain other costs were awarded to the plaintiff. Ralphs has appealed the judgment and fully reserved in Fiscal 1992 against an adverse ruling by the appellate courts.



     In April 1994, Ralphs was served with a complaint filed by over 240 former employees at Ralphs' bakery in the Atwater district of Los Angeles (the "Bakery Plaintiffs"). The action was commenced in the United States District Court for the Central District of California, and, among other claims, the Bakery Plaintiffs alleged that Ralphs breached its collective bargaining agreement and violated the Workers Adjustment Retraining Notification Act (the "WARN Act") when it downsized and subsequently closed the bakery. In their complaint, the Bakery Plaintiffs are seeking damages for lost wages and benefits as well as punitive damages. The Bakery Plaintiffs also named Ralphs and two of its management employees in fraud, conspiracy and emotional distress causes of action. In addition, the Bakery Plaintiffs sued their union local for breach of its duty of fair representation and other alleged misconduct, including fraud and conspiracy. The defendants have answered the complaint and discovery is ongoing. Trial is set for February, 1996, and Ralphs is vigorously defending this suit. Management believes, based on its assessment of the facts, that the resolution of this case will not have a material effect on the Company's financial position or results of operations.



     In addition, Ralphs is a defendant in a number of other cases currently in litigation or potential claims encountered in the normal course of business which are being vigorously defended. In the opinion of management, the resolutions of these matters will not have a material effect on Ralphs' financial position or results of operations.



  Environmental Matters



     In January 1991, the California Regional Water Quality Control Board for the Los Angeles Region (the "Regional Board") requested that Ralphs conduct a subsurface characterization of Ralphs' Atwater property. This request was part of an ongoing effort by the Regional Board, in connection with the U.S. Environmental Protection Agency (the "EPA"), to identify contributors to groundwater contamination in the San Fernando Valley. Significant parts of the San Fernando Valley, including the area where Ralphs' Atwater property is located, have been designated federal Superfund sites requiring response actions under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, because of regional groundwater contamination. On June 18, 1991, the EPA made its own request for information concerning the Atwater property. Since that time, the Regional Board has requested further investigation by Ralphs. Ralphs has conducted the requested investigations and has reported the results to the Regional Board. Approximately 25 companies have entered into a Consent Order (EPA Docket No. 94-11) with the EPA to investigate and design a remediation system for contaminated groundwater beneath an area which includes the Atwater property. Ralphs is not a party to the Consent Order, but is cooperating with requests of the subject companies to allow installation of monitoring or recovery wells on Ralphs' property. Based upon available information, management does not believe this matter will have a material adverse effect on the Company's financial condition or results of operations.



     Ralphs has removed underground storage tanks and remediated soil contamination at the Atwater property. In some instances the removals and the contamination were associated with grocery business operations, in others they were associated with prior property users. Although the possibility of other

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


contamination from prior operations or adjacent properties exists at the Atwater property, management does not believe that the costs of remediating such contamination will be material to the Company.



     Apart from the Atwater property, the Company has recently had environmental assessments performed on a significant portion of its facilities, including warehouse and distribution facilities. The Company believes that any responsive actions required at the examined properties as a result of such assessments will not have a material adverse effect on its financial condition or results of operations.



     Ralphs has incurred approximately $4.5 million in non-recurring capital expenditures for conversion of refrigerants during 1994. Other than these expenditures, Ralphs has not incurred material capital expenditures for environmental controls during the previous three years, nor does management anticipate incurring such expenditures during the current fiscal year or the succeeding fiscal year.



     Ralphs is subject to a variety of environmental laws, rules, regulations and investigative or enforcement activities, as are other companies in the same or similar business. The Company believes it is in substantial compliance with such laws, rules and regulations. These laws, rules, regulations and agency activities change from time to time, and such changes may affect the ongoing business and operations of the Company.


(9) REDEEMABLE PREFERRED STOCK

     Ralphs' non-voting preferred stock consisted of 10,000,000 shares of authorized $.01 par value preferred stock. At February 3, 1991 and February 2, 1992, 170,000 shares of Class A Preferred Stock and 130,000 shares of Class B Preferred Stock were issued and outstanding. All of the outstanding shares of preferred stock were redeemed by Ralphs during February 1992 at their initial issuance price of $3.0 million.

(10) EQUITY APPRECIATION RIGHTS PLANS

     Effective August 26, 1988, Ralphs adopted an Equity Appreciation Plan ("1988 Plan"), whereby certain officers received equity rights representing, in aggregate, the right to receive 15% of the increase in the appraised value (as defined in the 1988 Plan) of the Ralphs' equity over an initial value of $120.0 million. The 1988 Plan was amended in January 1992 by agreement among Ralphs and the Equity Rights holders ("Amended Plan"). Ralphs accrued for the increase in equity appreciation rights over the contractually defined vesting period (fully accrued in fiscal 1991), based upon the maximum allowable contractual amount which approximated ending appraised value.


     Under the Amended Plan, all outstanding Equity Rights vested in full are no longer subject to forfeiture by the holders, except in the event a holder's employment is terminated for cause within the meaning of the Amended Plan. The appraised value of Ralphs' equity is to be determined as of May 1 each year by an investment banking company engaged for this purpose utilizing the methodology specified in the Amended Plan (which is unchanged from that specified in the 1988 Plan); however, under the Amended Plan the appraised value of Ralphs' equity for purposes of the plan may not be less than $400.0 million nor exceed $517.0 million. The amount of equity rights redeemable at any given time is defined in each holders' separate agreement. On exercise of an equity right, the holder will be entitled to receive a pro rata percentage of any such increase in appraised value. In addition, the Amended Plan provides for the possible additional further payment to the holder of each exercised Equity Right of an amount equal to the "Deferred Value" of such Equity Right as defined in the Amended Plan. Ralphs did not incur any expense under the Equity Appreciation Rights Plan in fiscal 1992, fiscal 1993 and fiscal 1994.

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


     The amount of Equity Rights redeemable for each of the four years subsequent to fiscal 1994 are as follows:



                                                              (DOLLARS IN
                                                              THOUSANDS)
            1995............................................    $ 6,669
            1996............................................     12,389
            1997............................................      3,636
            1998............................................     10,150
                                                                -------
                                                                $32,844
                                                                =======


(11) INCOME TAXES

     Income tax expense (benefit) consists of the following:


                                                        52 WEEKS        52 WEEKS        52 WEEKS
                                                          ENDED           ENDED           ENDED
                                                       JANUARY 31,     JANUARY 30,     JANUARY 29,
                                                          1993            1994            1995
                                                       -----------     -----------     -----------
                                                                 (DOLLARS IN THOUSANDS)
    Current
      Federal......................................      $4,173         $  (2,424)      $   713
      State........................................          --             3,500         2,653
                                                         ------         ---------       -------
                                                         $4,173         $   1,076       $ 3,366
                                                         ------         ---------       -------
    Deferred
      Federal......................................      $   --         $(109,125)      $(3,366)
      State........................................          --                --            --
                                                         ------         ---------       -------
                                                         $   --         $(109,125)      $(3,366)
                                                         ------         ---------       -------
      Total income tax expense (benefit)...........      $4,173         $(108,049)      $    --
                                                         ======         =========       =======


     Income tax expense (benefit) has been classified in the accompanying statements of operations as follows:


                                                    1992         1993          1994
                                                   -------     ---------     ---------
    Earnings before extraordinary items........    $ 8,346     $(108,049)    $      --
    Extraordinary item.........................     (4,173)           --            --
                                                   -------     ---------     ---------
    Net tax expense (benefit)..................    $ 4,173     $(108,049)    $      --
                                                   =======     =========     =========

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


     The differences between income tax expense and income taxes computed using the top marginal U.S. Federal income tax rate of 34% for Fiscal 1992 and of 35% for fiscal 1993 and fiscal 1994 applied to earnings (loss) before income taxes (including, in Fiscal 1992, the extraordinary loss of $74.8 million) were as follows:



                                                       52 WEEKS        52 WEEKS        52 WEEKS
                                                         ENDED           ENDED           ENDED
                                                      JANUARY 31,     JANUARY 30,     JANUARY 29,
                                                         1993            1994            1995
                                                      -----------     -----------     -----------
                                                                (DOLLARS IN THOUSANDS)
    Amount of expected expense (benefit) computed
      using the statutory Federal rate..............   $(24,450)      $  10,611        $  11,241
      Utilization of financial operating loss.......         --         (10,611)         (11,241)
      Amortization of excess cost over net assets
         acquired...................................      3,356              --               --
      State income taxes, net of Federal income tax
         benefit....................................         --           3,500            2,653
      Accounting limitation (recognition) of
         deferred tax benefit.......................     20,041        (109,125)          (3,366)
      Alternative minimum tax.......................      4,173             625               --
      Other, net....................................      1,053          (3,049)             713
                                                       --------       ---------        ---------
              Total income tax expense (benefit)....   $  4,173       $(108,049)       $      --
                                                       ========       =========        =========


     Ralphs' deferred tax assets, recorded under SFAS 109, were comprised of the following:


                                                                    52 WEEKS        52 WEEKS
                                                                      ENDED           ENDED
                                                                   JANUARY 30,     JANUARY 29,
                                                                      1994            1995
                                                                   -----------     -----------
                                                                     (DOLLARS IN THOUSANDS)
    Deductible intangible assets...............................      $  56,000       $  43,000
    Net operating loss carryforward and tax credit.............         40,125          55,000
    Self insurance accrual.....................................         43,000          25,000
    Software basis difference and amortization.................             --              --
    Fees collected in advance..................................             --           2,600
    Property, plant and equipment basis difference and
      depreciation.............................................         21,000          16,000
    Equity appreciation rights.................................         16,000          11,000
    Favorable lease basis differences..........................         16,000          16,000
    State deferred taxes.......................................         17,000          19,000
    Other......................................................         40,000          51,103
                                                                     ---------       ---------
                                                                       249,125         238,703
      Less valuation allowance.................................       (140,000)       (126,212)
                                                                     ---------       ---------
              Total............................................      $ 109,125       $ 112,491
                                                                     =========       =========



     On October 15, 1992, Ralphs filed an election with the Internal Revenue Service under Section 338(h)(10). Under this Section, Ralphs is required to restate, for Federal tax purposes, its assets and liabilities to fair market value as of February 3, 1992. The effect of this transaction is to record a new Federal tax basis to reflect a change of control for Federal tax purposes resulting from the Internal Reorganization. No change of control for financial reporting purposes was affected.


     In August, 1993, The Omnibus Budget Reconciliation Act of 1993 (the "Act") was enacted. The Act increased the Federal income tax rate from 34 to 35 percent for filers whose taxable income exceeded $10.0 million. In the current year, the effect of the Federal income tax rate change was to increase the net

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

deferred tax assets. In addition, the Act also provided for the deductibility of certain intangibles, including costs in excess gross assets acquired.


     The Act has significantly impacted the aggregate deferred tax asset position of Ralphs at January 29, 1995. Ralphs elected to retroactively apply certain provisions of the Act related to the February 3, 1992 change of control for Federal tax purposes. As such, approximately $610.7 million in excess of cost over net assets acquired became fully deductible for Federal tax purposes. This amount is deductible over 15 years. This excess in the tax basis over the financial statement basis of excess of cost over net assets acquired aggregated $123.0 million at January 29, 1995.



     During the year ended January 30, 1994, Ralphs recorded the incremental impact of the Act on deductible temporary differences and increased its deferred income tax assets by a net amount of $109.1 million. The decision to reduce the valuation allowance was based upon several factors. Specific among them, was the Company's completion of its restructuring plan which effectively reduced estimated interest expense by approximately $9.0 as compared to the year ended January 31, 1993. In addition, the January 31, 1993 operating results were negatively effected by several charges including provisions for restructuring, legal settlements and a loss on retirement of debt all aggregating approximately $90 million on a pre-tax basis.



     Although there can be no assurance as to future taxable income, the Company believes that, based upon the above mentioned events, as well as the Company's expectation of future taxable income, it is more likely than not that the recorded deferred tax asset will be realized. In order to realize the net deferred tax asset currently recorded, Ralphs will need to generate sufficient future taxable income, assuming current tax rates, of approximately $320.0 million.



     At January 29, 1995, the Company has Federal net operating loss (NOL) carryforwards of approximately $162.0 million and Federal and state Alternative Minimum Tax Credit carryforwards of approximately $2.1 million which can be used to offset Federal taxable income and regular taxes payable, respectively. The NOL carryforwards begin expiring in 2008.



     During the past three fiscal years, the Company has generated Federal taxable losses of approximately $162.0 million versus financial pre-tax earnings of approximately $65.2 million for the same periods. These differences result principally from excess tax versus financial amortization on certain intangible assets (excess of cost over net assets acquired), as well as several other originating temporary differences.


(12) EMPLOYEE BENEFIT PLANS

     Ralphs has a defined benefit pension plan covering substantially all employees not already covered by collective bargaining agreements with at least one year of credit service (defined at 1,000 hours). Ralphs' policy is to fund pension costs at or above the minimum annual requirement.


     On February 23, 1990, the Company adopted a Supplemental Executive Retirement Plan covering certain key officers of Ralphs. The Company has purchased split dollar life insurance policies for participants under this plan. Under certain circumstances, the cash surrender value of certain split dollar life insurance policies will offset Ralphs obligations under the Supplemental Executive Retirement Plan.



     During the second quarter of 1994, the Company approved and adopted a new non-qualified retirement plan, the Ralphs Grocery Company Retirement Supplemental Plan ("Retirement Supplement Plan") effective January 1, 1994 and amended the existing Supplemental Executive Retirement Plan effective April 9, 1994. These changes to the retirement plans were made pursuant to the enactment of the 1993 Omnibus Budget Reconciliation Act.

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


     At January 29, 1995, the Company recorded a $4.0 million additional minimum liability in offsetting intangible asset to reflect the changes in the new and amended plans.



     Under the provisions of the Retirement Supplement Plan, participants are entitled to receive benefits based on earnings over the indexed amount of $150,000.


     The following actuarially determined components were included in the net pension expense:


                                                         52 WEEKS        52 WEEKS        52 WEEKS
                                                           ENDED           ENDED           ENDED
                                                        JANUARY 31,     JANUARY 30,     JANUARY 29,
                                                           1993            1994            1995
                                                        -----------     -----------     -----------
                                                                  (DOLLARS IN THOUSANDS)
    Service cost......................................    $ 2,076         $ 2,228         $ 2,901
    Interest cost on projected benefit obligation.....      2,471           2,838           3,821
    Actual return on assets...........................     (2,794)         (2,695)         (1,447)
    Net amortization and deferral.....................        237             (46)         (1,100)
                                                          -------         -------         -------
      Net pension expense.............................    $ 1,990         $ 2,325         $ 4,175
                                                          =======         =======         =======



     The funded status of Ralphs' pension plan, (based on December 31, 1993 and 1994 asset values), is as follows:



                                                                    JANUARY 30,     JANUARY 29,
                                                                       1994            1995
                                                                    -----------     -----------
                                                                      (DOLLARS IN THOUSANDS)
    Assets Exceed Accumulated Benefits:
    Actuarial present value of benefit obligations:
      Vested benefit obligation...................................    $29,659         $31,621
      Accumulated benefit obligation..............................     29,950          31,856
      Projected benefit obligation................................     42,690          45,246
      Plan assets at fair value...................................     32,968          38,179
                                                                      -------         -------
    Projected benefit obligation in excess of Plan Assets.........     (9,722)         (7,067)
    Unrecognized net gain.........................................      4,567           3,611
    Unrecognized prior service cost...............................     (1,778)         (1,659)
    Unrecognized net asset........................................         --              --
                                                                      -------         -------
      Accrued pension cost........................................    $(6,933)        $(5,115)
                                                                      =======         =======
    Accumulated Benefits Exceed Assets:
    Actuarial present value of benefit obligations:
      Vested benefit obligation...................................                      2,982
      Accumulated benefit obligation..............................                      2,982
      Projected benefit obligation................................                      7,102
      Plan assets at fair value...................................                         --
                                                                                      -------
    Projected benefit obligation in excess of plan assets.........                     (7,102)
    Unrecognized net gain.........................................                       (229)
    Unrecognized prior service cost...............................                      8,354
    Adjustment required to recognized minimum liability...........                     (4,005)
                                                                                      -------
      Accrued pension cost........................................                    $(2,982)
                                                                                      =======



     The accrued pension cost for accumulated benefits that exceeded assets at January 30, 1994 was immaterial to the consolidated financial statements.

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


     Service costs for fiscal 1992 and 1993 were calculated using a discount rate of 8.5% and a rate of increase in future compensation levels of 6%. The 1994 discount rate and the rate of increase in future compensation levels were reduced to 7.75% and 5.0%, respectively, to reflect the decline in interest rates in 1994. The discount rate will be increased to 8.25% in 1995 in order to reflect the increase in the current long-term interest rate. A long-term rate of return on assets of 9% was used for fiscal 1992, 1993 and 1994.



     The pension plan assets consist primarily of common stocks, bonds, debt securities, and a money market fund. Plan benefits are based primarily on years of service and on average compensation during the last years of employment.



     Ralphs participates in multi-employer pension plans and health and welfare plans administered by various trustees for substantially all union employees. Contributions to these plans are based upon negotiated contractual rates. In both Fiscal 1992 and Fiscal 1993 the multi-employer pension plan was deemed to be overfunded based upon the collective bargaining agreement then currently in force. During Fiscal 1993 the agreement called for pension benefits which resulted in additional required expense. The UFCW health and welfare benefit plans were overfunded and those employers who contributed to these plans received a prorata share of excess reserve in these health care benefit plans through a reduction in current maintenance payments. Ralphs' share of the excess reserve was approximately $24.5 million of which $11.8 million was recognized in Fiscal 1993 and the remainder, $12.7 million, was recognized in Fiscal 1994. Since employers are required to make contributions to the benefit funds at whatever level is necessary to maintain plan benefits, there can be no assurance that plan maintenance payments will remain at current levels.


     The expense related to these plans is summarized as follows:


                                                     52 WEEKS        52 WEEKS        52 WEEKS
                                                       ENDED           ENDED           ENDED
                                                    JANUARY 31,     JANUARY 30,     JANUARY 29,
                                                       1993            1994            1995
                                                    -----------     -----------     -----------
                                                               (DOLLARS IN THOUSANDS)
        Multi-employer pension plans..............    $ 7,973         $17,687         $ 8,897
                                                      =======         =======         =======
        Multi-employer health and welfare.........    $71,183         $45,235         $66,351
                                                      =======         =======         =======



     Ralphs maintains the Ralphs Grocery Company Savings Plan Plus--Prime and the Ralphs Grocery Savings Plan Plus -- Basic (collectively referred to as the "401(k) Plan") covering substantially all employees who are not covered by collective bargaining agreements and who have at least one year of credited service (defined at 1,000 hours). The 401(k) Plan provided for both pre-tax and after-tax contributions by participating employees. With certain limitations, participants may elect to contribute from 1% to 12% of their annual compensation on a pre-tax basis to the Plan. Ralphs has committed to match a minimum of 20% of an employee's contribution to the 401(k) Plan that do not exceed 5% of the employee's compensation. Expenses under the 401(k) Plan for fiscal 1992, 1993 and 1994 were $407,961, $431,774 and $446,826, respectively.



     Ralphs has an executive incentive compensation plan which covers approximately 39 key employees. Benefits to participants are earned based on a percentage of base compensation upon attainment of a targeted formula of earnings. Expense under this plan for fiscal 1992, 1993 and 1994 was $2.5 million, $2.6 million and $2.4 million, respectively. Ralphs has also adopted an incentive plan for certain members of management. Benefits to participants are earned based on a percentage of base compensation upon attainment of a targeted formula of earnings. Expense under this plan for fiscal 1992, 1993 and 1994 was $2.8 million, $3.0 million and $3.1 million, respectively.


     The aforementioned incentive plans may be cancelled by the Board of Directors at any time.

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Ralphs sponsors a postretirement medical benefit plan (Postretirement Medical Plan) covering substantially all employees who are not members of a collective bargaining agreement and who retire under certain age and service requirements.


     The Postretirement Medical Plan is a traditional type medical plan providing outpatient, inpatient and various other covered services. Such benefits are funded from Ralphs' general assets. The calendar year deductible is $1,270 per individual, indexed to the Medical Consumer Price Index.



     The net periodic cost of the Postretirement Medical Plan includes the following components:



                                                     52 WEEKS        52 WEEKS        52 WEEKS
                                                       ENDED           ENDED           ENDED
                                                    JANUARY 31,     JANUARY 30,     JANUARY 29,
                                                       1993            1994            1995
                                                    -----------     -----------     -----------
                                                              (DOLLARS IN THOUSANDS)
        Service cost..............................    $ 1,908         $ 1,767         $ 1,396
        Interest cost.............................      1,367           1,603           1,387
        Return on plan assets.....................         --              --              --
        Net amortization and deferral.............         --              --            (228)
                                                      -------         -------         -------
          Net postretirement benefit cost.........    $ 3,275         $ 3,370         $ 2,555


     The funded status of the postretirement benefit plan is as follows:


                                                                 52 WEEKS        52 WEEKS
                                                                   ENDED           ENDED
                                                                JANUARY 30,     JANUARY 29,
                                                                   1994            1995
                                                                -----------     -----------
                                                                  (DOLLARS IN THOUSANDS)
        Accumulated postretirement benefit obligation:
        Retirees..............................................   $   1,237       $   1,303
        Fully eligible plan participants......................         357           1,499
        Other active plan participants........................      16,062          10,289
        Plan assets at fair value.............................          --              --
                                                                 ---------       ---------
        Funded status.........................................     (17,656)        (13,091)
        Plan assets in excess of projected obligations........          --              --
        Unrecognized gain (loss)..............................       6,302          13,676
        Unrecognized prior service cost.......................          --            (358)
                                                                 ---------       ---------
        Accrued postretirement benefit obligation.............   $ (23,958)      $ (26,409)
                                                                 =========       =========



     Service cost was calculated using a medical cost trend of 10.5% for fiscal 1992. Service cost was calculated using a medical cost trend of 10.5% and a decreasing medical cost trend rate of 14%-8% for 1993 and 1994 respectively. The discount rate for 1993 was 8.5% and was reduced to 7.75% in 1994 to reflect the decline in interest rates in 1994. In 1995, the discount rate will increase to 8.25% in order to reflect the increase in the current long-term interest rate. The long-term rate of return of plan assets is not applicable as the plan is not funded.



     The effect of a one-percent increase in the medical cost trend would increase the fiscal 1994 service and interest cost to 18%. The accumulated postretirement benefit obligation at January 29, 1995 would also increase by 27%.

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(13) QUARTERLY RESULTS (UNAUDITED)


     Quarterly results for fiscal 1993 and 1994 are as follows:



                                                              GROSS    OPERATING   INCOME      NET
                                                     SALES    PROFIT    INCOME      TAXES    EARNINGS
                                                    -------   ------   ---------   -------   --------
                                                                 (DOLLARS IN MILLIONS)
FY 1993 Quarters
  12 weeks ended 04/25/93......................... $  632.4   $142.4    $  31.4    $   1.0    $  3.9
  12 weeks ended 07/18/93.........................    629.0    145.2       36.8       (1.0)     12.9
  12 weeks ended 10/10/93.........................    612.8    141.5       31.7         --       7.0
  16 weeks ended 01/30/94.........................    856.0    207.4       52.2     (108.0)    114.6
                                                   --------   ------    -------    -------    ------
          Total................................... $2,730.2   $636.5    $ 152.1    $(108.0)   $138.4
                                                   ========   ======    =======    =======    ======
FY 1994 Quarters
  12 weeks ended 04/24/94......................... $  616.0   $141.7    $  34.1    $    --    $  8.4
  12 weeks ended 07/17/94.........................    625.0    142.9       32.9         --       7.2
  12 weeks ended 10/09/94.........................    615.4    138.8       30.8         --       4.3
  16 weeks ended 01/29/95.........................    868.2    200.2       47.8         --      12.2
                                                   --------   ------    -------    -------    ------
          Total................................... $2,724.6   $623.6    $ 145.6    $    --    $ 32.1
                                                   ========   ======    =======    =======    ======


(14) SUPPLEMENTAL CASH FLOW INFORMATION


                                                                 52 WEEKS      52 WEEKS      52 WEEKS
                                                                   ENDED         ENDED         ENDED
                                                                JANUARY 31,   JANUARY 30,   JANUARY 29,
                                                                   1993          1994          1995
                                                                -----------   -----------   -----------
                                                                        (DOLLARS IN THOUSANDS)
Supplemental cash flow disclosures:
  Interest paid, net of amounts capitalized...................    $118,391      $93,738       $99,067
  Income taxes paid...........................................    $  7,169      $ 2,423       $ 6,270
  Capital lease assets and obligations assumed................    $     --      $15,395       $41,131


(15) STOCK OPTION PLAN

     On February 3, 1992, 3,162,235 options for Common Stock of the Company were granted under the Ralphs Non-qualified Stock Option Plan. All options were vested, but not exercisable, on the date of the grant. Options granted to certain officers become exercisable at the rate of 20% on each September 30 of calendar years 1992 through 1996. Options granted to other officers become exercisable as to 10% of the grant on each of September 30, 1992 and 1993, 15% on each of September 30, 1994 through September 30, 1997, and 20% on September 20, 1998.

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following table summarizes the Ralphs Non-qualified Stock Option Plan.


                                                                       NUMBER OF     PRICE
                                                                        OPTIONS      RANGE
                                                                       ---------     ------
    Options Outstanding at January 30, 1994:
      Beginning of year.............................................   3,162,235     $20.21
      Granted.......................................................          --         --
      Exercised.....................................................          --         --
      Cancelled.....................................................          --         --
      Expired.......................................................          --         --
         End of year................................................   3,162,235     $20.21
                                                                       ---------     ------

    Exercisable at end of year......................................     811,760         --
                                                                       ---------     ------

    Available for grant at end of year..............................          --         --
                                                                       ---------     ------
    Options Outstanding at January 29, 1995:
      Beginning of year.............................................   3,162,235     $20.21
      Granted.......................................................          --         --
      Exercised.....................................................          --         --
      Cancelled.....................................................          --         --
      Expired.......................................................          --         --
         End of year................................................   3,162,235     $20.21
                                                                       ---------     ------

    Exercisable at end of year......................................   1,330,924         --
                                                                       ---------     ------

    Available for grant at end of year..............................          --         --
                                                                       ---------     ------



     The option price for outstanding options at January 29, 1995 assumes a grant date fair market value of Common Stock of the Company equal to $20.21 per share, which represents the high end of a range of estimated values of the Common Stock of the Company on February 3, 1992, the date of the grant.



(16) DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS



     The methods and assumptions used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value is discussed in Note 2.



     The estimated fair value of each class of financial instruments (where practical), all held for non-trading purposes, is as follows in (000s):



                                                   JANUARY 30, 1994            JANUARY 29, 1995
                                                -----------------------     -----------------------
                                                CARRYING                    CARRYING
                                                 AMOUNT      FAIR VALUE      AMOUNT      FAIR VALUE
                                                --------     ----------     --------     ----------
Long term debt................................  $998,884     $1,014,634     $967,009      $ 953,883
Interest rate swap agreements.................       n/a          1,153          n/a          1,252
Interest rate cap agreements..................       n/a            (19)         n/a           (366)



     In the fourth quarter of Fiscal 1992, Ralphs entered into an interest rate cap agreement with an effective date of November 6, 1992 and a three year maturity. The interest rate cap agreement hedges the interest rate in excess of 6.5% LIBOR on $105.0 million principal amount against increases in short-term rates. This

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


agreement satisfies interest rate protection requirements under the 1992 Credit Agreement. In addition to the interest rate cap agreement, Ralphs entered into an interest rate swap agreement on $150.0 million national principal amount. Under the interest rate swap agreement, Ralphs is required to pay interest based on LIBOR at the end of each six month calculation period and Ralphs will receive interest payments based on LIBOR at the beginning of each six month calculation period. This interest rate swap agreement has a three-year term expiring November 6, 1995. Ralphs is exposed to credit loss in the event of nonperformance by the other party to the interest rate swap agreement. However, Ralphs does not anticipate nonperformance by the counterpart.



     The following details the impact of the hedging activity on the weighted average rate for each of the last three fiscal years.



                                                                  WITH HEDGE     WITHOUT HEDGE
                                                                  ----------     -------------
    1992........................................................    10.52%           10.22%
    1993........................................................     8.96%            8.96%
    1994........................................................     9.37%            9.18%



(17) THE MERGER (UNAUDITED)



     On September 14, 1994, Food 4 Less Supermarkets, Inc. ("Food 4 Less"), Food 4 Less Holdings, Inc. ("Holdings"), and the parent company of Holdings, Food 4 Less, Inc. ("FFL"), entered into a definitive Agreement and Plan of Merger (as amended from time to time, the "Merger Agreement") with Ralphs Supermarkets, Inc. (the "Holding Company") and its stockholders. Pursuant to the terms of the Merger Agreement, Food 4 Less will be merged with and into Holding Company (the "RSI Merger") and Holding Company will continue as the surviving corporation. Food 4 Less is a multiple format supermarket operator that operates in three geographic areas: Southern California, Northern California and certain areas of the Midwest.



     Immediately following the RSI Merger, Ralphs Grocery Company ("RGC"), which is currently a wholly-owned subsidiary of Holding Company, will merge with and into Holding Company (the "RGC Merger," and together with the RSI Merger, the "Merger"), and Holding Company will change its name to Ralphs Grocery Company (the "New Company"). Prior to the Merger, FFL will merge with and into Holdings, which will be the surviving corporation (the "FFL Merger"). Immediately following the FFL Merger, Holdings will change its jurisdiction of incorporation by merging with a newly-formed, wholly-owned subsidiary ("New Holdings"), incorporated in Delaware (the "Reincorporation Merger"). As a result of the Merger, the FFL Merger and the Reincorporation Merger, the New Company will become a wholly-owned subsidiary of New Holdings. Agreement has been reached with each of the California Attorney General and the Federal Trade Commission for approval of the Merger. Food 4 Less and Ralphs have agreed in a settlement agreement with the Attorney General to divest 27 specific stores in Southern California. Under the agreement, the Company must divest 14 stores by June 30, 1995, and the balance of 13 stores by December 31, 1995.



     In order to consummate the Merger, Food 4 Less has made an Offer to Exchange and Offer to Purchase and Solicit Consents with respect to the holders of the 9% Senior Subordinated Notes (the "Old RGC 9% Notes") due April 1, 2003 of Ralphs and the 10 1/4% Senior Subordinated Notes due July 15, 2002 of RGC (the "Old RGC 10 1/4% Notes," and together with the Old RGC 9% Notes, the "Old RGC Notes") (i) to exchange (as so amended and restated, the "Exchange Offers") such Old RGC Notes for New Senior Subordinated Notes due 2005 (the "New Notes") plus a cash payment of $20.00 in cash for each $1,000 principal amount of Old RGC Notes tendered for exchange or (ii) to purchase (the "Cash Offers," and together with the Exchange Offers, the "Offers") Old RGC Notes for $1,010 in cash per $1,000 principal amount of Old RGC Notes accepted for purchase, in each case, plus accrued and unpaid interest to the date of exchange or purchase. The Offers are subject to the terms and conditions set forth in an Amended and

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


Restated Prospectus and Solicitation Statement, filed by Food 4 Less with the Securities and Exchange Commission and which is subject to further change (the "Prospectus"), including: (1) satisfaction of a minimum tender amount (i.e., at least a majority of the aggregate principal amount of the outstanding Old RGC Notes being validly tendered for exchange for New Notes and not withdrawn pursuant to the Offers prior to the date of expiration); (2) the receipt of the requisite consents to certain amendments to the indentures (the "Indentures") under which the Old RGC Notes were issued (i.e., consents from holders of Old RGC Notes representing at least a majority in aggregate principal amount of each issue of Old RGC Notes held by persons other than Ralphs and its affiliates) on or prior to the date of expiration; (3) the satisfaction or waiver, in Food 4 Less' sole discretion, of all conditions precedent to the Merger; (4) the prior or contemporaneous consummation of other exchange offers, consent solicitations and public offerings contemplated by the Prospectus; and (5) the prior or contemporaneous consummation of the bank financing and the equity investment described in the Prospectus. As a result of the RSI Merger and the RGC Merger, the New Notes and any outstanding Old RGC Notes not tendered in the Offers will be the obligations of the New Company.



     Conditions to the consummation of the RSI Merger include the receipt of necessary consents and the completion of financing of the transaction. The purchase price for Holding Company is approximately $1.5 billion, including the assumption or repayment of debt. The consideration payable to the stockholders of Holding Company consists of $375 million in cash, $131.5 million principal amount of 13 5/8% Senior Subordinated Pay-in-Kind Debentures due 2007 to be issued to the selling shareholders of Holding Company (the "Seller Debentures") by New Holdings and $18.5 million initial accreted value of 13 5/8% Senior Discount Debentures due 2005 (the "New Discount Debentures"). New Holdings will use $100 million of the cash received from a new equity investment (the "New Equity Investment"), together with the Seller Debentures and the New Discount Debentures, to acquire approximately 48% of the capital stock of Holding Company immediately prior to consummation of the RSI Merger. New Holdings will then contribute the $250 million of purchased shares of Holding Company stock to Food 4 Less, and pursuant to the RSI Merger the remaining shares of Holding Company stock will be acquired for $275 million in cash.



     Standard & Poor's has publicly announced that, upon consummation of the Merger, it intends to assign a new rating to the Old RGC Notes. Such new rating assignment, if implemented, would constitute a Rating Decline pursuant to the Indentures. The consummation of the Merger and the resulting change in composition of the Board of Directors of RGC, together with the anticipated Rating Decline, would constitute a Change of Control Triggering Event under the Indentures. Although RGC does not anticipate that there will be a significant amount of Old RGC Notes outstanding following consummation of the Exchange Offers, upon such a Change of Control Triggering Event, the New Company would be obligated to make the Change of Control Offer following the Merger for all outstanding Old RGC Notes at 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase.



     Due to the increased size, dual format strategy and integration related costs, after giving effect to or in connection with the Merger, RGC believes that its future operating results will not be directly comparable to the historical operating results of RGC. Upon consummation of the Merger, the operations and activities of RGC will be significantly impacted due to conversions of some existing stores to Food 4 Less warehouse stores as well as the consolidation of various operating functions and departments. This consolidation may result in a restructuring charge for the New Company. The amount of the restructuring charge is not determinable due to various factors, including uncertainties inherent in the completion of the Merger, however, the restructuring charge may be material in relation to the stockholders' equity and financial position of RGC and the New Company.



     Following the consummation of the Merger, the New Company will be highly leveraged.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and
Shareholders of Food 4 Less Holdings, Inc.:


     We have audited the accompanying consolidated balance sheets of Food 4 Less Holdings, Inc. (a California corporation) and subsidiaries (the Company) as of June 26, 1993 and June 25, 1994, and the related consolidated statements of operations, shareholders' equity and cash flows for the 52 weeks ended June 27, 1992, the 52 weeks ended June 26, 1993, and the 52 weeks ended June 25, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Food 4 Less Holdings, Inc. and subsidiaries as of June 26, 1993 and June 25, 1994, and the results of their operations and their cash flows for the 52 weeks ended June 27, 1992, the 52 weeks ended June 26, 1993, and the 52 weeks ended June 25, 1994 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP



Los Angeles, California
July 29, 1994 (except with respect
to the matter discussed in
Note 13, as to which the date is
October 14, 1994, and with respect to
the matter discussed in Note 14, as to
which the date is April 13, 1995)

                           FOOD 4 LESS HOLDINGS, INC.

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                     ASSETS


                                                             JUNE 26,     JUNE 25,     JANUARY 7,
                                                               1993         1994          1995
                                                             --------     --------     ----------
                                                                                       (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents................................  $ 25,089     $ 32,996       $ 15,750
  Trade receivables, less allowances of $1,919, $1,386 and
     $1,264 at June 26, 1993, June 25, 1994 and January 7,
     1995, respectively....................................    22,048       25,039         25,992
  Notes and other receivables..............................     1,278        1,312            777
  Inventories..............................................   191,467      212,892        223,261
  Patronage receivables from suppliers.....................     2,680        2,875          5,093
  Prepaid expenses and other...............................     6,011        6,323         12,542
                                                             --------     --------       --------
          Total current assets.............................   248,573      281,437        283,415

INVESTMENTS IN AND NOTES RECEIVABLE FROM SUPPLIER
  COOPERATIVES:
  A.W.G....................................................     6,693        6,718          6,718
  Certified and Other......................................     6,657        5,984          5,694

PROPERTY AND EQUIPMENT:
  Land.....................................................    23,912       23,488         23,488
  Buildings................................................    12,827       12,827         24,148
  Leasehold improvements...................................    81,049       97,673        106,484
  Store equipment and fixtures.............................   129,178      148,249        153,538
  Transportation equipment.................................    31,758       32,259         32,363
  Construction in progress.................................       757       12,641         14,459
  Leased property under capital leases.....................    77,553       78,222         78,222
  Leasehold interests......................................    93,863       93,464         93,226
                                                             --------     --------       --------
                                                              450,897      498,823        525,928
  Less: Accumulated depreciation and amortization..........    96,948      134,089        155,758
                                                             --------     --------       --------
     Net property and equipment............................   353,949      364,734        370,170

OTHER ASSETS:
  Deferred financing costs, less accumulated amortization
     of $11,611, $17,083 and $20,166 at June 26, 1993, June
     25, 1994 and January 7, 1995, respectively............    33,778       28,536         25,529
  Goodwill, less accumulated amortization of $26,254,
     $33,945 and $38,113 at June 26, 1993, June 25, 1994
     and January 7, 1995, respectively.....................   280,895      267,884        263,658
  Other, net...............................................    27,295       24,787         29,438
                                                             --------     --------       --------
                                                             $957,840     $980,080       $984,622
                                                             ========     ========       ========


   The accompanying notes are an integral part of these consolidated balance sheets.

                           FOOD 4 LESS HOLDINGS, INC.

                          CONSOLIDATED BALANCE SHEETS
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                      LIABILITIES AND SHAREHOLDERS' EQUITY


                                                            JUNE 26,     JUNE 25,     JANUARY 7,
                                                              1993         1994          1995
                                                            --------     --------     ----------
                                                                                      (UNAUDITED)
CURRENT LIABILITIES:
  Accounts payable........................................  $140,468     $180,708      $ 164,981
  Accrued payroll and related liabilities.................    40,319       42,805         39,976
  Accrued interest........................................     5,293        5,474          7,454
  Other accrued liabilities...............................    40,467       53,910         60,619
  Income taxes payable....................................     2,053        2,000            689
  Current portion of self-insurance liabilities...........    23,552       29,492         28,616
  Current portion of long-term debt.......................    12,778       18,314         22,290
  Current portion of obligations under capital leases.....     2,865        3,616          3,634
                                                            --------     --------      ---------
          Total current liabilities.......................   267,795      336,319        328,259
LONG-TERM DEBT............................................   335,576      310,944        342,396
OBLIGATIONS UNDER CAPITAL LEASES..........................    41,864       39,998         38,071
SENIOR SUBORDINATED DEBT..................................   145,000      145,000        145,000
SENIOR HOLDINGS DISCOUNT NOTES............................    50,230       58,997         64,541
DEFERRED INCOME TAXES.....................................    22,429       14,740         14,740
SELF-INSURANCE LIABILITIES AND OTHER......................    72,313       64,058         55,701
COMMITMENTS AND CONTINGENCIES.............................        --           --             --

SHAREHOLDERS' EQUITY:
  Common stock, $.01 par value, 1,600,000 shares
     authorized and 1,385,265, 1,381,782 and 1,384,309
     shares issued at June 26, 1993, June 25, 1994 and
     January 7, 1995, respectively........................        14           14             14
  Additional paid-in capital..............................   106,452      105,182        105,460
  Notes receivable from shareholders......................      (714)        (586)          (702)
  Retained deficit........................................   (83,119)     (94,586)      (108,858)
                                                            --------     --------      ---------
          Total shareholders' equity (deficit)............    22,633       10,024         (4,086)
                                                            --------     --------      ---------
                                                            $957,840     $980,080      $ 984,622
                                                            ========     ========      =========


   The accompanying notes are an integral part of these consolidated balance sheets.

                           FOOD 4 LESS HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


                                              FIFTY-TWO     FIFTY-TWO     FIFTY-TWO    TWENTY-EIGHT    TWENTY-EIGHT
                                             WEEKS ENDED   WEEKS ENDED   WEEKS ENDED    WEEKS ENDED     WEEKS ENDED
                                              JUNE 27,      JUNE 26,      JUNE 25,      JANUARY 8,      JANUARY 7,
                                                1992          1993          1994           1994            1995
                                             -----------   -----------   -----------   -------------   -------------
                                                                                                (UNAUDITED)
SALES......................................  $2,913,493    $2,742,027    $2,585,160     $1,416,213      $1,404,665
COST OF SALES (including purchases from
  related parties of $277,812, $204,028,
  $175,929, $106,060 and $99,367 for the 52
  weeks ended June 27, 1992, June 26, 1993,
  and June 25, 1994, and for the 28 weeks
  ended January 8, 1994 and January 7,
  1995, respectively)......................   2,392,655     2,257,835     2,115,842      1,153,989       1,167,205
                                             ----------    ----------    ----------     ----------      ----------
GROSS PROFIT...............................     520,838       484,192       469,318        262,224         237,460
SELLING, GENERAL, ADMINISTRATIVE AND OTHER,
  NET......................................     469,751       434,908       388,836        221,464         199,161
AMORTIZATION OF EXCESS COSTS OVER NET
  ASSETS ACQUIRED..........................       7,795         7,571         7,691          4,132           4,168
RESTRUCTURING CHARGE.......................          --            --            --             --           5,134
                                             ----------    ----------    ----------     ----------      ----------
OPERATING INCOME...........................      43,292        41,713        72,791         36,628          28,997
INTEREST EXPENSE:
  Interest expense, excluding amortization
     of deferred financing costs...........      63,907        68,713        71,545         38,635          40,145
  Amortization of deferred financing
     costs.................................       6,304         4,901         5,472          2,948           3,083
                                             ----------    ----------    ----------     ----------      ----------
                                                 70,211        73,614        77,017         41,583          43,228
LOSS (GAIN) ON DISPOSAL OF ASSETS..........      (1,364)       (2,083)           37             87            (459)
PROVISION FOR EARTHQUAKE LOSSES............          --            --         4,504             --              --
                                             ----------    ----------    ----------     ----------      ----------
LOSS BEFORE PROVISION FOR INCOME TAXES AND
  EXTRAORDINARY CHARGES....................     (25,555)      (29,818)       (8,767)        (5,042)        (13,772)
PROVISION FOR INCOME TAXES.................       3,441         1,427         2,700            700             500
                                             ----------    ----------    ----------     ----------      ----------
LOSS BEFORE EXTRAORDINARY CHARGES..........     (28,996)      (31,245)      (11,467)        (5,742)        (14,272)
EXTRAORDINARY CHARGES:
  Loss on extinguishment of debt, net of
     income tax benefit of $2,484..........       6,716            --            --             --              --
  Gain on partially depreciated assets
     replaced by insurance companies, net
     of income tax expense of $702.........      (1,898)           --            --             --              --
                                             ----------    ----------    ----------     ----------      ----------
NET LOSS...................................  $  (33,814)   $  (31,245)   $  (11,467)    $   (5,742)     $  (14,272)
                                             ==========    ==========    ==========     ==========      ==========
LOSS PER COMMON SHARE:
  Loss before extraordinary charges........  $   (20.74)   $   (22.43)   $    (8.29)    $    (4.15)     $   (10.32)
  Extraordinary charges....................       (3.45)           --            --             --              --
                                             ----------    ----------    ----------     -----------     ----------
  Net loss.................................  $   (24.19)   $   (22.43)   $    (8.29)    $    (4.15)     $   (10.32)
                                             ==========    ==========    ==========     ==========      ==========
  Average Number of Common Shares
     Outstanding...........................   1,397,939     1,393,289     1,382,710      1,383,127       1,383,170
                                             ==========    ==========    ==========     ==========      ==========


 The accompanying notes are an integral part of these consolidated statements.

                           FOOD 4 LESS HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS


                                            FIFTY-TWO     FIFTY-TWO     FIFTY-TWO    TWENTY-EIGHT    TWENTY-EIGHT
                                           WEEKS ENDED   WEEKS ENDED   WEEKS ENDED    WEEKS ENDED     WEEKS ENDED
                                            JUNE 27,      JUNE 26,      JUNE 25,      JANUARY 8,      JANUARY 7,
                                              1992          1993          1994           1994            1995
                                           -----------   -----------   -----------   -------------   -------------
                                                                                              (UNAUDITED)
CASH PROVIDED (USED) BY OPERATING
  ACTIVITIES:
  Cash received from customers...........  $ 2,913,493   $ 2,742,027   $ 2,585,160    $  1,416,213    $  1,404,665
  Cash paid to suppliers and employees...   (2,752,442)   (2,711,779)   (2,441,353)     (1,361,103)     (1,389,667)
  Interest paid..........................      (56,234)      (58,807)      (56,762)        (29,178)        (32,621)
  Income taxes (paid) refunded...........       (4,665)        2,971          (247)          1,652          (1,811)
  Interest received......................        1,266           993           903             486             836
  Other, net.............................        4,734         8,093           121           2,388             583
                                           -----------   -----------   -----------    ------------    ------------
NET CASH PROVIDED (USED) BY OPERATING
  ACTIVITIES.............................      106,152       (16,502)       87,822          30,458         (18,015)
CASH PROVIDED (USED) BY INVESTING
  ACTIVITIES:
  Proceeds from sale of property and
     equipment...........................       17,395        15,685        11,953          12,307           7,120
  Payment for purchase of property and
     equipment...........................      (60,263)      (53,467)      (57,471)        (20,404)        (39,049)
  Proceeds (payment) for sale (purchase)
     of other assets.....................       (4,754)          (18)          813              --              --
  Business acquisition costs, net of cash
     acquired............................      (27,563)           --       (11,050)             --              --
  Receivable received from seller of
     business acquired...................       12,259            --            --              --              --
  Other, net.............................           --            --            --              61            (907)
                                           -----------   -----------   -----------    ------------    ------------
NET CASH USED BY INVESTING ACTIVITIES....      (62,926)      (37,800)      (55,755)         (8,036)        (32,836)
CASH PROVIDED (USED) BY FINANCING
  ACTIVITIES:
  Proceeds from issuance of long-term
     debt................................      177,500        26,557            28              28              --
  Net increase (decrease) in revolving
     loan................................      (23,900)        4,900        (4,900)         (4,900)         48,700
  Payments of long-term debt.............     (184,389)      (14,319)      (14,224)        (10,395)        (13,272)
  Proceeds from the issuance of preferred
     stock...............................           --        46,348            --              --              --
  Proceeds from issuance of common stock,
     net.................................          341         3,652            --              --              --
  Purchase of treasury stock, net........         (313)         (545)       (1,192)           (726)             92
  Payments of capital lease obligation...       (2,814)       (2,840)       (3,693)         (1,565)         (1,909)
  Deferred financing costs and other.....       (6,656)       (8,839)         (179)           (161)             (6)
                                           -----------   -----------   -----------    ------------    ------------
NET CASH PROVIDED (USED) BY FINANCING
  ACTIVITIES.............................      (40,231)       54,914       (24,160)        (17,719)         33,605
                                           -----------   -----------   -----------    ------------    ------------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS............................        2,995           612         7,907           4,703         (17,246)
CASH AND CASH EQUIVALENTS
  AT BEGINNING OF PERIOD.................       21,482        24,477        25,089          25,089          32,996
                                           -----------   -----------   -----------    ------------    ------------
CASH AND CASH EQUIVALENTS
  AT END OF PERIOD.......................  $    24,477   $    25,089   $    32,996    $     29,792    $     15,750
                                           ===========   ===========   ===========    ============    ============


 The accompanying notes are an integral part of these consolidated statements.

                           FOOD 4 LESS HOLDINGS, INC.

                             (DOLLARS IN THOUSANDS)

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS


                                             FIFTY-TWO      FIFTY-TWO      FIFTY-TWO     TWENTY-EIGHT    TWENTY-EIGHT
                                            WEEKS ENDED    WEEKS ENDED    WEEKS ENDED     WEEKS ENDED     WEEKS ENDED
                                              JUNE 27,       JUNE 26,       JUNE 25,      JANUARY 8,      JANUARY 7,
                                                1992           1993           1994           1994            1995
                                            ------------   ------------   ------------   -------------   -------------
                                                                                                  (UNAUDITED)
RECONCILIATION OF NET LOSS TO NET CASH
  PROVIDED (USED) BY OPERATING ACTIVITIES:
  Net loss................................    $(33,814)      $(31,245)      $(11,467)       $(5,742)       $ (14,272)
  Adjustments to reconcile net loss to net
     cash provided (used) by operating
     activities:
     Depreciation and amortization........      61,181         62,541         62,555         33,320           33,878
     Accretion of Holdings Discount
       Notes..............................          --          3,882          8,767          4,721            5,544
     Extraordinary charge.................       4,818             --             --             --               --
     Restructuring charge.................          --             --             --             --            5,134
     Loss (gain) on sale of assets........      (1,364)        (4,613)            65             87             (459)
     Equity loss on investments in
       supplier cooperative...............         472            207             --             --
     Change in assets and liabilities, net
       of effects from acquisition of
       businesses:
       Accounts and notes receivable......      (7,688)        17,145         (3,220)        (9,568)          (2,725)
       Inventories........................         202         17,697        (17,125)       (16,106)         (10,369)
       Prepaid expenses and other.........      (2,834)        (6,163)        (5,717)        (5,659)          (9,097)
       Accounts payable and accrued
          liabilities.....................      71,369        (83,286)        55,301         23,752          (20,228)
       Self-insurance liabilities.........      15,034          2,935         (3,790)         3,301           (4,110)
       Deferred income taxes..............       2,033          4,004          2,506          1,714               --
       Income taxes payable...............      (3,257)           394            (53)           638           (1,311)
                                              --------       --------       --------        -------        ---------
     Total adjustments....................     139,966         14,743         99,289         36,200           (3,743)
                                              --------       --------       --------        -------        ---------
NET CASH PROVIDED (USED) BY OPERATING
  ACTIVITIES..............................    $106,152       $(16,502)      $ 87,822        $30,458        $ (18,015)
                                              ========       ========       ========        =======        =========
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
  AND FINANCING ACTIVITIES:
  Purchase of property and equipment
     through issuance of capital lease
     obligation...........................          --             --       $  2,575             --               --
                                              ========       ========       ========        =======        =========
  Reduction of goodwill and deferred
     income taxes.........................          --             --       $  9,896             --               --
                                              ========       ========       ========        =======        =========
  Acquisition of businesses:
     Fair value of assets acquired........          --             --       $ 11,241             --               --
     Net cash paid in acquisition.........          --             --        (11,050)            --               --
                                              --------       --------       --------        -------        ---------
     Liabilities assumed..................          --             --       $    191             --               --
                                              ========       ========       ========        =======        =========
  Final purchase price allocation for the
     Alpha Beta Acquisition:
     Property and equipment valuation
       adjustment.........................    $ 44,231             --             --             --               --
                                              ========       ========       ========        =======        =========
     Additional acquisition liabilities...    $ 14,305             --             --             --               --
                                              ========       ========       ========        =======        =========
     Deferred tax benefit.................    $ 12,800             --             --             --               --
                                              ========       ========       ========        =======        =========


 The accompanying notes are an integral part of these consolidated statements.

                           FOOD 4 LESS HOLDINGS, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)


                                         COMMON STOCK      TREASURY STOCK
                                      ------------------   ---------------                TOTAL
                                       NUMBER              NUMBER             SHARE-      ADD'L                  SHARE-
                                         OF                  OF              HOLDERS'    PAID-IN    RETAINED    HOLDERS'
                                       SHARES     AMOUNT   SHARES   AMOUNT     NOTES     CAPITAL    (DEFICIT)    EQUITY
                                      ---------   ------   ------   ------   ---------   --------   ---------   --------
BALANCES AT JUNE 29, 1991...........  1,396,878    $ 14    (1,250)  $ (125)    $(930)    $103,658   $ (18,060)  $ 84,557
  Net loss..........................         --      --       --        --        --           --     (33,814)   (33,814)
  Issuance of Common Stock..........      1,636      --       --        --      (190)         341          --        151
  Purchase of Treasury Stock........         --      --    (3,947)    (463)      131           --          --       (332)
  Sale of Treasury Stock............         --      --     1,560      159       (50)          --          --        109
  Payments of Shareholders' Notes...         --      --       --        --       100           --          --        100
                                      ---------    ----   ------    ------     -----     --------   ---------   --------
BALANCES AT JUNE 27, 1992...........  1,398,514      14    (3,637)    (429)     (939)     103,999     (51,874)    50,771
  Net loss..........................         --      --       --        --        --           --     (31,245)   (31,245)
  Issuance of Common Stock
     Warrants.......................         --      --       --        --        --        3,652          --      3,652
  Purchase of Treasury Stock........         --      --    (9,612)    (770)      225           --          --       (545)
  Elimination of Treasury Stock.....    (13,249)     --    13,249    1,199        --       (1,199)         --         --
                                      ---------    ----   ------    ------     -----     --------   ---------   --------
BALANCES AT JUNE 26, 1993...........  1,385,265      14       --        --      (714)     106,452     (83,119)    22,633
  Net loss..........................         --      --       --        --        --           --     (11,467)   (11,467)
  Purchase of Common Stock..........     (3,483)     --       --        --        78       (1,270)         --     (1,192)
  Payments of Shareholders' Notes...         --      --       --        --        50           --          --         50
                                      ---------    ----   ------    ------     -----     --------   ---------   --------
BALANCES AT JUNE 25, 1994...........  1,381,782      14       --        --      (586)     105,182     (94,586)    10,024
  Payment of Shareholders' Notes
     (unaudited)....................         --      --       --        --        70           --          --         70
  Issuance of Common Stock
     (unaudited)....................      3,644      --       --        --      (191)         340          --        149
  Purchase of Common Stock
     (unaudited)....................     (1,117)     --       --        --         5          (62)         --        (57)
  Net loss (unaudited)..............         --      --       --        --        --           --     (14,272)   (14,272)
                                      ---------    ----   ------    ------     -----     --------   ---------   --------
BALANCES AT JANUARY 7, 1995
  (unaudited).......................  1,384,309    $ 14       --    $   --     $(702)    $105,460   $(108,858)  $ (4,086)
                                      =========    ====   ======    ======     =====     ========   =========   ========


 The accompanying notes are an integral part of these consolidated statements.

                           FOOD 4 LESS HOLDINGS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) ORGANIZATION AND ACQUISITIONS

     Food 4 Less Holdings, Inc. ("Holdings" or together with its subsidiaries, the "Company"), a majority-owned subsidiary of Food 4 Less, Inc. ("FFL"), was formed on December 8, 1992 for the purpose of issuing Senior Discount Notes (the "Holdings Discount Notes") in a principal amount sufficient to yield gross proceeds of approximately $50.0 million, together with Common Stock Purchase Warrants (the "Warrants") in a private placement offering. FFL is a holding company with no operations or activities and its only asset is its investment in Holdings. In conjunction with the offering of the Holdings Discount Notes and Warrants, the stockholders of Food 4 Less Supermarkets, Inc. (together with its subsidiaries, "Supermarkets") exchanged their common stock in Supermarkets for common stock in Holdings, and Supermarkets became a 100%-owned subsidiary of Holdings. Supermarkets is a multiple format supermarket operator that tailors its retail strategy to the particular needs of the individual communities it serves. It operates in three geographic areas: Southern California, Northern California and certain areas of the Midwest. Supermarkets has three first-tier subsidiaries: Cala Co. ("Cala"), Falley's, Inc. ("Falley's") and Food 4 Less of Southern California, Inc. ("F4L-SoCal"), formerly known as Breco Holding Company, Inc. ("BHC"). Cala Foods, Inc. ("Cala Foods") and Bell Markets, Inc. ("Bell") are subsidiaries of Cala, and Alpha Beta Company ("Alpha Beta") is a subsidiary of F4L-SoCal.

  (a) Acquisitions

     On March 29, 1994, the Company purchased certain operating assets formerly owned by Food Barn Stores, Inc. (the "Food Barn Stores") from Associated Wholesale Grocers, Inc. ("AWG") (the "Food Barn Acquisition") for $11,241,000 (including acquisition costs of $180,000). The financial statements reflect the preliminary allocation of the purchase price as the purchase price allocation has not been finalized. The effect of the acquisition was not material to the Company's financial position and results of operations. Falley's has agreed to purchase merchandise (as defined) for the Food Barn Stores from AWG through March 24, 2001. Falley's has pledged its patronage dividends and notes receivable from AWG as security under this supply agreement.

     On June 17, 1991, Supermarkets acquired all of the common stock of Alpha Beta for $270,513,000 (including acquisition costs of $41,477,000) in a transaction accounted for as a purchase.

     In January 1990, Supermarkets purchased certain operating assets of ABC Market Corp. ("ABC") for $14,675,000, plus approximately $1,000,000 in fees and expenses.

     On June 30, 1989, Supermarkets acquired Bell for approximately $13,700,000, which includes $8,000,000 of notes and the assumption of Bell's long-term debt. The transaction was accounted for as a purchase. Certified Grocers of California, Ltd. ("Certified") has guaranteed up to $4,000,000 of notes issued by the Company to the seller in connection with the purchase and the performance of a lease.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Business

     Holdings is a nonoperating holding company formed for the purpose of issuing the Holdings Discount Notes and the Warrants.

     The Company is engaged primarily in the operation of retail supermarkets.

  (b) Basis of Presentation

     Principles of Consolidation. The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. The results of operations of Alpha Beta, F4L-SoCal

                           FOOD 4 LESS HOLDINGS, INC.

(BHC), Bell, ABC and the Food Barn Stores have been excluded from the consolidated financial statements prior to their respective acquisition dates. The excess of the purchase price over the fair value of the net assets acquired is classified as goodwill. All intercompany transactions have been eliminated in consolidation.


     Interim Financial Statements. The consolidated balance sheet of the Company as of January 7, 1995 and the consolidated statements of operations and cash flows for the interim periods ended January 7, 1995 and January 8, 1994 are unaudited, but include all adjustments (consisting of only normal recurring accruals) which the Company considers necessary for a fair presentation of its consolidated financial position, results of operations and cash flows for these periods. These interim financial statements do not include all disclosures required by generally accepted accounting principles, and, therefore, should be read in conjunction with the Company's financial statements and notes thereto included herein. Results of operations for interim periods are not necessarily indicative of the results for a full fiscal year.


  (c) Fiscal Years

     The Company's fiscal year is the 52 or 53-week period which ends on the last Saturday in June. Fiscal years 1994, 1993, and 1992 include 52 weeks.

  (d) Cash and Cash Equivalents

     For purposes of the statements of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  (e) Inventories


     Inventories, which consist of grocery products, are stated at the lower of cost or market. Cost has been principally determined using the last-in, first-out ("LIFO") method. If inventories had been valued using the first-in, first-out ("FIFO") method, inventories would have been higher by $13,103,000, $13,802,000 and $16,202,000 (unaudited) at June 26, 1993, June 25, 1994 and
January 7, 1995, respectively, and gross profit and operating income would have been greater by $3,554,000, $4,441,000, $699,000, $2,200,000 (unaudited) and
$2,400,000 (unaudited) for the 52 weeks ended June 27, 1992, the 52 weeks ended June 26, 1993, the 52 weeks ended June 25, 1994, the 28 weeks ended January 8, 1994, and the 28 weeks ended January 7, 1995, respectively.


  (f) Pre-opening Costs

     The costs associated with opening new stores are deferred and amortized over one year following the opening of each new store.

  (g) Closed Store Reserves


     When a store is closed, the Company provides a reserve for the net book value of any store assets, net of salvage value, and the net present value of the remaining lease obligation, net of sublease income. For the 52 weeks ended June 27, 1992, the 52 weeks ended June 26, 1993, the 52 weeks ended June 25, 1994, the 28 weeks ended January 8, 1994 and the 28 weeks ended January 7, 1995, utilization of this reserve was $4.0 million, $2.4 million, $1.1 million, $0.5 million (unaudited) and $0.5 million (unaudited), respectively.


  (h) Investments in Supplier Cooperatives

     The investment in Certified is accounted for on the cost method. There are certain restrictions on the sale of this investment.

                           FOOD 4 LESS HOLDINGS, INC.

  (i) Investment in Food 4 Less of Modesto, Inc.

     During the 52 weeks ended June 26, 1993, the Company sold its 20% investment in Food 4 Less of Modesto, Inc. ("Modesto") for gross proceeds of $4.5 million, which included a $1.5 million note receivable, resulting in a gain of $2.5 million. The Company previously accounted for this investment using the cost method.

  (j) Property and Equipment

     Property and equipment are stated at cost and are depreciated principally using the straight-line method over the following estimated useful lives:

            Buildings and improvements..................  5-40 years
            Equipment and fixtures......................  3-10 years
            Property under capital leases and leasehold
              interests.................................  3-45 years   (lease term)

  (k) Deferred Financing Costs

     Costs incurred in connection with the issuance of debt are amortized over the term of the related debt using the effective interest method.

  (l) Goodwill and Covenants Not to Compete

     The excess of the purchase price over the fair value of the net assets of businesses acquired is amortized on a straight-line basis over 40 years beginning at the date of acquisition. Covenants not to compete, which are included in Other Assets, are amortized on a straight-line basis over the term of the covenant.

     Current and undiscounted future operating cash flows are compared to current and undiscounted future goodwill amortization to determine if an impairment of goodwill has occurred and is continuing. As of June 25, 1994, no impairment exists.

  (m) Income Taxes

     On June 27, 1993, the Company prospectively adopted Statement of Financial Accounting Standards No. 109 (SFAS 109), Accounting for Income Taxes. SFAS 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, SFAS 109 generally considers all expected future events other than enactments of changes in the tax law or rates. Previously, the Company used the SFAS 96 asset and liability approach that gave no recognition to future events other than the recovery of assets and settlement of liabilities at their carrying amounts.

     Under SFAS 109, the Company recognizes to a greater degree the future tax benefits of expenses which have been recognized in the financial statements.

     The implementation of SFAS No. 109 did not have a material effect on the accompanying consolidated financial statements.

  (n) Notes Receivable from Shareholders

     Notes receivable from shareholders represent loans to employees of the Company for purchases of the Company's stock. The notes are due over various periods, bear interest at the prime rate, and are secured by each shareholder's shares of common stock.

                           FOOD 4 LESS HOLDINGS, INC.

  (o) Self-Insurance

     Certain of the Company's subsidiaries are self-insured for a portion of workers' compensation, general liability and automobile accident claims. The Company establishes reserves based on an independent actuary's review of claims filed and an estimate of claims incurred but not yet filed.

  (p) Discounts and Promotional Allowances

     Promotional allowances and vendor discounts are recorded as a reduction of cost of sales in the accompanying consolidated statements of operations. Allowance proceeds received in advance are deferred and recognized over the period earned.

  (q) Provision for Earthquake Losses

     On January 17, 1994, Southern California was struck by a major earthquake which resulted in the temporary closing of 31 of the Company's stores. The closures were caused primarily by loss of electricity, water, inventory, or structural damage. All but one of the closed stores reopened within a week of the earthquake. The final closed store reopened on March 24, 1994. The Company is insured against earthquake losses (including business interruption), subject to certain deductibles. The pre-tax financial impact, net of insurance claims, was approximately $4.5 million. At June 25, 1994, the Company had received all expected insurance proceeds related to this claim.

  (r) Extraordinary Items

     For the 52 weeks ended June 27, 1992, the Company classified the write-off of deferred financing costs associated with the early extinguishment of debt as an extraordinary item. For the 52 weeks ended June 27, 1992, the Company also classified the difference between the net book value and replacement cost of property and equipment destroyed during the April 1992 civil unrest in Los Angeles and replaced by insurance companies as an extraordinary item. Proceeds received from insurance companies for business interruption related to the civil unrest are included as a component of selling, general, administrative and other expenses.

  (s) Loss Per Common Share

     Loss per common share is computed based on the weighted average number of shares outstanding during the applicable period. Fully diluted loss per share has been omitted as it is anti-dilutive for all periods presented.

  (t) Reclassifications

     Certain prior period amounts in the consolidated financial statements have been reclassified to conform to the June 25, 1994 presentation.

                           FOOD 4 LESS HOLDINGS, INC.

(3) LONG-TERM DEBT AND SENIOR SUBORDINATED DEBT

     The Company's long-term debt is summarized as follows:

                                                                JUNE 26,         JUNE 25,
                                                                  1993             1994
                                                              ------------     ------------
    Bank Term Loan, principal due quarterly through January
      1999, with interest payable monthly in arrears........  $148,478,000     $137,064,000
    10.45 percent Senior Notes principal due 2000 with
      interest payable semi-annually in arrears.............   175,000,000      175,000,000
    15.25 percent Senior Holdings Discount Notes due 2004;
      after December 15, 1997, interest payable
      semi-annually in arrears..............................    50,230,000       58,997,000
    Revolving Loan..........................................     4,900,000               --
    10.625 percent first real estate mortgage due 1998,
      $12,000 of principal plus interest payable monthly
      secured by land and building with a net book value of
      $2,122,000............................................     1,558,000        1,521,000
    9.2 to 9.25 percent notes payable, collateralized by
      equipment, due September 1994, $67,000 of principal
      plus interest payable monthly, plus balloon payment of
      $992,000..............................................     1,772,000        1,103,000
    10.8 percent notes payable, collateralized by equipment,
      due September 1995, $72,000 of principal plus interest
      payable monthly, plus balloon payment of $1,004,000...     2,447,000        1,819,000
    10.0 percent secured promissory note, collateralized by
      the stock of Bell, due 1996, interest payable
      quarterly through June 1996...........................     8,000,000        8,000,000
    10.08 percent notes payable, collateralized by
      equipment, due November 1996, $34,000 of principal
      plus interest payable monthly, plus balloon payment of
      $493,000..............................................     1,515,000        1,242,000
    10.15 percent notes payable, collateralized by
      equipment, due December 1996, $45,000 of principal and
      interest payable monthly, plus balloon payment of
      $640,000..............................................     1,994,000        1,675,000
    10.0 percent real estate mortgage due 2000, $8,000 of
      principal and interest payable monthly................       474,000          419,000
    Other long-term debt....................................     2,216,000        1,415,000
                                                              ------------     ------------
                                                               398,584,000      388,255,000
    Less -- current portion.................................    12,778,000       18,314,000
                                                              ------------     ------------
                                                              $385,806,000     $369,941,000
                                                              ============     ============

     In June 1991, Supermarkets and certain of its subsidiaries entered into a Credit Agreement (the "Credit Agreement") with certain banks, comprised of a $315,000,000 Term Loan (the "Bank Term Loan") facility, a $70,000,000 Revolving Loan (the "Revolving Loan") facility and a $55,000,000 standby letter of credit facility (the "Letter of Credit Facility"). At June 25, 1994, $137,064,000 was outstanding under the Bank Term Loan, there were no borrowings outstanding under the Revolving Loan and $48,131,000 of standby letters of credit had been issued on behalf of the Company. A commitment fee of 1/2 of 1 percent is charged on the average daily unused portion of the Revolving Loan and the Letter of Credit Facility; such commitment fees are due quarterly in arrears. Interest on borrowings under the Bank Term Loan is at the bank's Base Rate (as defined) plus
1.25 percent or the Eurodollar Rate (as defined) plus 2.5 percent. At June 25, 1994, the weighted average interest rate on the Bank Term Loan was 6.5 percent. In accordance with certain requirements of the Credit Agreement, the Company purchased an interest rate cap for a principal amount of approximately $91.4 million on the three-month Libor rate at 5.5% which expires on January 3, 1995. Quarterly principal installments on the Bank Term Loan continue to December 1998, with $15,580,000

                           FOOD 4 LESS HOLDINGS, INC.

payable in fiscal year 1995, $21,245,000 payable in fiscal year 1996, $22,661,000 payable in fiscal 1997, $40,489,000 payable in fiscal 1998, and $37,089,000 payable in fiscal 1999. Interest on borrowings under the Revolving Loan is at the bank's Base Rate (as defined) plus 1.25 percent. At June 25, 1994, the interest rate on the Revolving Loan was 8.5 percent. To the extent borrowings under the Revolving Loan are not paid earlier, they are due in June 1996. The common stock of F4L-SoCal, Falley's, Cala and certain of their direct and indirect subsidiaries has been pledged as security under the Credit Agreement.

     In April 1992, Supermarkets and its wholly-owned subsidiaries issued $175,000,000 of 10.45 percent Senior Notes (the "Senior Notes"). These notes are due in two equal sinking fund payments on April 15, 1999 and 2000. They are general unsecured obligations of the Company and rank senior in right of payment to all subordinated indebtedness (as defined). The Senior Notes rank pari passu in right of payment with all borrowings and other obligations of the Company under its bank Credit Agreement; however, the obligations under the Credit Agreement are secured by substantially all the assets of the Company and its subsidiaries. The Senior Notes may be redeemed beginning in 1996 at 104.5 percent, declining ratably to 100 percent in 1999. The proceeds received, net of issuance costs, were used to pay down borrowings under the Bank Term Loan. Deferred financing costs related to the portion of the Bank Term Loan that was retired of $6.7 million, net of related tax benefit of $2.5 million, are classified as an extraordinary item in the Company's consolidated statement of operations for the 52 weeks ended June 27, 1992.

     Scheduled maturities of principal of Long-Term Debt at June 25, 1994 are as follows:

            1995...................................................  $ 18,314,000
            1996...................................................    23,384,000
            1997...................................................    32,322,000
            1998...................................................    40,701,000
            1999...................................................   124,823,000
            Later years............................................   148,711,000
                                                                     ------------
                                                                     $388,255,000
                                                                     ============

     Supermarkets issued $145,000,000 principal amount of Senior Subordinated Notes (the "Subordinated Notes") in connection with the acquisition of Alpha Beta as described in Note 1. The Subordinated Notes bear interest, payable semi-annually on June 15 and December 15, at an annual rate of 13.75 percent. The Subordinated Notes are subordinated to all Senior Indebtedness (as defined) of the Company, and may be redeemed beginning in 1996 at a redemption price of 106 percent. The redemption price declines ratably to 100 percent in 2000.

     On December 31, 1992, Holdings issued $103.6 million aggregate principal amount of Holdings Discount Notes and 121,118 Warrants for gross proceeds of $50.0 million. The expenses related to the issuance of the Discount Notes and the Warrants were paid by Supermarkets. The Holdings Discount Notes are due in two equal sinking fund payments on December 15, 2003 and 2004. They are general unsecured obligations of Holdings and will rank senior in right of payment to all future subordinated indebtedness of Holdings and pari passu in right of payment to all future senior indebtedness of Holdings. As a debt obligation of Holdings, the Holdings Discount Notes are structurally subordinate to all existing and future liabilities and obligations (whether or not borrowed for money) of Supermarkets. The first cash interest payment is due June 15, 1998.

     The debt agreements, among other things, require Supermarkets to maintain minimum levels of net worth (as defined), to maintain minimum levels of earnings (as defined), to maintain a hedge agreement to provide interest rate protection, and to comply with certain ratios related to interest expense (as defined), fixed charges (as defined), working capital and indebtedness. In addition, the debt agreements limit, among other things, additional borrowings, dividends on, and redemption of, capital stock, capital expenditures, incurrence of lease obligations, and the acquisition and disposition of assets. At June 26, 1993 and June 25, 1994, the

                           FOOD 4 LESS HOLDINGS, INC.

Company was in compliance with the financial covenants of its debt agreements. At June 25, 1994, dividends and certain other payments are restricted based on terms in the debt agreements.

(4) LEASES

     The Company's operations are conducted primarily in leased properties. Substantially all leases contain renewal options. Rental expense under operating leases was as follows:

                                                     52 WEEKS      52 WEEKS        52 WEEKS
                                                       ENDED         ENDED           ENDED
                                                     JUNE 27,      JUNE 26,        JUNE 25,
                                                       1992          1993            1994
                                                    -----------   -----------     -----------
    Minimum rents.................................  $46,706,000   $44,504,000     $49,788,000
    Rents based on sales..........................    7,656,000     5,917,000       3,806,000

     Following is a summary of future minimum lease payments under operating leases at June 25, 1994:

            1995...................................................  $ 52,542,000
            1996...................................................    48,966,000
            1997...................................................    45,325,000
            1998...................................................    38,925,000
            1999...................................................    34,423,000
            Later years............................................   269,332,000
                                                                     ------------
                                                                     $489,513,000
                                                                     ============

     The Company has entered into lease agreements for new supermarket sites which were not in operation at June 25, 1994. Future minimum lease payments under such operating leases generally begin when such supermarkets open and at June 25, 1994 are: 1995 -- $5,990,000; 1996 -- $11,772,000; 1997 -- $11,825,000;
1998 -- $11,810,000; 1999 -- $11,819,000; later years -- $218,480,000.

     Certain leases qualify as capital leases under the criteria established in Statement of Financial Accounting Standards No. 13, "Accounting for Leases," and are classified on the consolidated balance sheets as leased property under capital leases. Future minimum lease payments for the property under capital leases at June 25, 1994 are as follows:

            1995....................................................  $ 7,948,000
            1996....................................................    7,521,000
            1997....................................................    6,995,000
            1998....................................................    6,374,000
            1999....................................................    6,071,000
            Later years.............................................   44,108,000
                                                                      -----------
                      Total minimum lease payments..................   79,017,000
            Less: amounts representing interest.....................   35,403,000
                                                                      -----------
            Present value of minimum lease payments.................   43,614,000
            Less: current portion...................................    3,616,000
                                                                      -----------
                                                                      $39,998,000
                                                                      ===========

     Accumulated depreciation related to capital leases was $20,356,000 and $24,041,000 at June 26, 1993 and June 25, 1994, respectively.

                           FOOD 4 LESS HOLDINGS, INC.

     The Company is leasing a distribution facility and four store locations from the previous owner of Alpha Beta. The agreement contains a purchase option for the land, buildings and improvements and equipment at a price that equals or exceeds the estimated fair market value throughout the term of the lease.

(5) INVESTMENT IN A.W.G.

     The investment in Associated Wholesale Grocers ("A.W.G.") consists principally of the cooperative's six percent interest-bearing seven and eight-year patronage certificates received in payment of certain rebates. Following is a summary of future maturities based upon current redemption terms:

            1995.....................................................  $       --
            1996.....................................................          --
            1997.....................................................     795,000
            1998.....................................................   1,420,000
            1999.....................................................   1,520,000
            Later years..............................................   2,983,000
                                                                       ----------
                                                                       $6,718,000
                                                                       ==========

(6) INCOME TAXES

     The provision (benefit) for income taxes consists of the following:

                                                     52 WEEKS       52 WEEKS       52 WEEKS
                                                      ENDED          ENDED           ENDED
                                                     JUNE 27,       JUNE 26,       JUNE 25,
                                                       1992           1993           1994
                                                    ----------     ----------     -----------
    Current:
      Federal.....................................  $2,507,000     $       --     $ 3,251,000
      State and other.............................     934,000         82,000         712,000
                                                    ----------     ----------     -----------
                                                     3,441,000         82,000       3,963,000
                                                    ----------     ----------     -----------
    Deferred:
      Federal.....................................          --      1,345,000          78,000
      State and other.............................          --             --      (1,341,000)
                                                    ----------     ----------     -----------
                                                            --      1,345,000      (1,263,000)
                                                    ----------     ----------     -----------
                                                    $3,441,000     $1,427,000     $ 2,700,000
                                                    ==========     ==========     ===========

                           FOOD 4 LESS HOLDINGS, INC.

     A reconciliation of the provision (benefit) for income taxes to amounts computed at the federal statutory rates of 34% for fiscal 1992 and 1993 and 35% for fiscal 1994 is as follows:

                                                      52 WEEKS         52 WEEKS        52 WEEKS
                                                       ENDED            ENDED            ENDED
                                                      JUNE 27,         JUNE 26,        JUNE 25,
                                                        1992             1993            1994
                                                    ------------     ------------     -----------
Federal income taxes at statutory rate on loss
  before provision for income taxes and
  extraordinary charges...........................  $ (8,689,000)    $(10,138,000)    $(3,068,000)
State and other taxes, net of federal tax
  benefit.........................................       934,000           82,000          (1,000)
Alternative minimum tax...........................     2,507,000               --              --
Effect of permanent differences resulting from:
  Amortization of goodwill........................     2,706,000        2,850,000       2,820,000
  Original issue discount.........................            --          208,000         526,000
Accounting limitation of deferred tax benefit.....     5,983,000        8,425,000       2,423,000
                                                    ------------     ------------     -----------
                                                    $  3,441,000     $  1,427,000     $ 2,700,000
                                                    ============     ============     ===========

     The provision (benefit) for deferred taxes consists of the following:

                                                      52 WEEKS         52 WEEKS        52 WEEKS
                                                       ENDED            ENDED            ENDED
                                                      JUNE 27,         JUNE 26,        JUNE 25,
                                                        1992             1993            1994
                                                    ------------     ------------     -----------
Depreciation......................................  $  6,282,000     $  7,756,000     $ 2,536,000
Difference between book and tax basis of assets
  sold............................................     2,514,000        3,198,000      (4,223,000)
Deferred revenues and allowances..................    (7,028,000)          40,000      (2,349,000)
Original issue discount...........................            --       (1,308,000)     (2,981,000)
Pre-opening costs.................................     1,072,000         (512,000)        174,000
Accounts receivable reserves......................            --         (270,000)        249,000
Unicap............................................      (124,000)          (5,000)       (536,000)
Capital lease obligation..........................    (2,010,000)      (1,385,000)      2,792,000
Self-insurance reserves...........................   (13,558,000)      (4,082,000)       (535,000)
Inventory shrink reserve..........................      (528,000)         777,000        (869,000)
LIFO..............................................     7,104,000         (554,000)     (1,010,000)
Closed store reserve..............................       964,000        1,092,000         440,000
Accrued expense...................................            --               --        (582,000)
Accrued payroll and related liabilities...........    (2,656,000)         193,000       1,721,000
Damaged inventory reimbursement...................     1,195,000               --              --
Acquisition costs.................................     4,974,000        2,626,000       1,397,000
Sales tax reserves................................            --         (715,000)       (418,000)
Deferred rent subsidy.............................            --         (483,000)       (624,000)
Net operating loss usage..........................            --               --       5,782,000
Tax credits benefited.............................            --       (1,392,000)     (4,477,000)
Accounting limitation (recognition) of deferred
  tax benefit.....................................     1,588,000       (3,283,000)      1,896,000
Other, net........................................       211,000         (348,000)        354,000
                                                    ------------     ------------     -----------
                                                    $         --     $  1,345,000     $(1,263,000)
                                                    ============     ============     ===========

                           FOOD 4 LESS HOLDINGS, INC.

     The significant components of the Company's deferred tax assets (liabilities) are as follows:

                                                                JUNE 26,         JUNE 25,
                                                                  1993             1994
                                                              ------------     ------------
    Deferred tax assets:
      Accrued payroll and related liabilities...............  $  4,064,000     $  2,448,000
      Other accrued liabilities.............................    14,796,000       18,271,000
      Property and equipment................................     9,674,000        2,997,000
      Self-insurance liabilities............................    30,907,000       27,744,000
      Loss carryforwards....................................    27,863,000       20,675,000
      Tax credit carryforwards..............................     1,392,000        5,869,000
      Other.................................................     1,223,000          580,000
                                                              ------------     ------------
         Gross deferred tax assets..........................    89,919,000       78,584,000
      Valuation allowance...................................   (46,316,000)     (35,467,000)
                                                              ------------     ------------
         Net deferred tax assets............................  $ 43,603,000     $ 43,117,000
                                                              ------------     ------------
    Deferred tax liabilities:
      Inventories...........................................  $(20,243,000)    $(16,738,000)
      Property and equipment................................   (38,298,000)     (30,516,000)
      Obligations under capital leases......................    (5,802,000)      (8,733,000)
      Other.................................................    (1,689,000)      (1,870,000)
                                                              ------------     ------------
         Gross deferred tax liability.......................   (66,032,000)     (57,857,000)
                                                              ------------     ------------
         Net deferred tax liability.........................  $(22,429,000)    $(14,740,000)
                                                              ============     ============

     The Company recorded a valuation allowance to reserve a portion of its gross deferred tax assets at June 25, 1994 due primarily to financial and tax losses in recent years. Under SFAS 109, this valuation allowance will be adjusted in future periods as appropriate. However, the timing and extent of such future adjustments to the allowance cannot be determined at this time.

     At June 25, 1994, approximately $8,864,000 of the valuation allowance for deferred tax assets will reduce goodwill when the allowance is no longer required.

     At June 25, 1994, the Company has net operating loss carryforwards for federal income tax purposes of $59,071,000, which expire in 2007 through 2008. The Company has federal and state Alternative Minimum Tax ("AMT") credit carryforwards of approximately $4,090,000 which are available to reduce future regular taxes in excess of AMT. Currently, there is no expiration date for these credits.

     FFL files a consolidated federal income tax return, under which the federal income tax liability of FFL and its subsidiaries (which since June 23, 1989 include the Company) is determined on a consolidated basis. FFL has entered into a federal income tax sharing agreement with the Company and certain of its subsidiaries (the "Tax Sharing Agreement"). The Tax Sharing Agreement provides that in any year in which the Company is included in any consolidated tax liability of FFL and has taxable income, the Company will pay to FFL the amount of the tax liability that the Company would have had on such due date if it had been filing a separate return. Conversely, if the Company generates losses or credits which actually reduce the consolidated tax liability of FFL and its other subsidiaries, FFL will credit to the Company the amount of such reduction in the consolidated tax liability. These credits are passed between FFL and the Company in the form of cash payments. In the event any state and local income taxes are determinable on a combined or consolidated basis, the Tax Sharing Agreement provides for a similar allocation between FFL and the Company of such state and local taxes.

                           FOOD 4 LESS HOLDINGS, INC.

     The Company currently has an Internal Revenue Service examination in process covering its 1990 and 1991 fiscal years. The Internal Revenue Service has not yet made any additional tax assessments related to these years.

(7) RELATED PARTY TRANSACTIONS

     Supermarkets has a five-year consulting agreement with an affiliated company effective June 17, 1991 for management, financing, acquisition and other services. The agreement is automatically renewed on January 1 of each year for the five-year term unless ninety (90) days' notice is given by either party. The contract provides for annual management fees equal to $2 million plus an additional amount based on Supermarkets' performance and advisory fees for acquisition and financing transactions.

     Fees paid or accrued associated with management services were $2,270,000 during the 52 weeks ended June 25, 1994, $2,000,000 during the 52 weeks ended June 26, 1993, and $2,000,000 during the 52 weeks ended June 27, 1992. Advisory fees paid or accrued were $170,000 during the 52 weeks ended June 25, 1994, $1,795,000 for the 52 weeks ended June 26, 1993, and $116,000 for the 52 weeks ended June 27, 1992. Advisory fees paid or accrued for financing transactions are capitalized and amortized over the term of the related financing. In connection with the acquisitions of Alpha Beta, ABC and the Food Barn Stores, the Company capitalized fees of $8,000,000, $500,000 and $92,000, respectively, which were paid to this affiliated company for acquisition services.

(8) COMMITMENTS AND CONTINGENCIES

     The Company is contingently liable to former stockholders of certain predecessors of F4L-SoCal for any prorated gains which may be realized within ten years of the acquisition of the respective companies resulting from the sale of the Certified stock. Such gains are only payable if Certified is purchased or dissolved, or if the Company sells the shares to Certified within the period noted above.

     Supermarkets is a partner in a supplier partnership, in which it is contingently liable for the partnership's long-term debt. Supermarkets' portion of such debt is approximately $1,650,000.

     The Company has entered into lease agreements with the developers of several new sites in which the Company has agreed to provide construction financing. At June 25, 1994, the Company had capitalized construction costs of $10,435,000 on total commitments of $19,250,000.

     In December 1992, three California state antitrust class action suits were commenced in Los Angeles Superior Court against the Company and other major supermarket chains located in Southern California, alleging that they conspired to refrain from competing in and to fix the price of fluid milk above competitive prices. Specifically, class actions were commenced by Diane Barela and Neila Ross, Ron Moliare and Paul C. Pfeifle on December 7, December 14 and December 23, 1992, respectively. To date, the Court has yet to certify any of these classes, while a demurrer to the complaints was denied. The Company will vigorously defend itself in these class action suits.

     In addition, the Company or its subsidiaries are defendants in a number of other cases currently in litigation or potential claims encountered in the normal course of business which are being vigorously defended. In the opinion of management, the resolutions of these matters will not have a material effect on the Company's financial position or results of operations.


     The Company self-insures its workers compensation and general liability. For the 52 weeks ended June 25, 1994, the 52 weeks ended June 26, 1993, and the 52 weeks ended June 27, 1992, self-insurance loss provisions were $19,880,000, $38,040,000 and $46,140,000, respectively. The Company discounts its self-insurance liability using a 7% discount rate for all years presented. Management believes that this rate

                           FOOD 4 LESS HOLDINGS, INC.

approximates the time value of money over the anticipated payout period (approximately 10 years) for essentially risk free investments.

     The Company's historical self-insurance liability for the three most recent fiscal years is as follows:

                                                52 WEEKS         52 WEEKS       52 WEEKS
                                                  ENDED            ENDED          ENDED
                                                JUNE 27,         JUNE 26,       JUNE 25,
                                                  1992             1993           1994
                                              ------------     ------------    -----------
      Self-insurance liability..............  $ 95,605,000     $100,773,000    $90,898,000
      Less: Discount........................   (13,046,000)     (15,279,000)    (9,194,000)
                                              ------------     ------------    -----------
      Net self-insurance liability..........  $ 82,559,000     $ 85,494,000    $81,704,000
                                              ============     ============    ===========


     The Company expects that cash payments for claims will aggregate approximately $16 million, $20 million, $18 million, $12 million and $7 million for its fiscal years ended in June 1995, 1996, 1997, 1998 and 1999.


(9) EMPLOYEE BENEFIT PLANS

     The Company implemented SOP No. 93-6, Employer Accounting for Employee Stock Ownership Plans, effective June 26, 1994. The implementation of SOP No. 93-6 did not have a material effect on the accompanying unaudited consolidated financial statements.


     The Company and its subsidiaries sponsor several defined contribution benefit plans. The full-time employees of Falley's who are not members of a collective bargaining agreement are covered under a 401(k) plan under which the Company matches certain employee contributions with cash or FFL stock (the "Falley's ESOP"). As part of the original stock sale agreement between FFL and the Falley's ESOP, which has been amended from time to time, a partnership which owns stock of FFL has assumed the obligation to purchase any FFL shares as to which terminated plan participants exercise a put option under the terms of Falley's ESOP. The Company is not required to make cash payments to redeem the shares. As part of that agreement, the Company may elect, after providing a right of first refusal to the partnership, to purchase FFL shares put under the provisions of the plan. However, the partnership's obligation to purchase such FFL shares is unconditional, and any repurchase of shares by the Company is at the Company's sole election. During the year ended June 25, 1994, the Company elected to purchase $1.0 million of FFL shares as to which terminated plan participants had exercised their put option. FFL shares purchased by the Company are classified as additional paid-in-capital. As of April 30, 1994, the fair value of the shares allocated which are subject to a repurchase obligation by the partnership referred to above was approximately $15,170,000.



     The Company also sponsors two ESOPs for employees of the Company who are members of certain collective bargaining agreements (the "Union ESOPs"). The Union ESOPs provide for annual contributions based on hours worked at a rate specified by the terms of the collective bargaining agreements. The Company contributions are made in the form of Holdings stock or cash for the purchase of Holdings stock and are to be allocated to participants based on hours worked. During the 28 weeks ended January 7, 1995, the Company recorded a charge against operations of approximately $230,000 (unaudited) for benefits under the Union ESOPs. There were no shares issued to the Union ESOPs at January 7, 1995.


     All other full-time employees of the Company who are not members of a collective bargaining agreement are covered under a separate 401(k) plan (the "Management Plan"). The Management Plan provides for annual contributions which are determined at the discretion of the Company. The Company contributions are allocated to participants based on employee compensation and matching of certain employee contributions. A portion of the Company contribution allocated based on compensation is made in the form of stock or cash for the purchase of stock.

                           FOOD 4 LESS HOLDINGS, INC.

     Total charges against operations related to all employee benefit plans sponsored by the Company and its subsidiaries were $337,000, $284,000 and $699,000 for the 52 weeks ended June 27, 1992, the 52 weeks ended June 26, 1993, and the 52 weeks ended June 25, 1994, respectively. No contributions were made with stock and no stock was acquired by any plans in fiscal 1992, fiscal 1993 or fiscal 1994.

     The Company contributes to multi-employer pension plans administered by various trustees. Contributions to these plans are based upon negotiated wage contracts. These plans may be deemed to be defined benefit plans. Information related to accumulated plan benefits and plan net assets as they may be allocated to the Company at June 25, 1994 is not available. The Company contributed $78.6 million, $69.4 million and $57.2 million to these plans for the 52 weeks ended June 27, 1992, June 26, 1993, and June 25, 1994, respectively. Management is not aware of any plans to terminate such plans.

     The United Food and Commercial Workers health and welfare plans were overfunded and those employers who contributed to the plans are to receive a pro rata share of the excess reserves in these plans through a reduction of current contributions. The Company's share of the excess reserve was $24.2 million, of which $8.1 million was recognized in the 52 weeks ended June 25, 1994, with the remainder to be recognized in future periods as the credits are taken. Offsetting the reduction in employer contributions was a $5.5 million union contract ratification bonus and contractual wage increases.

(10) COMMON STOCK WARRANTS

     Concurrent with the purchase of the Holdings Discount Notes, the Noteholders purchased 121,118 Warrants for $30.16 per Warrant. Each Warrant is exercisable on or after December 15, 1997 or earlier, upon the occurrence of certain events and allows the holder to acquire one share of common stock at $.01 per share.

(11) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

  (a) Cash and Cash Equivalents

     The carrying amount approximates fair value as a result of the short
maturity of these instruments.   (b) Short-Term Notes and Other Receivables

     The carrying amount approximates fair value as a result of the short maturity of these instruments.

  (c) Investments In and Notes Receivable From Supplier Cooperatives

     The Company maintains a non-current deposit with Certified in the form of Class B shares of Certified. Certified is not obligated in any fiscal year to redeem more than a prescribed number of the Class B shares issued. Therefore, it is not practicable to estimate the fair value of this investment.

     The Company maintains a non-current note receivable from A.W.G. There are no quoted market prices for this investment and a reasonable estimate could not be made without incurring excessive costs. Additional information pertinent to the value of this investment is provided in Note 5.

  (d) Long-Term Debt

     The fair value of the $175.0 million Senior Notes, the $145.0 million Subordinated Notes, the $103.6 million Holdings Discount Notes and the Bank Term Loan is based on quoted market prices. Market quotes for the fair value of the remainder of the Company's debt are not available, and a reasonable estimate

                           FOOD 4 LESS HOLDINGS, INC.

of the fair value could not be made without incurring excessive costs. Additional information pertinent to the value of the unquoted debt is provided in Note 3.

     The estimated fair values of the Company's financial instruments are as follows:

                                                                      JUNE 25, 1994
                                                              -----------------------------
                                                                CARRYING           FAIR
                                                                 AMOUNT           VALUE
                                                              ------------     ------------
    Cash and cash equivalents...............................  $ 32,996,000     $ 32,996,000
    Short-term notes and other receivables..................     4,187,000        4,187,000
    Investments in and notes receivable from supplier
      cooperatives..........................................    12,702,000               --
    Long-term debt for which it is:
      - Practicable to estimate fair values.................   516,061,000      547,112,000
      - Not practicable.....................................    17,194,000               --

(12) OTHER INCOME, NET

     The components of other income items included in SG&A are as follows:

                                                          52 WEEKS     52 WEEKS    52 WEEKS
                                                           ENDED        ENDED        ENDED
                                                          JUNE 27,     JUNE 26,    JUNE 25,
                                                            1992         1993        1994
                                                         ----------   ----------   ---------
    Interest income....................................  $1,266,000   $  993,000   $ 903,000
    Licensing fees.....................................     493,000      246,000     270,000
    Other income (expense).............................     769,000    3,710,000    (177,000)
                                                         ----------   ----------   ---------
                                                         $2,528,000   $4,949,000   $ 996,000
                                                         ==========   ==========   =========


(13) RESTATEMENT



     The Company has restated the statements of operations for its fiscal years ended June 27, 1992, June 26, 1993 and June 25, 1994 and the 28 weeks ended January 8, 1994 to classify certain buying, occupancy and labor costs associated with making its products available for sale as cost of sales. These amounts were previously classified as selling, general, administrative and other net, and depreciation and amortization of property and equipment and totalled $236,152,000, $224,469,000, $219,548,000 and $114,334,000 (unaudited) for the fiscal years ended June 27, 1992, June 26, 1993 and June 25, 1994 and the 28 weeks ended January 8, 1994, respectively. The Company has also classified a portion of its self-insurance costs as interest expense that was previously recorded in selling, general, administrative and other, net. These amounts were $4,960,000, $5,865,000, $5,836,000 and $3,275,000 (unaudited) for the fiscal years 1992, 1993 and 1994 and the 28 weeks ended January 8, 1994, respectively. Depreciation and amortization costs not classified in cost of sales are included in selling, general, administrative and other, net. The change in classification did not affect the net loss, loss before provision for income taxes and extraordinary charges or loss per common share.



(14) SUBSEQUENT EVENT (UNAUDITED)


     On September 14, 1994, the Company, Supermarkets, and FFL entered into a definitive Agreement and Plan of Merger (the "Merger") with Ralphs Supermarkets, Inc. ("Ralphs") and the stockholders of Ralphs. Pursuant to the terms of the Merger Agreement, Supermarkets will, subject to certain terms and conditions being satisfied or waived, be merged into Ralphs and Ralphs will become a wholly-owned subsidiary of the Company. Conditions to the consummation of the Merger include, among other things, receipt of regulatory approvals and other necessary consents and the completion of financing for the transaction. The purchase price for Ralphs is approximately $1.5 billion, including the assumption of debt.

                           FOOD 4 LESS HOLDINGS, INC.

     The aggregate purchase price, payable to the stockholders of Ralphs, will consist of $375 million in cash, $131.5 million initial principal amount of 13 5/8% Senior Subordinated Pay-in Kind Debentures due 2007 ("Seller Debentures") and $18.5 million of initial accreted value of 13 5/8% Senior Discount Debentures due 2005 ("New Discount Debentures"). In addition, Supermarkets will enter into an agreement with a stockholder of Ralphs pursuant to which such stockholder will act as a consultant to Supermarkets with respect to certain real estate and general commercial matters for a period of five years from the closing of the Ralphs Merger in exchange for the payment of a consulting fee.



     The financing required to complete the Merger will include the issuance of significant additional equity by FFL, the issuance of new debt securities by the Company and Supermarkets and the incurrence of additional bank financing by Supermarkets. The equity issuance would be made to a group of investors led by Apollo Advisors, L.P. ("Apollo"), which will purchase $140 million in FFL stock. Apollo will receive a $5 million fee for its commitment to make an equity investment. The issuance of new debt securities would be in the form of senior notes of Supermarkets of up to $295 million and senior subordinated notes of Supermarkets of up to $200 million. The bank financing would be made pursuant to a commitment by Bankers Trust Company to provide up to $1,075 million in such financing. In connection with the receipt of new financing, the Company and Supermarkets will also be required to complete certain exchange offers, consent solicitations and or other transactions with the holders of their currently outstanding debt securities. The Company will issue an additional $81.5 million of initial accreted value of New Discount Debentures for $59.0 million in cash and $22.5 million in lieu of cash for fees associated with the Merger. The Company will redeem the Discount Notes, with a book value of $64.5 million at January 7, 1995, for $83.9 million in cash.



     As of January 29, 1995, Ralphs had outstanding indebtedness of approximately $1,018.5 million. Ralphs had sales of $2,724.6 million, operating income of $145.6 million and earnings before income taxes of $32.1 million for its most recent fiscal year ended January 29, 1995.



     Upon consummation of the Merger, the operations and activities of Supermarkets will be significantly impacted due to conversions of the Supermarkets' existing Southern California conventional stores to either Ralphs or Food 4 Less warehouse stores as well as the consolidation of various operating functions and departments. The Merger will result in restructuring charges that are currently estimated to be approximately $45 million, of which approximately $5.1 million was recorded in the Company's results of operations for the 28 weeks ended January 7, 1995. The remaining estimated restructuring charges will be recorded as an expense once the Merger is completed.



(15) RESTRUCTURING CHARGE (UNAUDITED)



     The Company has converted 11 of its conventional format supermarkets to warehouse format stores. During the 28 weeks ended January 7, 1995, the Company recorded a non-cash restructuring charge for the write-off of property and equipment at the 11 stores of $5.1 million.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and
Shareholder of Food 4 Less Holdings, Inc.:

     We have audited the accompanying balance sheet of Food 4 Less Holdings, Inc. (a Delaware corporation) (the Company) as of January 4, 1995. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Food 4 Less Holdings, Inc. as of January 4, 1995, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP


Los Angeles, California
January 4, 1995 (except with
respect to the matter
discussed in Note 2, as
to which the date is
April 13, 1995)

                           FOOD 4 LESS HOLDINGS, INC.

                                 BALANCE SHEET
                                JANUARY 4, 1995

Cash................................................................................  $1,000
                                                                                      ======
SHAREHOLDER'S EQUITY:
  Preferred stock, $.01 par value, 50,000,000 shares authorized, none outstanding...  $   --
  Common stock, $.01 par value, 60,000,000 shares authorized, 1,000 shares
     outstanding....................................................................      10
  Additional paid-in capital........................................................     990
                                                                                      ------
          Total shareholder's equity................................................  $1,000
                                                                                      ======

       The accompanying notes are an integral part of this balance sheet.

                           FOOD 4 LESS HOLDINGS, INC.

                           NOTES TO THE BALANCE SHEET

(1) ORGANIZATION

     Food 4 Less Holdings, Inc., a Delaware corporation (the Company), is a wholly-owned subsidiary of Food 4 Less Holdings, Inc., a California corporation (Holdings). The Company was incorporated in December 1994 for the purpose of reincorporating Holdings into a Delaware corporation. The Company and Holdings have no operations or activities. Holdings is a holding company whose sole asset is its ownership in Food 4 Less Supermarkets, Inc. (Food 4 Less). Holdings is majority owned by Food 4 Less, Inc. (FFL) which is also a holding company whose sole asset is its ownership of Holdings stock.

     On December 31, 1992, Holdings issued $103.6 million aggregate principal amount of Holdings Discount Notes and 121,118 Warrants for gross proceeds of $50.0 million. The proceeds were contributed to Food 4 Less in exchange for Food 4 Less preferred stock. The Holdings Discount Notes are due in two equal sinking fund payments on December 15, 2003 and 2004. They are general unsecured obligations of Holdings. As a debt obligation of Holdings, the Holdings Discount Notes are structurally subordinate to all existing and future liabilities and obligations (whether or not borrowed for money) of Food 4 Less. The first cash interest payment is due June 15, 1998.

(2) ACQUISITION OF RALPHS SUPERMARKETS, INC.

     On September 14, 1994 Food 4 Less entered into a definitive Agreement and Plan of Merger (the Merger Agreement) with Ralphs Supermarkets Inc. (RSI) and its stockholders. Pursuant to the terms of the Merger Agreement, Food 4 Less will, subject to certain conditions being waived or satisfied, be merged with and into RSI (the "RSI Merger"). Immediately following the RSI Merger, Ralphs Grocery Company ("RGC"), which is currently a wholly-owned subsidiary of RSI, will merge with and into RSI (the "RGC Merger," and together with the RSI Merger, the "Merger"), and RSI will change its name to Ralphs Grocery Company (Ralphs). Prior to the Merger, FFL will merge with and into Holdings, which will be the surviving corporation (the "FFL Merger"). Immediately following the FFL Merger, Holdings will change its jurisdiction of incorporation by merging into the Company (the "Reincorporation Merger"). As a result of the Merger, the FFL Merger and the Reincorporation Merger, Ralphs will become a wholly-owned subsidiary of the Company. As a result of the Reincorporation Merger, the Holdings Discount Notes will become the obligations of the Company. Conditions to the consummation of the RSI Merger include the receipt of regulatory approvals and other necessary consents and the completion of financing.


     The purchase price for RSI is approximately $1.5 billion, including the assumption of debt. The consideration payable to the stockholders of RSI consists of $375 million in cash, $131.5 million principal amount of 13 5/8% Senior Subordinated Pay-in Kind Debentures due 2007 (Seller Debentures) and $18.5 million of initial accreted value 13 5/8% Senior Discount Debentures (New Discount Debentures) due 2005 to be issued by the Company. In connection with the Merger, the Company will issue preferred stock to new equity investors for gross proceeds of $140 million in cash, for which they will pay a $5 million fee. One hundred million dollars of the cash proceeds received from the new equity investors, together with the $131.5 million principal amount of the Seller Debentures and $18.5 million of the New Discount Debentures will be used to acquire approximately 48% of the capital stock of RSI immediately prior to consummation of the RSI Merger. The Company will issue an additional $81.5 million of initial accreted value of New Discount Debentures for $59.0 million in cash and $22.5 million in lieu of cash for fees associated with the Merger. One hundred three million six hundred thousand dollars of the Holdings 15.25% Discount Notes with a book value of $64.5 million at January 7, 1995 will be redeemed by New Holdings for $83.9 million. The Company will then contribute the $250 million of purchased shares of RSI stock, together with the remaining net cash proceeds received from the new equity investors and the issuance of New Discount Debentures, to Food 4 Less, and pursuant to the RSI Merger the remaining shares of RSI stock will be acquired for $275 million in cash by Food 4 Less.

                                                                         ANNEX A


                             STOCKHOLDERS AGREEMENT

                         OF FOOD 4 LESS HOLDINGS, INC.


    STOCKHOLDERS AGREEMENT (the "Agreement"), dated as of June   , 1995, by and
among (i) each of the purchasers listed on the signature pages attached hereto (together with their Permitted Transferees (defined below), the "Purchasers"),
(ii) each of the investors listed on the signature pages or consent forms attached hereto, (iii) The Yucaipa Companies, a California general partnership, FFL Partners, a California general partnership, Yucaipa Capital Fund, L.P., a California limited partnership, F4L Equity Partners, L.P., a California limited partnership, Yucaipa/F4L Partners, a California general partnership, and Ronald
W. Burkle (collectively, the "Yucaipa Affiliates"), (iv) Food 4 Less Holdings, Inc., a Delaware corporation (the "Company"), (v) Ralphs Grocery Company, a Delaware corporation and wholly owned subsidiary of the Company ("RGC"), and
(vi) each other Person (defined below) who becomes a party to this Agreement in accordance with the terms hereof.

                              W I T N E S S E T H:

    WHEREAS, this Agreement shall become effective (the "Effective Date") on the date of, and simultaneously with, the closings under the Stock Purchase and
Exchange Agreement, dated as of June   , 1995, among the Company, Yucaipa
(defined below) and the Purchasers (the "Stock Purchase Agreement");

    WHEREAS, certain of the parties hereto are parties to that certain FFL Holdings Corporation Stock Purchase and Shareholders' Agreement, dated as of May 23, 1987 (the "1987 Stockholders Agreement"), that certain Stockholders Agreement, dated as of June 17, 1991 (the "1991 Stockholders Agreement"), that certain Registration Rights Agreement, dated as of June 17, 1991 (the "1991 Registration Rights Agreement") and/or that certain Warrantholders' Agreement of Food 4 Less Holdings, Inc., a California corporation, dated as of December 31, 1992 (the "Warrantholders Agreement");


    WHEREAS, on the Effective Date, (i) the authorized capital stock of the Company will consist of 60,000,000 shares of voting common stock, $.01 par value (the "Voting Stock"), 25,000,000 shares of non-voting common stock, $.01 par value (the "Non-Voting Stock" and together with the Voting Stock, the "Common Stock"), 25,000,000 shares of Series A Preferred Stock, $.01 par value (the "Series A Preferred Stock"), and 25,000,000 shares of Series B Preferred Stock, $.01 par value (the "Series B Preferred Stock"), and (ii) the issued and outstanding capital stock of the Company will consist of 17,207,882 shares of Common Stock, 16,683,244 shares of Series A Preferred Stock and 3,100,000 shares of Series B Preferred Stock, with 2,008,874 shares of Common Stock reserved for issuance upon the exercise of certain warrants (the "Warrants"), 3,000,000 shares of Common Stock reserved for issuance upon the exercise of certain management stock options, and 8,000,000 shares of Common Stock reserved for issuance upon the exercise of the Yucaipa Warrant (defined below);


    WHEREAS, on the Effective Date (i) each Yucaipa Affiliate shall beneficially own the number of shares of Common Stock set forth under its name on the signature pages attached hereto, and the Yucaipa Affiliates shall collectively beneficially own 10,761,688 shares of Common Stock, (ii) each Purchaser shall beneficially own the number and kind of Shares (defined below) set forth under its name on the signature pages attached hereto, and (iii) each Other Investor shall beneficially own the number and kind of Shares set forth under its name on the signature page or consent form attached hereto; and

    WHEREAS, the parties hereto desire to restrict the sale, assignment, transfer, encumbrance or other disposition of the Shares, including both issued and outstanding Shares as well as Shares that may be issued or otherwise acquired hereafter, to provide for certain rights and obligations in respect to the Shares and the Company as hereinafter provided, and to terminate the Existing Stockholders Agreements (defined below).

    NOW THEREFORE, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

    SECTION 1.1 Definitions. As used in this Agreement, the following terms have the following meanings:

       "Additional Shares" shall have the meaning set forth in Section 2.6(c).


       "Affiliate," as applied to any specified Person, shall mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person and, in the case of a Person who is an individual, shall include (i) members of such specified Person's immediate family (as defined in Instruction 2 of Item 404(a) of Regulation S-K under the Securities Act) and (ii) trusts, the trustee and all beneficiaries of which are such specified Person or members of such Person's immediate family as determined in accordance with the foregoing clause (i). Notwithstanding the foregoing, the Purchasers and their respective Affiliates shall not be deemed Affiliates of the Company.


       "Affiliate Transaction" shall mean (i) any sale, lease, transfer or other disposition by the Company or its Subsidiaries of any of their respective properties or assets to, (ii) any purchase of property or assets by the Company or its Subsidiaries from, (iii) any investment by the Company or its Subsidiaries in, (iv) any agreement by the Company or its Subsidiaries with or for the benefit of, or (v) any other transaction between the Company or its Subsidiaries and, an Affiliate of the Company or of any Subsidiary of the Company.

       "Apollo" shall mean, collectively, the Purchaser identified as such on the signature page attached hereto and any of its Permitted Transferees to which Apollo has Transferred Shares.

       "Apollo Nominees" shall have the meaning set forth in Section 5.1(a).


       "Appraisal Notice" shall have the meaning set forth in Section 2.7(c).


       "Appraisal Request" shall mean a written request for an appraisal pursuant to Section 2.7(i) sent to Yucaipa, Apollo and the Other Purchasers on or prior to the fifth business day following delivery of the Compelled Sale Notice by (i) Apollo, or (ii) Other Purchasers holding at least 65% of the Shares then held by the Other Purchasers, which request shall identify five proposed Appraisers that are independent from the Company, the stockholders of the Company or any of their respective Affiliates; provided that the right to deliver an Appraisal Request shall terminate (i) with respect to Apollo, on the first date on which Apollo owns fewer than 40% of the Shares held by Apollo on the Effective Date, and (ii) with respect to the Other Purchasers, on the first date on which the Other Purchasers own fewer than 40% of the Shares held by the Other Purchasers on the Effective Date.

       "Appraised Value" shall mean, with respect to any Compelled Sale, the per Share value of the Company immediately prior to such Compelled Sale (without giving effect thereto or to the rights of Apollo contained in Section 2.7(c)(ii) hereof), as determined in good faith by the Appraiser.

       "Appraiser" shall mean a nationally recognized investment bank, appraisal firm or other Person with experience in valuing businesses chosen pursuant to
Section 2.7(i).

       "Beneficial owner" of a security shall mean any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has (i) the power to vote, or to direct the voting of, such security and (ii) the power to dispose, or to direct the disposition of, such security. Ownership of the Yucaipa Warrant shall not constitute beneficial ownership of the Shares issuable upon the exercise thereof.

       "Board of Directors" shall mean the Board of Directors of the Company.

       "Business Day" shall mean each day other than Saturdays, Sundays and days when commercial banks are authorized to be closed for business in New York, New York.

       "Business Opportunity" shall have the meaning set forth in Section 3.2.


       "Certificates of Designation" shall mean the Certificates of Designation of Series A Preferred Stock and Series B Preferred Stock, respectively, in the forms attached as exhibits to the Stock Purchase Agreement.



       "Charter Documents" shall mean the Restated Certificate of Incorporation and By-Laws of the Company, attached hereto as Exhibits A and B, respectively.


       "Commission" shall mean the United States Securities and Exchange Commission.

       "Common Stock" shall have the meaning set forth in the recitals.


       "Company" shall have the meaning set forth in the preamble.


       "Compelled Sale" shall have the meaning set forth in Section 2.7(a).


       "Compelled Sale Acceptance" shall have the meaning set forth in Section 2.7(c).


       "Compelled Sale Agreement" shall have the meaning set forth in Section 2.7(a).


       "Compelled Sale Closing" shall have the meaning set forth in Section 2.7(e).


       "Compelled Sale Date" shall have the meaning set forth in Section 2.7(b).

       "Compelled Sale Notice" shall have the meaning set forth in Section
2.7(b).


       "Compelled Sale Termination Date" shall have the meaning set forth in
Section 2.7(b).


       "Consulting Agreement" shall mean that certain Consulting Agreement, dated as of the date hereof, by and among RGC, the Company and Yucaipa, attached hereto as Exhibit D.

       "control," when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

       "Controlling Stockholders" shall mean the Yucaipa Affiliates and any of their Permitted Transferees to which any Yucaipa Affiliate or any other Controlling Stockholder has Transferred Shares.

       "Credit Agreement" shall mean the Credit Agreement, dated as of the date hereof, among the Company, Supermarkets, and its Subsidiaries and the lenders, arrangers and administrative agents named therein.

       "Customary Trading Activities" shall mean market-making, broker-dealer, investment banking, capital markets or investment management activities undertaken in the ordinary course of business.

       "Disqualified Indebtedness" shall have the meaning set forth in Section 2.7(g).


       "EBITDA" shall mean with respect to any person for any period, (a) the net income (or loss) of such person and its subsidiaries on a consolidated basis for such period, determined in accordance with GAAP, excluding (to the extent included therein), without duplication, (i) all net extraordinary gains (or losses), (ii) total interest expense (including that portion attributable to capital leases in accordance with GAAP) of such person and its subsidiaries on a consolidated basis with respect to outstanding indebtedness of such person and its subsidiaries, including without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under interest rate swap, cap, collar or similar agreements, (iii) provisions for taxes based on income, (iv) total depreciation expense, (v) total amortization expense, (vi) LIFO provision, (vii) reserves for non-cash restructuring charges ("Restructuring Reserve"), (viii) tax indemnification payments to Federated Department Stores, Inc., (ix) provision for earthquake losses or other natural disasters, (x) gain (or loss) on disposal of assets, (xi) the cumulative effect of any accounting changes, and
(xii) other non-cash, non-operating items reducing net income and other non-cash, non-operating items increasing net income, minus (b) cash expenditures charged against, or adjustments resulting in a decrease of, the Restructuring Reserve, all of the foregoing as determined on a consolidated basis for such person and its subsidiaries in accordance with GAAP; provided, that EBITDA of the Company for any period shall be calculated to give pro forma effect to all acquisitions and divestitures during such period as if such acquisitions and divestitures had occurred on the first day of such period, such calculations to be made in accordance with GAAP and Rule 11-02 of Regulation S-X of the Commission.


       "Effective Date" shall have the meaning set forth in the recitals.


       "Employee Plans" shall mean any employee or similar plans set forth in
Schedule 3.9 to the Stock Purchase Agreement or approved in accordance with
Section 5.2(e) hereof.


       "Enterprise Value" with respect to any proposed Compelled Sale, shall mean (without duplication) the sum of (a) the aggregate value of the fully diluted common equity of the Company, based on the price per Share proposed to be paid in such Compelled Sale, net of the exercise, exchange or conversion price, if any, with respect to any security exercisable or exchangeable for or convertible into Common Stock of the Company, plus (b) the aggregate principal amount of all Indebtedness of the Company and its consolidated Subsidiaries and the aggregate liquidation preference of all preferred stock of the Company (other than the Shares or other convertible preferred stock included in clause
(a) above), in each case as reflected on the Company's most recent consolidated balance sheet that was (or was required to be) provided pursuant to Section 4.4 hereof on or prior to the date of the Compelled Sale Notice, less (c) all cash and cash equivalents of the Company and its consolidated Subsidiaries as reflected on such balance sheet.

       "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.


       "Existing Stockholders Agreements" shall mean the 1987 Stockholders Agreement, the 1991 Stockholders Agreement, the 1991 Registration Rights Agreement and the Warrantholders Agreement.


       "GAAP" shall mean generally accepted accounting principles, consistently applied.

       "Holdings Indenture" shall mean the Indenture, dated as of June   , 1995,
relating to the 13 5/8% Senior Subordinated Pay-In-Kind Debentures due 2007 of the Company, by and among the Company and the Trustee named therein, as in effect on the date hereof.

       "Holdings Merger" shall mean (i) the merger of Food 4 Less, Inc., a Delaware corporation, with and into Food 4 Less Holdings, Inc., a California corporation, and (ii) the merger of Food 4 Less Holdings, Inc., a California corporation, with and into the Company, in each case as consummated on or prior to the Effective Date.

       "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

       "Indebtedness" shall mean with respect to any person, without duplication, all liabilities of such person (a) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof), (b) evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any property (other than any such balance that represents an account payable or any other monetary obligation to a trade creditor (whether or not an Affiliate)), or (c) for the payment of money relating to a Capitalized Lease Obligation (as defined in the Holdings Indenture).

       "Initial Public Offering" shall mean the initial primary Public Offering of common stock by the Company (other than pursuant to a registration statement on Form S-8 or otherwise relating to equity securities issuable exclusively under any employee benefit plan of the Company).

       "Investors" shall mean each of the parties to this Agreement (other than the Company and Controlling Stockholders), together with such party's Permitted Transferees, including (without limitation) any Person who shall become a party to or agree to be bound by the terms of this Agreement after the date hereof. For purposes of determining the number of Shares held by any Investor, such Investor shall be deemed to hold all Shares held by such Investor's Permitted Transferees.

       "MD&A" shall mean a management's discussion and analysis of the Company's financial condition and results of operation comparable to the discussion that is required to be included in periodic reports filed under the Exchange Act.

       "New Nominees" shall have the meaning set forth in Section 5.1(a).

       "Non-Voting Stock" shall have the meaning set forth in the recitals.

       "Notices" shall have the meaning set forth in Section 7.6.

       "Offering Notice" shall have the meaning set forth in Section 4.6(b).

       "Other Investors" shall mean the Investors other than the Purchasers.

       "Other Purchasers" shall mean the Purchasers other than Apollo.

       "Other Purchasers Nominee" shall have the meaning set forth in Section 5.1(a).

       "Pecuniary interest" in any security shall mean the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in such security, and shall include securities owned by an individual's spouse or issue or any trust solely for the benefit of such individual, spouse or issue.

       "Permitted Affiliate Transaction" shall mean:

        (a) any transaction enumerated in (1) Section 5.11(b) of the Indenture,
    dated as of June   , 1995, relating to the Senior Subordinated Notes due
    2005 of RGC, by and among RGC, the Subsidiary Guarantors and the Trustee named therein, as in effect on the date hereof, or (2) Section 4.11(b) of the Holdings Indenture, other than (with respect to either Indenture named in (1) or (2)), subsections (b)(i), (ii), (v), (vi) and (vii) thereof,

        (b) payment of amounts or provision of benefits required to be paid or provided to participants in any Employee Plans, as provided in the documents related thereto,


        (c) transactions pursuant to leases between the Company and partnerships of which Ronald W. Burkle is general partner, relating to three warehouse format stores located in Victorville, Corona and Rialto, California, respectively, as in effect on the Effective Date, and


        (d) transactions pursuant to any provision of this Agreement, the Registration Rights Agreement, the Stock Purchase Agreement, the Consulting Agreement, or the Yucaipa Warrant, including, but not limited to, the Holdings Merger.

       "Permitted Exchange" shall mean the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market National Market.

       "Permitted Transferee" shall mean:

        (a) in the case of any Purchaser (i) any officer, director or partner of, or Person controlling, such Purchaser or any other Purchaser, or (ii) any other Person that is (x) an Affiliate of the general partner(s), investment manager(s) or investment advisor(s) of such Purchaser on the date hereof, (y) an Affiliate of such Purchaser or a Permitted Transferee of such Purchaser or (z) an investment fund, investment account or investment entity whose investment manager, investment advisor or general partner thereof is such Purchaser or a Permitted Transferee of such Purchaser, in each case in a bona fide distribution or other transaction not intended to avoid the provisions of this Agreement;

        (b) in the case of any Controlling Stockholder, (i) any Person that is controlled by Ronald W. Burkle, (ii) upon a bona fide liquidation of, or a bona fide withdrawal from, such Controlling Stockholder, in each case, not intended to avoid the provisions of this Agreement, the shareholders, partners or principals, as the case may be, of such Controlling Stockholder,
    (iii) upon a bona fide reduction (not intended to avoid the provisions of this Agreement) in such Controlling Stockholder's interest in another Controlling Stockholder (a "Specified Person"), and a corresponding increase in a Yucaipa Individual's interest in such Specified Person, such Yucaipa Individual; provided, that immediately after such Transfer, Ronald W. Burkle continues to control such Specified Person, or (iv) if such Controlling Stockholder is an individual, (x) any spouse or issue of such individual, or any trust solely for the benefit of such individual, spouse or issue, and
    (y) upon such individual's death, any Person to whom Shares are transferred in accordance with the laws of descent and/or testamentary distribution; and

        (c) in the case of any Other Investor, (i) any Subsidiary of such Other Investor, (ii) any Person of which such Other Investor is a Subsidiary,
    (iii) any Subsidiary of a Person described in the foregoing clause (ii), or
    (iv) if such Other Investor is an individual, (x) any spouse or issue of such Other Investor or any trust for the benefit of such individual, spouse or issue, and (y) upon such Other Investor's death, any Person to whom Shares are transferred in accordance with the laws of descent and/or testamentary distribution.

       "Person" shall mean an individual or a corporation, partnership, trust, or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

       "Preferred Preemptive Purchase" shall mean the purchase, within one year following the Effective Date, of Series A Preferred Stock or Series B Preferred Stock by any Person who holds Shares as of the Effective Date pursuant to the exercise of preemptive rights granted to such Person under the Existing Stockholder Agreements with respect to the transactions contemplated by the Stock Purchase Agreement; provided that prior to or concurrently with such purchase, such Person has become a party to, or agreed to be bound as an Other Investor by the terms of, this Agreement.

       "Proposed Purchaser" shall mean a Person or group of Persons to which any Controlling Stockholder proposes to Transfer Shares in accordance with Section 2.6.

       "Public Offering" shall mean any bona fide underwritten public distribution of equity securities of the Company pursuant to an effective registration statement under the Securities Act.

       "Purchaser Transaction" shall mean (a) any sale, lease, transfer or other disposition by the Company or its Subsidiaries of any of their respective properties or assets to, (b) any purchase of property or assets by the Company or its Subsidiaries from, (c) any investment by the Company or its Subsidiaries in, (d) any agreement by the Company or its Subsidiaries with, or (e) any other transaction between the Company or its Subsidiaries and, a Purchaser or its Affiliates, in each case occurring after the Effective Date; provided, however, that the term "Purchaser Transaction" shall not include (i) any Permitted Affiliate Transaction, (ii) any transaction on terms no less favorable to the Company on the whole than those obtainable from an unrelated third party, or
(iii) any transaction effected within the ordinary course of business of the Company or such Subsidiary.

       "Purchasers" shall have the meaning set forth in the preamble.

       "Qualified IPO" shall mean:

        (a) an Initial Public Offering in which (i) the shares of Common Stock distributed either (A) constitute at least 20% of the fully diluted Shares outstanding or (B) have a market value of at least $150 million, in either case immediately after such offering, (ii) immediately after such offering the Common Stock of the Company is listed for trading on a Permitted Exchange and (iii) the price at which such Common Stock is sold to the public implies an aggregate value of the Shares outstanding immediately after the closings under the Stock Purchase Agreement (the "Initial Equity Account") greater than the Trigger Amount on the date on which such offering is consummated; provided, that if (1) an Initial Public Offering meets the requirements of clauses (a)(i) and (ii) hereof but not those of this clause
    (iii) on the date of the consummation thereof and (2) thereafter, for any period of 45 consecutive trading days, the last reported sale price of the Common Stock on each such day implies an aggregate value of the Initial Equity Account greater than the Trigger Amount on the last day of such period, then (except for purposes of Section 5.2(f) hereof) a Qualified IPO will be deemed to occur on the last day of such period, or

        (b) a merger of the Company pursuant to a registration statement on Form S-4 that results in the holders of all of the Shares (other than any holders who exercise statutory dissenters rights) receiving registered equity securities in exchange therefor; but only if (i) the average weekly trading volume of the class of shares issued to holders of the Shares pursuant to such merger (the "Merger Shares") for the 12 consecutive week period immediately preceding the public announcement of such merger is at least 0.75% of the outstanding Merger Shares on the last day of such period, (ii) the value of the Initial Equity Account implied by such transaction is greater than the Trigger Amount on the date of such merger, and (iii) both immediately before and after the consummation of such merger the Merger Shares are listed on a Permitted Exchange.

       "Registration Rights Agreement" shall mean that certain Registration Rights Agreement, dated as of the date hereof, by and among the Company, the Purchasers and the other parties thereto.

       "Regulatory Problem" shall have the meaning set forth in Section 4.5.

       "Remaining Holders" shall have the meaning set forth in Section 2.7(a).

       "RGC" shall have the meaning set forth in the preamble.

       "RGC Board" shall mean the Board of Directors of RGC.

       "ROFO Acceptance" shall have the meaning set forth in Section 5.2(g).

       "ROFO Closing Date" shall have the meaning set forth in Section 5.2(g).

       "ROFO Notice" shall have the meaning set forth in Section 5.2(g).

       "ROFO Shares" shall have the meaning set forth in Section 5.2(g).

       "RPHC" shall mean any Person, if an interest in such Person is treated as a "United States real property interest" within the meaning of section 897 of the Internal Revenue Code of 1986, as amended.

       "Rule 144 Open Market Transaction" shall mean any bona fide public sale of Shares in an open market transaction under Rule 144 of the Securities Act (or any successor rule) if such sale is in compliance with the requirements of paragraphs (c), (d), (e), (f) and (g) of such Rule (notwithstanding the provisions of paragraph (k) of such Rule).

       "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

       "Series A Preferred Stock" shall have the meaning set forth in the recitals.

       "Series B Preferred Stock" shall have the meaning set forth in the recitals.

       "Shares" shall mean, collectively, the Common Stock, the Series A Preferred Stock, the Series B Preferred Stock, and the Warrants. Whenever this Agreement refers to a number or percentage of Shares, such number or percentage shall be calculated as if each of the Shares had been exchanged or converted into shares of Common Stock immediately prior to such calculation regardless of the existence of any restrictions on such exchange or conversion.

       "Stock Purchase Agreement" shall have the meaning set forth in the recitals.

       "Subsidiary" shall mean, with respect to any Person, (a) a corporation a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by a Subsidiary of such Person, or by such Person and one or more Subsidiaries of such Person, (b) a partnership in which such Person or a Subsidiary of such Person is, at the date of determination, a general partner of such partnership, or (c) any other Person (other than a corporation) in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of the directors or other governing body of such Person.

       "Tag-Along Notice" shall have the meaning set forth in Section 2.6(c).

       "Tag-Along Sale" shall mean a bona fide Transfer of a Controlling Stockholder's pecuniary interest in any Shares (except in accordance with Section 2.7), including (without limitation) (a) by means of such Controlling Stockholder's Transfer of an interest in any Person owning such Shares or (b) a Transfer of a pecuniary interest in any Shares by such Controlling Stockholder's spouse or issue, or by any trust solely for the benefit of such Controlling Stockholder's spouse or issue.

       "Tag-Along Stockholder" shall have the meaning set forth in Section
2.6(a).

       "Third Party" shall mean any prospective purchaser of Shares (that is not an Affiliate or Permitted Transferee of the transferor or of any Yucaipa Affiliate) in an arm's length purchase from such transferor.

       "Transfer" shall mean (i) when used as a noun: any direct or indirect transfer, sale, assignment, pledge, hypothecation, encumbrance or other disposition and (ii) when used as a verb: to directly or indirectly transfer, sell, assign, pledge, hypothecate, encumber, or otherwise dispose of.

       "Transferee" shall mean any Person to whom Shares have been Transferred in compliance with the terms of this Agreement.

       "Transfer Allotment" of any Tag-Along Stockholder with respect to any Tag-Along Sale shall mean the product of (i) the total number of Shares proposed to be Transferred in such Tag-Along Sale multiplied by (ii) a fraction, the numerator of which is the total number of Shares owned by such Tag-Along Stockholder as of the close of business on the second day immediately preceding the mailing date of the Transfer Notice and the denominator of which is the total number of Shares then owned by the Controlling Stockholders, the Investors, and all other stockholders of the Company having tag-along or other contractual rights to participate in the proposed Transfer.

       "Transfer Date" shall have the meaning set forth in Section 2.6(b).

       "Transfer Notice" shall have the meaning set forth in Section 2.6(b).

       "Trigger Amount" shall mean, on any date, the lesser of (a) $1.95 billion or (b) the sum of (i) $650 million plus (ii) if such date is after the second anniversary of the Effective Date, the value accreted on such amount (on a daily basis) from such second anniversary to such date, at a rate of 25% per annum, compounded annually.

       "Voting Stock" shall have the meaning set forth in the recitals.

       "Warrant" shall have the meaning set forth in the recitals.

       "Warrant Registration Rights Agreement" shall mean the Registration Rights Agreement, dated as of December 31, 1992, by and among Food 4 Less Holdings, Inc. and the purchasers of the Warrants.

       "Yucaipa" shall mean The Yucaipa Companies, a California general partnership, until a successor controlled by Ronald W. Burkle replaces such Person, and thereafter means such successor; provided that the rights set forth in Section 5.1 of this Agreement as belonging to Yucaipa initially shall be exercisable personally by Ronald W. Burkle, and neither The Yucaipa Companies nor any other Yucaipa Affiliate shall have any right or interest in the exercise of such rights; provided further that Ronald W. Burkle may assign such rights to any successor controlled by him, and for purposes of Section 5.1, "Yucaipa" thereafter shall mean such successor so long as it remains controlled by Ronald
W. Burkle.

       "Yucaipa Affiliate" shall have the meaning set forth in the preamble.

       "Yucaipa Individual" shall mean (a) a full-time employee of a Yucaipa Affiliate or the Company or (b) a partner of a Yucaipa Affiliate who devotes substantially all of his business efforts to such Yucaipa Affiliate.

       "Yucaipa Nominees" shall have the meaning set forth in Section 5.1(a).

       "Yucaipa Warrant" shall mean the warrant to purchase 8,000,000 shares of Common Stock issued by the Company to Yucaipa on the Effective Date.

                                   ARTICLE II

                           RESTRICTIONS ON TRANSFERS

    SECTION 2.1 Transfers in Accordance with this Agreement. Any attempt to Transfer, or purported Transfer of, any Shares in violation of the terms of this Agreement shall be null and void and neither the Company nor any transfer agent shall register upon its books any such Transfer. A copy of this Agreement shall be filed with the Secretary of the Company and kept with the records of the Company.

    SECTION 2.2 Agreement to be Bound. (a) No party hereto shall Transfer any Shares (other than Transfers to the Company or Transfers constituting a bona fide public distribution pursuant to (i) the registration rights included in the Registration Rights Agreement, (ii) any shelf registration pursuant to Rule 415 under the Securities Act or any Public Offering or (iii) Rule 144 Open Market Transactions) unless (x) the certificates representing such Shares issued to the Transferee bear the legend provided in Section 2.3, if required by such Section, and (y) the Transferee (if not already a party hereto) has executed and delivered to each other party hereto, as a condition precedent to such Transfer, an instrument or instruments, reasonably satisfactory to the Company, confirming that the Transferee agrees to be bound by the terms of this Agreement in the same manner as such Transferee's transferor, except as otherwise specifically provided in this Agreement.

    (b) At any time prior to the earlier of an Initial Public Offering or a Qualified IPO, the Company shall cause each Person (other than any Person already a party to this Agreement) acquiring newly issued Shares (other than acquisitions of Shares (i) pursuant to Employee Plans or (ii) in exchange for consideration consisting only of property, assets or services (other than cash) pursuant to a transaction approved in writing by a majority of the New Nominees), including any Person who acquires Shares pursuant to the Preferred Preemptive Purchase, to execute and deliver to each other party hereto a written agreement, reasonably satisfactory to the parties hereto, confirming that such Person agrees to be bound as an Other Investor under this Agreement (or to be bound under another agreement by provisions substantially identical to those contained herein) and to cause any certificates representing Shares issued to such Person to bear the legend provided in Section 2.3 (or a substantially similar legend).

    SECTION 2.3 Legend. Each Investor and Controlling Stockholder hereby agrees that each outstanding certificate representing Shares issued to any of them, or any certificate issued in exchange for or upon conversion of any similarly legended certificate, shall, unless sold in a transaction exempted from the operation of Section 2.2(a) above, bear a legend reading substantially as follows (except for certificates representing Shares issued in the Holdings Merger pursuant to a Registration Statement on Form S-4, which certificate shall bear only the legend set forth in the second paragraph below):

    THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS, AND MAY BE OFFERED AND SOLD ONLY IF SO REGISTERED OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. THE HOLDER OF THESE SHARES MAY BE REQUIRED TO DELIVER TO THE COMPANY, IF THE COMPANY SO REQUESTS, AN OPINION OF COUNSEL (REASONABLY SATISFACTORY IN FORM AND SUBSTANCE TO THE COMPANY) TO THE EFFECT THAT AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT (OR QUALIFICATION UNDER STATE SECURITIES LAWS) IS AVAILABLE WITH RESPECT TO ANY TRANSFER OF THESE SHARES THAT HAS NOT BEEN SO REGISTERED (OR QUALIFIED).

    THE SHARES REPRESENTED BY THIS CERTIFICATE ALSO ARE SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AND OBLIGATIONS, TO WHICH ANY TRANSFEREE AGREES BY HIS ACCEPTANCE HEREOF, AS SET FORTH IN THE STOCKHOLDERS AGREEMENT, DATED AS OF JUNE
  , 1995, COPIES OF WHICH MAY BE OBTAINED FROM THE COMPANY. NO TRANSFER OF SUCH SHARES WILL BE MADE ON THE BOOKS OF THE COMPANY UNLESS ACCOMPANIED BY EVIDENCE OF COMPLIANCE WITH THE TERMS OF SUCH AGREEMENT AND BY AN AGREEMENT OF THE TRANSFEREE TO BE BOUND BY THE RESTRICTIONS SET FORTH IN THE STOCKHOLDERS AGREEMENT.

    Notwithstanding the foregoing, each Investor and Controlling Stockholder hereby agrees that each outstanding Warrant shall, unless sold in a transaction exempted from the operation of Section 2.2(a) above, bear substantially the legend set forth in the Warrantholders Agreement (notwithstanding the termination of such agreement), provided that any reference in such legend to the Warrantholders Agreement shall be amended, upon any reissuance of a Warrant in connection with a Transfer thereof, to refer to this Agreement.

    SECTION 2.4  [Intentionally Left Blank].

    SECTION 2.5 Transfer of Pecuniary Interests. Prior to a Transfer of a pecuniary interest in any Shares by Ronald W. Burkle or any Controlling Stockholder controlled by Ronald W. Burkle to a Permitted Transferee (including, without limitation, by means of a Transfer of an interest in any Person owning Shares) Ronald W. Burkle shall provide each of the Purchasers with a written notice specifying the number of Shares in which a pecuniary interest is being Transferred.

    Without the prior written consent of (a) the holders of a majority of the Shares held by the Purchasers and (b) at least two unrelated Purchasers, neither Ronald W. Burkle nor any Controlling Stockholder controlled by Ronald W. Burkle shall Transfer a pecuniary interest in any Shares to a Permitted Transferee (including, without limitation, by means of a Transfer of an interest in any Person owning Shares), if immediately after giving effect to such Transfer Ronald W. Burkle would have a pecuniary interest in a number of Shares less than
(i) 85% of the number of Shares in which Ronald W. Burkle has a pecuniary interest on the date hereof minus (ii) any Shares as to which Ronald W. Burkle has a pecuniary interest on the date hereof that are Transferred in a Tag-Along Sale exempt from the provisions of Section 2.6 pursuant to Section 2.6(e)(v).

    The provisions of this Section 2.5 shall not apply to any Transfer to (x) any spouse or issue of Ronald W. Burkle, or any trust solely for the benefit of Ronald W. Burkle or any such spouse or issue, and (y) upon Ronald W. Burkle's death, any Person to whom Shares are transferred in accordance with the laws of descent and/or testamentary distribution.

    SECTION 2.6 Tag-Along Rights. (a) Each Controlling Stockholder who proposes to effect a Tag-Along Sale shall afford each of the Investors (each, a "Tag-Along Stockholder") the opportunity to participate therein in accordance with this Section 2.6.

    Each Controlling Stockholder represents to the Investors that it has not entered into any agreement providing for any rights inconsistent with the rights provided to the Investors in this Section 2.6 and that it has not otherwise directly or indirectly granted any such rights, other than pursuant to the Existing Stockholders Agreements. No Controlling Stockholder shall enter into any agreement providing for, or otherwise directly or indirectly grant, any tag-along or other contractual rights (other than customary registration rights) to participate, directly or indirectly, in any Tag-Along Sale (other than with respect to (i) Shares issued under the Employee Plans representing no more than 11% of the Shares outstanding immediately following the Effective Date or (ii) Shares issued pursuant to the Preferred Preemptive Purchase) without the prior unanimous written approval of the New Nominees.

    (b) With respect to each Tag-Along Sale, each Tag-Along Stockholder shall have the right to Transfer, at the same price and upon identical terms and conditions as such proposed Transfer (except as set forth below), the number of Shares owned by such Tag-Along Stockholder equal to such Tag-Along Stockholder's Transfer Allotment; provided, however, that (i) a Tag-Along Stockholder may Transfer Shares of a different kind than those transferred by a Controlling Stockholder pursuant to a Tag-Along Sale; and (ii) in the event of a Tag-Along Sale pursuant to a Transfer by a Controlling Stockholder of an interest in a Person that directly or indirectly owns Shares, the price and other terms and conditions of such Tag-Along Sale applicable to each Tag-Along Stockholder and the Shares to be sold by such Tag-Along Stockholder, shall as closely approximate those of the proposed Transfer as is reasonably practicable.

    At the time any Tag-Along Sale is proposed, the Controlling Stockholders shall give written notice to each Tag-Along Stockholder of its right to sell Shares hereunder (the "Transfer Notice"), which notice shall identify the Proposed Purchaser and state the number of Shares proposed to be Transferred, the proposed offering price (including the form and terms of any non-cash consideration to be received in connection therewith), the proposed date of any such Transfer (the "Transfer Date") and any other material terms and conditions of the proposed Transfer. The Transfer Notice shall also contain a complete and correct copy of any offer to, or agreement with, the Controlling Stockholders by the Proposed Purchaser to purchase such Shares. The Controlling Stockholders shall use their best efforts to deliver the Transfer Notice at least 30 days prior to the Transfer Date and in no event shall the Controlling Stockholders provide such Transfer Notice later than 21 days prior to the Transfer Date.

    (c) Each Tag-Along Stockholder that wishes to participate in the Tag-Along Sale shall provide written notice (or oral notice confirmed in writing) (the "Tag-Along Notice") to the Controlling Stockholders no less than 7 days prior to the Transfer Date. The Tag-Along Notice shall set forth the number and kind of Shares that such Tag-Along Stockholder elects to include in the Transfer, which shall not exceed such Tag-Along Stockholder's Transfer Allotment; provided that the failure of a Tag-Along Stockholder to correctly specify a number or kind of Shares not exceeding its Transfer Allotment shall not affect the rights such Tag-Along Stockholder may otherwise have under this Section 2.6. The Tag-Along Notice shall also specify the aggregate number and kind of additional Shares owned of record by such Tag-Along Stockholder as of the close of business on the second day immediately preceding the date on which the Tag-Along Notice is given by such Tag-Along Stockholder, if any, which such Tag-Along Stockholder desires also to include in the Transfer ("Additional Shares") in the event there is any under-subscription for the entire amount of all Tag-Along Stockholders' Transfer Allotments. In the event there is an under-subscription by the Tag-Along Stockholders for any portion of the aggregate Tag-Along Stockholders' Transfer Allotments, the Controlling Stockholders shall apportion the unsubscribed Tag-Along Stockholders' Transfer Allotments to Tag-Along Stockholders whose Tag-Along Notices specified an amount of Additional Shares, which apportionment shall be on a pro rata basis among such Tag-Along Stockholders in accordance with the number of Additional Shares specified by all such Tag-Along Stockholders in their Tag-Along Notices. The Tag-Along Notices given by the Tag-Along Stockholders shall constitute their binding agreements to sell such Shares on the terms and conditions applicable to the Transfer.

    If a Tag-Along Notice is not received by the Controlling Stockholders from a Tag-Along Stockholder prior to the 7-day period specified above, the Controlling Stockholders shall have the right to sell or otherwise Transfer the number of Shares specified in the Transfer Notice to the Proposed Purchaser specified in the Transfer Notice without any participation by such Tag-Along Stockholder (subject to the right of other Tag-Along Stockholders to sell Additional Shares in the event of an under-subscription by Tag-Along Stockholders, as described above), but only on terms and conditions with respect to the consideration paid by the Proposed Purchaser no more favorable (and other material terms and conditions which a reasonable investor would consider significant to the decision to include Shares in the Transfer no more favorable in any material respect) to the Controlling Stockholders than as stated in the Transfer Notice to the Tag-Along Stockholders, and only if such Transfer occurs on a date within 45 business days of the Transfer Date.

    (d) No Tag-Along Stockholder shall be required to make any representations and warranties to any Person in connection with such Tag-Along Sale except as to
(i) good title and the absence of liens with respect to such Tag-Along Stockholder's Shares, (ii) the corporate or other existence of such Tag-Along Stockholder and (iii) the authority for and the validity and binding effect of, and the absence of any conflicts under the charter documents and material agreements of such Tag-Along Stockholder as to, any agreements entered into by such Tag-Along Stockholder in connection with such Transfer. No Tag-Along Stockholder shall be required to provide any indemnities in connection with such Tag-Along Sale except for a breach of such representations and warranties.

    (e) The provisions of this Section 2.6 shall not apply to any Transfers (i) by a Controlling Stockholder to a Permitted Transferee of such Controlling Stockholder (provided that such Permitted Transferee has agreed to be bound by this Agreement as contemplated by Section 2.2 hereof), (ii) pursuant to a Public Offering, (iii) pursuant to a Rule 144 Open Market Transaction of which each of the New Nominees has been provided at least 2 business days' prior written notice, or (iv) on or after the one year anniversary of the Effective Date, by Ronald W. Burkle or Controlling Stockholders controlled by Ronald W. Burkle; provided, that the aggregate number of Shares transferred pursuant to this clause (iv) by all such Persons does not exceed 807,127 (7.5% of the number of Shares beneficially owned by the Yucaipa Affiliates on the date hereof).


    SECTION 2.7 Rights to Compel Sale. (a) If at any time the Controlling Stockholders shall enter into a written agreement with a Third Party to acquire solely for cash all, but not less than all, of the issued and outstanding Shares in a bona fide transaction (a "Compelled Sale Agreement"), the Controlling Stockholders shall have the right, subject to the terms and conditions set forth below, to require each of the Investors (the "Remaining Holders") to sell all, but not less than all, of the Shares held by each such Remaining Holder (a "Compelled Sale"). Subject to the terms and conditions set forth below, the Remaining Holders shall (and hereby agree to) sell such Shares on the same terms and conditions and for the same per Share consideration as the Controlling Stockholders sell their Shares.


    As soon as is reasonably practicable after the commencement of material discussions regarding a proposed sale of the Company (whether through a merger, sale of stock or assets or otherwise), business combination, or similar transaction, the Controlling Stockholders shall provide each of the New Nominees with notice thereof, which shall include reasonable details with respect thereto. The Controlling Stockholders shall provide each of the New Nominees with prompt notice of all material developments in such discussions.

    (b) Within two Business Days following execution of any Compelled Sale Agreement, the Controlling Stockholders shall provide each Remaining Holder with written notice thereof (the "Compelled Sale Notice"). The Compelled Sale Notice shall attach a copy of the Compelled Sale Agreement and shall set forth: (i) the name and address of the Third Party; (ii) the amount of consideration to be paid per Share and the terms and conditions of payment offered by the Third Party; and (iii) all other material terms of such Compelled Sale, including the proposed date of the Compelled Sale (the "Compelled Sale Date"), which shall be not less than 20 days following the delivery of the Compelled Sale Notice, and the outside termination date of the Compelled Sale Agreement (the "Compelled Sale Termination Date"), which shall be not more than 150 days following the delivery of the Compelled Sale Notice.

    (c) The provisions of this Section 2.7(c) shall only apply if the aggregate consideration to be paid for all outstanding Shares in such Compelled Sale implies an Enterprise Value on the date of delivery of the Compelled Sale Notice of less than the product of (x) 6.5 times (y) EBITDA of the Company for the latest four fiscal quarters of the Company for which information was (or was required to be) provided to Investors pursuant to Section 4.4 hereof (or, if such Compelled Sale Notice is given prior to the date on which the Company has provided a full year of financial statements pursuant to Section 4.4 hereof, the annualized EBITDA of the Company based on all periods beginning on or after the Effective Date for which information was (or was required to be) so provided).

        (i) Upon delivery of an Appraisal Request, Yucaipa and Apollo, if the Other Purchasers delivered the Appraisal Request or Yucaipa and the Other Purchasers, if Apollo delivered the Appraisal Request, shall choose an Appraiser from the list of proposed Appraisers contained in the Appraisal Request, and notify the party delivering such Appraisal Request of such choice on or prior to the fifth business day following delivery of the Appraisal Request. The party or parties making such Appraisal Request shall retain such Appraiser and cause the Appraiser to calculate an Appraised Value as promptly as practicable (but in any event prior to the 20th business day following selection of the Appraiser) and to provide written notice thereof to the Controlling Stockholders and the Purchasers (the "Appraisal Notice").

        If the per Share consideration to be paid in such Compelled Sale is less than the Appraised Value, then (A) the Controlling Stockholders shall pay all fees and expenses of the Appraiser arising in connection with the calculation of the Appraised Value and (B) no Purchaser shall be required to sell its Shares in the Compelled Sale. Otherwise, the party or parties delivering the Appraisal Request pursuant to the preceding paragraph shall pay all fees and expenses of the Appraiser arising in connection with the calculation of the Appraised Value and the Purchasers shall be required to sell their Shares in the Compelled Sale subject to the terms and conditions of this Section 2.7.

        (ii) If (A) an Appraisal Request is not delivered on or prior to the fifth business day following delivery of the Compelled Sale Notice or the per Share consideration to be paid in such Compelled Sale is not less than the Appraised Value and (B) Apollo delivers to Yucaipa a written notice (a "Compelled Sale Acceptance") within 15 days following the delivery of the Compelled Sale Notice (or, if an Appraisal Request was delivered, within 15 days following delivery of the Appraisal Notice), which Compelled Sale Acceptance sets forth the binding commitment of Apollo (or its designee) to purchase all of the issued and outstanding Shares at the price per Share and on all of the other terms and subject to all of the conditions set forth in the Compelled Sale Agreement and the other terms and conditions set forth herein (including, without limitation, the condition that Apollo (or its designee) obtains financing, within the time periods set forth below, on terms and conditions satisfactory to Apollo (or such designee)), then the Controlling Stockholders and such Remaining Holders shall, and the Controlling Stockholders shall cause the other participating stockholders to, sell, and Apollo (or its designee) shall purchase, such Shares on the terms and subject to the conditions set forth therein as if Apollo (or its designee) is (and for purposes of this Section 2.7 will be deemed to be) the Third Party, and the Compelled Sale Date is (and for purposes of this Section 2.7 will be deemed to be) the later of (1) 60 days following the delivery of the Compelled Sale Notice or the Appraisal Notice, as the case may be, (2) if on the date of the Compelled Sale Notice, the Company and its Subsidiaries have, in the aggregate, greater than $500 million of outstanding Disqualified Indebtedness, 90 days following the delivery of the Compelled Sale Notice or the Appraisal Notice, as the case may be, and (3) the Compelled Sale Date specified in the Compelled Sale Notice; provided, that (A) the right of Apollo (or its designee) to purchase Shares pursuant to this Section 2.7(c) shall terminate if (x) it has not satisfied or waived its financing contingencies on or prior to the date all financing contingencies contained in the Compelled Sale Agreement were required to be so satisfied or waived (or, if later, on or prior to the date set forth in clause (1) or (2) above, as applicable) or
    (y) such purchase has not been consummated on or prior to the Compelled Sale Termination Date (or, if later, the date set forth in clause (1) or (2) above, as applicable) and (B) subject to its ability to obtain financing on satisfactory terms and conditions within the time periods set forth above, the obligation of Apollo (or its designee) to purchase Shares shall terminate only in accordance with the terms of the Compelled Sale Agreement (or similar agreement by which Apollo (or such designee) has become bound).

    (d) Notwithstanding anything contained in this Agreement to the contrary, in connection with a Transfer (which otherwise complies with the terms of this Agreement) of at least 66 2/3% of the Shares held by Apollo on the Effective Date to a single Transferee (whether by a single transaction or a series of transactions) Apollo may, by written notice to the Company, assign all of its rights under this Section 2.7 to such Transferee including, without limitation, the right to purchase all of the issued and outstanding Shares under this
Section 2.7(c).

    (e) Subject to the satisfaction or waiver of the terms and conditions of the Compelled Sale Agreement (other than any condition relating to the delivery of Shares by the Remaining Holders), the Compelled Sale shall occur at a closing (the "Compelled Sale Closing") on the Compelled Sale Date during normal business hours at a time and place reasonably designated by the Controlling Stockholders and the Third Party; provided, that if the Compelled Sale Closing has not occurred on or prior to the Compelled Sale Termination Date, the Remaining Holders will be released from their obligations under this Section 2.7, unless and until the Controlling Stockholders deliver a new Compelled Sale Notice in compliance with this Section 2.7.

    (f) If any Person fails to deliver certificates representing its Shares as required by this Section 2.7 and the Compelled Sale in question is consummated, then such Person (i) shall not be entitled to the consideration it is to receive under this Section 2.7 until it cures such failure (provided, that after curing such failure it shall be so entitled to such consideration without interest),
(ii) shall for all purposes be deemed no longer to be a stockholder of the Company and have no voting rights with respect to such Shares, (iii) shall not be entitled to any dividends or other distributions with respect to the Shares held by it, (iv) shall have no other rights or privileges granted to stockholders under this or any other agreement and (v) in the event of liquidation of the Company, shall have rights subordinate to the rights of any equity holder with respect to any consideration it would have received if it had complied with this Section 2.7, if any, until it cures such failure (provided, that after curing such failure it shall be so entitled to such consideration without interest). If any party so fails to deliver such certificates as so required it shall execute, acknowledge and deliver all such further agreements and take all such further actions as may be necessary or desirable to give effect to the provisions of this Section 2.7(f).


    (g) No Remaining Holder shall be required to make any representations and warranties to any Person in connection with such Transfer except as to (i) good title and the absence of liens with respect to such Remaining Holder's Shares,
(ii) the corporate or other existence of such Remaining Holder and (iii) the authority for and the validity and binding effect of, and the absence of any conflicts under the charter documents and material agreements of such Remaining Holder as to, any agreements entered into by such Remaining Holder in connection with such Transfer. The Remaining Holders shall not be required to provide any indemnities in connection with such Transfer except for a breach of such representations and warranties.


    (h) The Company shall, and shall cause its Subsidiaries to, use their respective best efforts to ensure that the terms of all Indebtedness and preferred stock created, incurred, assumed or guaranteed by the Company or any of its Subsidiaries after the Effective Date (and all agreements and instruments relating thereto) do not (directly or indirectly) prohibit, or provide for a default, right to accelerate, acceleration, put, mandatory redemption, repurchase or repayment, or similar event, directly or indirectly, due to, upon, in anticipation of, or following, Apollo's exercise of its rights pursuant to this Section 2.7 or any other transaction pursuant to which Apollo obtains or may obtain control of the Company. Any Indebtedness or preferred stock containing any of such terms is referred to herein as "Disqualified Indebtedness."

    SECTION 2.8 Offering Memorandum. The Company shall cooperate with the Investors and make available on a timely basis such information as the Investors may reasonably request (to the extent that such information can be provided without unreasonable expense or disruption of the Company's affairs) to facilitate (i) the Transfer of 5% or more of the issued and outstanding Shares to a Third Party or (ii) in the case of Apollo, the financing of a Compelled Sale, including, in the case of (A) any Transfer of 5% or more of the issued and outstanding Shares not registered pursuant to the Securities Act or (B) in the case of Apollo, the financing of a Compelled Sale, (x) at any time the Company is not filing periodic reports under the Exchange Act, prompt preparation of an offering memorandum relating to the Shares, the financing (if applicable) and the Company and its Subsidiaries that contains such information as is required by the Securities Act and other applicable laws to be provided to "accredited investors," and such other information reasonably requested by the Investors, and (y) making available to any proposed purchaser of such Shares or proposed source of financing reasonable access to management of the Company and its Subsidiaries.

    The Company shall provide customary representations and warranties to the selling Investors and any purchaser of such Shares or source of financing, as the case may be, to the effect that the information contained in any such offering memorandum that has been provided by the Company does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and shall indemnify each of the Investors, the purchaser or source of financing, as the case may be, and their respective representatives and agents from and against any loss, claim, damage, liability or expense incurred by any of them as a result of any breach of such representation and warranty.

    SECTION 2.9  Deliveries at Closing; Method of Payment of Purchase
Price. Each Tag-Along Stockholder, Controlling Stockholder and Remaining Holder, as applicable, shall deliver to the Proposed Purchaser, Apollo or the Third Party, as applicable, against delivery of the purchase price for the Shares being sold by it, (i) certificates appropriately endorsed and representing the Shares being sold, free and clear of any lien, claim or encumbrance, and (ii) such other documents, including, without limitation, executed stock powers and evidence of ownership and authority, as the purchasers may reasonably request. The purchase price shall be paid by wire transfer of immediately available funds to the bank account designated by each Tag-Along Stockholder, Controlling Stockholder and Remaining Holder, or by certified check if the amount payable to the recipient thereof is less than $1,000,000.

                                  ARTICLE III

                        SCOPE OF BUSINESS OF THE COMPANY

    SECTION 3.1 Scope of Business. As of the Effective Date, after giving effect to the transactions contemplated by the Stock Purchase Agreement, including, without limitation, the Acquisition (as defined therein) and the Holdings Merger, the Company legally and beneficially will own 100% of the outstanding shares of capital stock of RGC. RGC and its Subsidiaries are engaged primarily in the operation of conventional retail supermarkets, warehouse format supermarkets and grocery warehouse facilities located principally in California, Kansas and Missouri.

    SECTION 3.2 Business Opportunities. None of Yucaipa, its partners nor any Person controlled by any of them (other than the Company or its Subsidiaries) shall, directly or indirectly, enter into, or agree or commit to enter into, any material investment in or otherwise exploit any business opportunity primarily related to the operation of conventional retail supermarkets, warehouse format supermarkets and grocery warehouse facilities within the State of California or in any other market in which the Company or any of its Subsidiaries does business (other than an investment in the shares of any public company representing less than 5% of such company's fully diluted common equity) (a "Business Opportunity") except with the approval of Apollo and the holders of a majority of the Shares held by the Other Purchasers.

                                   ARTICLE IV

                      ADDITIONAL RIGHTS AND OBLIGATIONS OF
                           INVESTORS AND THE COMPANY

    SECTION 4.1 Management Fees. Neither the Company nor any of its Subsidiaries shall pay to Yucaipa or any of its Affiliates compensation for providing services to the Company and its Subsidiaries (or reimbursement of expenses in connection therewith) other than pursuant to (a) the Consulting Agreement, (b) customary compensation and expense reimbursement arrangements between the Company or its subsidiaries and George G. Golleher, or (c) any similar agreement or arrangement approved by the Board of Directors and a majority of the New Nominees.

    SECTION 4.2 Investment Banking Services. Neither the Company nor any of its Subsidiaries may retain or employ Yucaipa or any of its Affiliates as a financial advisor or investment banker other than solely in accordance with the terms of the Consulting Agreement or any similar agreement or arrangement approved by the Board of Directors and a majority of the New Nominees.

    SECTION 4.3 Access to Information; Confidentiality. Upon the request of any single Investor owning more than 10% of the outstanding Shares or of any Purchaser, the Company shall afford such Person and its accountants, counsel and other representatives reasonable access to all of the properties, books, contracts, commitments and records (including, but not limited to, tax returns) of the Company and its Subsidiaries that are reasonably requested. Such Person will, and will cause its agents to, conduct any such investigations on reasonable advance notice, during normal business hours, with reasonable numbers of persons and in such a manner as not to interfere unreasonably with the normal operations of the Company and its Subsidiaries.

    Except as otherwise required by applicable law, neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer or other Person, would jeopardize the attorney-client privilege of the Person in possession or control of such information, or would contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date hereof. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

    The Investors shall, and shall use their best efforts to cause their representatives to, keep confidential all such information to the same extent such information is treated as confidential by the Company, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall not apply to (i) any information that (x) was already in the Investors' possession prior to the disclosure thereof by the Company (other than through disclosure by any other Person known by such Investor to be subject to a duty of confidentiality), (y) was then generally known to the public, or (z) was disclosed to the Investors by a third party not known by such Investor to be bound by an obligation of confidentiality or (ii) disclosures made as required by law or legal process or to any person exercising regulatory authority over such Investor or its Affiliates. If in the absence of a protective order or the receipt of a waiver hereunder the Investors are nonetheless, in the opinion of their counsel, compelled to disclose information concerning the Company to any tribunal or governmental body or agency or else stand liable for contempt or suffer other censure or penalty, the Investors may disclose such information to such tribunal or governmental body or agency without liability hereunder.

    SECTION 4.4 Furnishing of Information. (a) The Company shall deliver to each Investor, as long as such Investor shall own any Shares:

        (i) as promptly as practical, but in no event later than 60 days after the close of each of its first three quarterly accounting periods during any fiscal year of the Company, the consolidated balance sheet of the Company as at the end of such quarterly period, and the related consolidated statements of operations, stockholders' equity and cash flows for such quarterly period, and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and in each case setting forth comparative figures for the related periods in the prior fiscal year (if such comparative figures are available without unreasonable expense), all of which shall be certified by the chief financial officer of the Company, to have been prepared in accordance with generally accepted accounting principles, subject to year-end audit adjustments, together with an MD&A;

        (ii) as promptly as practical, but in no event later than 105 days after the close of each fiscal year of the Company, the consolidated balance sheet of the Company as of the end of such fiscal year and the related consolidated statements of operations, stockholders' equity and cash flows for such fiscal year, in each case setting forth comparative figures for the preceding fiscal year, and certified by independent certified public accountants of recognized national standing, together with an MD&A; and

        (iii) all reports, if any, filed by the Company or any Subsidiary of the Company with the Commission under the Exchange Act, as promptly as practical, but in no event later than 15 days after filing any such reports with the Commission.

    (b) The provisions of Sections 4.4(a)(i) and (ii) above shall be deemed to have been satisfied if the Company delivers the reports timely filed by the Company with the Commission on Form 10-Q or 10-K, as applicable, for such periods promptly, but in no event later than 15 days after filing any such Form with the Commission.

    (c) The Company shall deliver to Apollo and each Other Purchaser holding not less than 500,000 Shares a copy of all notices, statements and information sent to the Agent or the Lenders pursuant to Section [6.1] of the Credit Agreement, but in no event later than 15 days after each such delivery to the Agent or Lenders, as the case may be.

    SECTION 4.5 Regulatory Problems, etc. (a) Each Investor that has a potential Regulatory Problem shall notify the Company of the existence thereof and of the percentage amount of the Company's equity securities that would cause it to have such Regulatory Problem. A Person shall be deemed to have a "Regulatory Problem" when such Person and its Affiliates would own, control or have the power over a greater number or percentage of securities of any kind issued by the Company or any other Person than are permitted under any requirement of any governmental authority.

    (b) Before the Company or any of its Subsidiaries redeems, purchases or otherwise acquires, directly or indirectly, or converts or takes any action with respect to the voting rights of, any shares of any of its capital stock or any securities convertible into or exchangeable for any shares of any class of its capital stock, the Company shall give prompt written notice of such pending action to any Investor that would, according to the terms of any such prior notice, have a Regulatory Problem as a result of such action.

    (c) Before the Company or any of its Subsidiaries directly or indirectly takes any action that would result in the Company being treated as a RPHC, the Company shall give prompt written notice to each Purchaser that has advised the Company it desires to receive such Notice.

    (d) Upon the written request of any Investor so notified pursuant to clause
(b) or (c), above, made within 10 days after its receipt thereof, the Company shall (or shall cause its Subsidiaries to) defer taking such action for such period (not to extend beyond 45 days after such Investor's receipt of the Company's original notice) as such Investor requests.

    SECTION 4.6 Preemptive Rights. (a) If the Company shall issue any (i) shares of capital stock, (ii) rights, options or warrants directly or indirectly to purchase shares of its capital stock or (iii) securities convertible directly or indirectly into such capital stock (other than any bona fide such issuance
(A) to employees who are not Controlling Stockholders, (B) pursuant to the exercise or exchange of rights, options, warrants or convertible securities that are outstanding on the Effective Date or issued thereafter in accordance with the terms of this Agreement, (C) pursuant to the Holdings Merger, (D) pursuant to a Public Offering, (E) for consideration other than cash and/or indebtedness or (F) pursuant to the Preferred Preemptive Purchase), then Ronald W. Burkle, George G. Golleher and each Investor shall be entitled to participate in such issuance on the same terms and conditions, on a pro rata basis in respect of such Person's Shares, so that following such issuance, each such Person, if it has elected to acquire the new securities to be issued, will have (or in the case of the issuance of options, warrants, rights or convertible securities, have the right to acquire) the same percentage of the equity ownership of the Company as such Person had by reason of its ownership of Shares immediately prior to such issuance.

    (b) The Company shall provide a written notice (the "Offering Notice") of any such issuance to the Investors, and the Investors may elect to purchase securities in any such issuance by giving a notice to the Company within 20 days following the date of the Offering Notice. The closing of any purchase by the Investors shall be made no later than 60 days following the date of the Offering Notice or such other date as the Company and the Investors may mutually agree. If, subsequent to the date of the Offering Notice, the Company alters the price or other significant terms and conditions of the offering that a reasonable investor would consider material to the decision to purchase such securities, or the Company has not sold such securities within 60 days after the date of the Offering Notice, the Company shall provide another Offering Notice to the Investors with respect to any subsequent issuance and will otherwise comply with the provisions of this Section 4.6 to the extent applicable to such issuance.

    (c) Notwithstanding anything contained in this Section 4.6 to the contrary, if the Company issues any shares of capital stock that have voting rights, or any rights, options or warrants directly or indirectly to purchase shares of such voting capital stock, or securities directly or indirectly convertible into shares of such voting capital stock, then at any Investor's request, in lieu of the shares, rights, options, warrants or convertible securities that such Investor otherwise has the right to purchase pursuant to this Section 4.6, the Company shall issue to such Investor other shares of its capital stock (or, as the case may be, equivalent rights, options or warrants to purchase other shares of its capital stock, or equivalent securities convertible into other shares of its capital stock) that have no voting rights or limited voting rights, are convertible into such voting stock on the same terms as Series B Preferred Stock is convertible into Common Stock or Series A Preferred Stock, and are otherwise identical to such voting stock (and, as the case may be, to the rights, options, warrants or convertible securities relating to such voting stock) in all respects.


    (d) The rights set forth in this Section 4.6 shall terminate upon the consummation of a Qualified IPO.

                                   ARTICLE V

                        CORPORATE GOVERNANCE AND VOTING

    SECTION 5.1 Boards of Directors of the Company and RGC. (a) The Board of Directors and the RGC Board shall be composed of nine and ten members, respectively (or such lesser number of members as actually shall have been designated by the parties hereto in accordance with the provisions of this
Section 5.1). Yucaipa shall be entitled, but not required, to designate six members to the Board of Directors and seven members to the RGC Board (collectively, the "Yucaipa Nominees"). Apollo (or any representative thereof designated by Apollo) shall be entitled, but not required, to designate two members to each of the Board of Directors and the RGC Board (collectively, the "Apollo Nominees"). The holders of a majority of the Shares (other than Warrants, or shares of Series B Preferred Stock or Non-Voting Stock) held by the Other Purchasers (or any representative thereof designated by the holders of a majority of the Shares (other than Warrants or shares of Series B Preferred Stock or Non-Voting Stock) held by the Other Purchasers) shall be entitled, but not required, to designate one member to each of the Board of Directors and the RGC Board (collectively, the "Other Purchasers Nominees" and, together with the Apollo Nominees, the "New Nominees").

    (b) The Controlling Stockholders shall take appropriate actions to cause the appointment of the New Nominees to become effective upon the Effective Date. The Investors and the Controlling Stockholders shall vote all of the Shares (other than Warrants or shares of Series B Preferred Stock or Non-Voting Stock) owned or held of record by them at all regular and special meetings of the stockholders of the Company called or held for the purpose of filling positions on the Board of Directors, and in each written consent executed in lieu of such a meeting of stockholders, and each party hereto shall take all actions otherwise necessary, to ensure (to the extent within the parties' collective control) the election to the Board of Directors and the RGC Board of the Yucaipa Nominees, the Apollo Nominees and the Other Purchasers Nominees.

    (c) The Company, RGC, the Controlling Stockholders and the Investors shall use their respective best efforts to call, or cause the appropriate officers and directors of the Company or RGC, as applicable, to call, a special meeting of stockholders of the Company or RGC, as applicable, and to vote all of the Shares (other than Warrants or shares of Series B Preferred Stock or Non-Voting Stock) or shares of RGC, as applicable, owned or held of record by them for, or to take all actions by written consent in lieu of any such meeting necessary to cause, the removal (with or without cause) of (A) any Yucaipa Nominee if Yucaipa requests such director's removal in writing for any reason, (B) any Apollo Nominee if Apollo requests such director's removal in writing for any reason, and (C) the Other Purchasers Nominee if the holders of a majority of the Shares (other than Warrants or shares of Series B Preferred Stock or Non-Voting Stock) held by the Other Purchasers request such director's removal in writing for any reason. Yucaipa, Apollo, and the holders of a majority of the Shares (other than Warrants or shares of Series B Preferred Stock or Non-Voting Stock) held by the Other Purchasers, respectively, shall have the right to designate a new nominee in the event any Yucaipa Nominee, Apollo Nominee or Other Purchasers Nominee, respectively, shall be so removed under this Section 5.1(c) or shall vacate his directorship for any reason.

    Except as provided in this Section 5.1(c), each party hereto agrees that, at any time that it is then entitled to vote for the election or removal of directors, it will not vote in favor of the removal of any Yucaipa Nominee, Apollo Nominee or Other Purchasers Nominee unless (i) such removal shall be at the request of the party who nominated such director pursuant to the provisions of Section 5.1(a) or (ii) the right of the party who nominated such director to do so has terminated in accordance with clause (f) below.

    (d) The Company shall not, and shall not permit any of its Subsidiaries to, without the consent of holders of a majority of the Shares (other than Warrants or shares of Series B Preferred Stock or Non-Voting Stock) held by Yucaipa, Apollo, or the Other Purchasers, as the case may be, take any action that under the Charter Documents or this Agreement requires the approval of one or more Yucaipa Nominees, Apollo Nominees or Other Purchasers Nominee, as the case may be, if any of the Yucaipa Nominees, Apollo Nominees or Other Purchasers Nominee, as the case may be, approving such action are Persons whose removal from the Board of Directors has been requested at or prior to the time of such action by the party who nominated such director pursuant to Section 5.1(a). Each party hereto shall use reasonable efforts to prevent any action from being taken by the Board of Directors or the RGC Board, as the case may be, during the pendency of any vacancy due to death, resignation or removal of a director, unless the Person entitled to have a person nominated by it elected to fill such vacancy shall have failed, for a period of 10 days after notice of such vacancy, to nominate a replacement; provided that the provisions of this Section 5.1(d) shall not apply in circumstances in which action must be taken by the Board of Directors or the RGC Board, as the case may be, to protect the best interests of the Company or the RGC, as the case may be.

    (e) The initial Yucaipa Nominees shall be Ronald W. Burkle, Byron E. Allumbaugh, George G. Golleher, Joe S. Burkle, Patrick L. Graham and Mark A. Resnik and with respect to the RGC Board only, Alfred A. Marasca. The initial Apollo Nominees shall be designated by Apollo on or prior to the Effective Date. The initial Other Purchasers Nominee shall be designated by the Other Purchasers on or prior to the Effective Date.

    (f) (i) The right of Yucaipa to designate members to the Board of Directors and to the RGC Board under this Section 5.1 shall (A) be decreased by three (with respect to each Board) if Ronald W. Burkle ceases to beneficially own at least 3,587,230 Shares (33 1/3% of the Shares beneficially owned by the Yucaipa Affiliates on the Effective Date) and (B) shall terminate if Ronald W. Burkle ceases to beneficially own at least 2,690,422 Shares (25% of the Shares beneficially owned by the Yucaipa Affiliates on the Effective Date); provided, that if the termination of Yucaipa's rights pursuant to this Section 5.1(f) is due to the death of Ronald W. Burkle, such termination will not become effective until 60 days after the date thereof.

    (ii) The right of Apollo to designate members to the Board of Directors and to the RGC Board under this Section 5.1 shall (A) be decreased by one (with respect to each Board) if Apollo ceases to beneficially own at least 4,522,803 Shares (33 1/3% of the Shares beneficially owned by Apollo on the Effective
Date) and (B) shall terminate if Apollo ceases to beneficially own at least 3,392,102 Shares (25% of the Shares beneficially owned by Apollo on the Effective Date).


    (iii) The right of the Other Purchasers to designate a member to the Board of Directors and to the RGC Board under this Section 5.1 shall terminate if such Persons cease to beneficially own at least 2,500,000 Shares (33 1/3% of the Shares beneficially owned by the Other Purchasers on the Effective Date).


    (g) (i) Notwithstanding anything in this Agreement to the contrary, in connection with a Transfer of at least 66 2/3% of the Shares held by Apollo on the Effective Date to a single Transferee (other than any of the Yucaipa Affiliates) whether by a single transaction or a series of transactions, Apollo may, by written notice to the Company, assign all of its rights under this
Section 5.1 to such Transferee and, without limiting the foregoing, such Transferee's rights to designate directors under this Section 5.1 shall not be reduced until such Transferee and its Permitted Transferees collectively cease to beneficially own at least 33 1/3% or 25%, as the case may be, of the number of Shares beneficially owned by Apollo on the Effective Date; provided, that such directors shall not be deemed New Nominees unless Apollo has provided Yucaipa the opportunity to purchase such Shares pursuant to clause (ii) below and such Shares are transferred to a Transferee other than any of the Yucaipa Affiliates.

    (ii) Apollo may (but shall not be required to) provide Yucaipa with written notice of its desire to effect a proposed Transfer of at least 66 2/3% of the Shares beneficially owned by Apollo on the Effective Date (the "ROFO Notice"), which notice shall set forth: (1) the proposed price to be paid per Share; (2) the minimum number of Shares proposed to be Transferred (the "ROFO Shares"); and
(3) the names of up to five proposed Transferees. If Apollo delivers a ROFO Notice and Yucaipa delivers to Apollo, within 15 days following the delivery thereof, a written acceptance setting forth the binding commitment (subject to the receipt of all required governmental approvals and financing on terms and conditions satisfactory to Yucaipa) of Yucaipa to purchase all (but not less than all) of the ROFO Shares at the price per Share set forth in the ROFO Notice (a "ROFO Acceptance"), then Apollo shall sell, and Yucaipa shall purchase, all the ROFO Shares on a date no later than 90 days after delivery of the ROFO Notice (the "ROFO Closing Date"). If Yucaipa timely elects not to purchase the ROFO Shares, fails to deliver a ROFO Acceptance within 15 days following delivery of the ROFO Notice, or fails to purchase the ROFO Shares on or prior to the ROFO Closing Date (which failure shall not relieve Yucaipa of its binding commitment, subject to the receipt of all required governmental approvals and financing on terms and conditions satisfactory to Yucaipa, to purchase such Shares), then in connection with a Transfer by Apollo of a number of Shares not less than the number of ROFO Shares to any one of the Transferees specified in the ROFO Notice for a price per Share not less than that specified in the ROFO Notice, Apollo may assign its rights to designate directors in accordance with the terms of clause (i) above, and thereafter directors designated by such Transferee under Section 5.1 shall be deemed New Nominees; provided that, if Yucaipa has timely elected not to purchase the ROFO Shares or failed to deliver a ROFO Acceptance within 15 days following delivery of the ROFO Notice, such Transfer is consummated on or before the later of (i) the 90th day following delivery of the ROFO Notice and (ii) if Apollo and such Transferee have entered into a binding agreement with respect to such Transfer on or prior to such 90th day, the date on which all regulatory approvals with respect to such Transfer have been obtained.

    (h) (i) The By-Laws of each of the Company and RGC shall authorize the establishment of an Executive Committee of the Board of Directors and the RGC Board, and may authorize the establishment of other committees of the Board of Directors or the RGC Board, as the case may be, comprised in any case of such persons as a majority of the Board of Directors or the RGC Board, as the case may be, shall approve, and having authority, subject to applicable law, to take all actions that (A) are ancillary to or arise in the normal course of the businesses of the Company or RGC, as the case may be, or (B) implement and are consistent with resolutions of the Board of Directors or the RGC Board as the case may be, provided, however, that such Executive Committee or other committee shall not be authorized to take any action which, if proposed to be taken by the full Board of Directors or RGC Board, as the case may be, would require the affirmative vote of a majority (or all) of the New Nominees. Any other delegations of authority to the Executive Committee or any other committee of the Board of Directors or RGC Board, as the case may be, shall require the prior written approval of a majority of the New Nominees.

    (ii) The By-Laws of the Company and RGC shall authorize the establishment of an Audit Committee of the Board of Directors and the RGC Board, respectively. Yucaipa shall cause the Yucaipa Nominees to approve the formation of such an Audit Committee which shall be comprised of at least one of the Apollo Nominees, if any (or if none, the Other Purchasers Nominee, if any), and at least one other director designated by the Board of Directors or the RGC Board, as the case may be. Each Audit Committee's duties shall include, but not be limited to, reviewing both the audit and other work of the Company's independent accountants or RGC's independent accountants, as the case may be, recommending to the Board of Directors or the RGC Board, as the case may be, the independent accountants to be retained and reviewing generally the maintenance and safekeeping of the records and documents of the Company or RGC, as the case may be.

    (iii) Each committee of the Board of Directors or the RGC Board, as the case may be, to which authority has been delegated, shall keep complete and accurate minutes and records of all actions taken by such committee, prepare such minutes and records in a timely fashion and promptly distribute such minutes and records to each member of the Board of Directors or the RGC Board, as the case may be.

    SECTION 5.2 Action by the Board of Directors. All decisions of the Board of Directors shall require the affirmative vote of a majority of the directors of the Company then in office, or a majority of the members of an Executive Committee of the Board of Directors, to the extent such decisions may be lawfully delegated to an Executive Committee pursuant to Section 5.1(h). The Company shall cause the RGC Board not to take any action unless such action is approved by the affirmative vote of a majority of the directors of RGC then in office, including a number of directors who are also directors of the Company that would be sufficient to approve such action if it were taken by the Board of Directors.

    Prior to the consummation of a Qualified IPO, neither the Company nor RGC shall, and the Company and RGC shall cause each of their respective Subsidiaries not to, take (or agree to take) any action regarding the following matters without the affirmative vote of a majority of the directors then in office and the affirmative vote of a majority (or, in the case of clauses (c), (h) and (k) below, the unanimous approval) of the New Nominees, if any, that are members of the Board of Directors:

        (a) any merger or consolidation of the Company or its successors or any Subsidiary or its successors, other than (i) the Holdings Merger, (ii) any merger between the Company and any direct or indirect wholly owned Subsidiary, or between direct or indirect wholly owned Subsidiaries, or
    (iii) any merger subject to the drag along rights set forth in Section 2.7 hereof;

        (b) any Transfer of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, or of a geographic division of the Company (but excluding any pledge, hypothecation or encumbrance of such assets to provide security for any bona fide debt);

        (c) any entry into a line of business that is unrelated to the supermarket business (whether by stock or asset purchase or otherwise) by the Company or a Subsidiary;

        (d) any acquisition of assets other than in the ordinary course of business, pursuant to a single transaction or series of related transactions, if the purchase price therefor (including any debt assumed in connection therewith) exceeds $50 million;

        (e) any adoption or material amendment of an employee or similar plan under which capital stock, or rights, options or warrants to acquire capital stock, of the Company or a Subsidiary may be issued;

        (f) any issuance or sale of capital stock or rights, options or warrants to acquire capital stock of the Company or any Subsidiary (other than (1) issuances by the Company pursuant to a Qualified IPO with a per share offering price equal to or greater than the exercise price of the Yucaipa Warrant immediately following such sale, (2) the issuance of capital stock of the Company or rights, options or warrants to acquire capital stock of the Company under Employee Plans, (3) any such issuance or sale by a Subsidiary to the Company or a wholly owned Subsidiary of the Company, (4) the issuance of any Shares upon the exercise or conversion of any option, warrant or other convertible security (including the Series A Preferred Stock and Series B Preferred Stock, the Warrants, the Yucaipa Warrant, and management stock options) outstanding on the Effective Date or issued thereafter in accordance with the terms of this Agreement or (5) any such issuance pursuant to the Preferred Preemptive Purchase);


        (g) declaration or payment of any dividend on, distributions with respect to, or repurchase or redemption of capital stock (other than (1) pro rata dividends on the Shares (other than the Warrants) paid from current earnings, (2) payments of dividends on or repurchases of shares of wholly owned Subsidiaries' capital stock or (3) repurchases of Shares held by bona fide, full-time employees of the Company or its Subsidiaries (other than Ronald W. Burkle or any other partner of Yucaipa) in connection with the death, disability or termination of such employees in accordance with the terms of any Employee Plan, provided that the aggregate amount of all such repurchases shall not exceed $10,000,000 per fiscal year plus, commencing as of the second full fiscal year of the Company after the date hereof, any unused portion of such $10,000,000 amount from the prior fiscal year up to a maximum amount of $20,000,000 in any fiscal year);


        (h) any amendment of the charter documents of the Company or any Subsidiary, except as necessary to accommodate a Qualified IPO;

        (i) any dissolution, liquidation or bankruptcy filing of the Company or any Subsidiary;

        (j)  any replacement of independent accountants;

        (k) any Affiliate Transaction other than a Permitted Affiliate Transaction;

        (l) any action that would result in the Company being treated as a RPHC;

        (m) any increase or reduction in the number of authorized members of the Board of Directors or the RGC Board or any creation of or appointment of members to a committee of the Board of Directors or the RGC Board, or any direct or indirect payment to, or on behalf of, any member of such board, as compensation for serving thereon or as a member of any committee thereof (other than (i) reimbursement of expenses in accordance with the expense reimbursement policy of the Company from time to time in effect or (ii) payments pursuant to the Consulting Agreement).

    Prior to the consummation of a Qualified IPO, all decisions of the Board of Directors with respect to a Purchaser Transaction shall require the affirmative vote of a majority of directors of the Company then in office who are disinterested with respect to such transaction (or of a majority of the members of an Executive Committee of the Board of Directors who are disinterested with respect to such transaction, to the extent such decisions may be lawfully delegated to an Executive Committee pursuant to Section 5.1(h)).


    SECTION 5.3 Charter Documents. (a) Exhibits A and B set forth copies of the Charter Documents, each in the form in which it is to be in effect on the Effective Date, except that the Company's Restated Certificate of Incorporation shall also include, in addition to the terms of Exhibit A hereto, the Certificates of Designation, which shall have been filed with the Secretary of State of Delaware as part of the Company's Restated Certificate of Incorporation on or prior to the Effective Date.



    (b) The Company covenants that it will act, and each Controlling Stockholder and Investor agrees to use its best efforts to cause the Company to act, in accordance with its Charter Documents and Certificates of Designation in all material respects. Each Controlling Stockholder and Investor shall vote all the Shares (other than Warrants or shares of Series B Preferred Stock or Non-Voting Stock) owned or held of record by it at any regular or special meeting of stockholders of the Company or in any written consent executed in lieu of such a meeting of stockholders, and shall take all action necessary, to ensure (to the extent within the parties' collective control) that (i) the Charter Documents and Certificates of Designation of the Company do not, at any time, conflict with the provisions of this Agreement, and (ii) unless an amendment is approved by the Board of Directors and, if required under Section 5.2(h), each of the New Nominees, the Charter Documents of the Company continue to be in effect in the form attached hereto as Exhibits A and B and the Certificates of Designation continue to be in effect in the forms attached as exhibits to the Stock Purchase Agreement.


    SECTION 5.4 Appointment of Representative. Until the termination of this Agreement, each Other Investor shall and shall cause its Permitted Transferees (jointly with the transferor, if it retains any Shares) to appoint one proxy to vote all Shares owned by such Other Investor and its Permitted Transferees. If requested by the Company, Apollo, the Yucaipa Affiliates, and the Controlling Stockholders shall each designate one Person (which designated Person may be changed from time to time by notice to the Company) to make, on their respective behalf, any and all elections and designations and to give and receive any and all notices required or permitted hereunder.

    SECTION 5.5 Board Visitation Rights. The Company shall (a) provide notice of each meeting of the Board of Directors and of the RGC Board concurrently with, and in the same manner as, the notice of such meeting provided to the members of such board (but not less than one Business Day prior to such meeting) to (i) each Purchaser, as long as such Purchaser shall beneficially own at least 250,000 Shares, and (ii) each Investor owning more than 10% of the outstanding Shares, (b) provide each such Person a copy of all materials and written information provided to members of each such board and any committee thereof in connection with any such meeting concurrently with the distribution thereof to such members, and (c) permit a single representative of each such Person to attend and observe each such board meeting (in person or telephonically); provided, that (x) the Company may redact or withhold all or any portion of such materials and/or (y) exclude any such representative from all or any portion of any such meeting if the members of such board or committee reasonably determine in good faith that such redaction, withholding or exclusion is required in order to preserve the attorney client privilege with respect to any matter before the Board of Directors or the RGC Board, as the case may be.

                                   ARTICLE VI

                                  TERMINATION

    SECTION 6.1 Termination. Except as otherwise provided herein with respect to certain specific provisions, this Agreement shall terminate upon the earlier to occur of:

        (i)  the mutual agreement of the parties hereto,

        (ii) with respect to any party hereto other than the Company, such party (or its Permitted Transferees) ceasing to own any Shares,

        (iii) such time as less than 10% of the Shares continue to be subject to the provisions of this Agreement or

        (iv)  on the tenth anniversary of the Effective Date.

    If this Agreement has not otherwise terminated prior to the eighth anniversary of the date hereof, the Investors and the Controlling Stockholders shall undertake to renew provisions of this Agreement relating to the voting of Shares for a successive ten-year period, or such shorter period as this Agreement is in effect. Notwithstanding the foregoing, Section 4.3 shall survive to the later of the tenth anniversary of the Effective Date or the termination of this Agreement.

                                  ARTICLE VII

                                 MISCELLANEOUS


    SECTION 7.1 No Inconsistent Agreements. Each party hereto hereby consents to the termination of each Existing Stockholders Agreement to which it is a party and of any other prior written or oral agreement or understanding restricting, conditioning or limiting the ability of any party to transfer or vote Shares and of any registration rights agreements entered into pursuant to or in connection therewith, other than (i) the Registration Rights Agreement, the Warrant Registration Rights Agreement and that certain Management Stockholder Voting Agreement and Proxy, originally dated as of December 31, 1992 and (ii) the obligations of such holders under

Section 2.7 of the 1991 Stockholders Agreement and Section 8 of the Warrantholders Agreement. To the extent that less than all of the parties bound by the 1991 Stockholders Agreement, the 1991 Registration Rights Agreement and the Warrantholders Agreement have become parties to this Agreement (or otherwise have consented to the termination of such agreements), each party hereto who is or was bound by the 1991 Stockholders Agreement, the 1991 Registration Rights Agreement or the Warrantholders Agreement hereby agrees to the amendment of the 1991 Stockholders Agreement, the 1991 Registration Rights Agreement and the Warrantholders Agreement to eliminate all contractual obligations of the Company and its stockholders or warrantholders under each of such agreements (other than the obligations of such holders under Section 2.7 of the 1991 Stockholders Agreement and Section 8 of the Warrantholders Agreement). The Company acknowledges that such amendments will (to the extent satisfying the requirements for amendment of each such agreement) be binding upon it and all other parties to each of the 1991 Stockholders Agreement, the 1991 Registration Rights Agreement and the Warrantholders Agreement.



    Each of the Company and the Controlling Stockholders represents and agrees that, as of the Effective Date, there is no (and from and after the Effective Date they will not, and will cause their respective Subsidiaries and Affiliates not to, enter into any) agreement with respect to any securities of the Company or any of its Subsidiaries (and from and after the Effective Date neither the Company nor any Controlling Stockholder shall take, or permit any of their Subsidiaries or Affiliates to take, any action) that is inconsistent in any material respect with the rights granted to the Investors in this Agreement.


    Without limiting the foregoing, the Company represents that, (a) except for
(i) this Agreement, (ii) the Warrant Registration Rights Agreement, (iii) the Stock Purchase Agreement, dated July 22, 1988, by and among FFL Partners, Food 4 Less, Inc., Falley's, Inc., and U.S. Trust Company of California, N.A., as trustee of the Falley's Inc. Employee Stock Ownership Plan and Trust, as amended, (iv) the Food 4 Less Holdings, Inc. Management Equity Program initially adopted as of December 31, 1992 (and assumed by the Company), including those certain Management Stockholders Agreements and Stockholder Voting Agreement and Proxy entered into from time to time thereunder, and (v) the Company's 1995 Stock Option Plan and those certain Management Stockholders Agreements entered into thereunder, there are no other existing agreements relating to the voting or registration of any equity securities of the Company or any of its Subsidiaries and (b) except for (i) the agreements specified in clause (a), above, (ii) the Employment Agreement, dated the Effective Date, by and between the Company and George G. Golleher, (iii) the Food 4 Less Supermarkets, Inc. Teamsters Employee Stock Ownership Plan and related trust agreement, (iv) the Food 4 Less Supermarkets, Inc. UFCW Employee Stock Ownership Plan and related trust agreement, (v) the Revised Employee Profit Sharing and Retirement Program of Food 4 Less, Inc. and related trust agreement, and (vi) the Falley's Inc. Employee Stock Ownership Plan and Trust, as amended, and related trust agreement, there are no other existing agreements between the Company and any other holder of Shares relating to the transfer of any equity securities of the Company or any of its Subsidiaries.

    SECTION 7.2 No Other Affiliate Stockholders. Each Yucaipa Affiliate represents to the Investors that, as of the Effective Date, except for 10,761,688 shares of Common Stock owned collectively by the Yucaipa Affiliates, 2,263 Shares owned by Darren W. Karst and 262,525 Shares owned by George Golleher, individually, treasury Shares owned by the Company and its Subsidiaries and the Yucaipa Warrant, no Yucaipa Affiliate or Affiliate of any Yucaipa Affiliate is the beneficial or record owner of (or has any pecuniary interest in) any Shares or any rights, options or warrants to purchase Shares or securities convertible into Shares.

    SECTION 7.3 Recapitalization, Exchanges, etc. If any capital stock or other securities are issued in respect of, in exchange for, or in substitution of, any Shares by reason of any reorganization, recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up, sale of assets, distribution to stockholders or combination of the Shares or any other change in capital structure of the Company, appropriate adjustments shall be made with respect to the relevant provisions of this Agreement so as to fairly and equitably preserve, as far as practicable, the original rights and obligations of the parties hereto under this Agreement and the terms "Common Stock," "Series A Preferred Stock," "Series B Preferred Stock," "Warrants" and "Shares," each as used herein, shall be deemed to include shares of such capital stock or other securities, as appropriate. Without limiting the foregoing, whenever a particular number of Shares is specified herein, such number shall be adjusted to reflect stock dividends, stock-splits, combinations or other reclassifications of stock or any similar transactions.

    SECTION 7.4 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors and permitted assigns; provided that (i) neither this Agreement nor any rights or obligations hereunder may be transferred or assigned by the Company (except by operation of law in any merger); (ii) neither this Agreement nor any rights or obligations hereunder may be transferred or assigned by the Controlling Stockholders or any Investor except to any Person to whom it has Transferred Shares in compliance with this Agreement and who has become bound by this Agreement pursuant to Section 2.2 hereof; and (iii) the rights of the parties under Article V hereof may not be assigned to any Person except as explicitly provided therein. If any party hereto shall acquire additional Shares, such Shares shall, except as otherwise expressly provided herein, be held subject to (and entitled to all the benefits of) all of the terms of this Agreement.

    SECTION 7.5 No Waivers; Amendments. (a) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

    (b) This Agreement may not be amended or modified, nor may any provision hereof be waived, other than by a written instrument signed by (x) Yucaipa, (y) the holders of a majority of the Shares held by the Purchasers and (z) at least two unrelated Purchasers; provided, however, that

        (i) so long as Apollo beneficially owns at least 25% of the Shares beneficially owned by Apollo on the Effective Date, without the consent of Apollo, no amendment, modification or waiver of Section 2.6, 4.6 or 5.2 that adversely affects the rights or duties of Apollo thereunder, and no amendment, modification or waiver of Section 5.1 that decreases the number of directors that may be designated by Apollo thereunder, may be effected,

        (ii) so long as Apollo beneficially owns at least 10% of the Shares beneficially owned by Apollo on the Effective Date, without the consent of Apollo, no amendment, modification or waiver of Section 2.7, 6.1 or this
    Section 7.5 that adversely affects the rights or duties of Apollo thereunder may be effected,

        (iii) so long as the Other Purchasers beneficially own at least 25% of the Shares beneficially owned by such Persons on the Effective Date, without the consent of a majority of the Shares held by the Other Purchasers, no amendment, modification or waiver of Section 2.6, 2.7, 4.6, 5.2, 6.1 or this
    Section 7.5 that adversely affects the rights or duties of such Other Purchasers thereunder, and no amendment, modification or waiver of Section
    5.1 that decreases the number of directors that may be designated by the Other Purchasers thereunder, may be effected,

        (iv) so long as the Investors, in the aggregate, beneficially own at least 25% of the Shares beneficially owned by such Persons on the Effective Date, without the consent of a majority of the Shares then held by the Investors no amendment, modification or waiver that adversely affects the rights or duties of the Investors hereunder may be effected, and

        (v) without the consent of each Investor adversely affected thereby, no amendment, modification or waiver of Sections 4.5, 4.6(c), 7.5(b)(v) or 7.15 may be effected.

    The parties hereto shall use their best efforts not to effect any amendments to the Charter Documents that would circumvent the provisions of this Section 7.5(b).

    SECTION 7.6 Notices. All notices, demands, requests, consents or approvals (collectively, "Notices") required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally delivered or mailed, registered or certified, return receipt requested, postage prepaid (or by a substantially similar method), or delivered by a reputable overnight courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or such other address (and with such other copy) as such party shall have specified most recently by written notice. Notice shall be deemed given or delivered on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile. Notice otherwise sent as provided herein shall be deemed given or delivered on the third business day following the date mailed or on the next business day following delivery of such notice to a reputable overnight courier service.

       To the Company or the Controlling Stockholders:

         Food 4 Less Holdings, Inc.
         1100 West Artesia Boulevard
         Compton, California 90220
         Attention: Byron E. Allumbaugh
         Fax: (213) 884-4024

         and

         The Yucaipa Companies
         10000 Santa Monica Boulevard
         Fifth Floor
         Los Angeles, California 90067
         Attn: Mark A. Resnik, Esq.
         Fax: (310) 789-7201

        with a copy (which shall not constitute notice) to:

         Latham & Watkins
         633 West Fifth Street
         Suite 4000
         Los Angeles, California 90071
         Attn: Thomas C. Sadler, Esq.
         Fax: (213) 891-8763

       To the Purchasers:

       To the address specified on the signature page executed by each such Purchaser.

        with a copy (which shall not constitute notice) to:

         Skadden, Arps, Slate, Meagher & Flom
         300 South Grand Avenue, Suite 3400
         Los Angeles, California 90071
         Attn: Michael A. Woronoff, Esq.
         Fax: (213) 687-5600

       To the Other Investors:

       To the address specified on the signature page executed by each such Other Investor.

    SECTION 7.7 Inspection. So long as this Agreement shall be in effect, this Agreement and any amendments hereto and waivers hereof shall be distributed to all parties hereto after becoming effective and shall be made available for inspection at the principal office of the Company by any Investor.

    SECTION 7.8 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS, EXCEPT AS TO MATTERS OF CORPORATE GOVERNANCE, WHICH SHALL BE INTERPRETED IN ACCORDANCE WITH THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE.

    SECTION 7.9 Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

    SECTION 7.10 Entire Agreement. This Agreement, together with the Stock Purchase Agreement and the Registration Rights Agreement attached as Exhibit C hereto, constitutes the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersedes any and all prior agreements and understandings, written or oral, relating to the subject matter hereof.

    SECTION 7.11 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdictions, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

    SECTION 7.12 Counterparts. This Agreement may be signed in counterparts, each of which shall constitute an original and which together shall constitute one and the same agreement.

    SECTION 7.13 Required Approvals. If approval of this Agreement or any of the transactions contemplated hereby shall be required by any governmental or supra-governmental agency or instrumentality or is considered to be necessary or advisable to all the parties hereto, all parties hereto shall use their best efforts to obtain such approval. If any required approval is not obtained or it becomes clear that such approval will not be granted, any party shall immediately give the other parties hereto notice and the parties hereto shall promptly meet and negotiate in good faith to modify their respective obligations as necessary.

    SECTION 7.14 Consistency. In the event of a conflict between this Agreement on the one hand and the Charter Documents or any agreement relating to the securities of the Company or its Subsidiaries on the other hand, the terms and provisions of this Agreement shall be deemed to set forth the true intentions of the parties (to the extent permitted by applicable law) and shall supersede the terms of any other agreement.

    SECTION 7.15 Public Disclosure. The Company shall not, and shall not permit any of its Subsidiaries to, make any public announcements or disclosures relating or referring to any Investor, any of its affiliates, or any of their respective directors, officers, partners, employees or agents (including, without limitation, any Person designated as a director of the Company or RGC pursuant to the terms hereof) unless such Investor has consented to the form and substance thereof, which consent shall not be unreasonably withheld except to the extent such disclosure is, in the opinion of counsel, required by law or by stock exchange regulation, provided that (i) any such required disclosure shall only be made, to the extent consistent with the law, after consultation with such Investor and (ii) no such announcement or disclosure (except as required by law or by stock exchange regulation) shall identify any such Person without such Investor's prior consent.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                          FOOD 4 LESS HOLDINGS, INC.
                                          RALPHS GROCERY COMPANY
                                          THE YUCAIPA COMPANIES
                                          FFL PARTNERS
                                          YUCAIPA CAPITAL FUND, L.P.
                                          F4L EQUITY PARTNERS, L.P.
                                          YUCAIPA/F4L PARTNERS
                                          RONALD W. BURKLE
                                          GEORGE G. GOLLEHER
                                          THE PURCHASERS
                                          THE OTHER INVESTORS

                                             EXHIBIT A TO STOCKHOLDERS AGREEMENT


                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                           FOOD 4 LESS HOLDINGS, INC.

    Food 4 Less Holdings, Inc., a corporation existing under the laws of the State of Delaware which was originally incorporated on December 19, 1994 (the "Corporation"), does hereby certify:

    FIRST: That the Certificate of Incorporation of the Corporation is hereby amended and restated to read as follows:

    1. The name of the corporation is:
                           Food 4 Less Holdings, Inc.

    2. The address of its registered office in the State of Delaware is 32 Loockerman Square, Suite L-100, in the City of Dover, County of Kent. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

    3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.


    4. The total number of shares of stock which the corporation shall have authority to issue is 135,000,000, consisting of 60,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock"); 25,000,000 shares of Non-Voting Common Stock, par value $.01 per share (the "Non-Voting Common Stock"); and 50,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock").



    (a) Common Stock and Non-Voting Common Stock. Except as provided below, the Common Stock and Non-Voting Common Stock shall have the same rights and privileges and shall rank equally, share ratably and be identical in all respects as to all matters, including rights in liquidation. Subject to the rights of holders of Preferred Stock, when, as and if dividends are declared on the Common Stock or Non-Voting Common Stock, whether payable in cash, in property or in securities of the corporation, the holders of Common Stock and Non-Voting Common Stock shall be entitled to share equally, share for share, in such dividends; provided, that if the Corporation shall declare dividends on the Common Stock or Non-Voting Common Stock that are payable in securities of the Corporation that are entitled to vote for the election of directors or otherwise entitled to vote, the Corporation shall make available to each such holder, at such holder's request, dividends consisting of securities of the Corporation that are not voting securities but which are otherwise identical to such voting securities in all material respects, and which are convertible into or exchangeable for such voting securities subject to certain conditions. The holders of Common Stock shall be entitled to one vote per share on all matters to be voted on by the stockholders of the corporation, and except as otherwise expressly required by law, the holders of Non-Voting Common Stock shall have no right to vote on any matter to be voted on by the stockholders of the corporation (including, without limitation, any election or removal of the directors of the corporation) and the Non-Voting Common Stock shall not be included in determining the number of shares voting or entitled to vote on such matters.


    (b) Preferred Stock. The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, with such voting powers, full or limited or without voting powers, and with such powers, designations, preferences and relative, participating, optional or other rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, and as are not stated and expressed in this Certificate of Incorporation, or any amendment thereto, including (but without limiting the generality of the foregoing) the following:

        (i) the designation of and number of shares constituting such series;

        (ii) the dividend rate, if any, of such series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or on any other series of any other class or classes of capital stock, and whether such dividends shall be cumulative or noncumulative;

        (iii) whether the shares of such series shall be subject to redemption by the corporation, and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

        (iv) the terms and amounts of any sinking fund provided for the purchase or redemption of the shares of such series;

        (v) the extent, if any, to which the shares of such series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of capital stock of the corporation, and, if provision be made for conversion or exchange, the time, prices, rates, adjustments, and other terms and conditions of such conversion or exchange;

        (vi) the extent, if any, to which the holders of the shares of such series shall be entitled to vote as a class or otherwise with respect to the election of directors or otherwise;

        (vii) the restrictions, if any, on the issue or reissue of any additional preferred stock; and

        (viii) the rights of the holders of the shares of such series upon the dissolution of, or upon the distribution of assets of, the corporation.

    5. The name and mailing address of the incorporator is:
         Linda B. Jankovic
         LATHAM & WATKINS
 633 West Fifth Street, Suite 4000
   Los Angeles, California 90071



    6. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the corporation.


    7. Election of directors need not be by written ballot unless the bylaws of the corporation shall so provide.

    8. No director of this corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.


    SECOND: That, thereafter by written consent of the holder of all of the outstanding shares of Common Stock of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware, the necessary number of shares required by Statute were voted in favor of the Restated Certificate of Incorporation.


    THIRD: That this Restated Certificate of Incorporation be duly adopted in accordance with the provisions of Section 242 and 245 of the General Corporation Law of the State of Delaware.

    IN WITNESS WHEREOF, FOOD 4 LESS HOLDINGS, INC., pursuant to the General Corporation Law of the State of Delaware, has caused this Restated Certificate
of Incorporation to be signed by Ronald W. Burkle, its President on this     day
of May 1995.

                                          FOOD 4 LESS HOLDINGS, INC.


                                          By: Ronald W. Burkle
                                          Title: President

                                             EXHIBIT B TO STOCKHOLDERS AGREEMENT


                                RESTATED BYLAWS
                                       OF
                           FOOD 4 LESS HOLDINGS, INC.

                                   ARTICLE I

                                    OFFICES

    SECTION 1. The registered office shall be in the City of Dover, County of Kent, State of Delaware.


    SECTION 2. The corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the corporation may require.


                                   ARTICLE II

                            MEETINGS OF STOCKHOLDERS

    SECTION 1. All meetings of the stockholders shall be held at any place either within or outside the State of Delaware designated by the Board of Directors. In the absence of any such designation, stockholders' meetings shall be held at the principal executive office of the corporation.

    SECTION 2. The annual meeting of stockholders shall be held each year on a date and a time designated by the Board of Directors. At each annual meeting directors shall be elected and any other proper business may be transacted.

    SECTION 3. A majority of the stock issued and outstanding and entitled to vote at any meeting of stockholders, the holders of which are present in person or represented by proxy, shall constitute a quorum for the transaction of business except as otherwise provided by law, by the Certificate of Incorporation, or by these Bylaws. A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum and the votes present may continue to transact business until adjournment. If, however, such quorum shall not be present or represented at any meeting of the stockholders, a majority of the voting stock represented in person or by proxy may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote thereat.

    SECTION 4. When a quorum is present at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of the statutes, or the Certificate of Incorporation, or these Bylaws, a different vote is required in which case such express provision shall govern and control the decision of such question.

    SECTION 5. At each meeting of the stockholders, each stockholder having the right to vote may vote in person or may authorize another person or persons to act for him by proxy appointed by an instrument in writing subscribed by such stockholder and bearing a date not more than three years prior to said meeting, unless said instrument provides for a longer period. All proxies must be filed with the Secretary of the corporation at the beginning of each meeting in order to be counted in any vote at the meeting. Each stockholder shall have one vote for each share of stock having voting power, registered in his name on the books of the corporation on the record date set by the Board of Directors as provided in Article V, Section 6 hereof. All elections shall be had and all questions decided by a plurality vote.

    SECTION 6. Special meetings of the stockholders, for any purpose, or purposes, unless otherwise prescribed by statute or by the Certificate of Incorporation, may be called by the President and shall be called by the President or the Secretary at the request in writing of a majority of the Board of Directors, or at the request in writing of stockholders owning a majority in amount of the entire capital stock of the corporation issued and outstanding, and entitled to vote. Such request shall state the purpose or purposes of the proposed meeting. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

    SECTION 7. Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which notice shall state the place, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. The written notice of any meeting shall be given to each stockholder entitled to vote at such meeting not less than ten nor more than sixty days before the date of the meeting. If mailed, notice is given when deposited in the United States mail, postage paid, directed to the stockholder at his address as it appears on the records of the corporation.

    SECTION 8. The officer who has charge of the stock ledger of the corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

    SECTION 9. Unless otherwise provided in the Certificate of Incorporation, any action required to be taken at any annual or special meeting of stockholders of the corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation by delivery to its registered office in Delaware, its principal place of business, or to an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within sixty days of the earliest dated consent delivered in the manner required by this Section 9 to the corporation, written consents signed by a sufficient number of holders to take action are delivered to the corporation by delivery to its registered office in Delaware, its principal place of business or to an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to a corporation's registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

                                  ARTICLE III

                                   DIRECTORS

    SECTION 1. The number of directors which shall constitute the whole Board shall be nine (9). The directors need not be stockholders. Except as provided in
Section 2 of this Article, the directors shall be elected at the annual meeting of the stockholders (or any special meeting of the stockholders called for the purpose of electing directors) and each director elected shall hold office until his successor is elected and qualified; provided, however, that except as otherwise provided for in that certain Stockholders Agreement dated as of April
  , 1995 of the corporation (the "Stockholders Agreement") or restricted by the Certificate of Incorporation or by law, any director or the entire Board of Directors may be removed, either with or without cause, from the Board of Directors at any meeting of stockholders by a majority of the stock represented and entitled to vote thereat.

    SECTION 2. Except as provided for in the Stockholders Agreement, vacancies on the Board of Directors by reason of death, resignation, retirement, disqualification, removal from office, or otherwise, and newly created directorship resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. The directors so chosen shall hold office until the next annual election of directors and until their successors are duly elected and shall qualify, unless sooner displaced. If there are no directors in office, then, except as provided for in the Stockholders Agreement, an election of directors may be held in the manner provided by statute. If, at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole Board (as constituted immediately prior to any such increase), the Court of Chancery may, upon application of any stockholder or stockholders holding at least ten percent of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office.

    SECTION 3. The property and business of the corporation shall be managed by or under the direction of its Board of Directors, and in a manner consistent with the requirements of Section 5.2 of the Stockholders Agreement, as long as such agreement remains effective and enforceable. Except as provided in the Stockholders Agreement, in addition to the powers and authorities by these Bylaws expressly conferred upon them, the Board may exercise all such powers of the corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws directed or required to be exercised or done by the stockholders.

    SECTION 4. Notwithstanding anything to the contrary contained herein, election, renewal and filling of vacancies on the Board of Directors shall be effected in accordance with the terms and provisions set forth in Article V of the Stockholders Agreement, as long as such agreement remains effective and enforceable.

                       MEETINGS OF THE BOARD OF DIRECTORS

    SECTION 5. The directors may hold their meetings and have one or more offices, and keep the books of the corporation outside of the State of Delaware.

    SECTION 6. Regular meetings of the Board of Directors may be held without notice at such time and place as shall from time to time be determined by the Board.

    SECTION 7. Special meetings of the Board of Directors may be called by the President on forty-eight hours' notice to each director, either personally or by mail or by telegram; special meetings shall be called by the President or the Secretary in like manner and on like notice on the written request of two directors unless the Board consists of only one director; in which case special meetings shall be called by the President or Secretary in like manner or on like notice on the written request of the sole director.

    SECTION 8. At all meetings of the Board of Directors a majority of the authorized number of directors shall be necessary and sufficient to constitute a quorum for the transaction of business, and the vote of a majority of the directors present at any meeting at which there is a quorum, shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute, by the Certificate of Incorporation, by these Bylaws or by the Stockholders Agreement. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. If only one director is authorized, such sole director shall constitute a quorum.

    SECTION 9. Unless otherwise restricted by the Certificate or Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee.

    SECTION 10. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

                            COMMITTEES OF DIRECTORS

    SECTION 11. The Board of Directors may, by resolution passed by a majority of the whole Board, designate one or more committees, including an audit committee and an executive committee (as provided for in Section 5.1 of the Stockholders Agreement), each such committee to consist of one or more of the directors of the corporation, and having authority to take such action as set forth in Section 5.1 of the Stockholders Agreement, as long as such agreement remains effective and enforceable. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the Stockholders Agreement and in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the corporation's property and assets, recommending to the stockholders a dissolution of the corporation or a revocation of a dissolution, or amending the Bylaws of the corporation; and, unless the resolution or the Certificate of Incorporation expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.

    SECTION 12. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

                           COMPENSATION OF DIRECTORS

    SECTION 13. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board of Directors shall have the authority to fix the compensation of directors. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

                                INDEMNIFICATION

    SECTION 14(a). The corporation shall indemnify to the maximum extent permitted by law any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

    (b) The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no such indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such Court of Chancery or such other court shall deem proper.

    (c) To the extent that a director or officer of the corporation shall be successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraphs (a) and (b), or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

    (d) Any indemnification under paragraphs (a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in paragraphs (a) and (b). Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.


    (e) Expenses, including attorneys' fees, incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this Section 14.


    (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other paragraphs of this Section 14 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

    (g) The Board of Directors may authorize, by a vote of a majority of a quorum of the Board of Directors, the corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Section 14.

    (h) For the purposes of this Section 14, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers so that any person who is or was a director or officer of such constituent corporation, or is or was serving at the request of such constituent corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

    (i) For purposes of this Section 14, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include service as a director or officer of the corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this Section 14.

    (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 14 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

                                   ARTICLE IV

                                    OFFICERS

    SECTION 1. OFFICERS. The officers of this corporation shall be chosen by the Board of Directors and shall include a Chairman of the Board of Directors or a President, or both, and a Secretary. The corporation may also have at the discretion of the Board of Directors such other officers as are desired, including a Vice-Chairman of the Board of Directors, a Chief Executive Officer, a Treasurer, one or more Vice Presidents, one or more Assistant Secretaries and Assistant Treasurers, and such other officers as may be appointed in accordance with the provisions of Section 3 hereof. In the event there are two or more Vice Presidents, then one or more may be designated as Executive Vice President, Senior Vice President, or other similar or dissimilar title. At the time of the election of officers, the directors may by resolution determine the order of their rank. Any number of offices may be held by the same person, unless the Certificate of Incorporation or these Bylaws otherwise provide.

    SECTION 2. The Board of Directors, at its first meeting after each annual meeting of stockholders, shall choose the officers of the corporation.

    SECTION 3. The Board of Directors may appoint such other officers and agents as it shall deem necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board.

    SECTION 4. The salaries of all officers and agents of the corporation shall be fixed by the Board of Directors.

    SECTION 5. The officers of the corporation shall hold office until their successors are chosen and qualify in their stead. Any officer elected or appointed by the Board of Directors may be removed at any time by the affirmative vote of a majority of the Board of Directors. If the office of any officer or officers becomes vacant for any reason, the vacancy shall be filled by the Board of Directors.

    SECTION 6. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the President or any Vice President and any such officer may, in the name of and on behalf of the Corporation, take all such action not otherwise prohibited by the Stockholders Agreement as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present.

                             CHAIRMAN OF THE BOARD

    SECTION 7. The Chairman of the Board, if such an officer be elected, shall, if present, preside at all meetings of the Board of Directors and exercise and perform such other powers and duties as may be from time to time assigned to him by the Board of Directors or prescribed by these Bylaws. If there is no President, the Chairman of the Board shall in addition be the Chief Executive Officer of the corporation and shall have the powers and duties prescribed in
Section 7 of this Article IV.

                                   PRESIDENT

    SECTION 8. Subject to such supervisory powers, if any, as may be given by the Board of Directors to the Chairman of the Board, if there be such an officer, the President shall be the Chief Executive Officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. He shall preside at all meetings of the stockholders and, in the absence of the Chairman of the Board, or if there be none, at all meetings of the Board of Directors. He shall be an ex-officio member of all committees and shall have the general powers and duties of management usually vested in the office of President and Chief Executive Officer of corporations, and shall have such other powers and duties as may be prescribed by the Board of Directors or these Bylaws.

                                VICE PRESIDENTS

    SECTION 9. In the absence or disability of the President, the Vice Presidents in order of their rank as fixed by the Board of Directors, or if not ranked, the Vice President designated by the Board of Directors, shall perform all the duties of the President, and when so acting shall have all the powers of and be subject to all the restrictions upon the President. The Vice Presidents shall have such other duties as from time to time may be prescribed for them, respectively, by the Board of Directors.

                       SECRETARY AND ASSISTANT SECRETARY

    SECTION 10. The Secretary shall attend all sessions of the Board of Directors and all meetings of the stockholders and record all votes and the minutes of all proceedings in a book to be kept for that purpose; and shall perform like duties for the standing committees when required by the Board of Directors. He shall give, or cause to be given, notice of all meetings of the stockholders and of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or these Bylaws. He shall keep in safe custody the seal of the corporation, and when authorized by the Board, affix the same to any instrument requiring it, and when so affixed it shall be attested by his signature or by the signature of an Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the corporation and to attest the affixing by his signature.

    SECTION 11. The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Board of Directors, or if there be no such determination, the Assistant Secretary designated by the Board of Directors, shall, in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

                       TREASURER AND ASSISTANT TREASURER

    SECTION 12. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation and shall deposit all moneys, and other valuable effects in the name and to the credit of the corporation, in such depositories as may be designated by the Board of Directors. He shall disburse the funds of the corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his transactions as Treasurer and of the financial condition of the corporation. If required by the Board of Directors, he shall give the corporation a bond, in such sum and with

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

such surety or sureties as shall be satisfactory to the Board of Directors, for the faithful performance of the duties of his office and for the restoration of the corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the corporation.

    SECTION 13. The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined by the Board of Directors, or if there be no such determination, the Assistant Treasurer designated by the Board of Directors, shall, in the absence or disability of the Treasurer, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

                                   ARTICLE V

                             CERTIFICATES OF STOCK

    SECTION 1. Every holder of stock of the corporation shall be entitled to have a certificate signed by, or in the name of the corporation by, the Chairman or Vice Chairman of the Board of Directors, or the President or a Vice President, and by the Secretary or an Assistant Secretary, or the Treasurer or an Assistant Treasurer of the corporation, certifying the number of shares represented by the certificate owned by such stockholder in the corporation.

    SECTION 2. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.

    SECTION 3. If the corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualification, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate which the corporation shall issue to represent such class or series of stock, provided that, except as otherwise provided in section 202 of the General Corporation Law of Delaware, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the corporation shall issue to represent such class or series of stock, a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

                     LOST, STOLEN OR DESTROYED CERTIFICATES

    SECTION 4. The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and/or to give the corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

                               TRANSFERS OF STOCK


    SECTION 5. Upon surrender to the corporation, or the transfer agent of the corporation, of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.


                               FIXING RECORD DATE

    SECTION 6. FIXING RECORD DATE. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of the stockholders, or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date which shall not be more than sixty nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

                            REGISTERED STOCKHOLDERS

    SECTION 7. The corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and accordingly shall not be bound to recognize any equitable or other claim or interest in such share on the part of any other person, whether or not it shall have express or other notice thereof, save as expressly provided by the laws of the State of Delaware.

                                   ARTICLE VI

                               GENERAL PROVISIONS

                                   DIVIDENDS

    SECTION 1. Dividends upon the capital stock of the corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation.


    SECTION 2. Before payment of any dividend there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve fund to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the directors shall think conducive to the interests of the corporation, and the directors may abolish any such reserve.


                                     CHECKS

    SECTION 3. All checks or demands for money and notes of the corporation shall be signed by such officer or officers as the Board of Directors may from time to time designate.

                                  FISCAL YEAR

    SECTION 4. The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.

                                      SEAL

    SECTION 5. The corporate seal shall have inscribed thereon the name of the corporation, the year of its organization and the words "Corporate Seal, Delaware." Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

                                    NOTICES

    SECTION 6. Whenever, under the provisions of the statutes or of the Certificate of Incorporation or of these Bylaws, notice is required to be given to any director or stockholder, it shall not be construed to mean personal notice, but such notice may be given in writing, by mail, addressed to such director or stockholder, at his address as it appears on the records of the corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Notice to directors may also be given by telegram.

    SECTION 7. Whenever any notice is required to be given under the provisions of the statutes or of the Certificate of Incorporation or of these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

                                ANNUAL STATEMENT

    SECTION 8. The Board of Directors shall present at each annual meeting, and at any special meeting of the stockholders when called for by vote of the stockholders, a full and clear statement of the business and condition of the corporation.

                                  ARTICLE VII

                                   AMENDMENTS


    SECTION 1. These Bylaws may be altered, amended or repealed or new Bylaws may be adopted by the stockholders or by the Board of Directors, when such power is conferred upon the Board of Directors by the Certificate of Incorporation, at any regular meeting of the stockholders or of the Board of Directors or at any special meeting of the stockholders or of the Board of Directors if notice of such alteration, amendment, repeal or adoption of new Bylaws be contained in the notice of such special meeting. If the power to adopt, amend or repeal Bylaws is conferred upon the Board of Directors by the Certificate of Incorporation it shall not divest or limit the power of the stockholders to adopt, amend or repeal Bylaws.

                                             EXHIBIT C TO STOCKHOLDERS AGREEMENT


                              CONSULTING AGREEMENT

    THIS CONSULTING AGREEMENT (this "Agreement") is made and entered into as of
June   , 1995 by and among THE YUCAIPA COMPANIES, a California general partnership ("Yucaipa"), FOOD 4 LESS HOLDINGS, INC., a Delaware corporation ("F4L Holdings"), and RALPHS GROCERY COMPANY, a Delaware corporation ("RGC"), as successor to Food 4 Less Supermarkets, Inc., a Delaware corporation ("F4L Supermarkets").

                              W I T N E S S E T H:

    WHEREAS, RGC and its subsidiaries are in the business of operating supermarkets;

    WHEREAS, Yucaipa has the ability to provide certain general business and financial consultation and advice to RGC in connection with the operation of its business;

    WHEREAS, F4L Supermarkets, Yucaipa and Yucaipa Management Company are parties to that certain Amended and Restated Consulting Agreement dated as of June 17, 1991 (the "Old Consulting Agreement");

    WHEREAS, to the date hereof Yucaipa has provided services to F4L Supermarkets pursuant to the Old Consulting Agreement;

    WHEREAS, RGC is the successor to F4L Supermarkets, and the wholly-owned subsidiary of F4L Holdings, by operation of merger effective the date hereof (the "Effective Date"); and

    WHEREAS, the parties desire to terminate the Old Consulting Agreement and to replace it in its entirety by this Agreement;

    NOW, THEREFORE, in consideration of the premises, and the mutual covenants of the parties hereto and other good and valuable consideration had and received by each of the parties to this Agreement, receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. CONSULTING.

    RGC hereby engages Yucaipa as an independent contractor and consultant, to provide general business consultation and advice to RGC and its subsidiaries in connection with the operation of their businesses.

SECTION 2. CONSULTING SERVICES.

    Yucaipa through its partners and/or employees shall provide RGC with consultation and advice, when and as requested by RGC, in such fields as supermarket operations, planning and development, budgeting, accounting, general business management, and legal matters. All partners and employees of Yucaipa or any of its affiliates (other than F4L Holdings and its subsidiaries) who serve RGC or any subsidiary of RGC as an officer, director or employee shall do so without charge during the term of this Agreement, except for the fees and charges specifically provided for herein.

SECTION 3. CONSULTING FEES.

    RGC shall pay the following consulting fees to Yucaipa in consideration of the services rendered by Yucaipa pursuant to Section 2 above:

        (a) RGC shall pay to Yucaipa a consulting fee of $4,000,000 in cash, on the Effective Date, in consideration of the consulting services to be rendered by Yucaipa during the period commencing on July 1, 1995 and ending June 30, 1996.

        (b) To the extent not previously paid, on the Effective Date RGC shall pay to Yucaipa a consulting fee with respect to the partial month commencing on the Effective Date and ending June 30, 1995 equal to $11,111.11 times the number of days remaining in such current calendar month (from and including the Effective Date), provided that RGC may credit against such payment a prorated portion of the $166,666.67 consulting fee that was paid by F4L Supermarkets to Yucaipa on June 1, 1995 pursuant to the Old Consulting Agreement (such prorated portion to equal $5,555.55 times the number of days remaining in the current calendar month, from and including the Effective
    Date).

        (c) Commencing July 1, 1996, RGC shall pay to Yucaipa a periodic consulting fee equal to $333,333.33 per month, payable in cash on the first day of each calendar month and past due on the fifteenth day of such calendar month.

        (d) To the extent not previously paid, on the Effective Date RGC shall pay to Yucaipa a prorated portion of the 2 1/2% Fee (as defined in the Old Consulting Agreement) that would have been payable by F4L Supermarkets under
    Section 3(b) of the Old Consulting Agreement for F4L Supermarkets' fiscal year ending June 24, 1995, with such prorated portion to equal (i) 2 1/2% of the excess of F4L Supermarkets' EBITDA (as defined in the Old Consulting Agreement) for the last thirteen four-week fiscal reporting periods ("Fiscal Periods") of F4L Supermarkets completed prior to the Effective Date and for which financial data are available (which financial data need not be audited, but which financial data must be prepared in accordance with generally accepted accounting principles in a manner consistent with the financial statements contained in F4L Supermarkets' quarterly and annual reports on Forms 10-Q and 10-K filed with the Securities and Exchange Commission for periods included within such last thirteen Fiscal Periods), over the Minimum Threshold (as defined in the Old Consulting Agreement), times (ii) the number of days elapsed from June 25, 1994 to the Effective Date, divided by
    (iii) 365. The fee payable under this Section 3(c) shall be in lieu of all or any portion of the 2 1/2% Fee that might otherwise remain payable under the Old Consulting Agreement but for its termination pursuant to Section 12 hereof.

SECTION 4. INVESTMENT BANKING SERVICES.

    F4L Holdings, RGC and their respective subsidiaries (or any one of them) may retain or employ Yucaipa as a financial advisor and/or investment banker in connection with any acquisition or disposition transaction by F4L Holdings, RGC or any of their respective subsidiaries other than a sale of all of the outstanding capital stock of, or all or substantially all of the assets of, F4L Holdings or RGC. The parties expressly agree that the services contemplated by this Section 4 shall not include financial advisory or investment banking services in connection with debt or equity financings or equipment lease arrangements. If any retention of Yucaipa by F4L Holdings, RGC or any of their respective subsidiaries pursuant to this Section 4 is made pursuant to a retention or engagement agreement containing terms varying from or in addition to the terms contained in this Agreement, such agreement shall be reasonably acceptable to a majority of the disinterested members of the Board of Directors of F4L Holdings or RGC, as the case may be, that are neither affiliates of Yucaipa nor designated or nominated to such Board of Directors by Yucaipa or any of its affiliates.

SECTION 5. INVESTMENT BANKING FEES.

    F4L Holdings or RGC, as applicable, shall pay to Yucaipa a cash fee for providing any financial advisory or investment banking services pursuant to
Section 4 above in connection with the acquisition or disposition transactions specified therein (other than disposition transactions with respect to (i) any of the 48 stores designated for divestiture or closing in connection with the Merger (as defined herein) or (ii) any other stores designated for divestiture or closing in the ordinary course of business), equal to 1% of the amount or value of all cash and noncash consideration actually paid or received (including assumed indebtedness) by F4L Holdings, RGC or any of their respective subsidiaries, as the case may be, in connection therewith.

SECTION 6.  REIMBURSEMENT OF EXPENSES.

    RGC shall reimburse Yucaipa for all of its reasonable out-of-pocket costs and expenses incurred in connection with the performance of its obligations under this Agreement. Yucaipa shall bill RGC for the amount of all such expenses monthly, and shall provide RGC with a reasonable itemization of such expenses. Notwithstanding the foregoing, the aggregate amount of such costs and expenses for which Yucaipa may be reimbursed in connection with the rendering of consulting services under Section 2 hereof shall not exceed $300,000 in any fiscal year of RGC (which maximum amount shall be prorated for the period beginning the Effective Date and ending on the last day of RGC's current fiscal year). In addition to the foregoing, RGC shall reimburse Yucaipa for all of its reasonable out-of-pocket costs and expenses incurred in connection with the rendering by Yucaipa of financial advisory or investment banking services to F4L Holdings, RGC and/or their subsidiaries, in connection with any acquisition or disposition transaction, debt or equity financing or equipment leasing arrangement, whether or not Yucaipa is obligated to render such services or has a right to be paid any fee relating thereto under Sections 4 or 5 of this Agreement.

SECTION 7.  TERM OF AGREEMENT.

    The term of this Agreement shall be for a period of five (5) years commencing on the Effective Date; provided, however, that the term shall be automatically renewed annually for a term of five (5) years on July 1 of each year, unless at least ninety (90) days prior notice is given by either party electing not to so renew this Agreement.

SECTION 8.  TERMINATION.

       8.1 Termination at Will. RGC and F4L Holdings, acting jointly, may terminate this Agreement at any time by giving Yucaipa at least ninety (90) days written notice of such termination.

       8.2  Termination for Cause.

       (a) RGC and F4L Holdings on the one hand, or Yucaipa on the other hand, may terminate this Agreement if the other party shall fail to reasonably perform any material covenant, agreement, term or provision of this Agreement to be kept, observed or performed by it and such failure shall continue for a period of sixty (60) days after written notice from the other party, which notice shall describe the alleged failure with particularity; provided that Yucaipa shall use its best efforts to cause RGC and F4L Holdings to perform each material covenant, agreement, term and provision of this Agreement. Notwithstanding the foregoing, any failure or alleged failure of RGC, F4L Holdings or Yucaipa to perform any material covenant, agreement, term or provision of this Agreement shall not constitute cause for termination of this Agreement if the same shall be occasioned by or result from force majeure, directly or indirectly.

       (b) Yucaipa may terminate this Agreement if RGC or F4L Holdings shall fail to make any payment due to Yucaipa hereunder, if such payment is not made in full within twenty (20) days after written notice of such failure; provided that Yucaipa shall use its best efforts to cause RGC and F4L Holdings to make all such payments in a timely manner.

       8.3 Termination for Change of Control. This Agreement may be terminated, at the election of Yucaipa or RGC, if during the term hereof there shall have been a change in control of F4L Holdings or RGC, which for purposes of this Agreement shall be deemed to have occurred upon any of the following events: (a) the acquisition after the Effective Date, in one or more transactions, of "beneficial ownership" (within the meaning of Rule 13d-3(a)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) by any person (other than Yucaipa or any of its partners or affiliates) or any group of persons (excluding any group which includes Yucaipa or any of its partners or affiliates) who constitute a group (within the meaning of Section 13(d)(3) of the Exchange Act) of any securities of F4L Holdings or RGC such that, as a result of such acquisition, such person or group beneficially owns (within the meaning of Rule 13d-3(a)(1) under the Exchange Act) 51% or more of F4L Holdings' or RGC's then outstanding voting securities entitled to vote on a regular basis for a majority of the Board of Directors of F4L Holdings or RGC; or (b) the sale of all or substantially all of the assets of F4L Holdings or RGC (including, without limitation, by way of merger, consolidation, lease or transfer) in a transaction where F4L Holdings or RGC or the beneficial owners of common stock of F4L Holdings or RGC do not receive (i) voting securities representing a majority of the voting power entitled to vote on a regular basis for the Board of Directors of the acquiring entity or of an affiliate which controls the acquiring entity, or (ii) securities representing a majority of the equity interest in the acquiring entity or of an affiliate which controls the acquiring entity, if other than a corporation; provided, however, that no change in control shall be deemed to have occurred under (a) or (b) above upon any transfer, sale or disposition of shares of common stock of F4L Holdings or RGC in any transaction between F4L Holdings or RGC and any person or persons who are affiliates of F4L Holdings on the Effective Date.

       8.4  Payments upon Termination.

       (a) In the event of any termination pursuant to Section 8.1 or Section 8.2(b) (if Yucaipa has elected to terminate because of a failure to pay by RGC or F4L Holdings), RGC shall pay to Yucaipa an amount equal to the total consulting fees that would have been earned by Yucaipa under Section 3 hereof during the remaining term of this Agreement as if the Agreement had not been terminated; provided that a discount rate of 10% shall be applied in valuing, for purposes of such payment, the consulting fees otherwise payable during the remaining term of this Agreement.

       (b) In the event of any termination prior to June 30, 1996 pursuant to
Section 8.2(a) if RGC and F4L Holdings have elected to terminate because of a material failure of performance by Yucaipa, Yucaipa promptly shall refund to RGC a prorated portion of the $4,000,000 fee received by it under Section 3(a), with such refunded portion to equal $4,000,000 times (i) the number of days remaining from the date of such termination to June 30, 1996 divided by (ii) 365.

       (c) In the event of any termination pursuant to Section 8.3, RGC shall pay to Yucaipa an amount equal to the total consulting fees that would have been earned by Yucaipa under Section 3 hereof during the period commencing on the date of such change of control and ending on the fifth anniversary of the Effective Date, as if the Agreement had not been terminated; provided that (i) a discount rate of 10% shall be applied in valuing, for purposes of such payment, the consulting fees otherwise payable during such period and (ii) if such termination occurs on or after the fifth anniversary of the Effective Date, no payment shall be due to Yucaipa as a result of such termination.

       (d) Such amount, if any, which shall be due Yucaipa pursuant to this
Section 8.4 in the event of any such termination shall be due and payable to Yucaipa, in full, as of the date of such termination. The parties intend that should the foregoing payments be determined to constitute liquidated damages, such payments shall in all events be deemed reasonable.

SECTION 9.  MERGER ADVISORY FEES.

    (a) On the Effective Date, (i) RGC shall be obligated to pay Yucaipa an advisory fee with respect to the transactions contemplated by that certain Agreement and Plan of Merger dated as of September 14, 1994 (the "Merger Agreement") by and among Food 4 Less, Inc., F4L Holdings, F4L Supermarkets, Ralphs Supermarkets, Inc. ("Ralphs") and the stockholders of Ralphs, in the amount of $19,000,000; provided that $15,000,000 of such fee will be satisfied through the issuance by F4L Holdings to Yucaipa of $15,000,000 initial accreted value of its 13 5/8% Senior Discount Debentures due 2005, and the remaining $4,000,000 of such fee will be paid by RGC in cash, and (ii) RGC will reimburse Yucaipa for all reasonable out-of-pocket costs and expenses incurred in connection with such transactions (including, without limitation, all such costs and expenses incurred by Yucaipa in connection with the Merger and the Financing (each as defined in the Merger Agreement)).

    (b) Yucaipa hereby represents and warrants that none of F4L Holdings, RGC or any of their respective subsidiaries has paid or is obligated to pay, directly or indirectly, any consideration (including, without limitation, any consulting or other fees) to George Soros or any of his affiliates for advisory or similar services, for the purchase of equity interests in F4L Holdings owned by George Soros and his affiliates, or otherwise in connection with the Merger or the Financing.

SECTION 10.  REIMBURSEMENT UPON RESALE OF DEBENTURES.

    10.1  RGC shall reimburse Yucaipa (or its designee) a cash amount equal to
(i) any loss incurred by Yucaipa (or its designee) upon the resale to any unaffiliated third party of the $10,000,000 aggregate principal amount of 13-5/8% Senior Subordinated Pay-in-Kind Debentures due 2007 (the "Seller Debentures") of F4L Holdings which may be acquired by Yucaipa (or its designee) on the Effective Date pursuant to the terms of that certain Put Agreement dated
as of June   , 1995 (the "Put Agreement") between The Edward J. DeBartolo
Corporation and Yucaipa, (ii) without duplication of the foregoing, all reasonable out-of-pocket costs and expenses incurred by Yucaipa (or its designee) in connection with the resale (whether or not consummated) of the Seller Debentures, and (iii) the net amount of any liability for federal or state taxes incurred by Yucaipa (or its designee) in its current tax year with respect to the reimbursement provided for in this Section 10.1; provided, however, that Yucaipa (or its designee) shall refund to RGC an amount equal to any tax benefit available to Yucaipa (or its designee) as a result of the resale of the Seller Debentures to the extent that, and at the time that, Yucaipa (or its designee) realizes such tax benefit (whether by offset against additional taxes or otherwise).

    10.2 Yucaipa (or its designee) shall contribute to the capital of F4L Holdings the net amount of any gain (after provision for federal and state taxes) realized by Yucaipa (or its designee) upon the resale to any unaffiliated third party of the Seller Debentures (less any amounts due and payable by RGC to Yucaipa (or its designee) pursuant to clause (ii) of Section 10.1 hereof). Immediately following any such capital contribution to F4L Holdings, F4L Holdings will in turn contribute to the capital of RGC the amounts received by it under this Section 10.2.

SECTION 11. NOTICES.

    11.1 Manner of Notice. All notices, statements or other documents which any party shall be required or shall desire to give to the others hereunder shall be in writing and shall be given by the parties hereto only as follows:
(a) by personal delivery, (b) by addressing it as indicated below, and by depositing it certified mail, postage prepaid, in the U.S. mail, first class (airmail if the address is outside of the country in which such notice is deposited), or (c) by addressing it as indicated below, and by delivering it toll prepaid to a telegraph, cable company or courier service (e.g., Federal Express).

    11.2 Delivery of Notice; Addresses. If so delivered, mailed, telegraphed, cabled or couriered, each such notice, statement or other document shall, except as herein expressly provided, be conclusively deemed to have been given when personally delivered, or on the third business day after the date of mailing, or on the date of delivery to a telegraph or cable company or on the first business day after delivery to a courier service, as the case may be. The addresses of the parties shall be those of which the other parties actually receives written notice pursuant to this Section 11 and until further notice are:

            If to Yucaipa:              The Yucaipa Companies
                                        10000 Santa Monica Boulevard
                                        Fifth Floor
                                        Los Angeles, CA 90067
                                        Attention: Mark A. Resnik

            If to RGC:                  Ralphs Grocery Company
                                        1100 West Artesia Boulevard
                                        Compton, California 90220
                                        Attention: Chief Executive Officer

            If to F4L Holdings:         Food 4 Less Holdings, Inc.
                                        c/o Ralphs Grocery Company
                                        1100 West Artesia Boulevard
                                        Compton, California 90220
                                        Attention: Chief Executive Officer

SECTION 12. MISCELLANEOUS.

       12.1 Termination of Old Consulting Agreement. The parties to this Agreement hereby acknowledge and agree that, effective the date hereof, the Old Consulting Agreement shall be terminated and superseded in its entirety by this Agreement, and that no party thereto has any obligations thereunder, including without limitation, the payment of any termination fees or other amounts, except as specifically provided for herein; provided that any costs and expenses incurred prior to the date hereof, and as to which Yucaipa is entitled to reimbursement under Section 6 of the Old Consulting Agreement, or any loss, cost or liability as to which Yucaipa is entitled to indemnity under Section 10.8 of the Old Consulting Agreement, shall remain subject to such reimbursement or indemnity in accordance with the terms thereof.

       12.2 Contingent Liability of F4L Holdings. The parties to this Agreement hereby acknowledge and agree that RGC shall be the primary obligor with respect to its obligations hereunder and that F4L Holdings shall be contingently liable for the performance of any and all obligations of RGC hereunder.

       12.3 Entire Agreement; Amendments. This Agreement contains all of the terms and conditions agreed upon by the parties hereto in connection with the subject matter hereof. This Agreement may not be amended, modified or changed except by written instrument signed by all of the parties hereto.

       12.4 Assignment; Successors. This Agreement shall not be assigned and is not assignable by any party without the prior written consent of each of the other parties hereto; provided, however, that Yucaipa may assign, without the prior consent of F4L Holdings or RGC, its rights and obligations under this Agreement to any of its affiliates controlled by Ronald Burkle, and provided further, that Yucaipa may assign the right to receive any payment hereunder to any other person or entity. Subject to the preceding sentence, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns.

       12.5 Captions. All captions and headings are inserted for the convenience of the parties, and shall not be used in any way to modify, limit, construe or otherwise affect this Agreement.

       12.6 Governing Law. This Agreement shall be governed by and construed in accordance with the internal domestic laws of the State of California, without reference to the choice of law principles thereof.

       12.7 Attorneys' Fees. If any legal action is brought concerning any matter relating to this Agreement, or by reason of any breach of any covenant, condition or agreement referred to herein, the prevailing party shall be entitled to have and recover from the other party to the action all costs and expenses of suit, including attorneys' fees.

       12.8 Severability. If any term, provision or condition of this Agreement is determined by a court or other judicial or administrative tribunal to be illegal, void or otherwise ineffective or not in accordance with public policy, the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect.

       12.9 Interpretation. In the event of a dispute hereunder, this Agreement shall be interpreted in accordance with its fair meaning and shall not be interpreted for or against any party hereto on the ground that such party drafted or caused to be drafted this Agreement or any part hereof.

       12.10 Indemnity. The parties to this Agreement shall indemnify and hold one another and their respective officers, directors, employees and agents, harmless from any and all loss, cost, liability and damage (including attorneys' fees) arising out of or connected with, or claimed to arise out of or be connected with, any act performed or omitted to be performed under this Agreement, provided such act or omission was taken in good faith, and in the event of criminal proceedings that the indemnitee had no reasonable cause to believe his conduct was unlawful. An adverse judgment or plea of nolo contendere shall not, of itself, create a presumption that the indemnitee did not act in good faith or that he had reasonable cause to believe his conduct was unlawful. Expenses incurred in defending a civil or criminal action shall be paid by the indemnitor upon receipt of an undertaking by or on behalf of the indemnitee to repay such amount if it be later shown that such person was not entitled to indemnification.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                          THE YUCAIPA COMPANIES

                                          FOOD 4 LESS HOLDINGS, INC.


                                          RALPHS GROCERY COMPANY


                             CONSENT TO TERMINATION
                          OF OLD CONSULTING AGREEMENT

    Yucaipa Management Company ("YMC") hereby acknowledges and agrees that, effective as of the date written above, that certain Amended and Restated Consulting Agreement dated as of June 17, 1991 to which it was a signatory shall be terminated as contemplated by Section 12.1 of the foregoing Agreement.


                                          YUCAIPA MANAGEMENT COMPANY

                                                                         ANNEX B


                         REGISTRATION RIGHTS AGREEMENT



    REGISTRATION RIGHTS AGREEMENT (the "Agreement"), dated as of June   , by and
among Food 4 Less Holdings, Inc., a Delaware corporation (the "Company"), and each other person executing this Agreement (the "Investors").


    NOW, THEREFORE, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

    SECTION 1.1 Definitions. Capitalized terms used herein and not otherwise defined herein have the meanings ascribed to them in the Stockholders Agreement (the "Stockholders Agreement") dated as of the date hereof among the Company, Ralphs Grocery Company, a Delaware corporation, the Investors and certain other stockholders of the Company. In addition, the following terms shall have the meanings ascribed to them below:

    "Demanding Holder" means any Holder who has initiated a registration request in compliance with Section 2.1(a); provided, that if such request was initiated by Other Purchasers or their transferees, (i) "Demanding Holders" shall include each Other Purchaser and each such transferee who has requested to have included in a Demand Registration Registrable Securities pursuant to the notice provision of Section 2.1(a) and (ii) any action required or permitted to be taken under this Agreement by any Demanding Holders shall be taken by action of the holders of a majority of the Registrable Securities held by such Demanding Holders.

    "Demand Registration" means a registration of Registrable Securities under the Securities Act pursuant to a request made under Section 2.1.

    "Holder" means each Investor that holds Registrable Securities and any party who shall hereafter acquire from an Investor and hold Registrable Securities pursuant to the provisions of, and subject to the rights and restrictions set forth in, the Stockholders Agreement.

    "Registrable Security" means each Share until (i) it has been effectively registered under the Securities Act and disposed of pursuant to an effective registration statement (other than the Registration Statement on Form S-4 filed in connection with the Holdings Merger), (ii) it is sold under circumstances in which all of the applicable conditions of Rule 144 (or any similar provisions then in force) under the Securities Act are met, including a sale pursuant to the provisions of Rule 144(k) or (iii) it has been otherwise Transferred and the certificate or other evidence of ownership for it is not required to bear the legend required pursuant to the Stockholders Agreement and it may be resold by the person receiving such certificate without registration under the Securities Act.

    "Requisite Share Number" on any date means a number of Registrable Securities representing not less than 40% of the issued and outstanding Registrable Securities held in the aggregate on such date by the Other Purchasers and their transferees.

    "Selling Holder" means a Holder who sells or proposes to sell Registrable Securities pursuant to a registration statement under the Securities Act.

    "Underwriter" means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer's market-making activities.

                                   ARTICLE II

                              REGISTRATION RIGHTS

    SECTION 2.1 Demand Registration. (a) Request for Registration by the Purchasers. At any time and from time to time on or after the earlier of (i) the second anniversary of the Effective Date and (ii) the consummation of a Qualified IPO, (A) the Other Purchasers and transferees of Other Purchasers owning, individually or in the aggregate, at least the Requisite Share Number may make a total of two written requests for a Demand Registration of not less than 10% of the Registrable Securities held by all Other Purchasers and transferees of Other Purchasers and (B) Apollo may make a total of two written requests for a Demand Registration of not less than 10% of its Registrable Securities; provided, that (1) the Company shall in no event be obligated to effect more than two Demand Registrations in any 12-month period, and (2) if any request for a Demand Registration pursuant to (A) or (B) above shall be made prior to the earliest to occur of an Initial Public Offering or a Qualified IPO, then the Company shall not be obligated to effect such Demand Registration unless the Shares to be included therein (including those sold for the account of the Company, any Piggy-Back Holders and all other Persons) equals or exceeds 5% (on a fully diluted basis) of the outstanding Shares. Each such request will specify the number of Registrable Securities proposed to be sold and will also specify the intended method of disposition thereof.


    The Company shall give written notice of any registration request by Other Purchasers and transferees of Other Purchasers, which request complies with this
Section 2.1(a), within 10 days after the receipt thereof, to each Other Purchaser and transferee of an Other Purchaser who did not initially join in such request. Within 20 days after receipt of such notice, any such Other Purchaser or transferee may request in writing that Registrable Securities be included in such registration, and the Company shall include in the Demand Registration the Registrable Securities of each such Other Purchaser and transferee of an Other Purchaser requested to be so included, subject to the provisions of Section 2.3. Each such request shall specify the number of shares of Registrable Securities proposed to be sold and the intended method of disposition thereof.

    (b) Effective Registration. A registration will not be deemed to have been effected as a Demand Registration unless it has been declared effective by the Commission and the Company has complied in all material respects with its obligations under this Agreement with respect thereto; provided that if, after it has become effective, the offering of Registrable Securities pursuant to such registration is or becomes the subject of any stop order, injunction or other order or requirement of the Commission or any other governmental or administrative agency, or if any court prevents or otherwise limits the sale of Registrable Securities pursuant to the registration (for any reason other than the acts or omissions of the Holders), such registration will be deemed not to have been effected. If (i) a registration requested pursuant to this Section 2.1 is deemed not to have been effected or (ii) the registration requested pursuant to this Section 2.1 does not remain effective for a period of at least 200 days beyond the effective date thereof or until the consummation of the distribution by the Holders of the Registrable Securities included in such registration statement, then such registration statement shall not count as one of the two Demand Registrations that may be requested by the Demanding Holder(s) in question and the Company shall continue to be obligated to effect a registration pursuant to this Section 2.1.

    The Demanding Holders may withdraw all or any part of the Registrable Securities from a Demand Registration at any time (whether before or after the filing or effective date of such Demand Registration), and if all such Registrable Securities are withdrawn, to withdraw the demand related thereto. If at any time a registration statement is filed pursuant to a Demand Registration, and subsequently a sufficient number of Registrable Securities are withdrawn from the Demand Registration so that such registration statement does not cover at least the required amounts specified by Section 2.1(a), and an additional number of Registrable Securities is not so included, the Company may (or shall, if requested by the Demanding Holders) withdraw the registration statement, provided that if the Demanding Holders bear the expenses associated with such withdrawn registration statement, such registration statement will not count as a Demand Registration and the Company shall continue to be obligated to effect a registration pursuant to this Section 2.1. If the Demanding Holders determine to bear such expenses, such expenses shall be borne by the Demanding Holder(s) whose withdrawal of Registrable Securities resulted in such registration statement not covering the specified required amounts.

    (c) Selection of Underwriter. If the Demanding Holders so elect, the offering of Registrable Securities pursuant to a Demand Registration shall be in the form of an underwritten offering. The Demanding Holders shall select one or more nationally recognized firms of investment bankers to act as the book-running managing Underwriter or Underwriters in connection with such offering and shall select any additional investment bankers and managers to be used in connection with the offering; provided that such investment bankers and managers must be reasonably satisfactory to the Company.

    SECTION 2.2 Piggy-Back Registration. If at any time the Company proposes to file a registration statement under the Securities Act with respect to an offering by the Company for its own account or for the account of any securityholders of any class of its equity securities (other than (i) a registration statement on Form S-4 or S-8 (or any substitute form that may be adopted by the Commission) or (ii) a registration statement filed in connection with an exchange offer or offering of securities solely to the Company's existing securityholders), including a registration statement relating to a Demand Registration, then the Company shall give written notice of such proposed filing to the Holders as soon as practicable (but in no event less than 20 days before the anticipated filing date), and such notice shall offer such Holders the opportunity to register such number of shares of Registrable Securities as each such Holder may request (which request shall specify the Registrable Securities intended to be disposed of by such Holder and the intended method of distribution thereof) (a "Piggy-Back Registration").

    The Company shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested by the Holders thereof to be included in a Piggy-Back Registration (the "Piggy-Back Holders") to be included on the same terms and conditions as any similar securities of the Company or any other securityholder included therein and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method of distribution thereof. Any Holder shall have the right to withdraw its request for inclusion of its Registrable Securities in any registration statement pursuant to this Section
2.2 by giving written notice to the Company of its request to withdraw. Subject to the provisions of Section 2.1, the Company may withdraw a Piggy-Back Registration at any time prior to the time it becomes effective, provided that the Company shall reimburse the Piggy-Back Holders for all reasonable out-of-pocket expenses (including counsel fees and expenses) incurred prior to such withdrawal.

    No registration effected under this Section 2.2, and no failure to effect a registration under this Section 2.2, shall relieve the Company of its obligations pursuant to Section 2.1, and no failure to effect a registration under this Section 2.2 and to complete the sale of Shares in connection therewith shall relieve the Company of any other obligation under this Agreement (including, without limitation, the Company's obligations under Sections 3.2 and 4.1).

    SECTION 2.3 Reduction of Offering. (a) Demand Registration. The Company may include in a Demand Registration shares of Common Stock for the account of the Company and Registrable Securities for the account of the Piggy-Back Holders and Shares for the account of other holders thereof exercising contractual piggy-back rights, on the same terms and conditions as the Registrable Securities to be included therein for the account of the Demanding Holders; provided, however, that (i) if the managing Underwriter or Underwriters of any underwritten offering described in Section 2.1 have informed the Company in writing that it is their opinion that the total number of shares which the Demanding Holders, the Company, any Piggy-Back Holders and any such other holders intend to include in such offering is such as to materially and adversely affect the success of such offering, then (x) the number of Shares to be offered for the account of the Company (if any) shall be reduced (to zero, if necessary) and (y) thereafter, if necessary, the number of Shares to be offered for the account of such Piggy-Back Holders and such other holders shall be reduced (to zero, if necessary), in the case of this clause (y) pro rata in proportion to the respective number of Shares requested to be registered to the extent necessary to reduce the total number of Shares requested to be included in such offering to the number of Shares, if any, recommended by such managing Underwriters (and if the number of Shares to be offered for the account of each such Person has been reduced to zero, and the number of Shares requested to be registered by the Demanding Holders exceeds the number of Shares recommended by such managing Underwriters, then the number of Shares to be offered for the account of the Demanding Holders shall be reduced pro rata in proportion to the respective number of Shares requested to be registered by the Demanding Holders) and (ii) if the offering is not underwritten, no other party (other than Piggy-Back Holders and any other holders exercising contractual piggy-back rights not subject to the reduction contemplated by this clause (ii)), including the Company, shall be permitted to offer securities under any such Demand Registration unless a majority of the Shares held by the Demanding Holder or Holders consent to the inclusion of such shares therein.


    (b) Piggy-Back Registration. (i) Notwithstanding anything contained herein, if the managing Underwriter or Underwriters of any underwritten offering described in Section 2.2 have informed, in writing, the Piggy-Back Holders that it is their opinion that the total number of Shares that the Company and Holders of Registrable Securities and any other Persons desiring to participate in such registration intend to include in such offering is such as to materially and adversely affect the success of such offering, then the number of Shares to be offered for the account of the Piggy-Back Holders and all such other Persons (other than the Company) participating in such registration shall be reduced (to zero, if necessary) or limited pro rata in proportion to the respective number of Shares requested to be registered to the extent necessary to reduce the total number of Shares requested to be included in such offering to the number of Shares, if any, recommended by such managing Underwriters; provided, however, that (A) if such offering is effected for the account of Demanding Holders pursuant to Section 2.1, then the number of Shares to be offered for the account of each Person shall be reduced in accordance with Section 2.3(a), and (B) if such offering is effected for the account of any other securityholder of the Company, pursuant to the demand registration rights of such securityholder, then
(x) the number of Shares to be offered for the account of the Company (if any) shall be reduced (to zero, if necessary) and (y) thereafter, if necessary, the number of Shares to be offered for the account of the Piggy-Back Holders and any other holders that have requested to include Shares in such registration (but not such securityholders who have exercised their demand registration rights) shall be reduced (to zero, if necessary), in the case of this clause (y) pro rata in proportion to the respective number of Shares requested to be registered, to the extent necessary to reduce the total number of Shares requested to be included in such offering to the number of Shares, if any, recommended by such managing Underwriters.


    (ii) If the managing Underwriter or Underwriters of any underwritten offering described in Section 2.2 notify the Piggy-Back Holders or other Persons requesting inclusion in such offering that the kind of securities that the Piggy-Back Holders, the Company and any other Persons desiring to participate in such registration intend to include in such offering is such as to materially and adversely affect the success of such offering, then (A) the Company shall afford the Piggy-Back Holders the opportunity to exercise, convert or exchange such securities for or into Common Stock concurrently with the consummation of such offering and include such shares of Common Stock in such offering, subject to clause (i) above, and (B) if one or more Piggy-Back Holders do not so exercise, convert or exchange such securities, the Shares to be included in such offering by such Piggy-Back Holders shall be reduced as described in clause (i) above or if such reduction would, in the judgment of the managing Underwriter or Underwriters, be insufficient to substantially eliminate the adverse effect that inclusion of the Shares requested to be included would have on such offering, such Shares will be excluded from such offering.

                                  ARTICLE III

                            REGISTRATION PROCEDURES

    SECTION 3.1 Filings; Information. Whenever the Company is required to effect or cause the registration of Registrable Securities pursuant to Section 2.1, the Company will use its best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof as quickly as practicable, and in connection with any such request:


        (a) The Company will as expeditiously as possible prepare and file with the Commission a registration statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof, and use its best efforts to cause such filed registration statement to become and remain effective for a period of not less than 200 days (or such shorter period as is required to complete the distribution of the shares); provided that the Company may postpone the filing of a registration statement for a period of not more than 135 days from the date of receipt of the request in accordance with Section 2.1 if the Company reasonably determines that such a filing would adversely affect any proposed financing or acquisition by the Company and furnishes to the Demanding Holder a certificate signed by an executive officer of the Company to such effect; provided that the Company shall only be entitled to postpone any such filing one time in any twelve-month period. If the Company postpones the filing of a Registration Statement, it shall promptly notify the Purchasers in writing when the events or circumstances permitting such postponement have ended.


        (b) The Company will as expeditiously as possible prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement continuously effective (subject to the penultimate paragraph of this Section 3.1) for a period of not less than 200 days or such shorter period which will terminate when all securities covered by such registration statement have been sold (but not before the expiration of the 90-day period referred to in Section 4(3) of the Securities Act and Rule 174 thereunder, if applicable) and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by each Selling Holder thereof set forth in such registration statement.

        (c) The Company will, prior to filing a registration statement or prospectus or any amendment or supplement thereto, furnish to each Selling Holder, counsel representing such Selling Holders, and each Underwriter, if any, of the Registrable Securities covered by such registration statement copies of such registration statement as proposed to be filed, together with exhibits thereto, which documents will be subject to review and comment by the foregoing within five days after delivery, and thereafter furnish to such Selling Holder, counsel and Underwriter, if any, for their review and comment such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such registration statement (including each preliminary prospectus) and such other documents or information as such Selling Holder, counsel or Underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Selling Holder.

        (d) After the filing of the registration statement, the Company will promptly notify each Selling Holder of Registrable Securities covered by such registration statement, and (if requested by any such Selling Holder) confirm such notice in writing, (i) when a prospectus or any prospectus supplement or post-effective amendment has been filed and, with respect to a registration statement or any post-effective amendment, when the same has become effective, (ii) of any request by the Commission or any other Federal or state governmental authority for amendments or supplements to a registration statement or related prospectus or for additional information,
    (iii) of the issuance by the Commission or any other Federal or state governmental authority of any stop order suspending the effectiveness of a registration statement or the initiation of any proceedings for that purpose, (iv) if at any time when a prospectus is required by the Securities Act to be delivered in connection with sales of the Registrable Securities the representations and warranties of the Company contained in any agreement contemplated by Section 3.1(h) (including any underwriting agreement) cease to be true and correct in all material respects, (v) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, (vi) of the happening of any event which makes any statement made in such registration statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or which requires the making of any changes in a registration statement, prospectus or documents incorporated therein by reference so that, in the case of the registration statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the prospectus, it will not contain any untrue statement of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (vii) of the Company's reasonable determination that a post-effective amendment to a registration statement would be necessary.

        (e) The Company will use its best efforts to (i) register or qualify the Registrable Securities under such other securities or blue sky laws of such jurisdictions in the United States as any Selling Holder reasonably (in light of such Selling Holder's intended plan of distribution) requests, and
    (ii) cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities in the United States as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable such Selling Holder to consummate the disposition of the Registrable Securities owned by such Selling Holder; provided that the Company will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (e), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction.

        (f) The Company will take all reasonable actions required to prevent the entry, or obtain the withdrawal, of any order suspending the effectiveness of a registration statement, or the lifting of any suspension of the qualification (or exemption from qualification) of any Registrable Securities for sale in any jurisdiction, at the earliest moment.

        (g) Upon the occurrence of any event contemplated by paragraph 3.1(d)(vi) or 3.1(d)(vii) above, the Company will (i) prepare a supplement or post-effective amendment to such registration statement or a supplement to the related prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder, such prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) promptly make available to each Selling Holder any such supplement or amendment.

        (h) The Company will enter into customary agreements (including, if applicable, an underwriting agreement in customary form and which is reasonably satisfactory to the Company) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities (the Selling Holders may, at their option, require that any or all of the representations, warranties and covenants of the Company to or for the benefit of such Underwriters also be made to and for the benefit of such Selling Holders).

        (i) The Company will make available to each Selling Holder (and will deliver to their counsel) and each Underwriter, if any, subject to restrictions imposed by the United States federal government or any agency or instrumentality thereof, copies of all correspondence between the Commission and the Company, its counsel or auditors and will also make available for inspection by any Selling Holder, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any such Selling Holder or Underwriter (collectively, the "Inspectors"), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the "Records") as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company's officers and employees to supply all information reasonably requested by any Inspectors in connection with such registration statement. Records which the Company determines, in good faith, to be confidential and which it notifies the Inspectors are confidential shall not be disclosed by the

    Inspectors unless (i) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in such registration statement or (ii) the disclosure or release of such Records is requested or required pursuant to oral questions, interrogatories, requests for information or documents or a subpoena or other order from a court of competent jurisdiction or other process; provided that prior to any disclosure or release pursuant to clause
    (ii), the Inspectors shall provide the Company with prompt notice of any such request or requirement so that the Company may seek an appropriate protective order or waive such Inspectors' obligation not to disclose such Records; and, provided further, that if failing the entry of a protective order or the waiver by the Company permitting the disclosure or release of such Records, the Inspectors, upon advice of counsel, are compelled to disclose such Records, the Inspectors may disclose that portion of the Records which counsel has advised the Inspectors that the Inspectors are compelled to disclose. Each Selling Holder agrees that information obtained by it solely as a result of such inspections (not including any information obtained from a third party who, insofar as is known to the Selling Holder after reasonable inquiry, is not prohibited from providing such information by a contractual, legal or fiduciary obligation to the Company) shall be deemed confidential and shall not be used by it as the basis for any market transactions in the securities of the Company or its Affiliates unless and until such information is made generally available to the public. Each Selling Holder further agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at its expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential.

        (j) The Company will furnish to each Selling Holder and to each Underwriter, if any, a signed counterpart, addressed to such Selling Holder or Underwriter, of (i) an opinion or opinions of counsel to the Company, and
    (ii) a comfort letter or comfort letters from the Company's independent public accountants, each in customary form and covering such matters of the type customarily covered by opinions or comfort letters, as the case may be, as the Selling Holders or the managing Underwriter therefor reasonably requests.

        (k) The Company will otherwise use its best efforts to comply with all applicable rules and regulations of the Commission, and make available to its securityholders, as soon as reasonably practicable, an earnings statement covering a period of 12 months, beginning within three months after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act.

        (l) The Company will use its best efforts (a) to cause any class of Registrable Securities to be listed on a national securities exchange (if such shares are not already so listed) and on each additional national securities exchange on which similar securities issued by the Company are then listed (if any), if the listing of such Registrable Securities is then permitted under the rules of such exchange or (b) to secure designation of all such Registrable Securities covered by such registration statement as a NASDAQ "national market system security" within the meaning of Rule 11Aa2-1 of the Commission or, failing that, to secure NASDAQ authorization for such Registrable Securities and, without limiting the generality of the foregoing, to arrange for at least two market makers to register as such with respect to such Registrable Securities with the National Association of Securities Dealers, Inc. (the "NASD").

        (m) The Company will appoint a transfer agent and registrar for all such Registrable Securities covered by such registration statement not later than the effective date of such registration statement.

        (n) Prior to the effective date of the first Demand Registration or the first Piggy-Back Registration, whichever shall occur first, (i) provide the transfer agent with printed certificates for the Registrable Securities in a form eligible for deposit with The Depository Trust Company, and (ii) provide a CUSIP number for the Registrable Securities.

        (o) In connection with an underwritten offering, the Company will participate, to the extent reasonably requested by the managing Underwriter for the offering or the Selling Holders, in customary efforts to sell the securities under the offering, including, without limitation, participating in "road shows"; provided that the Company shall not be obligated so to participate in more than one such offering in any 12-month period.

    The Company may require each Selling Holder to promptly furnish in writing to the Company such information regarding the distribution of the Registrable Securities by such Selling Holder as the Company may from time to time reasonably request and such other information as may be legally required in connection with such registration including, without limitation, all such information as may be requested by the Commission or the NASD. The Company may exclude from such registration any Holder who fails to provide such information.

    Each Selling Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Sections 3.1(d)(iii),
(v), (vi) and (vii) hereof, such Selling Holder will forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Selling Holder's receipt of the copies of the supplemented or amended prospectus contemplated by Section 3.1(g) hereof, and, if so directed by the Company, such Selling Holder will deliver to the Company all copies, other than permanent file copies, then in such Selling Holder's possession of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. In the event the Company shall give such notice, the Company shall extend the period during which such registration statement shall be maintained effective (including the period referred to in Section 3.1(a) hereof) by the number of days during the period from and including the date of the giving of notice pursuant to Section 3.1(d)(iii), (v), (vi) or (vii) hereof to the date when the Company shall make available to the Selling Holders a prospectus supplemented or amended to conform with the requirements of Section 3.1(g) hereof.

    In connection with any registration of Registrable Securities pursuant to
Section 2.2, the Company will take the actions contemplated by paragraphs (c),
(d), (e), (i), (j), (k), (l) and (n) above.

    SECTION 3.2 Registration Expenses. In connection with the Demand Registrations pursuant to Section 2.1 hereof, and any registration statement filed pursuant to Section 2.2 hereof, the Company shall pay the following registration expenses incurred in connection with the registration hereunder (the "Registration Expenses"): (i) all registration and filing fees, (ii) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), (iii) printing expenses, (iv) the Company's internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties) and all fees and expenses incident to the performance of or compliance with this Agreement by the Company, (v) the fees and expenses incurred in connection with the listing of the Registrable Securities, (vi) reasonable fees and disbursements of counsel for the Company and customary fees and expenses for independent certified public accountants retained by the Company (including the expenses of any comfort letters or costs associated with the delivery by independent certified public accountants of a comfort letter or comfort letters requested pursuant to Section 3.1(j) hereof), (vii) the reasonable fees and expenses of any special experts retained by the Company in connection with such registration, and (viii) reasonable fees and expenses of one firm of counsel for the Holders (together with necessary local counsel fees and expenses), which counsel shall be chosen by the Demanding Holders or, if none, by the Holders of a majority of the Registrable Securities being included in such Registration Statement. The Company shall have no obligation to pay any underwriting fees, discounts or commissions attributable to the sale of Registrable Securities.

                                   ARTICLE IV

                        INDEMNIFICATION AND CONTRIBUTION

    SECTION 4.1 Indemnification by the Company. The Company agrees to indemnify and hold harmless each Selling Holder, its partners, officers, directors, employees and agents, and each Person, if any, who controls such Selling Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, together with the partners, officers, directors, employees and agents of such controlling Person (collectively, the "Controlling Persons"), from and against any loss, claim, damage, liability, reasonable attorneys' fee, cost or expense and costs and expenses of investigating and defending any such claim (collectively, the "Damages"), joint or several, and any action in respect thereof to which such Selling Holder, its partners, officers, directors, employees and agents, and any such Controlling Person may become subject under the Securities Act or otherwise, insofar as such Damages (or proceedings in respect thereof) arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Registrable Securities or any preliminary prospectus, or arises out of, or are based upon, any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are based upon information furnished in writing to the Company by a Selling Holder or Underwriter expressly for use therein, and shall reimburse each Selling Holder, its partners, officers, directors, employees and agents, and each such Controlling Person for any legal and other expenses reasonably incurred by that Selling Holder, its partners, officers, directors, employees and agents, or any such Controlling Person in investigating or defending or preparing to defend against any such Damages or proceedings; provided, however, that the Company shall not be liable to any Selling Holder to the extent that
(a) any such Damages arise out of or are based upon an untrue statement or omission made in any preliminary prospectus if (i) such Holder failed to send or deliver a copy of the final prospectus with or prior to the delivery of written confirmation of the sale by such Selling Holder to the Person asserting the claim from which such Damages arise, and (ii) the final prospectus would have corrected such untrue statement or such omission; or (b) any such Damages arise out of or are based upon an untrue statement or omission in any prospectus if
(x) such untrue statement or omission is corrected in an amendment or supplement to such prospectus, and (y) having previously been furnished by or on behalf of the Company with copies of such prospectus as so amended or supplemented, such Holder thereafter fails to deliver such prospectus as so amended or supplemented prior to or concurrently with the sale of a Registrable Security to the Person asserting the claim from which such Damages arise. The Company also agrees to indemnify any Underwriters of the Registrable Securities, their officers and directors and each Person who controls such Underwriters on substantially the same basis as that of the indemnification of the Selling Holders provided in this Section 4.1.

    SECTION 4.2 Indemnification by Holders of Registrable Securities. Each Selling Holder agrees, severally but not jointly, to indemnify and hold harmless the Company, its officers, directors, employees and agents and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, together with the partners, officers, directors, employees and agents of such controlling Person, to the same extent as the foregoing indemnity from the Company to such Selling Holder, but only with reference to information related to such Selling Holder, or its plan of distribution, furnished in writing by such Selling Holder or on such Selling Holder's behalf expressly for use in any registration statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus. In case any action or proceeding shall be brought against the Company or its officers, directors, employees or agents or any such controlling Person or its partners, officers, directors, employees or agents, in respect of which indemnity may be sought against such Selling Holder, such Selling Holder shall have the rights and duties given to the Company, and the Company or its officers, directors, employees or agents, controlling Person, or its partners, officers, directors, employees or agents, shall have the rights and duties given to such Selling Holder, under Section 4.1. Each Selling Holder also agrees to indemnify and hold harmless each other Selling Holder and any Underwriters of the Registrable Securities, and their respective officers and directors and each Person who controls each such other Selling Holder or Underwriter on substantially the same basis as that of the indemnification of the Company provided in this Section 4.2. The Company shall be entitled to receive indemnities from Underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, to the same extent as provided above, with respect to information so furnished in writing by such Persons specifically for inclusion in any prospectus or registration statement. In no event shall the liability of any Selling Holder be greater in amount than the dollar amount of the proceeds (net of payment of all expenses) received by such Selling Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation.


    SECTION 4.3 Conduct of Indemnification Proceedings. Promptly after receipt by any Person in respect of which indemnity may be sought pursuant to Section
4.1 or 4.2 (an "Indemnified Party") of notice of any claim or the commencement of any action, the Indemnified Party shall, if a claim in respect thereof is to be made against the Person against whom such indemnity may be sought (an "Indemnifying Party") notify the Indemnifying Party in writing of the claim or the commencement of such action, provided that the failure to notify the Indemnifying Party shall not relieve it from any liability except to the extent of any material prejudice resulting therefrom. If any such claim or action shall be brought against an Indemnified Party, and it shall notify the Indemnifying Party thereof, the Indemnifying Party shall be entitled to participate therein, and, to the extent that it wishes, jointly with any other similarly notified Indemnifying Party, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party; provided, that the Indemnifying Party acknowledges, in a writing in form and substance reasonably satisfactory to such Indemnified Party, such Indemnifying Party's liability for all Damages of such Indemnified Party to the extent specified in, and in accordance with, this
Article IV. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided that the Indemnified Party shall have the right to employ separate counsel to represent the Indemnified Party and its controlling Persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, but the fees and expenses of such counsel shall be for the account of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) in the reasonable judgment of the Indemnifying Party and such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interest between them, it being understood, however, that the Indemnifying Party shall not, in connection with any one such claim or action or separate but substantially similar or related claims or actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for all Indemnified Parties, or for fees and expenses that are not reasonable. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding. Whether or not the defense of any claim or action is assumed by the Indemnifying Party, such Indemnifying Party will not be subject to any liability for any settlement made without its consent, which consent will not be unreasonably withheld.


    SECTION 4.4  Contribution. If the indemnification provided for in this
Article IV is unavailable to the Indemnified Parties in respect of any Damages referred to herein, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Damages (i) as between the Company and the Selling Holders on the one hand and the Underwriters on the other, in such proportion as is appropriate to reflect the relative benefits received by the Company and the Selling Holders on the one hand and the Underwriters on the other from the offering of the Registrable Securities, or if such allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits but also the relative fault of the Company and the Selling Holders on the one hand and of the Underwriters on the other in connection with the statements or omissions which resulted in such Damages, as well as any other relevant equitable considerations, and (ii) as between the Company on the one hand and each Selling Holder on the other, in such proportion as is appropriate to reflect the relative fault of the Company and of each Selling Holder in connection with such statements or omissions, as well as any other relevant equitable considerations. The relative benefits received by the Company and the Selling Holders on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by the Company and the Selling Holders bear to the total underwriting discounts and commissions received by the Underwriters, in each case as set forth in the table on the cover page of the prospectus. The relative fault of the Company and the Selling Holders on the one hand and of the Underwriters on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and the Selling Holders or by the Underwriters. The relative fault of the Company on the one hand and of each Selling Holder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

    The Company and the Selling Holders agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the Damages referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this
Section 4.4, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, and no Selling Holder shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities of such Selling Holder were offered to the public (less underwriting discounts and commissions) exceeds the amount of any damages which such Selling Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No

Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Each Selling Holder's obligation to contribute pursuant to this Section 4.4 is several and not joint.


    The indemnity, contribution and expense reimbursement obligations contained in this Article IV are in addition to any liability any Indemnifying Party may otherwise have to an Indemnified Party or otherwise. The provisions of this
Article IV shall survive, notwithstanding any transfer of the Registrable Securities by any Holder or any termination of this Agreement.

                                   ARTICLE V

                                 MISCELLANEOUS

    SECTION 5.1 Participation in Underwritten Registrations. No Person may participate in any underwritten registration hereunder unless such Person (a) agrees to sell such Person's securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements, and (b) completes and executes all questionnaires, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and these registration rights; provided that (i) no Selling Holder shall be required to make any representations or warranties except those which relate solely to such Holder and its intended method of distribution, and (ii) the liability of each such Holder to any Underwriter under such underwriting agreement will be limited to liability arising from misstatements or omissions regarding such Holder and its intended method of distribution and any such liability shall not exceed an amount equal to the amount of net proceeds such Holder derives from such registration; provided, however, that in an offering by the Company in which any Holder requests to be included in a Piggy-Back Registration, the Company shall use its best efforts to arrange the terms of the offering such that the provisions set forth in clauses (i) and (ii) of this Section 5.1 are true; provided further, that if the Company fails in its best efforts to so arrange the terms, the Holder may withdraw all or any part of its Registrable Securities from the Piggy-Back Registration and the Company shall reimburse such Holder for all reasonable out-of-pocket expenses (including counsel fees and expenses) incurred prior to such withdrawal.


    SECTION 5.2 Rules 144 and 144A. The Company covenants that it will file any reports required to be filed by it under the Securities Act and the Exchange Act and that it will take such further action as any Holder may reasonably request, all to the extent required from time to time to enable Holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 or Rule 144A under the Securities Act, as such Rules may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the Commission. Upon the request of any Holder, the Company will deliver to such Holder a written statement as to whether it has complied with such requirements.


    SECTION 5.3 Holdback Agreements. (a) Restrictions on Public Sale by Holder of Registrable Securities. Each Holder agrees not to effect any public sale or distribution of the issue being registered or of a similar security of the Company, or any securities convertible into or exchangeable or exercisable for such securities, including a sale pursuant to Rule 144 or Rule 144A under the Securities Act, during the 14 days prior to, and during the 90-day period beginning on, the effective date of any registration statement filed by the Company (except as part of such registration), in the case of an underwritten public offering, if, and to the extent, requested by the managing underwriter or underwriters.

    The foregoing provisions shall not apply to any Holder that is prevented by applicable statute or regulation from entering into any such agreement; provided, however, that any such Holder shall undertake not to effect any public sale or distribution of the class of securities covered by such registration statement (except as part of such underwritten offering) during such period unless it has provided 60 days' prior written notice of such sale or distribution to the managing underwriter.

    (b) Restrictions on Sale by the Company and Others. The Company agrees and it shall use its best efforts to cause its Affiliates to agree (i) not to effect any public sale or distribution of any securities similar to those being registered in accordance with Section 2.1 hereof, or any securities convertible into or exchangeable or exercisable for such securities, during the 14 days prior to, and during the 90-day period beginning on, the effective date of any registration statement (except as part of such registration statement), in the case of an underwritten offering, if, and to the extent, reasonably requested by the managing Underwriter or Underwriters, and (ii) to use its best efforts to ensure that any agreement entered into after the date of the Stockholders Agreement pursuant to which the Company issues or agrees to issue any privately placed securities (other than to officers or employees) shall contain a provision under which holders of such securities agree not to effect any sale or distribution of any such securities during the periods described in (i) above, in each case including a sale pursuant to Rule 144 or Rule 144A under the Securities Act (except as part of any such registration, if permitted); provided, however, that the provisions of this paragraph (b) shall not prevent
(x) the conversion or exchange of any securities pursuant to their terms into or for other securities or (y) the issuance of any securities to employees of the Company or pursuant to any employee plan.

    SECTION 5.4 Amendment and Modification. Any provision of this Agreement may be waived, provided that such waiver is set forth in a writing executed by the party against whom the enforcement of such waiver is sought. This Agreement may not be amended, modified or supplemented other than by a written instrument signed by (a) the Company, (b) the holders of a majority of the Registrable Securities held by the Purchasers and (c) at least two unrelated Purchasers; provided, however, that (i) so long as Apollo beneficially owns at least 25% of the Registrable Securities held by Apollo on the Effective Date, without the consent of Apollo, no amendment or modification which adversely affects the rights or duties of Apollo hereunder may be effected, (ii) so long as the Other Purchasers beneficially own at least 25% of the Registrable Securities held by such Persons on the Effective Date, without the consent of a majority of the Registrable Securities held by the Other Purchasers, no amendment or modification which adversely affects the rights or duties of such Other Purchasers hereunder may be effected and (iii) so long as the Investors beneficially own at least 25% of the Shares beneficially owned by such Persons on the Effective Date, without the consent of a majority of the Registrable Securities held by the Investors, no amendment or modification which adversely affects the rights or duties of such Investors hereunder may be effected. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.


    SECTION 5.5 Successors and Assigns; Entire Agreement. (a) This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and executors, administrators and heirs; provided, that (i) except as otherwise specifically permitted pursuant to this Agreement, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by the Company without the prior written consent of each of the Holders and (ii) Apollo may assign a right to request a Demand Registration solely in connection with a Transfer to any single Person or group of affiliated Persons (in a single transaction or series of related transactions) of at least 25% of the Registrable Securities held by it on the date hereof.

    (b) This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them.

    SECTION 5.6 Separability. In the event that any provision of this Agreement or the application of any provision hereof is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall not be affected except to the extent necessary to delete such illegal, invalid or unenforceable provision unless that provision held invalid shall substantially impair the benefits of the remaining portions of this Agreement.

    SECTION 5.7 Notices. All notices, demands, requests, consents or approvals (collectively, "Notices") required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally delivered or delivered by a reputable overnight courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or such other address as such party shall have specified most recently by written notice. Notice shall be deemed given or delivered on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile. Notice otherwise sent as provided herein shall be deemed given or delivered on the next business day following delivery of such notice to a reputable overnight courier service.

       To the Company:

            Food 4 Less Holdings, Inc.
            1100 West Artesia Boulevard
            Compton, California 90220
            Attn: Byron E. Allumbaugh
                  Fax: (213) 884-4024

        with a copy (which shall not constitute notice) to:

            The Yucaipa Companies
            10000 Santa Monica Boulevard
            Fifth Floor
            Los Angeles, California 90067
            Attn: Mark A. Resnik, Esq.
                  Fax: (310) 789-7201

                          and

            Latham & Watkins
            633 West Fifth Street
            Suite 4000
            Los Angeles, California 90071
            Attn: Thomas C. Sadler, Esq.
                  Fax: (213) 891-8763

       To Apollo:

            Apollo Advisors, L.P.
            1999 Avenue of the Stars
            Suite 1900
            Los Angeles, California 90067
            Attn: Peter Copses
            Fax: (310) 201-4166
        with a copy (which shall not constitute notice) to:

            Skadden, Arps, Slate, Meagher & Flom
            300 South Grand Avenue
            34th Floor
            Los Angeles, California 90071
            Attn: Michael A. Woronoff, Esq.
            Fax: (213) 687-5600

       To the Other Purchasers or the Other Investors:

            To the address specified on the signature page of the Stockholders Agreement executed by such Other Purchaser.

    SECTION 5.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal law of the State of New York, without giving effect to principles of conflicts of law.

    SECTION 5.9 Headings. The headings in this Agreement are for convenience of reference only and shall not constitute a part of this Agreement, nor shall they affect their meaning, construction or effect.

    SECTION 5.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument and all of which together shall constitute one and the same instrument.

    SECTION 5.11 Further Assurances. Each party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

    SECTION 5.12 Termination. Unless sooner terminated in accordance with its terms or as otherwise herein provided, this Agreement shall terminate upon the earlier to occur of (i) the mutual agreement by the parties hereto, (ii) with respect to any Holder, such Holder ceasing to own any Registrable Securities or
(iii) the fifteenth anniversary of the Effective Date.

    SECTION 5.13 Remedies. In the event of a breach or a threatened breach by any party to this Agreement of its obligations under this Agreement, any party injured or to be injured by such breach will be entitled to specific performance of its rights under this Agreement or to injunctive relief, in addition to being entitled to exercise all rights provided in this Agreement and granted by law. The parties agree that the provisions of this Agreement shall be specifically enforceable, it being agreed by the parties that the remedy at law, including monetary damages, for breach of any such provision will be inadequate compensation for any loss and that any defense or objection in any action for specific performance or injunctive relief that a remedy at law would be adequate is waived.

    SECTION 5.14 Pronouns. Whenever the context may require, any pronouns used herein shall be deemed also to include the corresponding neuter, masculine or feminine forms.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                          FOOD 4 LESS HOLDINGS, INC.

                                          THE INVESTORS

                                 EDGAR APPENDIX

     This EDGAR Appendix is filed in compliance with Item 304 of Regulation S-T regarding graphic and image information. It describes material appearing on pages 7 and 8 of the Prospectus.


     PAGE 9


     The chart consists of two columns which graphically illustrate the respective corporate structures of Food 4 Less and Ralphs before the Merger. Food 4 Less' corporate structure illustrates that Food 4 Less, Inc. ("FFL") owns Food 4 Less Holdings, Inc. ("Holdings"), which, in turn, owns Food 4 Less Supermarkets, Inc. ("Food 4 Less") which, in turn, owns several other Food 4 Less subsidiaries. The Ralphs' corporate structure illustrates that Ralphs Supermarkets, Inc. ("RSI"), owns Ralphs Grocery Company ("RGC") which, in turn, owns Crawford Stores, Inc. A dotted arrow has been drawn from the box representing Food 4 Less to the box representing RSI to simulate the RSI Merger. A dotted arrow has been drawn from the box representing RGC to the box representing RSI to simulate the RGC Merger. A dotted arrow has been drawn to the box representing Holdings from the box representing FFL to simulate the FFL Merger.


     PAGE 10


     The chart illustrates the corporate structure of the Company after the Merger and the FFL Merger. The corporate structure illustrates that New Holdings owns the Company which, in turn, is the parent of all other subsidiaries of the Company. The anticipated debt obligations of New Holdings are placed in order of ranking next to the box representing New Holdings and the anticipated debt obligations of the Company are placed in order of ranking next to the box representing the Company.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Holdings is a California corporation and its Certificate of Incorporation and Bylaws provide for indemnification of its officers and directors to the fullest extent permitted by law. Section 204(10) of the California General Corporation Law (the "CGCL") eliminates the liability of a corporation's directors for monetary damages to the fullest extent permissible under California law. Pursuant to Section 204(11) of the CGCL, a California corporation may indemnify Agents (as defined in Section 317 of the CGCL), subject only to the applicable limits set forth in Section 204 of the CGCL with respect to actions for breach of duty to the corporation and its shareholders.

     As permitted by Section 317 of the CGCL, indemnification may be provided by a California corporation of its Agents (as defined in Section 317 of the CGCL), to the maximum extent permitted by the CGCL, in connection with any proceeding arising by reason of the fact that such person is or was such a director or officer, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in any such proceeding.


     New Holdings is a Delaware corporation and its Certificate of Incorporation and Bylaws provide for indemnification of its officers and directors to the fullest extent permitted by law. Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") eliminates the liability of a corporation's directors to a corporation or its stockholders, except for liabilities related to breach of duty of loyalty, actions not in good faith, and certain other liabilities.


     Section 145 of the DGCL provides for the indemnification by a Delaware corporation of its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against liabilities and expenses incurred in any such action, suit or proceeding.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

     A list of exhibits filed with this Registration Statement on Form S-4 is set forth in the Index to Exhibits on page E-1, and is incorporated herein by reference.

     (b) Financial Statement Schedules


        (i) Ralphs
           Schedule II  --  Valuation and Qualifying Accounts

       (ii) Holdings

           Schedule I   --  Condensed Financial Information of Registrant

           Schedule II  --  Valuation and Qualifying Accounts


ITEM 22. UNDERTAKINGS

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (d) The undersigned registrants hereby undertake:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on May 16, 1995.


                                        FOOD 4 LESS HOLDINGS, INC., a California corporation

                                        By:       /s/  MARK A. RESNIK
                                           -------------------------------------
                                                      Mark A. Resnik
                                               Vice President and Secretary


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                  SIGNATURE                                 TITLE                     DATE
                  ---------                                 -----                     ----

                      *                        Chief Executive Officer and         May 16, 1995
- ---------------------------------------------    Director (Principal Executive
              Ronald W. Burkle                   Officer)

                      *                        Executive Vice President --         May 16, 1995
- ---------------------------------------------    Finance/Administration and
                  Greg Mays                      Chief Financial Officer
                                                 (Principal Financial and
                                                 Accounting Officer)

                      *                        Director                            May 16, 1995
- ---------------------------------------------
                Joe S. Burkle

          /s/  MARK A. RESNIK                  Director                            May 16, 1995
- ---------------------------------------------
               Mark A. Resnik

                      *                        Director                            May 16, 1995
- ---------------------------------------------
             George G. Golleher

*Power of Attorney by

          /s/  MARK A. RESNIK
- ---------------------------------------------
               Mark A. Resnik
        Vice President and Secretary

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on May 16, 1995.


                                        FOOD 4 LESS HOLDINGS, INC., a Delaware
                                        corporation

                                        By:       /s/  MARK A. RESNIK
                                           -------------------------------------
                                                      Mark A. Resnik
                                               Vice President and Secretary


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



            SIGNATURE                           TITLE                      DATE
            ---------                           -----                      ----
               *                   President and Director              May 16, 1995
- -------------------------------       (Principal Executive Officer)
       Ronald W. Burkle

               *                   Executive Vice President            May 16, 1995
- -------------------------------      (Principal Financial and
           Greg Mays                 Accounting Officer)

               *                   Director                            May 16, 1995
- -------------------------------
         Joe S. Burkle

   /s/  MARK A. RESNIK             Director                            May 16, 1995
- -------------------------------
        Mark A. Resnik

               *                   Director                            May 16, 1995
- -------------------------------
      George G. Golleher

               *                   Director                            May 16, 1995
- -------------------------------
       Patrick L. Graham

* Power of Attorney by

    /s/  MARK A. RESNIK
- -------------------------------
         Mark A. Resnik
  Vice President and Secretary

                  ACCOUNTANTS' CONSENT AND REPORT ON SCHEDULES

Board of Directors and Stockholders
Ralphs Supermarkets, Inc.:


The audits referred to in our report dated March 9, 1995 included the related financial statement schedule as of January 30, 1994 and January 29, 1995, and for each of the fiscal years in the three-year period ended January 29, 1995, included in the registration statement. This financial statement schedule is the responsibility of Ralphs management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


We consent to the use of our reports included herein and to the reference to our firm under the headings "Summary Historical Financial Data of Ralphs," "Selected Historical Financial Data of Ralphs" and "Experts" in the prospectus.

                                          KPMG PEAT MARWICK LLP

Los Angeles, California

May 10, 1995

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS


        52 WEEKS ENDED JANUARY 29, 1995, 52 WEEKS ENDED JANUARY 30, 1994
                      AND 52 WEEKS ENDED JANUARY 31, 1993

                                 (IN THOUSANDS)


                                            BALANCE    CHARGED TO                                     BALANCE
                                           BEGINNING   COSTS AND       CHARGED TO       DEDUCTIONS    AT END
                                           OF PERIOD    EXPENSES    OTHER ACCOUNTS(B)   (PAYMENTS)   OF PERIOD
                                           ---------   ----------   -----------------   ----------   ---------
JANUARY 29, 1995:
  Self-Insurance Reserves(a).............   $80,010     $14,003         $ 5,976          $(27,483)    $72,506
  Store Closure Reserves.................   $ 9,514     $    --         $    --          $   (764)    $ 8,750
JANUARY 30, 1994:
  Self-Insurance Reserves(a).............   $72,979     $30,323         $ 5,953          $(29,245)    $80,010
  Store Closure Reserves.................   $10,277     $    --         $    --          $   (763)    $ 9,514
JANUARY 31, 1993:
  Self-Insurance Reserves(a).............   $64,523     $25,950         $10,902          $(28,396)    $72,979
  Store Closure Reserves.................   $14,244     $ 1,838         $    --          $ (5,805)    $10,277


- ---------------

(a) Includes short-term portion.

(b) Amortization of discount on self-insurance reserves to interest expense.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and
Shareholders of Food 4 Less Holdings, Inc.:


     We have audited, in accordance with generally accepted auditing standards, the consolidated balance sheets of Food 4 Less Holdings, Inc. (a California corporation) and subsidiaries as of June 26, 1993 and June 25, 1994, and the related consolidated statements of operations, shareholders' equity and cash flows for the 52 weeks ended June 27, 1992, the 52 weeks ended June 26, 1993, and the 52 weeks ended June 25, 1994 and have issued our report thereon dated July 29, 1994 (except with respect to the matter discussed in Note 13, as to which the date is October 14, 1994, and with respect to the matter discussed in
Note 14, as to which the date is April 13, 1995). Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The financial statement schedules on pages S-4 through S-7 are the responsibility of Holdings' management and are presented for purposes of complying with the Securities and Exchange Commission's rules and are not part of the basic consolidated financial statements. These schedules have been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.


                                          ARTHUR ANDERSEN LLP


Los Angeles, California
July 29, 1994 (except with
respect to the matter discussed in
Note 13, as to which the date is
October 14, 1994, and with respect
to the matter discussed in
Note 14, as to which the date is
April 13, 1995)

                           FOOD 4 LESS HOLDINGS, INC.


          SCHEDULE I -- CONDENSED FINANCIAL INFORMATION OF REGISTRANT


                AS OF, AND FOR, THE 52 WEEKS ENDED JUNE 25, 1994
                             (DOLLARS IN THOUSANDS)

     The following condensed financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information presented not misleading.

                            CONDENSED BALANCE SHEET

                                                                                    JUNE 25,
                                                                                      1994
                                                                                    --------
ASSETS
  Investment in subsidiary........................................................  $ 69,021
                                                                                    --------
          Total Assets............................................................  $ 69,021
                                                                                    ========
LIABILITIES AND SHAREHOLDERS' EQUITY
  Senior discount notes...........................................................  $ 58,997
  Common stock: $0.01 par value, 1,600,000 shares authorized and 1,381,782
     outstanding..................................................................        14
  Additional paid-in capital......................................................    34,413
  Retained deficit................................................................   (24,403)
                                                                                    --------
          Total Liabilities and Shareholders' Equity..............................  $ 69,021
                                                                                    ========

                          CONDENSED STATEMENT OF LOSS

                                                                                    52 WEEKS
                                                                                     ENDED
                                                                                    JUNE 25,
                                                                                      1994
                                                                                    --------
Net loss of subsidiary............................................................  $ (2,700)
Interest expense..................................................................    (8,767)
                                                                                    --------
          Total loss..............................................................  $(11,467)
                                                                                    ========

                           FOOD 4 LESS HOLDINGS, INC.


          SCHEDULE I -- CONDENSED FINANCIAL INFORMATION OF REGISTRANT


                AS OF, AND FOR, THE 52 WEEKS ENDED JUNE 25, 1994
                             (DOLLARS IN THOUSANDS)

                       CONDENSED STATEMENT OF CASH FLOWS

        RECONCILIATION OF NET LOSS TO NET CASH PROVIDED (USED) BY
          OPERATING ACTIVITIES:
          Net loss........................................................  $(11,467)
          Adjustments to reconcile net loss to net cash provided (used) by operating activities:
             Net loss of subsidiary.......................................     2,700
             Accretion of Senior Holdings Discount Notes..................     8,767
                                                                            --------
        NET CASH USED BY OPERATING ACTIVITIES.............................        --
        NET INCREASE IN CASH AND CASH EQUIVALENTS.........................        --
        CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD..................        --
                                                                            --------
        CASH AND CASH EQUIVALENTS AT END OF PERIOD........................  $     --
                                                                            ========

                           FOOD 4 LESS HOLDINGS, INC.


          SCHEDULE I -- CONDENSED FINANCIAL INFORMATION OF REGISTRANT


                    NOTES TO CONDENSED FINANCIAL STATEMENTS

     1. Food 4 Less Holdings, Inc. (the "Company") is a non-operating holding company. The above financial statements have been prepared on a parent company stand-alone basis. They do not contain all disclosures necessary to be in conformity with generally accepted accounting principles. They should be read in conjunction with the consolidated financial statements of Food 4 Less Holdings, Inc. contained elsewhere in this report.

     2. The debt agreements of the Company's subsidiary, Food 4 Less Supermarkets, Inc. ("Supermarkets"), among other things, require Supermarkets to maintain minimum levels of net worth (as defined), to maintain minimum levels of earnings (as defined), to maintain a hedge agreement to provide interest rate protection, and to comply with certain ratios related to interest expense (as defined), fixed charges (as defined), working capital and indebtedness. In addition, the debt agreements limit, among other things, additional borrowings, dividends on, and redemption of, capital stock, capital expenditures, incurrence of lease obligations, and the acquisition and disposition of assets. At June 25, 1994, dividends and certain other payments are restricted based on terms of the debt agreements.

                           FOOD 4 LESS HOLDINGS, INC.


                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS


          52 WEEKS ENDED JUNE 25, 1994, 52 WEEKS ENDED JUNE 26, 1993,
                        AND 52 WEEKS ENDED JUNE 27, 1992
                            (DOLLARS IN THOUSANDS)

                                    BALANCE AT    PROVISIONS    CHARGED TO                             BALANCE AT
                                     BEGINNING    CHARGED TO     INTEREST                  OTHER         END OF
                                     OF PERIOD      EXPENSE     EXPENSE(B)    PAYMENTS    CHANGES        PERIOD
                                    ----------    ----------    ----------    --------    -------      ----------
SELF-INSURANCE LIABILITIES:
52 weeks ended June 25, 1994......    $85,494       $19,880       $5,836       $29,506     $   --        $81,704
                                      =======       =======       ======       =======     ======        =======
52 weeks ended June 26, 1993......    $82,559       $38,040       $5,865       $40,970     $   --        $85,494
                                      =======       =======       ======       =======     ======        =======
52 weeks ended June 27, 1992......    $59,525       $46,140       $4,960       $36,066     $8,000(a)     $82,559
                                      =======       =======       ======       =======     ======        =======

- ---------------

(a) Reflects self-insurance reserve related to Alpha Beta resulting from the acquisition of Alpha Beta.

(b) Amortization of discount on self-insurance reserves charged to interest expense.

                               INDEX TO EXHIBITS


        EXHIBIT
        NUMBER                                 DESCRIPTION                                PAGE
        -------   ----------------------------------------------------------------------  ----
        2.1       Agreement and Plan of Merger by and among Food 4 Less, Inc., Food 4
                  Less Holdings, Inc., Food 4 Less Supermarkets, Inc., Ralphs
                  Supermarkets, Inc. and the Stockholders of Ralphs Supermarkets, Inc.
                  (incorporated herein by reference to Exhibit 99 to Food 4 Less
                  Holdings, Inc.'s Form 8-K dated September 14, 1994)...................
        2.1.1     Amendment No. 1 dated as of January 12, 1995, to Agreement and Plan of
                  Merger by and among Food 4 Less, Inc., Food 4 Less Holdings, Inc.,
                  Food 4 Less Holdings, Inc. (a Delaware corporation), Food 4 Less
                  Supermarkets, Inc., Ralphs Supermarkets, Inc. and the stockholders of
                  Ralphs Supermarkets, Inc. (incorporated herein by reference to Exhibit
                  2.1.1 to Amendment No. 2 to Food 4 Less' Registration Statement on
                  Form S-4, No. 33-56451)...............................................
        2.1.2     Amendment No. 2 dated as of February 24, 1995, to the Agreement and
                  Plan of Merger by and among Food 4 Less, Inc., Food 4 Less Holdings,
                  Inc., Food 4 Less Holdings, Inc. (a Delaware corporation), Food 4
                  Less, Ralphs Supermarkets, Inc. and the stockholders of Ralphs
                  Supermarkets, Inc. (incorporated herein by reference to Exhibit 2.1.2 to Post-effective Amendment No. 1 to Holdings' Registration Statement
                  on Form S-4, No. 33-86356)............................................
        2.1.3     Amendment No. 3 dated as of April 26, 1995, to the Agreement and Plan of Merger by and among Food 4 Less, Inc., Food 4 Less Holdings, Inc.,
                  Food 4 Less Holdings, Inc. (a Delaware corporation), Food 4 Less,
                  Ralphs Supermarkets, Inc. and the stockholders of Ralphs Supermarkets,
                  Inc. (incorporated herein by reference to Exhibit 2.1.3 to
                  Post-effective Amendment No. 1 to Food 4 Less Holdings, Inc.'s
                  Registration Statement on Form S-4, No. 33-86356).....................
        3.1       Articles of Incorporation of Food 4 Less Holdings, Inc. (incorporated herein by reference to Exhibit 3.1 to Food 4 Less Holdings, Inc.'s
                  Registration Statement on Form S-4, No. 33-59214).....................
        3.2       Bylaws of Food 4 Less Holdings, Inc. (incorporated herein by reference to Exhibit 3.2 to Food 4 Less Holdings, Inc.'s Registration Statement
                  on Form S-4, No. 33-59214)............................................
        3.3       Certificate of Incorporation of Food 4 Less Holdings, Inc. (a Delaware
                  corporation)+.........................................................
        3.4       Amended and Restated Bylaws of Food 4 Less Holdings, Inc. (a Delaware
                  corporation) (incorporated by reference to Exhibit 3.4.1 to
                  Post-effective Amendment No. 1 to Food 4 Less Holdings, Inc.'s
                  Registration Statement on Form S-4, No. 33-86356).....................
        4.1       Form of Senior Note Indenture dated as of                , 1995 by and
                  among Ralphs Grocery Company (as successor by merger to Food 4 Less), the subsidiary guarantors identified therein and Norwest Bank
                  Minnesota, N.A., as trustee, with respect to its Senior Notes due 2004
                  (incorporated herein by reference to Exhibit 4.1 to Amendment No. 1 to
                  Food 4 Less' Registration Statement on Form S-4, No. 33-56451)........
        4.2       Form of Senior Subordinated Note Indenture dated as of
                                 , 1995 by and among Ralphs Grocery Company (as
                  successor by merger to Food 4 Less), the subsidiary guarantors identified therein and United States Trust Company of New York, as trustee, with respect to its 13.75% Senior Subordinated Notes due 2005
                  (incorporated herein by reference to Exhibit 4.2 to Amendment No. 1 to
                  Food 4 Less' Registration Statement on Form S-4, No. 33-56451)........

        EXHIBIT
        NUMBER                                 DESCRIPTION                                PAGE
        -------   ----------------------------------------------------------------------  ----
        4.3       Form of Senior Subordinated Note Indenture dated as of
                                 , 1995 by and among Ralphs Grocery Company (as
                  successor by merger to Food 4 Less), the subsidiary guarantors identified therein and United States Trust Company of New York, as trustee, with respect to its Senior Subordinated Notes due 2005
                  (incorporated herein by reference to Exhibit 4.3 to Amendment No. 1 to
                  Food 4 Less' Registration Statement on Form S-4, No. 33-56445)........
        4.4.1     Form of First Supplemental Indenture dated as of                , 1995
                  by and between Ralphs Grocery Company and United States Trust Company
                  of New York, as trustee, with respect to its 10 1/4% Senior
                  Subordinated Notes due 2002 (incorporated herein by reference to
                  Exhibit 4.4.1 to Amendment No. 1 to Food 4 Less' Registration
                  Statement on Form S-4, No. 33-56445)..................................
        4.4.2     Form of Second Supplemental Indenture dated as of           , 1995 by
                  and between Ralphs Grocery Company (as successor by merger to Food 4
                  Less) and United States Trust Company of New York, as trustee, with respect to its 10 1/4% Senior Subordinated Notes due 2002
                  (incorporated herein by reference to Exhibit 4.4.2 to Amendment No. 1 to Food 4 Less' Registration Statement on Form S-4, No. 33-56445).....
        4.5.1     Form of Second Supplemental Indenture dated as of                ,
                  1995 by and between Ralphs Grocery Company (as successor by merger to
                  Food 4 Less) and United States Trust Company of New York, as trustee, with respect to the 9% Senior Subordinated Notes due 2003
                  (incorporated herein by reference to Exhibit 4.5.1 to Amendment No. 1 to Food 4 Less' Registration Statement on Form S-4, No. 33-56445).....
        4.5.2     Form of Third Supplemental Indenture dated as of           , 1995 by
                  and between Ralphs Grocery Company (as successor by merger to Food 4
                  Less) and United States Trust Company of New York, as trustee, with respect to its 9% Senior Subordinated Notes due 2003 (incorporated herein by reference to Exhibit 4.5.2 to Amendment No. 1 to Food 4
                  Less' Registration Statement on Form S-4, No. 33-56445)...............
        4.6.1     Discount Note Indenture dated as of December 15, 1992 by and among
                  Food 4 Less Holdings, Inc. and United States Trust Company of New
                  York, as trustee, with respect to its 15.25% Senior Discount Notes due
                  2004 (incorporated herein by reference to Exhibit 4.1 to Food 4 Less
                  Holdings, Inc.'s Registration Statement on Form S-4, No. 33-59214)....
        4.6.2     Form of First Supplemental Indenture dated as of                  ,
                  1995 by and among Food 4 Less Holdings, Inc. and United States Trust
                  Company of New York, as trustee (incorporated herein by reference to
                  Exhibit 4.6.2 to Post-effective Amendment No. 1 to Holdings'
                  Registration Statement on Form S-4, No. 33-86356).....................
        4.6.3     Form of First Supplemental Indenture dated as of                  ,
                  1995 by and among Food 4 Less Holdings, Inc. (a Delaware corporation)
                  and United States Trust Company of New York, as trustee (incorporated herein by reference to Exhibit 4.6.3 to Post-effective Amendment No. 1 to Holdings' Registration Statement on Form S-4, No. 33-86356)........
        4.7       Senior Note Indenture dated as of April 15, 1992 by and among Food 4
                  Less Supermarkets, Inc., the subsidiary guarantors identified therein and Norwest Bank Minnesota, N.A., as trustee (incorporated herein by reference to Exhibit 4.1 to Food 4 Less Supermarkets, Inc.'s
                  Registration Statement on Form S-1, No. 33-46750).....................

        EXHIBIT
        NUMBER                                 DESCRIPTION                                PAGE
        -------   ----------------------------------------------------------------------  ----
        4.7.1     First Supplemental Indenture dated as of July 24, 1992 by and among
                  Food 4 Less Supermarkets, Inc., Bay Area Warehouse Stores, Inc., and
                  Norwest Bank Minnesota, N.A., as trustee (incorporated herein by reference to Exhibit 4.1.1 to Food 4 Less Supermarkets, Inc.'s Annual
                  Report on Form 10-K for the fiscal year ended June 27, 1992)..........
        4.7.2     Form of Second Supplemental Indenture dated as of                ,
                  1995 by and among Food 4 Less Supermarkets, Inc., the subsidiary guarantors identified therein and Norwest Bank Minnesota, N.A., as trustee (incorporated herein by reference to Exhibit 4.6.2 to
                  Amendment No. 1 to Food 4 Less' Registration Statement on Form S-4,
                  No. 33-56451).........................................................
        4.7.3     Form of Third Supplemental Indenture dated as of           , 1995 by
                  and among Ralphs Grocery Company (as successor by merger to Food 4
                  Less) the subsidiary guarantors identified therein and Norwest Bank
                  Minnesota, N.A., as trustee (incorporated herein by reference to
                  Exhibit 4.6.3 to Amendment No. 1 to Food 4 Less' Registration
                  Statement on Form S-4, No. 33-56451)..................................
        4.8       Senior Subordinated Note Indenture dated as of June 15, 1991 by and among Food 4 Less Supermarkets, Inc., the subsidiary guarantors identified therein and United States Trust Company of New York as trustee (incorporated herein by reference to Exhibit 4.1 to Food 4
                  Less Supermarkets, Inc.'s Annual Report on Form 10-K for the fiscal year ended June 29, 1991).............................................
        4.8.1     First Supplemental Indenture dated as of April 8, 1992 by and among
                  Food 4 Less Supermarkets, Inc., Food 4 Less GM, Inc. and United States
                  Trust Company of New York, as trustee (incorporated herein by reference to Exhibit 4.2.1 to Food 4 Less Supermarkets, Inc.'s Annual
                  Report on Form 10-K for the fiscal year ended June 27, 1992)..........
        4.8.2     Second Supplemental Indenture dated as of May 18, 1992 by and among
                  Food 4 Less Supermarkets, Inc., the subsidiary guarantors named therein and United States Trust Company of New York, as trustee
                  (incorporated herein by reference to Exhibit 4.2.2 to Food 4 Less
                  Supermarkets, Inc.'s Annual Report on Form 10-K for the fiscal year ended June 27, 1992)..................................................
        4.8.3     Third Supplemental Indenture dated as of July 24, 1992 by and among
                  Food 4 Less Supermarkets, Inc., Bay Area Warehouse Stores, Inc. and
                  United States Trust Company of New York, as trustee (incorporated herein by reference to Exhibit 4.2.3 to Food 4 Less Supermarkets,
                  Inc.'s Annual Report on Form 10-K for the fiscal year ended June 27,
                  1992).................................................................
        4.8.4     Form of Fourth Supplemental Indenture dated as of                ,
                  1995, by and among Food 4 Less Supermarkets, Inc., the subsidiary guarantors identified therein and United States Trust Company of New
                  York, as trustee (incorporated herein by reference to Exhibit 4.7.4 to
                  Amendment No. 1 to Food 4 Less' Registration Statement on Form S-4,
                  No. 33-56451).........................................................
        4.8.5     Form of Fifth Supplemental Indenture dated as of           , 1995 by
                  and among Ralphs Grocery Company (as successor by merger to Food 4
                  Less), the subsidiary guarantors identified therein and the United
                  States Trust Company of New York, as trustee (incorporated herein by reference to Exhibit 4.7.5 to Amendment No. 1 to Food 4 Less'
                  Registration Statement on Form S-4, No. 33-56451).....................


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
        EXHIBIT
        NUMBER                                 DESCRIPTION                                PAGE
        -------   ----------------------------------------------------------------------  ----
        4.9       Credit Agreement dated as of June 17, 1991 by and among Food 4 Less and the subsidiaries named therein, as borrowers; Citicorp North
                  America, Inc., Bankers Trust Company and Manufacturers Hanover Trust
                  Company, as Co-Agents, Citicorp North America, Inc. as Administrative
                  Agent and the Initial Lenders and the Designated Issuers, all as
                  identified therein (incorporated herein by reference to Exhibit 4.4 to
                  Food 4 Less' Annual Report on Form 10-K for the fiscal year ended June
                  29, 1991).............................................................
        4.9.1     First Modification Agreement dated as of January 24, 1992 by and among
                  Food 4 Less and the subsidiaries named therein, as borrowers; Citicorp
                  North America, Inc., Bankers Trust Company and Manufacturers Hanover
                  Trust Company, as Co-Agents, Citicorp North America, Inc. as
                  Administrative Agent and the Required Lenders and the other Loan
                  Parties, all as identified therein (incorporated herein by reference to Exhibit 4.5.1 to Food 4 Less' Annual Report on Form 10-K for the
                  fiscal year ended June 27, 1992)......................................
        4.9.2     Second Modification Agreement dated as of April 13, 1992 by and among
                  Food 4 Less, and the subsidiaries named therein, as borrowers;
                  Citicorp North America, Inc., Bankers Trust Company and Manufacturers
                  Hanover Trust Company as Co-Agents, Citicorp North America, Inc. as
                  Administrative Agent and the Required Lenders and the other Loan
                  Parties, all as identified therein (incorporated herein by reference to Exhibit 4.5.2 to Food 4 Less' Annual Report on Form 10-K for the
                  fiscal year ended June 27, 1992)......................................
        4.9.3     Third Modification Agreement dated as of September 15, 1992 by and among Food 4 Less, Alpha Beta Company, Cala Foods, Inc., Falley's,
                  Inc. and Food 4 Less Merchandising, Inc., as borrowers; Citicorp North
                  America, Inc., Bankers Trust Company and Manufacturers Hanover Trust
                  Company, as Co-Agents, Citicorp North America, Inc. as Administrative
                  Agent and the Required Lenders and the other Loan Parties, all as identified therein (incorporated herein by reference to Exhibit 4.5.3 to Food 4 Less' Annual Report on Form 10-K for the fiscal year ended
                  June 27, 1992)........................................................
        4.9.4     Fourth Modification Agreement dated as of October 9, 1992 by and among
                  Food 4 Less, Alpha Beta Company, Cala Foods, Inc., Falley's, Inc. and
                  Food 4 Less Merchandising, Inc., as borrowers; Citicorp North America,
                  Inc., Bankers Trust Company and Manufacturers Hanover Trust Company,
                  as Co-Agents, Citicorp North America, Inc. as Administrative Agent and
                  the Required Lenders and the other Loan Parties, all as identified therein (incorporated herein by reference to Exhibit 4.5.4 to Food 4
                  Less' Annual Report on Form 10-K for the fiscal year ended June 27,
                  1992).................................................................
        4.9.5     Fifth Modification Agreement dated as of December 21, 1992 by and among Food 4 Less, Alpha Beta Company, Cala Foods, Inc., Falley's,
                  Inc. and Food 4 Less Merchandising, Inc., as borrowers; Citicorp North
                  America, Inc., Bankers Trust Company and Chemical Bank (as successor in interest to Manufacturers Hanover Trust Company), as Co-Agents,
                  Citicorp North America, Inc. as Administrative Agent and the Required
                  Lenders and the other Loan Parties, all as identified therein
                  (incorporated herein by reference to Exhibit 19.1 to Food 4 Less'
                  Quarterly Report on Form 10-Q for the quarter ended April 3, 1993)....


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
        EXHIBIT
        NUMBER                                 DESCRIPTION                                PAGE
        -------   ----------------------------------------------------------------------  ----
        4.9.6     Sixth Modification Agreement dated as of November 22, 1994 by and among Food 4 Less, the subsidiaries named therein, as borrowers, and
                  Bankers Trust Company, Citicorp North America, Inc. and Chemical Bank
                  as Co-Agents, Citicorp North America, Inc., as Administrative Agent
                  and the Required Lenders and the other Loan Parties, all as identified therein (incorporated herein by reference to Exhibit 4.8.6 to
                  Amendment No. 2 to Food 4 Less' Registration Statement on Form S-4,
                  No. 33-56451).........................................................
        4.9.7     Seventh Modification Agreement dated as of January 23, 1995 by and among Food 4 Less, the subsidiaries named therein, as borrowers, and
                  Bankers Trust Company, Citicorp North America, Inc. and Chemical Bank
                  as Co-Agents, Citicorp North America, Inc., as Administrative Agent
                  and the Required Lenders and the other Loan Parties, all as identified therein (incorporated herein by reference to Exhibit 4.8.7 to
                  Amendment No. 2 to Food 4 Less' Registration Statement on Form S-4,
                  No. 33-56451).........................................................
        4.10      Bank commitment letter by and among Food 4 Less Supermarkets, Inc., the guarantors named therein and Bankers Trust Company, as agent, and the financial institutions identified therein (incorporated herein by reference to Exhibit 4.9 to Amendment No. 2 to Food 4 Less'
                  Registration Statement on Form S-4, No. 33-56451).....................
        4.10.1    Form of Amendment No. 1 to bank commitment letter dated as of April
                    , 1995 by and among Food 4 Less Supermarkets, Inc., the guarantors named herein, Bankers Trust Company, as agent, and the financial institutions identified therein (incorporated herein by reference to
                  Exhibit 4.10.2 to Post-effective Amendment No. 1 to Holdings'
                  Registration Statement on Form S-4, No. 33-86356).....................
        4.11      Form of Seller Debenture Indenture dated as of           , 1995 by and
                  among Food 4 Less Holdings, Inc. (a Delaware corporation) and Norwest
                  Bank Minnesota, N.A., as trustee, with respect to the 13 5/8% Senior
                  Subordinated Pay-In-Kind Debentures due 2007 of Food 4 Less Holdings,
                  Inc. (a Delaware corporation) (incorporated herein by reference to
                  Exhibit A to Exhibit 2.1.3 to Post-effective Amendment No. 1 to
                  Holdings' Registration Statement on Form S-4, No. 33-86356)...........
        5.1       Opinion of Latham & Watkins regarding the legality of the Holdings
                  Common Stock, par value $.01 per share, and the New Holdings Common
                  Stock, par value $.01 per share, including consent....................
        8.1       Opinion of Latham & Watkins regarding certain tax matters with respect to the Proposed Mergers, including consent............................
        9         Stockholder Voting Agreement and Proxy dated as of December 31, 1992 by and among Ronald W. Burkle, George G. Golleher, Yucaipa Capital
                  Advisors, Inc. and the Management Shareholders of Food 4 Less
                  Holdings, Inc. (incorporated herein by reference to Exhibit 9 to Food
                  4 Less Holdings, Inc.'s Registration Statement on Form S-4, No.
                  33-59214).............................................................
        10.1      Common Stock Registration Rights Agreement dated as of December 31,
                  1992 by and among Food 4 Less Holdings, Inc. and the purchasers named therein (incorporated herein by reference to Exhibit 10.1 to Food 4
                  Less Holdings, Inc.'s Registration Statement on Form S-4, No.
                  33-59214).............................................................
        10.2      Warrant Agreement dated as of December 31, 1992 by and among Food 4
                  Less Holdings, Inc. and the purchasers named therein (incorporated herein by reference to Exhibit 10.2 to Food 4 Less Holdings, Inc.'s
                  Registration Statement on Form S-4, No. 33-59214).....................


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
        EXHIBIT
        NUMBER                                 DESCRIPTION                                PAGE
        -------   ----------------------------------------------------------------------  ----
        10.3      Warrantholders Agreement dated as of December 31, 1992 by and among
                  Food 4 Less Holdings, Inc., Food 4 Less, Inc. and the purchasers named therein (incorporated herein by reference to Exhibit 10.3 to Food 4
                  Less Holdings, Inc.'s Registration Statement on Form S-4, No.
                  33-59214).............................................................
        10.4      Lease dated as of June 17, 1991 by and between Food 4 Less
                  Supermarkets, Inc. and American Food and Drug, Inc. relating to La
                  Habra, California property (incorporated herein by reference to
                  Exhibit 10.4 to Food 4 Less Supermarkets, Inc.'s Annual Report on Form
                  10-K for the fiscal year ended June 29, 1991).........................
        10.5      Letter Agreement dated as of September 14, 1994 by and among FFL
                  Partners, Food 4 Less, Inc., Food 4 Less Holdings, Inc., Food 4 Less
                  Supermarkets, Inc. and Falley's Inc. relating to certain obligations arising under the Falley's, Inc. Stock Ownership Plan and Trust, as amended (incorporated herein by reference to Exhibit 10.4 to Food 4
                  Less Supermarkets, Inc.'s Annual Report on Form 10-K for the fiscal year ended June 25, 1994).............................................
        10.6      Consulting Agreement dated as of June 27, 1988 by and between
                  Falley's, Inc. and Joe S. Burkle (incorporated herein by reference to
                  Exhibit 10.38 to Food 4 Less Supermarkets, Inc.'s Registration
                  Statement on Form S-1, No. 33-31152)..................................
        10.6.1    Letter Agreement dated as of December 10, 1990 amending Consulting
                  Agreement by and between Falley's, Inc. and Joe S. Burkle
                  (incorporated herein by reference to Exhibit 10.17.1 to Food 4 Less
                  Supermarkets, Inc.'s Annual Report on Form 10-K for the fiscal year ended June 29, 1991)..................................................
        10.7      Employment Agreement dated as of July 1, 1994 between Food 4 Less
                  Supermarkets, Inc. and Harley DeLano (incorporated herein by reference to Exhibit 10.9 to Food 4 Less Supermarkets, Inc.'s Annual Report on
                  Form 10-K dated June 25, 1994)........................................
        10.8      Employment Agreement dated as of July 1, 1994 between Food 4 Less
                  Supermarkets, Inc. and Greg Mays (incorporated herein by reference to
                  Exhibit 10.10 to Food 4 Less Supermarkets, Inc.'s Annual Report on
                  Form 10-K dated June 25, 1994)........................................
        10.9      Amended and Restated Tax Sharing Agreement dated as of June 17, 1991 by and among Food 4 Less, Inc., Food 4 Less Supermarkets, Inc. and the
                  subsidiaries of Food 4 Less Supermarkets, Inc. (incorporated herein by reference to Exhibit 10.20 to Food 4 Less Supermarkets, Inc.'s Annual
                  Report on Form 10-K for the fiscal year ended June 29, 1991)..........
        10.10     Stockholders Agreement dated as of December 31, 1992 by and between
                  Food 4 Less Holdings, Inc. and each Management Stockholder
                  (incorporated herein by reference to Exhibit 10.9 to Food 4 Less
                  Holdings, Inc.'s Registration Statement on Form S-4, No. 33-59214)....
        10.11     Form of Stockholders Agreement of Food 4 Less Holdings, Inc. dated as
                  of June   , 1995 by and among Food 4 Less Holdings, Inc. (a Delaware corporation), Ralphs Grocery Company and the investors listed on the signature pages thereto (incorporated herein by reference to Annex A to the Prospectus and Solicitation Statement filed as part of this
                  Registration Statement)...............................................
        10.12     Form of Registration Rights Agreement dated as of June   , 1995 by and
                  among Food 4 Less Holdings, Inc. (a Delaware corporation) and the investors listed on the signature pages thereto (incorporated herein by reference to Annex B to the Prospectus and Solicitation Statement
                  filed as part of this Registration Statement).........................
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
        EXHIBIT
        NUMBER                                 DESCRIPTION                                PAGE
        -------   ----------------------------------------------------------------------  ----
        10.13     Form of Consulting Agreement dated as of June   , 1995 by and among
                  The Yucaipa Companies, Food 4 Less Holdings, Inc. (a Delaware
                  corporation) and Ralphs Grocery Company (incorporated herein by reference to Exhibit C to Annex A to the Prospectus and Solicitation
                  Statement filed as part of this Registration Statement)...............
        10.14     Form of Common Stock Purchase Warrant of Food 4 Less Holdings, Inc. (a
                  Delaware corporation) dated June   , 1995.............................
        12.1      Statements regarding computations of ratios of earnings to fixed charges...............................................................
        21.1      Subsidiaries of Food 4 Less Holdings, Inc. (incorporated herein by reference to Exhibit 21 to Food 4 Less Holdings, Inc.'s Annual Report
                  on Form 10-K dated June 25, 1994).....................................
        23.1      Consent of KPMG Peat Marwick LLP, independent certified public accountants...........................................................
        23.2      Consent of Arthur Andersen LLP, independent public accountants........
        23.3      Consent of Director Nominee Byron E. Allumbaugh+......................
        23.4      Consent of Latham & Watkins (included in the opinions filed as
                  Exhibits 5.1 and 8.1 to this Registration Statement)..................
        24        Power of Attorney of directors and officers of Food 4 Less Holdings,
                  Inc. (included in the signature pages in Part II of this Registration
                  Statement)+...........................................................
        99.1      Consent Form for use by Food 4 Less, Inc. and Food 4 Less Holdings,
                  Inc. stockholders with respect to the Solicitation....................
        99.2      Letter of Food 4 Less, Inc. to its stockholders with respect to the
                  Solicitation..........................................................
        99.3      Letter of Food 4 Less Holdings, Inc. to its shareholders with respect to the Solicitation...................................................
        99.4      Notice of U.S. Trust Company of California, N.A. to Participants of
                  the Falley's ESOP with respect to the Solicitation....................
        99.5      Consent Form for use by Falley's ESOP participants with respect to the
                  Solicitation..........................................................


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+ Previously filed.


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